Filed pursuant to Rule 424(b)(3)
Registration No. 333-191106
PROSPECTUS
$2,500,000,000 Maximum Offering
$2,000,000 Minimum Offering

We were incorporated under the General Corporation Laws of the State of Maryland on July 31, 2013, to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. We are sponsored by Hines Interests Limited Partnership, or Hines, a fully integrated global real estate investment and management firm that has acquired, developed, owned, operated and sold real estate for over 55 years. We have elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2015.
Through our affiliated Dealer Manager, Hines Securities, Inc., we are offering up to $2,000,000,000 in our common shares in our primary offering on a best efforts basis. We are offering three classes of shares of our common stock: Class A shares, Class T shares, and Class I shares, which we refer to individually as our Class A Shares, Class T Shares, and Class I Shares, and collectively as our common shares. We are also offering up to $500,000,000 in our common shares to be issued pursuant to our distribution reinvestment plan. We reserve the right to reallocate the common shares in accordance with federal securities laws between the primary offering and the distribution reinvestment plan. Our board of directors may change the price of the shares in this offering in its discretion. As of September 26, 2014, we had sold the minimum offering amount of $2,000,000 in shares to Hines Global REIT II Investor Limited Partnership. This offering will terminate on or before August 20, 2017, a date which is three years after the effective date of this offering, unless further extended by our board of directors in accordance with federal securities laws. However, in certain states the offering may continue for just one year following the most recent clearance by applicable state authorities unless we renew the offering period.
We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in shares of our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 43 before purchasing our common shares. Significant risks relating to your investment in our common shares include:

•
This is our initial public offering. We have a limited prior operating history and the prior performance of other Hines affiliated entities may not be a good measure of our future results; therefore, there is no assurance we will be able to achieve our investment objectives;

•
Our charter does not require us to pursue a transaction to provide liquidity to our stockholders and there is no public market for our common shares; therefore, you must be prepared to hold your shares for an indefinite length of time and, if you are able to sell your shares, you will likely sell them at a substantial discount;

•
The offering prices of our Class A Shares, Class T Shares, and Class I Shares will not accurately represent the value of our assets at any given time and the actual value of your investment may be substantially less;

•	This is a blind pool offering and you will not have the opportunity to evaluate the additional investments we will make prior to purchasing shares of our common stock;

•
This is a best efforts offering and as such, there is a risk that we will not be able to accomplish our business objectives and that the poor performance of a single investment will materially adversely affect our overall investment performance, if we are unable to raise substantial funds;

•	The availability and timing of distributions we may pay is uncertain and cannot be assured;

•
Distributions have exceeded earnings. Some or all of our distributions have been paid and may continue to be paid from sources such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, Hines Global REIT II Advisors LP, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced;

•
There are significant restrictions and limitations on your ability to have any of your shares of our common stock redeemed under our share redemption programs and, if you are able to have your shares redeemed, it may be at a price that is less than the price you paid and the then-current market value of the shares;

•	Due to the risks involved in the ownership of real estate investments, there is no assurance of any return on your investment and you may lose some or all of your investment;

•
International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions; and

•
We rely on affiliates of Hines for our day-to-day operations and the selection of real estate investments. We pay substantial fees and other payments to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other investment vehicles sponsored by Hines. We also compete with affiliates of Hines for tenants and investment opportunities, and some of those affiliates will have priority with respect to certain investment opportunities.

		Less		Plus
	Maximum Aggregate Price to the Public(1)	Maximum Selling Commission (2)	Maximum Dealer Manager Fee (2)	Maximum Dealer Manager Fee Paid by Advisor (2)	Proceeds, Before Expenses, to Us(3)
Maximum Primary Offering	$2,000,000,000	$38,000,000	$48,000,000	$27,252,000	$1,941,252,000
Class A Shares, Per Share	$10.64	$0.74	$0.32	$0.16	$9.74
Class T Shares, Per Share	$10.06	$0.20	$0.28	$0.15	$9.73
Class I Shares, Per Share	$9.73	$—	$0.15	$0.15	$9.73
Distribution Reinvestment Plan	$500,000,000	$—	$—	$—	$500,000,000
Class A Shares, Per Share	$9.65	$—	$—	$—	$9.65
Class T Shares, Per Share	$9.65	$—	$—	$—	$9.65
Class I Shares, Per Share	$9.65	$—	$—	$—	$9.65
Total Maximum Offering	$2,500,000,000	$38,000,000	$48,000,000	$27,252,000	$2,441,252,000

(1)	Assumes we sell $2,000,000,000 in the primary offering and $500,000,000 in our distribution reinvestment plan.

(2)
The maximum dollar amounts are presented in the table assuming that 10%, 60%, and 30% of the shares sold in the primary offering are Class A Shares, Class T Shares and Class I Shares, respectively. Per share amounts reflect that with respect to the approximately $1,816.8 million in shares that were remaining to be sold in the primary offering on and after August 2, 2016, our Advisor has agreed to pay dealer manager fees to our Dealer Manager in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. These amounts do not include the annual distribution and stockholder servicing fees payable on Class T Shares and Class I Shares purchased in the primary offering, which constitute additional underwriting compensation. See “Plan of Distribution” for additional information regarding underwriting compensation.

(3)
Proceeds are calculated before deducting issuer costs of $0.09 per Class A Share, $0.08 per Class T Share and $0.08 per Class I Share sold in the primary offering, such that proceeds to us after deducting issuer costs are equal to $9.65 per share for each class of shares. These issuer costs are expected to consist of, among others, expenses of our organization, actual legal, bona fide out-of-pocket itemized due diligence expenses, accounting, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering-related expenses.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. THE ATTORNEY GENERAL OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
The use of projections or forecasts in this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in the common shares is not permitted.
The date of this prospectus is April 28, 2017.

SUITABILITY STANDARDS
The common shares we are offering are suitable only as a long-term investment for persons of adequate financial means. There currently is no public market for our common shares, and we currently do not intend to list our shares on a national securities exchange. Therefore, it will likely be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount. You should not buy these shares if you need to sell them immediately, will need to sell them quickly in the future or cannot bear the loss of your entire investment.
In consideration of these factors, we have established suitability standards for all persons who may purchase shares from us in this offering. Investors with investment discretion over assets of an employee benefit plan covered under ERISA should carefully review the information entitled “ERISA Considerations.” These suitability standards require that a purchaser of shares have either:

•	a minimum annual gross income of at least $70,000 and a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $70,000; or

•	a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $250,000.
Several states have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the special suitability standards set forth below.
Missouri and Oregon—In addition to our suitability requirements, an investor must have a liquid net worth of at least 10 times such investor’s investment in our shares.
North Dakota and Pennsylvania—In addition to our suitability requirements, an investor must have a net worth of at least 10 times such investor’s investment in our shares.
Alabama—In addition to our suitability requirements, an Alabama investor must have a liquid net worth of at least 10 times such Alabama resident’s investment in us and our affiliated programs.
California—In addition to our suitability requirements, an investor must have a net worth of at least 10 times such investor’s investment in Hines Global REIT II, Inc.  An investment by a California investor that is an accredited investor within the meaning of the Federal securities laws (17 C.F.R. §230.501) is not subject to the foregoing limitation.
Iowa—An Iowa investor must have either (i) a minimum net worth of $100,000 (excluding the value of an investor’s home, furnishings and automobiles) and an annual income of $85,000, or (ii) a minimum net worth of $350,000 (excluding the value of an investor’s home, furnishings and automobiles). In addition, an Iowa investor’s total investment in Hines Global REIT II, Inc., our affiliates and any other public, non-listed REIT may not exceed 10% of such investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of an investor’s net worth (total assets exclusive of home, furnishings and automobiles) that is comprised of cash, cash equivalents and readily marketable securities.  An investment by an Iowa investor that is an accredited investor within the meaning of the Federal securities laws (17 C.F.R. §230.501) is not subject to the foregoing limitation.
Kansas—In addition to our suitability requirements, it is recommended that each investor limit such investor’s total investment in us and in the securities of similar programs to not more than 10% of such investor’s liquid net worth. For this purpose, “liquid net worth” is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Accepted Accounting Principles.

i

Kentucky—In addition to our suitability requirements, no Kentucky resident shall invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in our shares or in shares of our affiliates’ non-publicly traded real estate investment trusts.
Massachusetts—In addition to our suitability requirements, an investor’s investment in us and in other illiquid direct participation programs may not exceed 10% of such investor’s liquid net worth.
Maine—In addition to our suitability requirements, the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and other direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.
Nebraska—In addition to our suitability requirements, a Nebraska investor must limit his or her aggregate investment in us and in securities of other non-traded REIT programs to 10% of such investor’s net worth (exclusive of home, furnishings, and automobiles). An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal Securities laws (17 C.F.R. §230.501) is not subject to the foregoing limitations.
New Jersey—A New Jersey Investor must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, an investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.
New Mexico—In addition to our suitability requirements, an investor’s investment in us, our affiliates and in any other public, non-listed real estate programs may not exceed ten percent (10%) of his, her or its liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Ohio—In addition, it shall be unsuitable for an Ohio investor’s aggregate investment in our shares, in shares of our affiliates, and in shares of other non-traded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Tennessee—In addition to our suitability requirements, an investor’s investment in us and other public real estate programs sponsored by our affiliates may not exceed 10% of such investor’s net worth (exclusive of home, home furnishings and automobiles). An investment by a Tennessee investor that is an accredited investor within the meaning of the Federal securities laws (17 C.F.R. §230.501) is not subject to the foregoing limitation.
For purposes of determining suitability of an investor, net worth in all cases shall be calculated excluding the value of an investor’s home, furnishings and automobiles.
In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan, or pension or profit-sharing plan), these suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares if the donor or grantor is the fiduciary. These suitability standards are intended to help ensure that, given the long-term nature of an investment in our common shares, our investment objectives and the relative illiquidity of our shares, our shares are an appropriate investment for those of you desiring to become stockholders. Our sponsor and each person selling our shares must make every reasonable effort to determine that the purchase of common shares is a suitable and appropriate investment for each stockholder based on information provided by the stockholder in the subscription agreement or otherwise. Our sponsor or each person selling our shares is required to maintain records of the information used to determine that an investment in common shares is suitable and appropriate for each stockholder for a period of six years.
In the case of gifts to minors, the suitability standards must be met by the custodian account or by the donor.
Subject to the restrictions imposed by state law, we will sell our common shares only to investors who initially invest at least $2,500. This initial minimum purchase requirement applies to all potential investors, including tax-exempt entities. A tax-exempt entity is generally any entity that is exempt from federal income taxation, including:

•
a pension, profit-sharing, retirement or other employee benefit plan that satisfies the requirements for qualification under Section 401(a), 414(d) or 414(e) of the Internal Revenue Code of 1986, as amended, or the Code;

•	a pension, profit-sharing, retirement or other employee benefit plan that meets the requirements of Section 457 of the Code;

•	trusts that are otherwise exempt under Section 501(a) of the Code;

•	a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code; or

•	an IRA that meets the requirements of Section 408 or Section 408A of the Code.
The term “plan” includes plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, governmental or church plans that are exempt from ERISA and Section 4975 of the Code, but that may be subject to state law requirements, or other employee benefit plans.
In order to satisfy the initial minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs. You should note that an investment in our common shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code. Except in Maine, Minnesota, Nebraska and Washington (where any subsequent subscriptions by investors must be made in increments of at least $1,000), investors who have satisfied the initial minimum purchase requirement may make additional purchases through this or future offerings in increments of at least five shares, except for purchases made pursuant to our distribution reinvestment plan which may be in increments of less than five shares.
You must obtain our approval prior to any transfer of your shares if, as a result of such transfer, you or the transferee will own less than the initial minimum purchase requirement, unless you are transferring all of your shares, such transfer is made on behalf of a plan, or such transfer is made by gift, inheritance, intra-family transfer or family dissolution. In addition, no transfer or assignment may be made of a fractional share without our prior approval.
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information inconsistent with that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where such offers and sales are permitted.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING
The following questions and answers about this offering highlight material information regarding us and this offering that is not otherwise addressed in the “Prospectus Summary” section of this prospectus. You should read this entire prospectus, including the section entitled “Risk Factors,” before deciding to purchase any of the common shares offered by this prospectus.

Q.	What is Hines Global REIT II, Inc., or Hines Global II?

A.
Hines Global REIT II, Inc., which we refer to as Hines Global II, was formed in July 2013 as a Maryland corporation. We intend to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. As of April 1, 2017 we owned seven real estate investments which contain, in the aggregate, 2.6 million square feet of leasable space. As of April 5, 2017, we had received gross proceeds of approximately $181.1 million through the sale of 18.3 million Class A Shares and $137.2 million through the sale of 14.5 million Class T Shares to the public in connection with this offering, including $6.5 million and $2.2 million of Class A Shares and Class T Shares, respectively, issued under our distribution reinvestment plan. As of April 5, 2017, approximately $1,690.5 million of our common shares remained available for sale pursuant to our current public offering in any combination of Class A Shares, Class T Shares, and Class I Shares, exclusive of approximately $491.2 million of shares available under our distribution reinvestment plan.

Q.	What is a real estate investment trust, or REIT?

A.	In general, a REIT is an entity that:

•	combines the capital of many investors to acquire or provide financing for a diversified portfolio of real estate investments under professional management;

•
is able to qualify as a “real estate investment trust” for U.S. federal income tax purposes and is therefore generally not subject to federal corporate income taxes on its net income that is distributed, which substantially eliminates the “double taxation” treatment (i.e., taxation at both the corporate and stockholder levels) that generally results from investments in a corporation; and

•	pays distributions to investors of at least 90% of its annual ordinary taxable income.
In this prospectus, we refer to an entity that qualifies as a real estate investment trust for U.S. federal income tax purposes as a “REIT.” We made the election to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2015.

Q.	Who is Hines?

A.
Hines Interests Limited Partnership, which we refer to as Hines, is our sponsor. Hines is a fully integrated global real estate investment and management firm and, with its predecessor, has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for 60 years. Hines provides investment management services to numerous investors and partners including pension plans, domestic and foreign institutional investors, high net worth individuals and retail investors. Hines is owned and controlled by or for the benefit of Gerald D. Hines and his son Jeffrey C. Hines and has $96.5 billion of assets under management, which includes $48.5 billion in assets that Hines manages as a fiduciary and $48.0 billion for which Hines provides third-party property management services, as of December 31, 2016. Please see “Management—Hines and Our Property Management, Leasing and Other Services—The Hines Organization” for more information regarding Hines.

Q.	What potential competitive advantages does Hines Global II achieve through its relationship with Hines and its affiliates?

A.	We believe our relationship with Hines and its affiliates provides us the following benefits:

•
Global Presence—Our relationship with Hines and its affiliates as our sponsor and advisor allows us to have access to an organization that has extraordinary depth and breadth around the world with, as of December 31, 2016, a presence in 20 countries and 189 cities around the world and relationships with many of the world’s largest financial institutions. This provides us a significant competitive advantage in drawing upon the experiences resulting from the vast and varied real estate cycles and strategies that varied economies and markets experience.

As part of a global organization, all Hines offices and the investments they make get the benefit of:

•	Hines’ international tenant base, which as of December 31, 2016 consists of more than 4,500 national and multinational corporate tenants;

•	Extensive international financial relationships providing access to a broad base of buyers, sellers and debt financing sources;

•	Awareness of and access to new state-of-the-art building technologies as new experiences are gained on the projects which Hines has under development or management anywhere in the world; and

•	International “institutional” best practices on a global scale:

•	Operating partner transparency;

•	Accounting standards;

•	Construction techniques;

•	Property management services; and

•	Sustainability leadership.

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Local Market Expertise—Hines’ global platform is built from the ground up based on Hines’ philosophy that real estate is essentially a local business. Hines provides us access to a team of real estate professionals who live and work in individual major markets around the world. These regional and local teams are fully integrated to provide a full range of real estate investment and management services including sourcing investment opportunities, acquisitions, development, re-development, financing, property management, leasing, asset management, disposition, accounting and financial reporting.

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Centralized Resources—Hines provides the regional and local teams with, as of December 31, 2016, a group of 233 personnel who specialize in areas such as global sustainability, financial administration, corporate communications and marketing, conceptual construction, operations/ engineering services, human resources, cash management, risk management, information technology, tax, legal, compliance and internal audit. These experienced personnel provide a repository of knowledge, experience and expertise and an important control point for preserving performance standards and maintaining operating consistency for the entire organization.

•
Investment Management—Hines combines ground-up operating expertise and local knowledge with top-down research and investment management to optimize execution for investors. Hines’ Office of Investments is comprised of 304 personnel globally who specialize in capital markets, investment management, and proprietary research.

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Tenure of Personnel—Hines has one of the most experienced executive management teams in the real estate industry. All 13 employees who are part of the Hines’ Executive Committee have individual tenures of between 20 and 60 years, with an average tenure within the organization of 34 years as of December 31, 2016.

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Long-Term Track Record—Hines has 60 years of experience in creating and successfully managing capital and real estate investments for numerous third-party investors. As stated above, as of December 31, 2016, Hines had a presence in 20 countries and 189 cities around the world and relationships with many of the world’s largest financial institutions. Since its inception in 1957, Hines, its predecessor and their respective affiliates have acquired, developed or have in the development process 1,320 real estate projects representing more than 434 million square feet. Hines’ property/asset management portfolio includes 533 properties with more than 213 million square feet.
Please see “Risk Factors—Risks Related to Potential Conflicts of Interest” and “Conflicts of Interest” for a discussion of certain risks and potential disadvantages of our relationship with Hines.

Q.	How will you structure the ownership and operation of your assets?

A.
We plan to own most of our assets and conduct our operations through an operating partnership called Hines Global REIT II Properties LP. We are the sole general partner of Hines Global REIT II Properties LP. Because we plan to conduct most of our operations through an operating partnership, we are organized as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. To avoid confusion, in this prospectus:

•
we refer to Hines Global REIT II Properties LP as the Operating Partnership and partnership interests and special partnership interests in the Operating Partnership, respectively, as OP Units and Special OP Units;

•
the use of “we,” “our,” “us” or similar pronouns in this prospectus refers to Hines Global II and its direct and indirect wholly owned subsidiaries which includes the Operating Partnership, as required by the context in which such term is used.

For a discussion of certain risks related to our UPREIT structure, please see “Risk Factors—Risks Related to Potential Conflicts of Interest—Our UPREIT structure may result in potential conflicts of interest.”

Q.	Who will choose which real estate investments you will invest in?

A.
Hines Global REIT II Advisors LP will make recommendations for all of our investment decisions, which are subject to the approval of our board of directors. In this prospectus, we refer to Hines Global REIT II Advisors LP as our Advisor.

Q.	What fees and expense reimbursements will you pay to your Advisor, Hines and other affiliates of Hines in connection with your operations?

A.
We will pay fees to our Advisor, Hines and other affiliates of Hines for services relating to, among other things, this offering, acquisitions and dispositions of real estate investments, our financings, the conduct of our day-to-day activities and the management of our real estate investments, which could be increased or decreased during or after this offering. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for an explanation of the fees and expense reimbursements we will pay to our Advisor, Hines and other affiliates of Hines in connection with our operations. Entities in which we may invest may pay Hines and/or its affiliates fees or other compensation in connection with the real estate investments of such entities.

Q.	What investment or ownership interests will Hines or any of its affiliates have in us?

A.	Hines or its affiliates have the following investments and ownership interests in us:

•	an initial investment of $2,010,000 in Class A Shares by Hines Global REIT II Investor Limited Partnership, an affiliate of Hines;

•	an investment of $190,000 in limited partner interests of the Operating Partnership by Hines Global REIT II Associates Limited Partnership, an affiliate of Hines;

•
an interest in the Operating Partnership, denominated as Special OP Units, held by Hines Global REIT II Associates Limited Partnership with economic terms as more particularly described in “The Operating Partnership—Special OP Units”;

•	investments in shares of our common stock by certain of our officers and directors as described in “Security Ownership of Certain Beneficial Owners and Management”; and

•	Hines or its affiliates may also elect to receive certain fees, such as acquisition, asset management and disposition fees, in OP Units rather than cash. Please see “Management

Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a description of the fees which may be paid with OP Units.

Q.	What is Hines Global II’s term and the timing of a Liquidity Event?

A.
Subject to then existing market conditions, we expect to consider alternatives for providing liquidity to our stockholders beginning five to eight years following the end of this offering. While we expect to seek a Liquidity Event in this timeframe, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. Accordingly, a Liquidity Event is not guaranteed and may be postponed. Our board of directors has the sole discretion to consider a Liquidity Event at any time if it determines such event to be in our best interests. Hines Global II does not have a stated term, as we believe setting finite dates for possible, but uncertain future liquidity events may result in actions that are not necessarily in the best interest or within the expectations of our stockholders. A “Liquidity Event” could consist of a sale of our assets, our sale or merger, a listing of our shares on a national securities exchange or a similar transaction.

Q.	What is the liquidity history of programs sponsored by Hines?

A.
Hines, our sponsor, currently sponsors Hines Real Estate Investment Trust, Inc., which we refer to as Hines REIT, Hines Global REIT, Inc., which we refer to as Hines Global I, and HMS Income Fund, Inc., which we refer to as HMS. Hines REIT sold shares of its common stock to new investors from 2004 through 2009. Hines REIT disclosed in its offering materials that it had not set a finite date or time by which it anticipated that it might be liquidated. With the approval of its stockholders, Hines REIT has adopted a plan of liquidation and dissolution, pursuant to which Hines REIT will liquidate and dissolve. Hines REIT has completed the sale of its assets and has paid aggregate liquidating distributions pursuant to the plan of $6.50 per share to its stockholders and non-controlling interest holders. In addition to these liquidating distributions, Hines REIT previously paid special distributions to its stockholders and non-controlling interest holders totaling $1.01 per share from July 2011 through April 2013. Such special distributions were designated as a partial return of the stockholders’ invested capital. Hines REIT has established a reserve account from which to pay estimated ongoing expenses of its liquidation and dissolution and has indicated that it does not expect to make additional material liquidating distributions pursuant to the plan of liquidation and dissolution; however, if the reserves are not needed, they will be distributed to its stockholders and non-controlling interest holders. Hines REIT has indicated that there can be no assurances as to the timing or amount of any additional liquidating distributions. Hines Global I sold shares of its common stock to new investors from August 2009 through April 2014. Hines Global I has disclosed in its offering materials that it intends to consider alternatives for providing liquidity to its stockholders between 2017 and 2019, however, Hines Global I has not set a finite date by which it must effect a liquidity event. HMS is currently offering shares of its common stock pursuant to its second public offering, which commenced in January 2016. HMS has disclosed in its offering materials that it intends to explore a potential liquidity event between four and six years following the end of its offering period, however, HMS has not set a finite date by which it must effect a liquidity event.

Q.	Why should I invest in real estate investments?

A.
Allocating some portion of your investment portfolio to real estate investments may provide you with portfolio diversification, reduction of overall risk, a hedge against inflation, and attractive risk-adjusted returns. For these reasons, real estate has been embraced as a major asset class for purposes of asset allocations within investment portfolios. According to the 2017 Global Investor Survey prepared by Institutional Real Estate, Inc. and Kingsley Associates, the U.S. institutions represented in the survey allocated an average of 8.6% of their total portfolios to real estate in 2017. Although institutional investors can invest directly in real estate investments and on substantially different terms than individual investors, we believe that individual investors can also benefit by adding a real estate component to their investment portfolios. You and your financial advisor, investment advisor or financial planner should determine whether investing in real estate would benefit your investment portfolio. Please see “Risk Factors—Risks Related to Investments in Real Estate—An economic slowdown or rise in interest rates or other unfavorable changes in economic conditions in the markets in which we operate could adversely impact our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment” for a discussion of the recent economic slowdown and disruptions in the capital and credit markets.

Q.	What are your investment objectives?

A.	Our primary investment objectives are to:

•	preserve invested capital;

•	invest in a diversified portfolio of quality commercial real estate properties and other real estate investments;

•	provide income in the form of regular, stable cash distributions;

•	provide modest growth in the value of invested capital;

•	achieve attractive total returns upon the ultimate sale of our investments or occurrence of some other Liquidity Event; and

•	qualify for and remain qualified as a REIT for federal income tax purposes.

Q.	How would you describe your real estate property acquisition and operations process?

A.	We expect to buy real estate with part of the proceeds from this offering that we believe have some of the following attributes:

•
Preferred Location. We believe that location often has the single greatest impact on an asset’s long-term income-producing potential and value and that assets located in the preferred submarkets in metropolitan areas and situated at preferred locations within such submarkets have the potential to achieve attractive total returns.

•
Premium Buildings. We will seek to acquire assets that generally have design and physical attributes (e.g., quality construction and materials, systems, floorplates, etc.) that are more attractive to a user than those of inferior properties.

•
Quality Tenancy. We will seek to acquire assets that typically attract tenants with better credit who require larger blocks of space because these larger tenants generally require longer term leases in order to accommodate their current and future space needs without undergoing disruptive and costly relocations.

We believe that following an acquisition, the additional component of proactive property management and leasing is a critical element necessary to achieve attractive investment returns for investors. Actively anticipating and quickly responding to tenant needs are examples of areas where proactive property management may make the difference in a tenant’s occupancy experience, increasing its desire to remain a tenant and thereby providing a higher tenant retention rate, which may result in better financial performance of the property.

Q.	Do you currently own any investments?

A.
As of April 1, 2017, we owned interests in seven real estate investments that contain, in the aggregate, 2.6 million square feet of leasable space. We may purchase properties or make other real estate investments that relate to varying property types including office, retail, industrial, multi-family residential and hospitality or leisure.

Q.	What kind of offering is this?

A.
Through Hines Securities, Inc., which we refer to as our Dealer Manager, we are offering up to $2,000,000,000 in any combination of Class A Shares, Class T Shares, and Class I Shares to the public in a primary offering on a “best efforts” basis. We are also offering up to $500,000,000 in any combination of Class A Shares, Class T Shares, and Class I Shares to be issued pursuant to our distribution reinvestment plan at a price per share equal to our most recently determined net asset value, or NAV, per share to those stockholders who elect to participate in such plan as described in this prospectus. We reserve the right to reallocate the shares between our classes of stock and between the primary offering and the distribution reinvestment plan.

We are presently offering our shares on a continuous basis in the primary offering at a price of $10.64 per Class A Share, $10.06 per Class T Share and $9.73 per Class I Share. In connection with each determination of an NAV per share of our common stock, we expect our board of directors will adjust the primary offering prices of each class of shares such that the purchase price per share for each class will equal the NAV per share as of the most recent valuation date plus upfront costs of raising capital, including selling commissions, dealer manager fees and issuer costs, less the amount of dealer manager fees paid to our Dealer Manager by our Advisor.

In March 2017, we announced a new NAV per share of our common stock of $9.65, based on the number of shares of our common stock issued and outstanding as of December 31, 2016.

In addition, we expect to commence quarterly valuations of our common stock beginning with the quarter following the first quarter in which we sell a Class I Share. Once we commence quarterly valuations, we expect that we will publish any adjustment to the NAV per share and the corresponding adjustments to the primary offering prices of our shares between the 40th and 45th day following each completed fiscal quarter, unless for a particular quarter we plan to publish on the 45th day following the completion of such quarter and such day is a Saturday, Sunday or banking holiday, in which case publication will be on the next business day. On the first business day following the end of each completed fiscal quarter, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the specific date between the 40th and 45th day following the end of such quarter on which we will publish the NAV per share determined as of the end of such quarter. Promptly following any adjustment to the primary offering prices per share, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices and the effective date of such adjusted offering prices. We also will post the updated information on our website at www.hinessecurities.com/reits/hines-global-reit-2. The new primary offering price for each share class will become effective five business days after such share price is disclosed by us. We will not accept any subscription agreements during the five business day period following publication of the new offering prices. If you have not received notification of acceptance of your purchase request before the 45th day following each completed fiscal quarter you should check whether your purchase request has been accepted by us by contacting our transfer agent, your financial intermediary or by contacting us directly on our toll-free telephone line, (888) 220-6121. If your subscription request has not been accepted yet and you would like to withdraw your subscription request, then you may request the withdrawal of your subscription request during the five business day period immediately prior to the effective date of the new primary offering prices by notifying our transfer agent, your financial intermediary or by contacting us directly on our toll-free telephone line, (888) 220-6121. The primary offering price per share to be paid by you will be equal to the price that is in effect on the date that your completed subscription agreement has been accepted by us. Accordingly, if your subscription is accepted by us prior to the effective date of the new primary offering prices, then the purchase price per share to be paid by you will be equal to the price per share in effect prior to our publication of the new primary offering prices. Similarly, if your subscription agreement is accepted by us on or after the effective date of the new primary offering prices, then the purchase price per share to be paid by you will be equal to the new primary offering price of the applicable share class.

We generally expect that all subscription agreements received by us in “good order” with all required supporting documentation will be processed and accepted by us promptly. With the exception of the five business day period following publication of the new primary offering prices during which we will not accept subscriptions, if a subscription is received by us in “good order,” we intend to accept the subscription within three business days following our receipt of such subscription in “good order.” There may be a delay between your purchase decision and our acceptance of your subscription caused by time necessary for you and your financial intermediary to put a subscription request in “good order,” which means, for these purposes, that all required information has been completed and provided, all proper signatures have been provided, and full funds for payment have been provided. As a result of this process, the price per share at which your purchase request is executed may be different than the price per share on the date you submitted your subscription agreement.

Q.	How and when will your NAV per share be calculated?

A.
As mentioned above, in March 2017, we determined a new NAV per share and expect to next announce a new NAV per share no later than March 2018. Although we are currently conducting valuations on an annual basis, as noted above, we expect to commence quarterly valuations of our common stock beginning with the quarter following the first quarter in which we sell a Class I Share. Our NAV per share will be calculated based on the fair value of our assets less liabilities under market conditions existing as of the date of the valuation. Subject to the approval of our valuation committee (which consists solely of independent directors) and our board of directors, we will engage one or more independent third-party valuation firms for purposes of the independent valuation of our assets and liabilities. Periodic real property appraisals will serve as the foundation of the independent valuation firm’s valuation and each property will be appraised no less than approximately once every 12 calendar months. See “Description of Capital Stock — Valuation Policy and Procedures” for more information regarding the determination of our NAV per share.

Q.	How does a “best efforts” offering work?

A.
When shares are offered to the public on a “best efforts” basis, no underwriter, broker dealer or other person has a firm commitment or obligation to purchase any of the shares. Therefore, we cannot guarantee that any minimum number of shares will be sold.

Q.	Why are we offering three classes of our common stock and what are the similarities and differences between the classes?

A.
We are offering three classes of our common stock in order to provide investors with more flexibility in making their investment in us and to provide participating broker dealers with more flexibility to facilitate an investment in shares of our common stock. Investors can choose to purchase Class A Shares or Class T Shares in the offering, while Class I Shares are only available for purchase through certain fee-based accounts that provide access to Class I Shares and to investors such as endowments, pension funds and other institutional investors, as described in “Plan of Distribution—General.” Each share of our common stock, regardless of class, will be entitled to one vote per share on matters presented to the common stockholders for approval. The differences between each class relate to the offering price per share, selling commissions and other underwriting compensation payable in respect of each class. The underwriting compensation payable with respect to Class T Shares and Class I Shares will cause monthly cash distribution payments to holders of Class T Shares and Class I Shares to be lower than payments to holders of Class A Shares. In addition, monthly cash distribution payments to holders of Class I Shares will be higher than payments to holders of Class T Shares due to the lower distribution and stockholder servicing fees payable with respect to Class I Shares. Further, the terms of our share redemption program applicable to Class I Shares may provide holders of Class I Shares with a greater opportunity to have their shares redeemed than holders of Class A Shares and Class T Shares. See “Description of Capital Stock—Share Redemption Programs.” If you are eligible to purchase all three classes of shares, then you should consult with your financial advisor before making your investment decision. The following summarizes the differences in fees and selling commissions among the classes of our common stock on a per share basis.

	Class A Shares	Class T Shares		Class I Shares
Offering Price	$10.64	$10.06		$9.73
Selling Commission	7.0%	2.0%		None
Dealer Manager Fee Paid by Us from Offering Proceeds	1.5%	1.25%		—
Dealer Manager Fee Paid by Advisor (1)	1.5%	1.5%		1.5%
Annual Distribution and Stockholder Servicing Fee	None	1.0%	(2)	0.25%	(3)
(1) With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor has agreed to pay dealer manager fees to our Dealer Manager in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our Advisor will pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees.
(2) The distribution and stockholder servicing fee for Class T Shares is calculated on outstanding Class T Shares issued in the primary offering in an amount equal to 1.0% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current NAV per share). The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. The distribution and stockholder servicing fee is an ongoing fee that is not paid at the time of purchase. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class T Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account. Each Class T Share will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of the events described in (i), (ii) or (iv) of the preceding sentence and the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering from the sale of Class A Shares and Class T Shares. Stockholders will receive notice that their Class T Shares have been converted into Class A Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class T Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class A Share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class A Share and Class T Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class T Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class T Share. See “Description of Capital Stock.” We will further cease paying the distribution and stockholder servicing fee on any Class T Share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class T Shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class T Share.
(3) The distribution and stockholder servicing fee for Class I Shares is calculated on outstanding Class I Shares issued in the primary offering in an amount equal to 0.25% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current NAV per share). The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. The distribution and stockholder servicing fee is an ongoing fee that is not paid at the time of purchase. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share and that Class I Share will convert into a number of Class J Shares determined by multiplying each Class I Share to be converted by the “Conversion Rate” described herein on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account. Stockholders will receive notice that their Class I Shares have been converted into Class J Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class I Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class J Share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class J Share and Class I Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class I Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class I Share. See “Description of Capital Stock.” We will further cease paying the distribution and stockholder servicing fee on any Class I Share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class I Shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class I Share.
The aggregate amount of underwriting compensation for the Class A Shares, Class T Shares, and Class I Shares, including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee for each of the Class T Shares and Class I Shares, will not exceed the 10% cap on underwriting compensation imposed by the Financial Industry Regulatory Authority, or FINRA. We are not offering Class J Shares pursuant to this offering. See “Description of Capital Stock.”

Class A Shares

•
Higher front-end selling commission and dealer manager fee than Class T Shares and Class I Shares, which are one-time fees charged at the time of purchase of the shares. See “Plan of Distribution” for additional information concerning purchases eligible for reduced selling commissions and/or dealer manager fees.

•
No distribution and stockholder servicing fees. Monthly cash distributions paid with respect to Class A Shares will be higher than those paid with respect to Class T Shares and Class I Shares because distributions paid with respect to Class T Shares and Class I Shares, including those issued pursuant to the distribution reinvestment plan, will be reduced by the payment of the distribution and stockholder servicing fees.

Class T Shares

•	Lower front-end selling commission and dealer manager fee than Class A Shares, but subject to ongoing distribution and stockholder servicing fees payable to our Dealer Manager.

•	Higher front-end selling commission and dealer manager fee than Class I Shares and subject to higher ongoing distribution and stockholder servicing fees than Class I Shares.

•
We will pay to the Dealer Manager, as additional underwriting compensation for Class T Shares purchased in the primary offering a distribution and stockholder servicing fee as described above. The distribution and stockholder servicing fee is an ongoing fee that is not paid at the time of purchase. To the extent the offering price increases, the amount of this fee may also increase. In the case of a Class T Share purchased in the primary offering at a price equal to $10.06, the maximum distribution and stockholder servicing fee that may be paid on that Class T Share will be equal to approximately $0.53 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class T Shares, this fee would be paid over approximately 5.25 years from the date of purchase, assuming a constant per share offering price of $10.06 or NAV, as applicable, per Class T Share. Distributions paid with respect to all Class T Shares, including those issued pursuant to the distribution reinvestment plan, will be lower than those paid with respect to Class A Shares because distributions paid with respect to all Class T Shares will be reduced by the payment of the distribution and stockholder servicing fees to the Dealer Manager. In addition, distributions paid with respect to all Class T Shares, including those issued pursuant to the distribution reinvestment plan, will be lower than those paid with respect to Class I Shares due to the lower distribution and stockholder servicing fees payable with respect to Class I Shares.
Class I Shares

•	No selling commissions. Lower front-end dealer manager fee than Class A Shares and Class T Shares. Subject to lower ongoing distribution and stockholder servicing fees than Class T Shares.

•
We will pay to the Dealer Manager, as additional underwriting compensation for Class I Shares purchased in the primary offering a distribution and stockholder servicing fee as described above. The distribution and stockholder servicing fee is an ongoing fee that is not paid at the time of purchase. To the extent the offering price increases, the amount of this fee may also increase. In the case of a Class I Share purchased in the primary offering at a price equal to $9.73, the maximum distribution and stockholder servicing fee that may be paid on that Class I Share will be equal to approximately $0.15 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class I Shares, this fee would be paid over approximately 6 years from the date of purchase, assuming a constant per share offering price of $9.73 or NAV, as applicable, per Class I Share. Distributions paid with respect to all Class I Shares, including those issued pursuant to the distribution reinvestment plan, will be lower than those paid with respect to Class A Shares because distributions paid with respect to all Class I Shares will be reduced by the payment of the distribution and stockholder servicing fees to the Dealer Manager.

If a portion, but not all of the Class T Shares or Class I Shares in a stockholder’s account are redeemed pursuant to our share redemption programs, the total underwriting compensation limit and the amount of underwriting compensation previously paid with respect to the account will be prorated between the shares that were redeemed and those shares that were retained in the account. Similarly, if a portion of the Class T Shares or Class I Shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid with respect to the account will be prorated between the Class T Shares or Class I Shares that were transferred and the Class T Shares or Class I Shares that were retained in the account. If a stockholder’s account includes Class T Shares or Class I Shares and the stockholder makes a subsequent purchase of Class T Shares or Class I Shares, as applicable, in the primary offering in the same stockholder account, the total underwriting compensation limit will be based on the total number of primary offering Class T Shares or Class I Shares, as applicable, in the account and the distribution and stockholder servicing fees will be calculated on all of the primary offering Class T Shares or Class I Shares, as applicable, in the account, such that the conversion of the Class T Shares or Class I Shares, as applicable, from the initial purchase will be delayed and the accrual of the distribution and stockholder servicing fees and the conversion of the Class T Shares or Class I Shares, as applicable, with respect to the subsequent purchase will happen on a more accelerated basis than would have been the case if the stockholder had made the subsequent purchase in a separate account.  Stockholders may elect to make subsequent purchases in a separate account. Purchasing additional primary shares in the same account will not increase the amount of the distribution and stockholder servicing fees paid with respect to a stockholder’s shares, but will only affect the timing of such payments.

As noted above, our Advisor has agreed to pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds from the primary offering with respect to Class A Shares and Class T Shares sold on and after August 2, 2016. In addition, our Advisor has agreed to pay all of the dealer manager fees payable to our Dealer Manager with respect to Class I Shares sold in the primary offering.

Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. See “Description of Capital Stock” and “Plan of Distribution” for a discussion of the differences between our Class A Shares, Class T Shares, and Class I Shares.

Q.	Who can buy shares?

A.	Generally, you may purchase shares if you have either:

•	a minimum net worth (not including home, furnishings and personal automobiles) of at least $70,000 and a minimum annual gross income of at least $70,000; or

•	a minimum net worth (not including home, furnishings and personal automobiles) of at least $250,000.
However, these minimum levels may vary from state to state, so you should carefully read the suitability requirements explained in the “Suitability Standards” section of this prospectus.

Q.	How do I subscribe for shares?

A.
If you choose to purchase common shares in this offering, you will need to contact your registered broker dealer or investment advisor and fill out a subscription agreement like the one attached to this prospectus as Appendix B for a certain investment amount and pay for the shares at the time you subscribe.

Q.	How does the payment of fees and expenses by us affect your invested capital?

A.
We will pay to the Dealer Manager selling commissions and dealer manager fees in connection with this offering, all of such selling commissions and all or a portion of such dealer manager fees may be reallowed to participating broker dealers for shares sold by the participating broker dealers. We will also pay distribution and stockholder servicing fees to the Dealer Manager with respect to the Class T Shares and Class I Shares, which the Dealer Manager may reallow or advance to participating broker dealers. In addition, we will reimburse our Advisor for the cumulative issuer costs incurred in connection with the organization and our public offerings in an amount equal to up to 2.5% of gross offering proceeds from our public offerings and our Advisor or its affiliates will be responsible for any issuer costs in excess of this cap. Although the cap on reimbursements to our Advisor and its affiliates for cumulative issuer costs is equal to 2.5% of gross offering proceeds from our public offerings, we estimate that the total reimbursement paid to our Advisor and its affiliates from the proceeds of this offering for issuer costs incurred will be equal to approximately 0.8% of the maximum gross offering proceeds. Although our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds from the primary offering with respect to Class A Shares and Class T Shares sold on and after August 2, 2016 and all of the dealer manager fees payable to our Dealer Manager with respect to Class I Shares sold in the primary offering, our payment of fees and expenses reduces the funds available to us for payment of distributions and investment in our target assets, and therefore may reduce our distributions. However, because we are not required to pay distribution and stockholder servicing fees with respect to Class A Shares, the distributions with respect to Class A Shares will not be reduced by these distribution and stockholder servicing fees.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A Shares, Class T Shares, and Class I Shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. We will calculate the NAV as a whole for all shares of our common stock and then will determine any differences attributable to each class. Each holder of shares of a particular class of common stock will be entitled to receive, proportionately with each other holder of shares of such class, that portion of such aggregate assets available for distribution to such class as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. As described above, we expect the NAV per share of each Class A Share, Class T Share, Class I Share and Class J Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class T Shares and/or Class I Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class T Share and/or Class I Share, as applicable, which would result in the NAV and distributions upon liquidation with respect to Class T Shares and/or Class I Shares being lower than the NAV and distributions upon liquidation with respect to Class A Shares and Class J Shares.

Q.	Are there any risks involved in buying shares of our stock?

A.	An investment in shares of our common stock involves significant risks. These risks include, among others:

•
This is our initial public offering. We have a limited prior operating history and the prior performance of other Hines affiliated entities may not be a good measure of our future results; therefore, there is no assurance we will be able to achieve our investment objectives;

•
Our charter does not require us to pursue a transaction to provide liquidity to our stockholders and there is no public market for our common shares; therefore, you must be prepared to hold your shares for an indefinite length of time and, if you are able to sell your shares, you will likely sell them at a substantial discount;

•
The offering prices for our Class A Shares, Class T Shares, and Class I Shares will not accurately represent the value of our assets at any given time and the actual value of your investment may be substantially less;

•	This is a blind pool offering and you will not have the opportunity to evaluate the additional investments we will make prior to purchasing shares of our common stock;

•
This is a best efforts offering and as such, there is a risk that we will not be able to accomplish our business objectives and that the poor performance of a single investment will materially adversely affect our overall investment performance, if we are unable to raise substantial funds;

•	The availability and timing of distributions we may pay is uncertain and cannot be assured;

•
Distributions have exceeded earnings. Some or all of our distributions have been paid and may continue to be paid from sources such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, Hines Global REIT II Advisors LP, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced;

•
There are significant restrictions and limitations on your ability to have any of your shares of our common stock redeemed under our share redemption programs and, if you are able to have your shares redeemed, it may be at a price that is less than the price you paid and the then-current market value of the shares;

•	Due to the risks involved in the ownership of real estate investments, there is no assurance of any return on your investment and you may lose some or all of your investment;

•
International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions;

•
If we internalize our management functions, we could incur adverse effects on our business and financial condition, including significant costs associated with becoming and being self-managed and the percentage of our outstanding common stock owned by our stockholders could be reduced;

•
Under certain circumstances, including where the Advisory Agreement is terminated by us for cause or not renewed due to poor performance, Hines may cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold, which may deter us from terminating the Advisory Agreement when we would otherwise do so; and

•
We rely on affiliates of Hines for our day-to-day operations and the selection of real estate investments. We pay substantial fees and other payments to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other investment vehicles sponsored by Hines. We also compete with affiliates of Hines for tenants and investment opportunities, and some of those affiliates will have priority with respect to certain investment opportunities. See “Risk Factors—Risks Related to Potential Conflicts of Interest” beginning on page 78 and “Conflicts of Interest” beginning on page 154 for a description of potential conflicts of interest.

Q.	How should you determine which class of common shares to invest in?

A.
When selecting between our Class A Shares and Class T Shares you should consider whether you would prefer an investment with higher upfront fees and commissions and likely higher distributions (Class A Shares) versus an investment with lower upfront fees and commissions but likely lower distributions due to ongoing distribution and stockholder servicing fees (Class T Shares). In addition, for the same investment amount, you generally will receive more Class T Shares than you would if you purchased Class A Shares, due to the difference in the offering prices of the Class A Shares and Class T Shares. Furthermore, you should consider whether you qualify for any volume discounts if you choose to purchase Class A Shares. Class I Shares are only available for purchase through certain fee-based accounts that provide access to Class I Shares and to investors such as endowments, pension funds and other institutional investors, as described in “Plan of Distribution—General.” If you are eligible to purchase all three classes of shares, then you should consult with your financial advisor before making your investment decision. If you purchase Class I Shares, then for the same investment amount, you generally will receive more Class I Shares than you would if you purchased Class A Shares or Class T Shares, due to the difference in offering prices. Although Class I Shares have no upfront selling commissions, the dealer manager fees are paid by our Advisor and the ongoing distribution and stockholder servicing fees are lower than those payable with respect to the Class T Shares, they are available through certain fee-based accounts, which may result in a purchaser of Class I Shares incurring fees that are not incurred by purchasers of Class A Shares and Class T Shares. In addition, the terms of our share redemption program applicable to Class I Shares may provide holders of Class I Shares with a greater opportunity to have their shares redeemed than holders of Class A Shares and Class T Shares. The limit on the amount of shares that may be redeemed under our share redemption program applicable to Class I Shares is higher than the limit on our share redemption program applicable to Class A Shares and Class T Shares.  In addition, the funds available for redemptions under our share redemption program applicable to Class A Shares and Class T Shares are generally limited to funds received from the distribution reinvestment plan in the prior month; whereas unless our board of directors determines otherwise, we intend to fund redemptions pursuant to our share redemption program applicable to Class I Shares from any available cash sources at our disposal. See “Description of Capital Stock—Share Redemption Programs.” Please review the more detailed description of our classes of shares in the “Description of Capital Stock” section in this prospectus, and consult with your financial advisor before making your investment decision.

Q.	Is there any minimum required investment?

A.
Yes. You must initially invest at least $2,500. Thereafter, subject to restrictions imposed by state law, you may purchase additional shares in whole or fractional share increments subject to a minimum for each additional purchase of $50. You should carefully read the minimum investment requirements explained in the “Suitability Standards” section of this prospectus.

Q.	Are distributions I receive taxable?

A.
Yes and no. Generally, distributions that you receive will be considered ordinary income (unless declared as a capital gain dividend) to the extent of our current or accumulated earnings and profits. In addition, because depreciation expense reduces earnings and profits but does not reduce cash available for the payment of distributions, and because we initially expect such depreciation expense to exceed our nondeductible expenditures, we expect a portion of your distributions will be considered returns of capital for tax purposes. These amounts will not be subject to tax immediately to the extent of your basis in your shares but will instead reduce the tax basis of your investment. To the extent these amounts exceed your basis in your shares, they will be treated as having been paid in exchange for shares. This in effect defers a portion of your tax until your shares are sold or we are liquidated, at which time you will generally be taxed at capital gains rates (assuming you have held your shares for at least one year). However, because each investor’s tax implications are different, we suggest you consult with your tax advisor. You and your tax advisor should also review the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.”

Q.	What will you do with the proceeds from your primary offering?

A.
If we sell all the shares offered in our primary offering and after giving effect to the Advisor’s payment of a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds from the primary offering with respect to Class A Shares and Class T Shares sold on and after August 2, 2016 and payment of all of the dealer manager fees payable to our Dealer Manager with respect to Class I Shares sold in the primary offering, we expect to use approximately 96.2% of the gross proceeds (assuming the sale of 10% of Class A Shares, 60% of Class T Shares and 30% of Class I Shares in the aggregate) to make real estate investments and to pay acquisition fees and expenses related to those investments. We will use the remaining approximately 3.8% of the gross proceeds to pay selling commissions, dealer manager fees and issuer costs. Our cash flows from operations have been and may continue to be insufficient to fully fund distributions to our stockholders. Therefore, some or all of our distributions have been paid and may continue to be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. For the years ended December 31, 2016, 2015 and 2014, respectively, we funded 60%, 23% and 100% of total distributions with cash flows from financing activities, which includes offering proceeds. We have not placed a cap on the amount of our distributions that may be paid from proceeds from this offering or any of these other sources. To the extent distributions are paid from proceeds from this offering, the amount of proceeds used to make real estate investments and to pay acquisition fees and expenses related to those investments will be less. The per share amount of distributions on Class A Shares, Class T Shares, and Class I Shares will differ because distributions on Class T Shares and Class I Shares will be reduced by the ongoing distribution and stockholder servicing fees that are payable with respect to Class T Shares and Class I Shares, respectively. See “Description of Capital Stock—Distribution Objectives.”

Q.	Will the Advisor be reimbursed for its payment of a portion of the dealer manager fees?

A.
No. With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor has paid and will continue to pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, our Advisor has agreed to pay all of the dealer manager fees payable to our Dealer Manager with respect to Class I Shares sold in the primary offering. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees.

Q.	How long will this offering last?

A.
This offering began on August 20, 2014, and we will continue to offer shares of our common stock on a continuous basis until this offering terminates, which we presently expect will be on or before August 20, 2017, unless further extended by our board of directors in accordance with Rule 415 of the Securities Act of 1933, as amended, or the “Securities Act.” Rule 415 of the Securities Act permits us to file a new registration statement on Form S-11 with the Securities and Exchange Commission, or SEC, so that we may continuously offer shares of our common stock. If our board of directors determines to extend the offering beyond August 20, 2017, we will notify stockholders by filing a supplement to this prospectus with the SEC. In certain states, the registration of this offering may continue for only one year following the most recent clearance by applicable state authorities, after which we intend to renew the offering period for additional one-year periods (or longer, if permitted by the laws of each particular state). We reserve the right to terminate this offering at any time.

Q.	Will I be notified of how my investment is doing?

A.	Yes, periodic updates on the performance of your investment will be made available to you, including:

•	distribution statements;

•	periodic prospectus supplements during the offering;

•	an annual report;

•	an annual IRS Form 1099-DIV, if required; and

•	three quarterly financial reports.
We will make this information available to you via one or more of the following methods:

•	electronic delivery; or

•	posting on our website, located at www.hinessecurities.com/reits/hines-global-reit-2, along with any required notice.
In addition, to the extent required by law or regulation or, in our discretion, we may make certain of this information available to you via U.S. mail or other courier.

Q.	When will I get my detailed tax information?

A.	Generally, we expect that we will send you your Form 1099-DIV tax information for each year by January 31 of the following year.

Q.	Who is your transfer agent?

A.	Our transfer agent is DST Systems, Inc.

Q.	Who can help answer my questions?

A.	If you have more questions about this offering or if you would like additional copies of this prospectus, you should contact your registered selling representative or:

Hines Securities, Inc.
2800 Post Oak Boulevard, Suite 4700
Houston, Texas 77056-6118
Telephone: (888) 446-3773

If you have questions regarding our assets and operations, you should contact us at:

Hines Global REIT II, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Telephone: (888) 220-6121
Website: www.hinessecurities.com/reits/hines-global-reit-2

PROSPECTUS SUMMARY
This prospectus summary highlights material information regarding our business and this offering that is not otherwise addressed in the “Questions and Answers about this Offering” section of this prospectus. You should read and consider this entire prospectus, including the section entitled “Risk Factors,” before deciding to purchase any common shares offered by this prospectus. We include a glossary of some of the terms used in this prospectus beginning on page 287.
Hines Global REIT II, Inc.
We are Hines’ third publicly-offered REIT. We intend to invest primarily in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. As of April 1, 2017, we owned interests in seven real estate investments that contain, in the aggregate, 2.6 million square feet of leasable space. We may purchase additional properties or make other real estate investments that relate to varying property types including office, retail, industrial, multi-family residential and hospitality or leisure. We may invest in operating properties, properties under development, and undeveloped properties such as land. Other real estate investments may include equity or debt interests including securities in other real estate entities and debt related to properties such as mortgages, mezzanine loans, B-notes, bridge loans, construction loans and securitized debt. We believe that there is an opportunity to create attractive total returns by employing a strategy of investing in a diversified portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. Our principal targeted assets are investments in properties, and other real estate investments that relate to properties, that have quality construction and desirable locations which can attract quality tenants. These types of investments are, or relate to, properties generally located in central business districts or suburban markets of major metropolitan cities worldwide. We intend to invest in a geographically diverse portfolio in order to reduce the risk of reliance on a particular market, a particular property and/or a particular tenant. We anticipate that international real estate investments may comprise a substantial portion of our portfolio. Although the actual percentages may vary from those presently anticipated, after the proceeds of this offering have been fully invested, we anticipate that international real estate investments will comprise between 40% and 60% of our portfolio and real estate investments other than the acquisition of commercial real estate properties will comprise less than 30% of our portfolio.
We intend to obtain loans and other debt financing to provide additional proceeds to make additional real estate investments as well as to potentially enhance the returns of our investments.
We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our 2015 tax year. Among other requirements, REITs are required to distribute at least 90% of their annual ordinary taxable income.
Our office is located at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. Our telephone number is 1-888-220-6121. Our website is www.hinessecurities.com/reits/hines-global-reit-2.

Class A Shares, Class T Shares and Class I Shares
In this offering, we are offering to the public three classes of shares of our common stock: Class A Shares, Class T Shares, and Class I Shares. The table below summarizes the differences in fees and selling commissions among Class A Shares, Class T Shares, and Class I Shares on a per share basis. Please see “—Share Redemption Programs” for a description of the different terms of the share redemption program applicable to our Class A Shares and Class T Shares and our share redemption program applicable to our Class I Shares.

	Class A Shares	Class T Shares		Class I Shares
Offering Price(1)	$10.64	$10.06		$9.73
Selling Commission	7.0%	2.0%		None
Dealer Manager Fee Paid by Us from Offering Proceeds	1.5%	1.25%		—
Dealer Manager Fee Paid by Advisor(2)	1.5%	1.5%		1.5%
Annual Distribution and Stockholder Servicing Fee	None	1.0%	(3)	0.25%	(4)

(1)
In connection with each determination of an NAV per share of our common stock, we expect our board of directors will adjust the primary offering prices of each class of shares such that the purchase price per share for each class will equal the NAV per share as of the most recent valuation date plus upfront costs of raising capital, including selling commissions, dealer manager fees and issuer costs, less the amount of dealer manager fees paid to our Dealer Manager by our Advisor. We expect to next announce a new NAV per share and the corresponding adjustments to the primary offering prices of our common shares no later than March 2018. In addition, we expect to commence quarterly valuations of our common stock beginning with the quarter following the first quarter in which we sell a Class I Share. Once we commence quarterly valuations, we expect that we will publish any adjustment to the NAV per share and the corresponding adjustments to the primary offering prices of our shares between the 40th and 45th day following each completed fiscal quarter, unless for a particular quarter we plan to publish on the 45th day following the completion of such quarter and such day is a Saturday, Sunday or banking holiday, in which case publication will be on the next business day. On the first business day following the end of each completed fiscal quarter, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the specific date between the 40th and 45th day following the end of such quarter on which we will publish the NAV per share determined as of the end of such quarter. Promptly following any adjustment to the primary offering prices per share, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices and the effective date of such adjusted offering prices. We also will post the updated information on our website at www.hinessecurities.com/reits/hines-global-reit-2. The new primary offering price for each share class will become effective five business days after such share price is disclosed by us. The purchase price per share to be paid by you will be equal to the price that is in effect on the date that your subscription has been accepted by us.

(2)
With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor has agreed to pay dealer manager fees to our Dealer Manager in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our Advisor will pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees.

(3)
The distribution and stockholder servicing fee for Class T Shares is calculated on outstanding Class T Shares issued in the primary offering in an amount equal to 1.0% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current NAV per share). The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. The distribution and stockholder servicing fee is an ongoing fee that is not paid at the time of purchase. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class T Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account. Each Class T Share will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of the events described in (i), (ii) or (iv) of the preceding sentence and the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering from the sale of Class A Shares and Class T Shares. Stockholders will receive notice that their Class T Shares have been converted into Class A Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class T Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class A Share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class A Share and Class T Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class T Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class T Share. See “Description of Capital Stock.” We will further cease paying the distribution and stockholder servicing fee on any Class T Share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class T Shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class T Share.

(4)
The distribution and stockholder servicing fee for Class I Shares is calculated on outstanding Class I Shares issued in the primary offering in an amount equal to 0.25% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current NAV per share). The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. The distribution and stockholder servicing fee is an ongoing fee that is not paid at the time of purchase. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share and that Class I Share will convert into a number of Class J Shares determined by multiplying each Class I Share to be converted by the “Conversion Rate” described herein on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account. Stockholders will receive notice that their Class I Shares have been converted into Class J Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class I Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class J Share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class J Share and Class I Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class I Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class I Share. See “Description of Capital Stock.” We will further cease paying the distribution and stockholder servicing fee on any Class I Share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class I Shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class I Share.
The aggregate amount of underwriting compensation for the Class A Shares, Class T Shares and Class I Shares, including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee for each of the Class T Shares and Class I Shares, will not exceed the 10% cap on underwriting compensation imposed by the Financial Industry Regulatory Authority, or FINRA. We are not offering Class J Shares pursuant to this offering. See “Description of Capital Stock.”
The fees and expenses listed above will be payable on a class-specific basis. Monthly cash distributions paid with respect to Class A Shares will be higher than those paid with respect to Class T Shares and Class I Shares because distributions paid with respect to Class T Shares and Class I Shares, including those issued pursuant to the distribution reinvestment plan, will be reduced by the payment of the distribution and stockholder servicing fees. In addition, distributions paid with respect to all Class T Shares, including those issued pursuant to the distribution reinvestment plan, will be lower than those paid with respect to Class I Shares due to the lower distribution and stockholder servicing fees payable with respect to Class I Shares.
See “Questions and Answers About this Offering” and “Description of Capital Stock” for more information concerning the differences among the Class A Shares, the Class T Shares and the Class I Shares.
Our Board
We operate under the direction of our board of directors, which has a fiduciary duty to act in the best interest of our stockholders. Our board of directors has approval rights over each potential investment recommended by our Advisor and oversees our operations. We currently have five directors, three of whom are independent directors. Our directors are elected annually by our stockholders. Our three independent directors serve on the conflicts committee of our board of directors, and this committee is required to review and approve all matters the board believes may involve a conflict of interest between us and Hines or its affiliates.
Our Advisor
Our Advisor, an affiliate of Hines, manages our day-to-day operations pursuant to the advisory agreement among us, our Advisor and the Operating Partnership, which we refer to as the Advisory Agreement. Our Advisor is responsible for identifying potential investments, acquiring real estate investments, structuring and negotiating financings, asset and portfolio management, executing asset dispositions, financial reporting, public reporting and other regulatory compliance, investor relations and other administrative functions. Our Advisor may contract with other Hines entities or third parties to perform or assist with these functions.

Support of a Portion of the Dealer Manager Fees — With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor has agreed to pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our Advisor will pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees.
Conflicts of Interest
We rely on affiliates of Hines for our day-to-day operations and the selection of real estate investments. We pay substantial fees to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other investment vehicles sponsored by Hines. For example, these relationships may provide an incentive for the Advisor to sell or not sell assets, or engage or not engage in other transactions such as a merger or listing. Considerations relating to compensation from us to the Advisor and its affiliates and related parties could result in decisions that are not in your best interests, which could result in a decline in the value of your investment. We also compete with affiliates of Hines, including Hines Global I, for tenants and investment opportunities, and some of those affiliates will have priority with respect to certain investment opportunities. Please see “Conflicts of Interest” beginning on page 154 and “Risk Factors—Risks Related to Potential Conflicts of Interests” beginning on page 78 for a more detailed description of the conflicts of interests, and the associated risks, related to our structure and ownership.
Our Structure
The following chart illustrates our general structure and relationship with Hines and its affiliates as of April 5, 2017:

Indirectly owned 100% by Jeffrey C. Hines
Entities wholly-owned and/or controlled by Gerald D. Hines and Jeffrey C. Hines
100%
Hines Global REIT II Investor Limited Partnership
Public Stockholders (3)
Hines Interests Limited Partnership (Hines)(2)
Sole Member
99.3%
Hines Global REIT II Advisors GP LLC
Limited Partner
Hines Investment Management Holdings Limited Partnership
.7%
Sole Member
99.9% Indirect
Hines Global REIT II, Inc.
General Partner
Hines Global REIT II Advisors LP (the Advisor)
Hines Global REIT II GP LLC
General Partner
.1% General Partner
Limited Partner and holder of Special OP Units (1)
Hines Global REIT II Properties LP (the Operating Partnership)
Hines Global REIT II Associates Limited Partnership
Real Estate Investments

(1)
Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a description of the payments we may make with respect to the Special OP Units held by Hines Global REIT II Associates Limited Partnership.

(2)	Please see “Conflicts of Interest” for a description of the other direct participation programs sponsored and managed by Hines and its affiliates.

(3)	Please see “Security Ownership of Certain Beneficial Owners and Management” for information concerning the number of shares of our common stock owned by our officers and directors as of April 5, 2017.
Summary Risk Factors
An investment in shares of our common stock involves significant risks. See “Risk Factors” beginning on page 43. These risks include, among others:

•
This is our initial public offering. We have a limited prior operating history and the prior performance of other Hines affiliated entities may not be a good measure of our future results; therefore, there is no assurance we will be able to achieve our investment objectives;

•
Our charter does not require us to pursue a transaction to provide liquidity to our stockholders and there is no public market for our common shares; therefore, you must be prepared to hold your shares for an indefinite length of time and, if you are able to sell your shares, you will likely sell them at a substantial discount;

•
The offering prices for our Class A Shares, Class T Shares and Class I Shares will not accurately represent the value of our assets at any given time and the actual value of your investment may be substantially less;

•	This is a blind pool offering and you will not have the opportunity to evaluate the additional investments we will make prior to purchasing shares of our common stock;

•
This is a best efforts offering and as such, there is a risk that we will not be able to accomplish our business objectives and that the poor performance of a single investment will materially adversely affect our overall investment performance, if we are unable to raise substantial funds;

•	The availability and timing of distributions we may pay is uncertain and cannot be assured;

•
Distributions have exceeded earnings. Some or all of our distributions have been paid and may continue to be paid from sources such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, Hines Global REIT II Advisors LP, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced;

•
There are significant restrictions and limitations on your ability to have any of your shares of our common stock redeemed under our share redemption programs and, if you are able to have your shares redeemed, it may be at a price that is less than the price you paid and the then-current market value of the shares;

•
If we internalize our management functions, we could incur adverse effects on our business and financial condition, including significant costs associated with becoming and being self-managed and the percentage of our outstanding common stock owned by our stockholders could be reduced;

•	Due to the risks involved in the ownership of real estate investments, there is no assurance of any return on your investment in, and you may lose some or all of your investment;

•
International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions;

•
Under certain circumstances, including where the Advisory Agreement is terminated by us for cause or not renewed due to poor performance, Hines may cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold, which may deter us from terminating the Advisory Agreement when we would otherwise do so; and

•	We rely on affiliates of Hines for our day-to-day operations and the selection of real estate investments. We pay substantial fees and other payments to these affiliates for these services. These affiliates are subject to conflicts of interest as a result of this and other relationships they have with us and other investment vehicles sponsored by Hines. We also compete with affiliates of Hines for tenants and investment opportunities, and some of those affiliates will have priority with respect to certain investment opportunities. See “Risk Factors—Risks Related to Potential Conflicts of Interest” beginning on page 78 and “Conflicts of Interest” beginning on page 154 for a description of potential conflicts of interest.
Estimated Use of Proceeds
If we sell all the shares offered in our primary offering and after giving effect to the Advisor’s payment of a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds from the primary offering with respect to Class A Shares and Class T Shares sold on and after August 2, 2016 and payment of all of the dealer manager fees payable to our Dealer Manager with respect to Class I Shares sold in the primary offering, we expect to use approximately 96.2% of the gross proceeds (assuming the sale of 10% of Class A Shares 60% of Class T Shares and 30% of Class I Shares in the aggregate) to make real estate investments and to pay acquisition fees and expenses related to those investments. The actual percentage of offering proceeds used to make investments will depend on the number of primary shares sold and the number of shares sold pursuant to our distribution reinvestment plan as well as whether we sell more or less than we have assumed of either Class A Shares, Class T Shares, or Class I Shares. We will use the remaining approximately 3.8% of the gross proceeds (assuming the sale of 10% of Class A Shares, 60% of Class T Shares and 30% of Class I Shares in the aggregate) to pay selling commissions, dealer manager fees and issuer costs. Our cash flows from operations have been and may continue to be insufficient to fully fund distributions to our stockholders. Therefore, some or all of our distributions have been paid and may continue to be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. We funded 60%, 23% and 100% of total distributions for the years ended December 31, 2016, 2015 and 2014, respectively, with cash flows from financing activities, which includes offering proceeds. We have not placed a cap on the amount of our distributions that may be paid from offering proceeds or any of these other sources. Please see “Estimated Use of Proceeds” beginning on page 91.
Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units
Our Advisor and its affiliates will receive substantial fees in connection with this offering, our operations and any disposition or liquidation, which compensation could be increased or decreased during or after this offering. The following table sets forth the type and, to the extent possible, estimates of all fees, compensation, income, expense reimbursements, interests and other payments we may pay directly to Hines and its affiliates in connection with this offering, our operations, and any disposition or liquidation. With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor has agreed to pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our Advisor has agreed to pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. For purposes of this table, except as noted, we have assumed no volume discounts or waived commissions as discussed in the “Plan of Distribution.” The allocation of amounts among the Class A Shares, Class T Shares and Class I Shares assumes that 10% of the common shares sold in the primary offering are Class A Shares, 60% are Class T Shares and 30% are Class I Shares.

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Organization and Offering Activities(2)

Selling Commissions—our Dealer Manager
Class A Shares

Up to 7.0% of gross offering proceeds from our primary offering of Class A Shares, excluding proceeds from our distribution reinvestment plan; all of such selling commissions may be reallowed to participating broker dealers.

Class T Shares

Up to 2.0% of gross offering proceeds from our primary offering of Class T Shares, excluding proceeds from our distribution reinvestment plan; all of such selling commissions may be reallowed to participating broker dealers.

$38,000,000 ($14,000,000 for the Class A Shares and $24,000,000 for the Class T Shares)(3)

Assuming we sell the maximum offering amount and 100% of shares sold are either Class A Shares or Class T Shares, the maximum amount of selling commissions payable would be $140,000,000 or $40,000,000, respectively. (3)

Dealer Manager Fee—our Dealer Manager
Class A Shares

Up to 3.0% of gross offering proceeds from our primary offering of Class A Shares, excluding proceeds from our distribution reinvestment plan; a portion of such dealer manager fee may be reallowed to participating broker dealers as a marketing fee (5).

Class T Shares

Up to 2.75% of gross offering proceeds from our primary offering of Class T Shares, excluding proceeds from our distribution reinvestment plan; all or a portion of such dealer manager fee may be reallowed to participating broker dealers as a marketing fee (5).

Class I Shares

Up to 1.5% of gross offering proceeds from our primary offering of Class I Shares, excluding proceeds from our distribution reinvestment plan; all or a portion of such dealer manager fee may be reallowed to participating broker dealers as a marketing fee (5).

$48,000,000 ($6,000,000 for the Class A Shares, $33,000,000 for the Class T Shares and $9,000,000 for the Class I Shares)(4)

Assuming we sell the maximum offering amount and 100% of shares sold are either Class A Shares, Class T Shares or Class I Shares, the maximum amount of dealer manager fees payable would be $60,000,000, $55,000,000, or $30,000,000 respectively. (4)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Reimbursement of Issuer Costs—our Advisor and its Affiliates
We will reimburse our Advisor and its affiliates for the cumulative issuer costs that they pay on our behalf up to an amount equal to 2.5% of gross offering proceeds from our public offerings. Although the cap on reimbursements to our Advisor and its affiliates for cumulative issuer costs is equal to 2.5% of gross offering proceeds from our public offerings, we estimate that the total reimbursement paid to our Advisor and its affiliates from the proceeds of our public offerings for issuer costs incurred will be equal to approximately 0.8% of the maximum gross offering proceeds. Included in such amount are reimbursements to our Dealer Manager and participating broker dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities. (6)
$16,800,000 ($1,680,000 for the Class A Shares, $10,080,000 for the Class T Shares and $5,040,000 for the Class I Shares)

Investment Activities(7)

Acquisition Fee—our Advisor
2.25% of (i) the purchase price of real estate investments acquired, including any debt attributable to such investments, or the total principal amounts borrowed under any loans made or acquired directly by us, or (ii) when we make an investment or make or acquire a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate investments held by that entity, including any debt attributable to such investments, or the total principal amount borrowed under any loans made or acquired by that entity.(8)(9)

Assuming no leverage, the estimated initial acquisition fees are $41,499,108 ($3,864,171 for the Class A Shares, $24,805,150 for the Class T Shares and $12,829,787 for the Class I Shares)
(10)

Assuming 40% leverage, the estimated initial acquisition fees are $67,298,990 ($6,266,516 for the Class A Shares, $40,226,444 for the Class T Shares and $20,806,030 for the Class I Shares)
(10)

Assuming 60% leverage, the estimated initial acquisition fees are $97,654,871 ($9,093,090 for the Class A Shares, $58,370,983 for the Class T Shares and $30,190,798 for the Class I Shares) (10)

Acquisition Expenses—our Advisor	Reimbursement of acquisition expenses in connection with the purchase of real estate investments.(8)	Not determinable at this time

Operational Activities(7)

Development Fee—Hines or its Affiliates
We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic area of the project. We expect such fee could range from 3% to 6% of the total projected development cost.(12)
Not determinable at this time(11)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Asset Management Fee—our Advisor
0.0625% per month of the cost of our real estate investments at the end of each month; provided that, if our board of directors has determined an NAV per share, then, with respect to the real estate investments included in the board of director’s determination, the asset management fees will be equal to 0.0625% per month of the most recently determined value of such real estate investments at the end of each month. The asset management fee will be equal to 0.75% on an annual basis. Since the quarter ended December 31, 2014, our Advisor has agreed to waive the asset management fees for each quarter through March 31, 2017. See Note 14 for additional information regarding this waiver. Since the inception of the waiver through December 31, 2016, our Advisor waived $1.9 million out of the $3.1 million payable to it. (14)
Not determinable at this time(10)(13)

Administrative Expense Reimbursements—our Advisor	Reimbursement of actual expenses incurred by our Advisor in connection with our administration on an ongoing basis.(15)	Not determinable at this time

Property Management Fee—Hines or its Affiliates
Customary property management fees if Hines or an affiliate is our property manager. Such fees will be paid in an amount that is usual and customary in that geographic area for that type of property. We expect such fee could range from 2.5% to 4.0% of the annual gross revenues for our properties.(12)(16)
Not determinable at this time

Leasing Fee—Hines or its Affiliates
Customary leasing fees if Hines or an affiliate is our primary leasing agent. Such fees will be paid in an amount that is usual and customary in that geographic area for that type of property. We expect such fee could range from 1% to 3% of the annual gross rent paid under a lease.(12)(16)
Not determinable at this time

Tenant Construction Management Fees—Hines or its Affiliates	Amount payable by the tenant under its lease or, if payable by the landlord, direct costs incurred by Hines or an affiliate if the related services are provided by off-site employees.(17)	Not determinable at this time

Re-development Construction Management Fees—Hines or its Affiliates
Customary re-development construction management fees if Hines or its affiliates provide such services. Such fees will be paid in an amount that is usual and customary in the geographic area for that type of property. We expect such fee could range from 3% to 6% of the total projected re-development or construction cost.(12)
Not determinable at this time

Expense Reimbursements —Hines or its Affiliates	Reimbursement of actual expenses incurred in connection with the management and operation of our properties.(18)	Not determinable at this time

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Distribution and Stockholder Servicing Fee-our Dealer Manager
Annual fee of 1.0% and 0.25% of the gross offering price of Class T Shares and Class I Shares, respectively, purchased in our primary offering (or, if we are no longer offering primary shares, the then-current estimated NAV of Class T Shares and/or Class I Shares, as applicable, if any has been disclosed). The distribution and stockholder servicing fee will accrue daily and be payable quarterly in arrears.

We will cease paying the distribution and stockholder servicing fee with respect to any particular Class T Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account.

We will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account.

All or a portion of the distribution and stockholder servicing fees may be reallowed or advanced to participating broker dealers.

Assuming the sale of $1.2 billion of Class T Shares, we estimate that distribution and stockholder servicing fees will equal $12,000,000 annually, subject to the 10.0% limit on underwriting compensation. We also estimate that a maximum of $63,000,000 of such fees will be paid in connection with this offering. (19)

Assuming the sale of $600.0 million of Class I Shares, we estimate that distribution and stockholder servicing fees will equal $1,500,000 annually, subject to the 10.0% limit on underwriting compensation. We also estimate that a maximum of $9,000,000 of such fees will be paid in connection with this offering. (19)

Assuming we sell the maximum offering amount and all shares sold are either Class T Shares or Class I Shares, the amount of distribution and stockholder servicing fees on an annual basis would be $20,000,000 or $5,000,000, respectively. (19)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)

Special OP Units—Hines Global REIT II Associates Limited Partnership
The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national securities exchange, (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our board of directors then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement. The holder of the Special OP Units in the Operating Partnership will be entitled to receive distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after we (and our stockholders) have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “The Operating Partnership—Special OP Units.”
Not determinable at this time

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Disposition, Liquidation and Other Significant Events(7)

Disposition Fee—our Advisor
If our Advisor, its affiliates or related parties provide a substantial amount of services, as determined in good faith by a majority of our independent directors, we will pay our Advisor, its affiliates or related parties a disposition fee in an amount equal to (a) 1% of the Market Value determined in connection with a listing of our common stock on a national securities exchange, or 1% of the gross consideration received or to be received by us or our  stockholders upon the occurrence of any other Liquidity Event involving us or the Operating Partnership, pursuant to which our stockholders receive in exchange for their shares of our common stock, cash, securities listed on a national securities exchange, securities redeemable for cash, or a combination thereof, or (b) 1% of the gross sales price upon the sale or transfer of one or more real estate investments (including a sale of all of our real estate investments). Even if our Advisor, its affiliates or related parties receive a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, when a real estate or brokerage fee is payable in connection with a particular transaction, the amount of the disposition fee paid to our Advisor or its affiliates or related parties, as applicable, may not exceed an amount equal to the lesser of (i) one-half of a competitive real estate or brokerage commission and (ii) 1% of the gross sales price and, when added to the sum of all real estate or brokerage fees and commissions paid to unaffiliated parties, may not exceed the lesser of (x) a competitive real estate or brokerage commission or (y) an amount equal to 6% of the gross sales price.(15)(20)
Not determinable at this time(10)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Special OP Units—Hines Global REIT II Associates Limited Partnership
The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national securities exchange, (ii) a merger, consolidation or a sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our board of directors then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement. The holder of the Special OP Units in the Operating Partnership will be entitled to receive  distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after we (and our stockholders) have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “The Operating Partnership—Special OP Units.”
Not determinable at this time

(1)
Unless otherwise indicated, assumes we sell the maximum of $2,000,000,000 in shares in our primary offering (10% Class A Shares, 60% Class T Shares and 30% Class I Shares) and excludes the sale of any shares under our distribution reinvestment plan, which may be used for redemptions or other purposes. To the extent such proceeds are invested in real estate investments, certain fees will be increased but, except as set forth herein, the amounts are not determinable at this time.

(2)
The total compensation related to our organization and offering activities, which includes selling commissions, the dealer manager fees, the distribution and stockholder servicing fees and issuer costs will not exceed 15% of the gross offering proceeds.

(3)
Commissions on our Class A Shares may be reduced for volume or other discounts or waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum selling commissions in this table, we have not assumed any such discounts or waivers. Further, our Dealer Manager will not receive selling commissions for shares issued pursuant to our distribution reinvestment plan.

(4)
The dealer manager fees may be waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum dealer manager fees in this table, we have not assumed any such waivers. Further, our Dealer Manager will not receive the dealer manager fee for shares issued pursuant to our distribution reinvestment plan. With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our Advisor has agreed to pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees.

(5)
In addition, out of its dealer manager fee, the Dealer Manager may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses.

(6)
The Advisory Agreement was amended, effective February 29, 2016, to cap the amount which we will reimburse our Advisor for the cumulative issuer costs incurred in connection with our organization and our public offerings. Although the cap on reimbursements to our Advisor and its affiliates for cumulative issuer costs is equal to 2.5% of gross offering proceeds from our public offerings, we estimate that the total reimbursement to be paid to our Advisor and its affiliates from the proceeds of this offering for issuer costs incurred will be equal to approximately 0.8% of the maximum gross offering proceeds. As a result of the cap on reimbursement as a percentage of gross offering proceeds, as of February 29, 2016, we were only obligated to reimburse our Advisor for $3.2 million of issuer costs out of the $8.2 million of issuer costs our Advisor had incurred. On April 14, 2016, our Advisor reimbursed us for $4.0 million in issuer costs that we had previously reimbursed in excess of this new 2.5% cap. As we raise additional offering proceeds, we expect to reimburse our Advisor for the $4.0 million in issuer costs they recently repaid to us to the extent such costs do not exceed 2.5% of gross offering proceeds from our public offerings. From inception through December 31, 2016, we had reimbursed our Advisor $6.3 million in issuer costs out of $11.1 million incurred by our Advisor.

(7)	For a discussion of the expenses which may be reimbursed please see “Management—Our Advisor and Our Advisory Agreement—Compensation.”

(8)
The acquisition fees and acquisition expenses incurred in connection with the purchase of real estate investments will not exceed an amount equal to 6.0% of the contract purchase price of the investment. However, a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction may approve such fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to us. Tenant construction management fees and re-development construction management fees will be included in the definition of acquisition fees or acquisition expenses for this purpose to the extent that they are paid in connection with the acquisition, development or redevelopment of a property. If any such fees are paid in connection with a portion of a leased property at the request of a tenant or in conjunction with a new lease or lease renewal, such fees will be treated as ongoing operating costs of the property, similar to leasing commissions.

(9)
To the extent we use distribution reinvestment plan proceeds for acquisitions, rather than redemptions, our Advisor will also receive an acquisition fee for any such real estate investments. Accordingly, in the event we raise the maximum $2,000,000,000 pursuant to our primary offering and the maximum $500,000,000 pursuant to our distribution reinvestment plan, and we use all such proceeds for acquisitions (and all of our real estate investments are 40% or 60% leveraged at the time we acquire them as the case may be), the total acquisition fees payable will be $84,784,224 and $123,026,996, respectively. Some of these fees may be payable out of the proceeds of such borrowings.

(10)
In the sole discretion of our Advisor, these fees are payable, in whole or in part, in cash or OP Units. For the purposes of the payment of these fees, if we are engaged in a public offering of primary shares, each OP Unit will be valued at the per share offering price of our Class A Shares in our ongoing public offering, minus the maximum selling commissions and dealer manager fee being paid by us from gross offering proceeds in such offering, to account for the fact that no selling commissions or dealer manager fees will be paid from any source in connection with any such issuances (at the current offering price, each such OP Unit would be issued at $9.74 per unit). If these fees are paid in OP Units at a time when we are not engaged in a public offering of primary shares, each OP Unit will be valued at the most recently determined NAV per share of our Class A Shares. Each OP Unit will be convertible into one share of Class A common stock.

(11)	Actual amounts are dependent upon usual and customary development fees for specific projects and therefore the amount cannot be determined at the present time.

(12)	Such fees must be approved by a majority of our independent directors as being fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.

(13)
The asset management fee equals 0.75% on an annual basis. However, because this fee is calculated monthly, and the cost of our real estate investments may change on a monthly basis, we cannot accurately determine or calculate the amount of this fee on an annual basis.

(14)
Commencing with the quarter ended December 31, 2014, our Advisor agreed to waive the asset management fees for each quarter through December 31, 2016, to the extent that our modified funds from operations, or MFFO, for a particular quarter, as disclosed in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, amounted to less than 100% of the aggregate distributions declared to our stockholders for such quarter. As a result of these fee waivers, cash flows from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to stockholders. These fee waivers are not deferrals and accordingly, any fees that are waived will not be paid to our Advisor in cash at any time in the future.

Our Advisor has also agreed to waive the asset management fees otherwise payable to it for the quarter ended March 31, 2017 to the extent that our MFFO for such quarter, as reduced to reflect the distribution and stockholder servicing fees payable for such quarter, as disclosed in our Quarterly Report on Form 10-Q, amounts to less than 100% of the aggregate distributions declared to our stockholders for that quarter.

(15)
Our Advisor will reimburse us for any amounts by which operating expenses exceed the greater of (i) 2.0% of our invested assets or (ii) 25% of our net income, unless our independent directors determine that such excess was justified (the “2%/25% Limitation”). To the extent operating expenses exceed these limitations, they may not be deferred and paid in subsequent periods. Operating expenses include generally all expenses paid or incurred by us as determined by accounting principles generally accepted in the United States, or GAAP, except certain expenses identified in our Articles of Amendment and Restatement, which we refer to in this prospectus as our charter. The expenses identified by our charter as excluded from operating expenses include: (i) expenses of raising capital such as organization and offering costs, legal, audit, accounting, tax services, costs related to compliance with the Sarbanes-Oxley Act of 2002, underwriting, brokerage, listing, registration and other fees, printing and such other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our shares; (ii) interest payments, taxes and non-cash expenditures such as depreciation, amortization and bad debt reserves; (iii) incentive fees; (iv) distributions made with respect to interests in the Operating Partnership; and (v) all fees and expenses associated or paid in connection with acquisitions, transfers, dispositions, and the management and ownership of assets (such as real estate commissions, disposition fees (other than disposition fees payable in connection with the sale of assets other than real properties), acquisition and debt financing fees and expenses, costs of foreclosure, insurance premiums, legal services, maintenance, repair or improvement of property, etc.). Please see “Management—Our Advisor and Our Advisory Agreement—Reimbursements by our Advisor” for a detailed description of these expenses. We do not intend to reimburse our Advisor for the salaries and benefits paid to our named executive officers. We will reimburse our Advisor for certain personnel costs. Please see “Management—Our Advisor and Our Advisory Agreement—Compensation” for a description of the costs that will be reimbursed by us to our Advisor. For the four fiscal quarters ended September 30, 2015, our total operating expenses exceeded the 2%/25% Limitation. Based upon a review of unusual and non-recurring factors, including but not limited to our being in the early stages of raising and deploying capital, the limited number of assets acquired to date and the timing of those acquisitions, a majority of our independent directors determined that the excess expenses were justified and thus reimbursable to the Advisor. For the four fiscal quarters ended December 31, 2016, our total operating expenses did not exceed the 2%/25% Limitation.

(16)
Property management fees and leasing fees for international acquisitions may differ from our domestic property management fees and leasing fees due to differences in international markets, but in all events the fees shall be paid in compliance with our charter, and fees paid to Hines and its affiliates shall be approved by a majority of our independent directors.

(17)	These fees relate to construction management services for improvements and build-out to tenant space.

(18)
Included in reimbursement of actual expenses incurred by Hines or its affiliates are the costs of personnel and overhead expenses related to such personnel, to the extent to which such costs and expenses relate to or support the performance of their duties. Periodically, Hines or an affiliate may be retained to provide ancillary services for a property which are not covered by a property management agreement and are generally provided by third parties. These services are provided at market terms and are generally not material to the management of the property.

(19)
The estimated aggregate maximum distribution and stockholder servicing fees assumes that (1) we sell the maximum offering amount of $2.0 billion in shares (consisting of $200 million in Class A Shares, $1.2 billion in Class T Shares and $600 million in Class I Shares) and therefore, the maximum amount of underwriting compensation from all sources is $200 million, which is 10% of the maximum amount of gross offering proceeds, and (2) all other underwriting compensation other than the distribution and stockholder servicing fees, will equal $86 million, which consists of the maximum selling commissions and dealer manager fees payable in connection with the purchase of shares in our primary offering (of which $20 million, $57 million and $9 million is attributable to the Class A Shares, Class T Shares and Class I Shares, respectively), as set forth in the “Plan of Distribution–Underwriting Terms” section of this prospectus. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class T Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account. Each Class T Share will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of the events described in (i), (ii) or (iv) of the preceding sentence and the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering from the sale of Class A Shares and Class T Shares. Stockholders will receive notice that their Class T Shares have been converted into Class A Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. In the case of a Class T Share purchased in the primary offering at a price equal to $10.06, the maximum distribution and stockholder servicing fee that may be paid on that Class T Share will be equal to approximately $0.53 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class T Shares, this fee would be paid over approximately 5.25 years from the date of purchase, assuming a constant per share offering price of $10.06 or NAV, as applicable, per Class T Share. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class T Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class A Share. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share and that Class I Share will convert into a number of Class J Shares determined by multiplying each Class I Share to be converted by the “Conversion Rate” described herein on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account. Stockholders will receive notice that their Class I Shares have been converted into Class J Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. In the case of a Class I Share purchased in the primary offering at a price equal to $9.73, the maximum distribution and stockholder servicing fee that may be paid on that Class I Share will be equal to approximately $0.15 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class I Shares, this fee would be paid over approximately 6 years from the date of purchase, assuming a constant per share offering price of $9.73 or NAV, as applicable, per Class I Share. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class I Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class J Share. We will further cease paying the distribution and stockholder servicing fee on any Class T Share and Class I Share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class T Shares and/or Class I Shares, as applicable, as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class T Share and Class I Share. The aggregate amount of underwriting compensation for the Class A Shares, Class T Shares and Class I Shares, including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee for each of the Class T Shares and Class I Shares, will not exceed the 10% cap on underwriting compensation imposed by FINRA.

(20)
For purposes of this fee, “Market Value” means the average closing price, or average of bid and asked prices (if closing prices are not available) of the shares over a period of 30 days during which the shares are traded, with such period beginning 90 days after the commencement of trading of the shares and “gross consideration” means the value of any cash, the Market Value of any securities that are listed on a national securities exchange and the value of any securities redeemable for cash.

The table below outlines fees and expense reimbursements incurred that are payable by us to Hines and its affiliates for the periods indicated below (in thousands):

	Incurred During the Years Ended December 31,			Unpaid as of
Type and Recipient	2016	2015	2014	December 31, 2016	December 31, 2015
Selling Commissions- Dealer Manager	$5,339	$6,661	$61	$54	$277
Dealer Manager Fee- Dealer Manager	$3,017	$3,089	$28	$2	$98
Distribution & Stockholder Servicing Fee- Dealer Manager	$4,858	$7	$—	$4,636	$7
Issuer Costs- Advisor	$3,107	$3,818	$4,153	$4,785	$2,701
Acquisition Fee- the Advisor and affiliates of Hines	$5,704	$2,328	$570	$1,265	$—
Asset Management Fee- the Advisor and affiliates of Hines (1)	$948	$305	$—	$941	$(120)
Other (2) - the Advisor	$1,183	$1,111	$366	$295	$181
Interest Expense- Hines(3)	$64	$570	$20	$37	$—
Property Management Fee- Hines	$265	$46	$2	$(19)	$—
Expense Reimbursement- Hines (with respect to management and operations of our properties)	$675	$334	$1	$145	$42
Total	$25,160	$18,269	$5,201	$12,141	$3,186

(1)
Our Advisor waived $1.3 million, $0.6 million and $16,000 in asset management fees payable to it during the years ended December 31, 2016, 2015 and 2014, respectively. See “— Distribution Objectives” below for a discussion of the asset management fee waiver.

(2)
Includes amounts our Advisor paid on our behalf such as general and administrative expenses and acquisition-related expenses.  These amounts are generally reimbursed to our Advisor during the month following the period in which they are incurred.

(3)	Includes amounts paid related to Hines Global’s credit facility with Hines. See “Our Real Estate Investments—Our Permanent Debt” for a description of this credit facility.
In addition, we pay our independent directors certain fees and reimburse independent directors for certain out-of-pocket expenses, including for their attendance at board or committee meetings. Please see “Management—Compensation of Directors.” Additionally, if we borrow any funds from our Advisor or its affiliates or if our Advisor or its affiliates defer any fees, we may pay them interest at a competitive rate. Any such transaction must be approved by a majority of our independent directors.
For a more complete description of all of the fees, compensation, income, expense reimbursements, interests, distributions and other payments payable to Hines and its affiliates, please see the “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” section of this prospectus. Subject to limitations in our charter, such fees, compensation, income, expense reimbursements, interests, distributions and other payments payable to Hines and its affiliates may increase or decrease during this offering or future offerings from those described above if such revision is approved by a majority of our independent directors.
Description of Capital Stock
Distribution Objectives
In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income (excluding capital gains) to our stockholders. We intend, although we are not legally obligated, to make regular monthly distributions to holders of our common shares initially at least at the level required to maintain our REIT status unless our results of operations, our general financial condition, general economic conditions or other factors inhibit us from doing so. Distributions are authorized at the discretion of our board of directors, which will be influenced by our intention to comply with the REIT requirements of the Internal Revenue Code of 1986, as amended, or the Code.
Since October 1, 2014, with the authorization of our board of directors, we have declared distributions daily. All distributions were or will be paid in cash or reinvested in shares of our common stock for those participating in our distribution reinvestment plan and have been or will be paid or issued, respectively, on the first business day following the completion of the month to which they relate. Distributions reinvested pursuant to our distribution reinvestment plan were or will be reinvested in shares of the same class as the shares on which the distributions are being made. Some or all of the cash distributions may be paid from sources other than cash flows from operations. As of the date of this prospectus, no Class I Shares are issued and outstanding and we have not declared any distributions with respect to Class I Shares.
The tables below outline the distribution rates declared per share, per day since we first declared a distribution and the annualized distribution rates for each Class A Share and Class T Share.

Class A Shares
Period Declared	Distribution Rate Per Share, Per Day	Annualized Distribution Rate Per Share
4/1/2017 - 4/30/2017	$0.001653699	$0.60
5/1/2016 - 3/31/2017	$0.001594766	$0.58
10/1/2014 - 4/30/2016	$0.001575342	$0.57

Class T Shares
Period Declared	Gross Distribution Rate Per Share, Per Day	Net Annualized Distribution Rate Per Share (1)
4/1/2017 - 4/30/2017	$0.001653699	$0.50
5/1/2016 - 3/31/2017	$0.001594766	$0.48
8/24/2015- 4/30/2016	$0.001575342	$0.47

(1)
Class T Shares are subject to an ongoing distribution and stockholder servicing fee payable to the Dealer Manager of 1.0% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current net asset value per share, if any has been disclosed). For purposes of calculating the net annualized distribution rate per share, we deduct from the gross annualized distribution rate an amount equal to 1.0% of the gross offering price, assuming a constant, per share offering price $10.06. The actual distribution rate for Class T Shares will vary based on the actual per share offering price in effect and the total amount of distribution and stockholder fees payable.

In addition to the distributions described above, our board of directors authorized special stock dividends as of daily record dates for the period from October 1, 2014 through June 30, 2015. Stock dividends for our Class A Shares were calculated based on stockholders of record each day in an amount equal to 0.0000273973 of a share of Class A common stock, per day. These stock dividends were issued on a quarterly basis. For the years ended December 31, 2015 and 2014, respectively, we issued stock dividends of 12,470 and 737 shares, which equated to $124,700 and $7,367, respectively, using the $10.00 per Class A Share offering price in effect on the respective dates the shares were issued.
We expect to continue paying regular distributions on a monthly basis unless our results of operations, our general financial condition, general economic conditions or other factors inhibit us from doing so. The timing and amount of distributions will be determined by our board of directors, in its discretion, and may vary from time to time. Distributions will be made on all classes of our common stock at the same time. Distributions paid with respect to Class A Shares will be higher than those paid with respect to Class T Shares and Class I Shares because distributions paid with respect to Class T Shares and Class I Shares, including those issued pursuant to the distribution reinvestment plan, will be reduced by the payment of the distribution and stockholder servicing fees. In addition, distributions paid with respect to Class I Shares will be higher than those paid with respect to Class T Shares, including those issued pursuant to the distribution reinvestment plan, because the distribution and stockholder servicing fees payable with respect to Class T Shares are higher than the fees payable with respect to Class I Shares. All Class T Shares will receive the same per share distribution and all Class I Shares will receive the same per share distribution. As described above, we expect the NAV per share of each Class A Share, Class T Share and Class I Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees exceed the amount otherwise available for distribution to holders of Class T Shares and/or Class I Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class T Share or each Class I Share, as applicable, which would result in the NAV and distributions upon liquidation with respect to Class T Shares and/or Class I Shares, as applicable, being lower than the NAV and distributions upon liquidation with respect to Class A Shares.

Commencing with the quarter ended December 31, 2014, our Advisor agreed to waive the asset management fees for each quarter through December 31, 2016, to the extent that our MFFO, for a particular quarter, as disclosed in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, amounted to less than 100% of the aggregate distributions declared to our stockholders for such quarter. As a result of these fee waivers, cash flows from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to stockholders. These fee waivers are not deferrals and accordingly, any fees that are waived will not be paid to our Advisor in cash at any time in the future.
The table below outlines, with respect to each of the years ended December 31, 2016, 2015 and 2014, the asset management fees earned by our Advisor before application of the waivers, the amounts waived pursuant to the asset management fee waivers described above, and the asset management fees that were earned by our Advisor after application of the waivers (in thousands).

For the Years Ended	Asset Management Fee Pre-Waiver	Asset Management Fee Waived	Asset Management Fee Post-Waiver
December 31, 2016	$2,200	$1,252	$948
December 31, 2015	$888	$583	$305
December 31, 2014	$16	$16	$—
Our Advisor has also agreed to waive the asset management fees otherwise payable to it for the quarter ended March 31, 2017 to the extent that our MFFO for such quarter, as reduced to reflect the distribution and stockholder servicing fees payable for such quarter, as disclosed in our Quarterly Report on Form 10-Q, amounts to less than 100% of the aggregate distributions declared to our stockholders for that quarter. There can be no assurances that our Advisor will continue this waiver, and if not, cash available to pay distributions in future periods may be reduced. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operations.
We have not generated sufficient cash flows from operations to fully fund distributions paid. Therefore, some or all of our distributions have been and may continue to be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. For example, for the years ended December 31, 2016, 2015 and 2014, respectively, we funded 60%, 23% and 100% of total distributions with cash flows from financing activities, which includes offering proceeds. We have not placed a cap on the amount of our distributions that may be paid from any of these sources.

Cash Distributions
The following table outlines our total cash distributions declared to stockholders for each of the quarters ended during 2016 and 2015, including the breakout between the distributions declared in cash and those reinvested pursuant to our distribution reinvestment plan (in thousands).

	Stockholders			Sources(1)
Distributions for the Three Months Ended	Cash Distributions	Distributions Reinvested	Total Declared	Cash Flows From Operating Activities		Cash Flows From Financing Activities
2016
December 31, 2016	$1,608	$1,744	$3,352	$379	11%	$2,976	89%
September 30, 2016	1,340	1,427	2,767	1,449	52%	1,321	48%
June 30, 2016	1,107	1,128	2,235	2,238	100%	—	—%
March 31, 2016	871	887	1,758	—	—%	1,761	100%
Total	$4,926	$5,186	$10,112	$4,066	40%	$6,058	60%

2015
December 31, 2015	$604	$656	$1,260	$755	60%	$508	40%
September 30, 2015	458	490	948	951	100%	—	—%
June 30, 2015	279	288	567	570	100%	—	—%
March 31, 2015	91	58	149	—	—%	152	100%
Total	$1,432	$1,492	$2,924	$2,276	77%	$660	23%

(1)
Includes sources used to fund distributions paid to noncontrolling interests, which were equal to approximately $12,000 for each of the years ended December 31, 2016 and 2015 and $3,000 for the year ended December 31, 2014.

From inception through December 31, 2016, we declared cash distributions to our stockholders totaling $13.1 million, compared to total aggregate funds from operations, or FFO, loss of $1.5 million and our total aggregate net loss of $18.3 million for that period. During our offering and investment stages, we incur acquisition fees and expenses in connection with our real estate investments, which are recorded as reductions to net income and FFO. From inception through December 31, 2016, we incurred acquisition fees and expenses totaling $13.4 million.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources” for additional information regarding our distributions and FFO.
Distribution Reinvestment Plan
You may participate in our distribution reinvestment plan, pursuant to which you may have your distributions reinvested in additional whole or fractional common shares. Purchases will be made directly from us and must be reinvested in shares of the same class as the shares for which you received distributions that are being reinvested. You may purchase common shares under our distribution reinvestment plan at a price equal to the NAV per share of the Class A Shares, the Class T Shares and the Class I Shares, respectively, most recently disclosed by us in a public filing with the SEC on or before the date such shares under our distribution reinvestment plan are issued. If you participate in the distribution reinvestment plan and are subject to federal income taxation, you may incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested in common shares. As a result, you may have a tax liability without receiving cash distributions to pay such liability and would have to rely solely on sources of funds other than our distributions in order to pay your taxes. A majority of our board of directors may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior notice to plan participants, which notice will be made via a current report on Form 8-K filed with the SEC; provided, however, our board of directors will not be permitted to amend the distribution reinvestment plan if such amendment would eliminate plan participants’ ability to withdraw from the plan at least annually. Please see the “Description of Capital Stock—Distribution Reinvestment Plan” section of this prospectus for further explanation of our distribution reinvestment plan, a complete copy of which is included as Appendix C to this prospectus.
Share Redemption Programs
We offer a share redemption program applicable to Class A Shares and Class T Shares and a share redemption program applicable to Class I Shares and Class J Shares, each of which may allow stockholders who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, to have their shares redeemed subject to certain limitations and restrictions discussed more fully in the “Description of Capital Stock-Share Redemption Programs” section of this prospectus. The terms of our share redemption program applicable to Class I Shares and Class J Shares may provide holders of Class I Shares and Class J Shares with a greater opportunity to have their shares redeemed than holders of Class A Shares and Class T Shares. The limit on the amount of shares that may be redeemed under our share redemption program applicable to Class I Shares and Class J Shares is higher than the limit on our share redemption program applicable to Class A Shares and Class T Shares. In addition, the funds available for redemptions under our share redemption program applicable to Class A Shares and Class T Shares are generally limited to funds received from the distribution reinvestment plan in the prior month; whereas unless our board of directors determines otherwise, we intend to fund redemptions pursuant to our share redemption program applicable to Class I Shares and Class J Shares from any available cash sources at our disposal. No fees will be paid to Hines in connection with any redemption. Although we have a share redemption program that is applicable to Class J Shares, we are not offering Class J Shares pursuant to this prospectus and as of the date of this prospectus, no Class J Shares are outstanding. If you would like to request redemption of your shares, please see “Description of Capital Stock—Share Redemption Programs” for information concerning the procedures to be followed in order to request redemption.

Share Redemption Program Applicable to Class A Shares and Class T Shares

After you have held your Class A Shares and/or Class T Shares for a minimum of one year, our redemption program applicable to Class A Shares and Class T Shares may provide you with the ability to have all or a portion of the shares you purchased from us or received through a non-cash transaction, not in the secondary market, redeemed, subject to certain restrictions and limitations. We initially intend to allow redemptions of our shares on a monthly basis.

Subject to the limitations of and restrictions on the program, and subject to funds being available as described below, the number of shares repurchased during any consecutive twelve month period will be limited to no more than 5% of the number of outstanding shares of common stock at the beginning of that twelve month period. Unless our board of directors determines otherwise, the funds available for redemptions in each month will be limited to the funds received from the distribution reinvestment plan in the prior month. Our board of directors has complete discretion to determine whether all of such funds from the prior month’s distribution reinvestment plan will be applied to redemptions in the following month, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions.

Subject to the limitations of our share redemption program and the special pricing applicable to redemptions in connection with the death or disability of a stockholder, shares redeemed under the share redemption program applicable to Class A Shares and Class T Shares will be redeemed at a price equal to the NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC. Shares that are redeemed in connection with the death or disability of a stockholder will be redeemed at a price equal to the price paid to acquire such shares from us; provided, that, the redemption price cannot exceed the then-current offering price and, as described below, the redemption price will be reduced as necessary to be equal to then-current offering price for such class of shares being redeemed.

During the period of any public offering, the redemption price will be equal to or less than the primary offering price of the shares of such class offered in the relevant offering. If we are engaged in a public offering and the redemption price calculated in accordance with the guidelines set forth above would result in a redemption price that is higher than the then-current public offering price of such class of common shares, including the redemption price for death and disability redemptions, then the redemption price will be reduced and will be equal to the then-current public offering price of such class of common shares being redeemed. We disclosed an NAV per share of our common stock of $9.65 in March 2017. Therefore, until we disclose a new NAV per share , the redemption price under the share redemption program applicable to Class A Shares and Class T Shares will be $9.65 per share. Any shares tendered for redemption in connection with the death or disability of a stockholder will continue to be redeemed at a price equal to the price paid to acquire such shares from us, subject to the limitations noted above.

We may redeem fewer Class A Shares and Class T Shares than have been requested to be redeemed in any particular month, or none at all, in the discretion of our board of directors, including due to the lack of readily available funds because of market conditions, the need to maintain liquidity for operations or because our board of directors has determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares. In the event that we determine to redeem some but not all of the Class A Shares and Class T Shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. The portion of any unfulfilled redemption requests due to any of the limitations described above must be resubmitted after the start of the next month, or upon the recommencement of the redemption program, as applicable. Any determination to redeem fewer shares than have been requested to be redeemed may be made immediately prior to the applicable redemption date, and will be disclosed subsequently to prospective investors and stockholders in periodic prospectus supplements and/or reports filed by us, or more frequently as required by applicable securities laws.

Our board of directors may modify or suspend the share redemption program applicable to Class A Shares and Class T Shares at any time upon 30 days’ written notice without stockholder approval if our directors believe such action is in the best interests of our stockholders. In addition, our board of directors may determine to suspend the share redemption program due to regulatory changes, changes in law or if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. Stockholders will be notified of material modifications to or suspensions of the program in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current or periodic report. Any material modifications will also be disclosed on our website.

As of April 5, 2017, we had received eligible requests for redemptions related to 184,700 shares of our common stock, all of which have been redeemed using proceeds from our own distribution reinvestment plan at an average price of $9.50 per share, or an aggregate amount of $1,755,047.

Share Redemption Program Applicable to Class I Shares and Class J Shares

Our share redemption program applicable to Class I Shares and Class J Shares may provide you with the ability to have all or a portion of the shares you purchased from us or received through a non-cash transaction, not in the secondary market, redeemed, subject to certain restrictions and limitations. We initially intend to allow redemptions of our shares on a monthly basis.

Subject to the limitations of and restrictions on the program, and subject to funds being available as described below, shares redeemed under the share redemption program applicable to Class I Shares and Class J Shares will be redeemed at a price equal to the NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC. Under our share redemption program applicable to Class I Shares and Class J Shares, we may redeem during any calendar month Class I Shares and Class J Shares whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is 2% of the aggregate NAV of such classes of shares as of the last calendar day of the previous month and during any calendar quarter whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is up to 5% of NAV of such classes of shares as of the last calendar day of the prior calendar quarter. During a given quarter, if in each of the first two months of such quarter the 2% redemption limit is reached and stockholders’ redemptions are reduced pro rata for such months, then in the third and final month of that quarter, the applicable limit for such month will likely be less than 2% of the NAV applicable to all such shares as of the last calendar day of the previous month because the redemptions for that month, combined with the redemptions in the previous two months, cannot exceed 5% of the NAV of such classes of shares as of the last calendar day of the prior calendar quarter.

There is no minimum holding period for Class I Shares and Class J Shares and you can request that we redeem your Class I Shares and Class J Shares at any time. However, Class I Shares and/or Class J Shares that have not been outstanding for at least one year will be redeemed at 95% of the redemption price that would otherwise apply, which we refer to as the “short-term holding discount;” provided, that, the period that a Class I Share was held prior to being converted into a Class J Share will count toward the total hold period for a Class J Share. Upon request, we may waive the short-term holding discount in the case of the death or disability of a stockholder. The discount also will be waived with respect to shares issued pursuant to our distribution reinvestment plan and any shares that we issue as stock dividends.

Unless our board of directors determines otherwise, we intend to fund redemptions pursuant to our share redemption program applicable to Class I Shares and Class J Shares from any available cash sources at our disposal, including available cash, cash flow from operations, the sale of real estate-related securities and other assets, borrowings or offering proceeds, without any limitation on the amounts we may pay from such sources. Our board of directors has complete discretion to determine whether all of such funds will be applied to redemptions pursuant to the program, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions pursuant to the program.

We may redeem fewer Class I Shares and Class J Shares than have been requested to be redeemed in any particular month, or none at all, in our discretion, including due to the lack of readily available funds because of market conditions, the need to maintain liquidity for operations or because our board of directors has determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares. In the event that we determine to redeem some but not all of the Class I Shares and Class J Shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. The portion of any unfulfilled redemption requests due to any of the limitations described above must be resubmitted after the start of the next month or quarter, or upon the recommencement of the redemption program, as applicable. Any determination to redeem fewer shares than have been requested to be redeemed may be made immediately prior to the applicable redemption date (the last calendar day of the month), and will be disclosed subsequently to prospective investors and stockholders in periodic prospectus supplements and/or reports filed by us, or more frequently as required by applicable securities laws.

If redemption requests, in the business judgment of the board of directors, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on stockholders whose shares are not redeemed, then our board of directors may modify or suspend the share redemption program if it deems such action to be in the best interest of our stockholders. In addition, our board of directors may determine to suspend the share redemption program due to regulatory changes, changes in law or if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. Material modifications, including any reduction to the monthly or quarterly limitations on redemptions, and suspensions of the program will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current or periodic report. Any material modifications will also be disclosed on our website.

As of the date of this prospectus, there are no Class I Shares or Class J Shares issued and outstanding and therefore, no Class I Shares or Class J Shares have been redeemed.
Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Although these exemptions will be available to us, they will not have a material impact on our public reporting and disclosure. We are deemed a “non-accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act, and as a non-accelerated filer, we are permanently exempt from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In addition, because we have no employees, we do not have any executive compensation or golden parachute payments to report in our periodic reports and proxy statements.
We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1.0 billion (subject to adjustment for inflation), (ii) December 31, 2019, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated filer” under the Exchange Act.
Under the JOBS Act, emerging growth companies can also delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Investment Company Act of 1940 Exclusions
We intend to conduct the operations of Hines Global II and its subsidiaries so that none of them will be required to register as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act.
Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
We plan to conduct our businesses primarily through the Operating Partnership, a majority-owned subsidiary, and expect to establish other direct or indirect majority-owned subsidiaries to carry out specific activities; however, Hines Global II may also make investments directly. Although we reserve the right to modify our business methods at any time, at the time of this offering we expect the focus of our business will involve investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks” and therefore we will not be an investment company under Section 3(a)(1)(A) of the Investment Company Act. We may also invest in other real estate investments and intend to otherwise be considered to be in the real estate business. Both we and the Operating Partnership intend to conduct our operations so that they do not hold investment securities in excess of the limit imposed by the 40% test and will not hold ourselves out as being engaged primarily or actually engage in the business of investing in securities. Therefore, we expect that we and the Operating Partnership will not be subject to regulation as an investment company under the Investment Company Act. The securities issued to the Operating Partnership and to Hines Global II by their respective majority-owned subsidiaries that are neither investment companies nor relying on Sections 3(c)(1) or (7) of the Investment Company Act, as discussed above, will not be investment securities for the purpose of this 40% test.
We may in the future organize special purpose subsidiaries of the Operating Partnership that will rely on Section 3(c)(7) for their Investment Company Act exclusion and, therefore, the Operating Partnership’s interest in each of these subsidiaries would constitute an “investment security” for purposes of determining whether the Operating Partnership satisfies the 40% test. However, as stated above, we expect that even in such a situation most of our other majority-owned subsidiaries will not meet the definition of investment company or, if they meet that definition, they will not rely on the exclusions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute a substantial majority of our assets) will not constitute investment securities, and we expect to be able to conduct our operations so that we are not required to register as an investment company under the Investment Company Act, even if some special purpose subsidiaries do rely on Section 3(c)(7).
One or more of our subsidiaries or subsidiaries of the Operating Partnership may seek to qualify for an exclusion from the definition of investment company under the Investment Company Act pursuant to other provisions of the Investment Company Act, such as Section 3(c)(5)(C) which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests and the remaining 45% of the entity’s portfolio consist primarily of real estate-type interests (as such terms have been interpreted by the staff of the SEC). We expect our subsidiaries to rely on guidance published by the SEC or the staff of the SEC or on our own analyses of guidance published with respect to other types of assets to determine which assets are qualifying interests and real estate-type interests.
In August 2011, the SEC solicited public comment on a wide range of issues related to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including the guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Any additional guidance could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.
We will monitor our holdings and those of our subsidiaries to ensure continuing and ongoing compliance with these tests, and we will be responsible for making the determinations and calculations required to confirm our compliance with these tests. If the SEC or its staff does not agree with our determinations, we may be required to adjust our activities, those of the Operating Partnership, or other subsidiaries.

Qualification for these exclusions could affect our ability to acquire or hold investments, or could require us to dispose of investments that we might prefer to retain in order to remain qualified for such exclusions. Changes in current policies by the SEC and its staff could also require that we alter our business activities for this purpose. If we or our subsidiaries fail to maintain an exclusion from the Investment Company Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (iii) register as an investment company, any of which would negatively affect the value of shares of our common stock the sustainability of our business model, and our ability to make distributions. For a discussion of certain risks associated with the Investment Company Act, please see “Risk Factors.”

RISK FACTORS
You should carefully read and consider the risks described below, together with all other information in this prospectus, before you decide to buy our common shares. We encourage you to keep these risks in mind when you read this prospectus and evaluate an investment in us. If certain of the following risks actually occur, it could have a material adverse effect on our business, financial condition, and results of operations and our ability to pay distributions would likely suffer materially or could be eliminated entirely. As a result, the value of our common shares may decline, and you could lose all or part of the money you paid to buy our common shares.

Risks Related to Investing in this Offering
We have a limited prior operating history, and the prior performance of other Hines affiliated entities may not be a good measure of our future results; therefore there is a higher risk that we will not be able to achieve our investment objectives compared to a real estate investment trust with a significant operating history.
We have a limited prior operating history. As a result, an investment in our shares of common stock may entail more risk than the shares of common stock of a real estate investment trust with a significant operating history and we may not be able to achieve our investment objectives. In addition, you should not rely on the past performance of investments by other investment vehicles sponsored by Hines to predict our future results. Our investment strategy and key employees may differ from the investment strategies and key employees of our affiliates in the past, present and future.
We offer two share redemption programs for you if you are seeking liquidity of your shares. However, there is no public market for our common shares; therefore, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount.
There is no public market for our common shares, and we do not expect one to develop. We have a share redemption program, applicable to both Class A Shares and Class T Shares and a share redemption program applicable to Class I Shares and Class J Shares, but each is limited in terms of the amount of shares which may be redeemed. It will therefore be difficult for you to sell your shares of common stock promptly or at all. Additionally, our charter contains restrictions on the ownership and transfer of our shares, and these restrictions may limit your ability to sell your shares. If you are able to sell your shares, you may only be able to sell them at a substantial discount from the price you paid. This may be the result, in part, of the fact that the amount of funds available for investment are reduced by funds used to pay certain up-front fees and expenses, including organization and offering costs, such as issuer costs, selling commissions, and the dealer manager fees and acquisition fees and expenses in connection with our public offerings. Unless our aggregate investments increase in value to compensate for these up-front fees and expenses, which may not occur, it is unlikely that you will be able to sell your shares, without incurring a substantial loss. You may also experience substantial losses if we dispose of our assets or in connection with a liquidation event. We cannot assure you that your shares will ever appreciate in value to equal the price you paid for your shares. Thus, prospective stockholders should consider our common shares as illiquid and a long-term investment, and you must be prepared to hold your shares for an indefinite length of time. Please see “Description of Capital Stock—Restrictions on Transfer” herein for a more complete discussion on certain restrictions regarding your ability to transfer your shares.

This is a fixed price offering and the offering price of each class of our common stock was arbitrarily determined. Therefore, the offering price will not accurately represent the current value of our assets at any particular time and may be higher than the value of our assets per share of our common stock at the time of your purchase.
This is a fixed price offering, which means that the price for each class of our common stock in the offering has been fixed by our board of directors and does not vary based on the underlying value of our assets from time to time. Our board of directors arbitrarily determined the offering price of each class of our common stock in its sole discretion. We have not undertaken to adjust the offering price after we acquire each additional asset and, therefore, the fixed offering price established for each class of our common stock will not accurately represent the value of our assets at any given time and the actual value of your investment may be substantially less than what you pay. Our offering price may not be indicative of either the price you would receive if you sold your shares, the price at which shares of our common stock would trade if they were listed on a national securities exchange or if we were liquidated or dissolved. Similarly, the amount you may receive upon redemption of your shares, if you determine to request redemption pursuant to one of our share redemption programs, may be less than the amount you paid for such shares, regardless of any increase in the underlying value of any assets we own.
Because we are conducting an ongoing offering, we are providing information about our net tangible book value per share of our common stock. As of December 31, 2016, our net tangible book value per share was $7.17 for each class of our common stock, which is less than the offering price for shares of each class of our common stock. Net tangible book value is a rough approximation of value calculated simply as total book value of assets minus total liabilities (all of which are adjusted for noncontrolling interests). It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, (iii) the substantial fees paid in connection with this offering, such as selling commissions and marketing fees, all or a portion of which have been reallowed by our dealer manager to participating broker dealers and (iv) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments.
This is a “blind pool” offering and you will not have the opportunity to evaluate our future investments prior to purchasing shares of our common stock.
You will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our future investments prior to purchasing shares of our common stock. In addition, our investment policies and strategies are very broad and permit us to invest in all types of properties and other real estate investments. You must rely on our Advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments. Because you cannot evaluate our future investments in advance of purchasing shares of our common stock, a “blind pool” offering may entail more risk than other types of offerings. This additional risk may hinder your ability to achieve your personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

This offering is a “best efforts” offering and if we are unable to raise substantial additional funds, we will be limited in the number and type of investments we may make which could negatively impact an investment in shares of our common stock.
This offering is being made on a “best efforts” basis, whereby the broker dealers participating in this offering are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any of the shares of our common stock. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a diversified industrial portfolio. Our inability to raise substantial additional funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to make distributions could be adversely affected. As of April 5, 2017, we have raised approximately $318.3 million from the sale of shares in this offering and have acquired seven real estate investments through April 2017. If we are unable to sell a significant number of the shares being offered in this offering, we are more likely to focus on making investments in loans and real estate related entities, resulting in less diversification in terms of the number of investments owned, the geographic regions in which our property investments are located and the types of investments that we make. As a result, the likelihood increases that any single investment’s poor performance would materially affect our overall investment performance.
The availability and timing of distributions to our stockholders is uncertain and cannot be assured.
There is no assurance that distributions will continue to be authorized and paid. We cannot assure you that we will have sufficient cash to pay distributions to you or that the amount of any such distributions will increase over time. In addition, the distribution and stockholder servicing fees payable with respect to Class T Shares and Class I Shares issued in the primary offering will reduce the amount of funds available for distribution with respect to all Class T Shares and Class I Shares, as applicable (including Class T Shares and Class I Shares issued pursuant to the distribution reinvestment plan). Further, because the distribution and stockholder servicing fees payable with respect to Class T Shares are higher than those payable with respect to Class I Shares, distributions with respect to Class T Shares will be lower than distributions with respect to Class I Shares. Should we fail for any reason to distribute at least 90% of our REIT taxable income, we would not qualify for the favorable tax treatment accorded to REITs.
We have and may continue to pay distributions from sources other than our cash flow from operations, including advances, deferrals or waivers of fees from our Advisor or affiliates, borrowings and/or proceeds of this offering. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. The use of sources other than our cash flow from operations to fund distributions could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and/or potentially impact the value or result in dilution of your investment.
In our initial quarters of operations, and from time to time thereafter, our cash flow from operations may be insufficient to fund distributions to stockholders. Our organizational documents permit us to make distributions from any source and we may choose to pay distributions when we do not have sufficient cash flow from operations to fund such distributions. We may choose to use advances, deferrals or waivers of fees, if available, from our Advisor or affiliates, borrowings and/or proceeds of this offering or other sources to fund distributions to you. For example, we funded 23% of total distributions for 2015 and 60% of total distributions for 2016 with cash flows from financing activities which includes offering proceeds. In addition, our Advisor agreed to waive the asset management fee otherwise payable to it pursuant to our Advisory Agreement for the fourth quarter of 2014, each of the quarters in 2015 and 2016 to the extent that our MFFO for each respective quarter, as disclosed in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, amounts to less than 100% of the aggregate distributions declared for such quarter. Pursuant to this waiver agreement, our Advisor waived $1.3 million, $0.6 million and $16,000 in asset management fees payable to it during the years ended December 31, 2016, December 31, 2015 and December 31, 2014, respectively. Our Advisor has also agreed to waive the asset management fees otherwise payable to it for the quarter ended March 31, 2017 to the extent that our MFFO for such quarter, as reduced to reflect the distribution and stockholder servicing fees payable for such quarter, as disclosed in our Quarterly Report on Form 10-Q, amounts to less than 100% of the aggregate distributions declared to our stockholders for that quarter. We have not placed a cap on the amount of our distributions that may be paid from sources other than cash flows from operations, including proceeds from our debt financings, proceeds from our public offerings, cash advances by our Advisor and cash resulting from a waiver or deferral of fees. However, our Advisor and affiliates are under no obligation to advance funds to us or to defer or, subsequent to the first quarter of 2017, to continue to waive fees in order to support our distributions. When we pay distributions in excess of earnings and we use cash flows from financing activities, including offering proceeds and borrowings, to fund distributions, then we have less funds available for operations and for acquiring properties and other investments, which could adversely impact our ability to pay distributions in future periods, may reduce your overall return and may result in the dilution of your investment. In addition, our Advisor or its affiliates could choose to receive shares of our common stock or interests in the Operating Partnership in lieu of cash or deferred fees or the repayment of advances to which they are entitled, and the issuance of such securities may dilute your interest in us. Furthermore, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.
Payments to the holders of the Special OP Units or any other OP Units will reduce cash available for distribution to our stockholders.
An affiliate of Hines has received OP Units in return for its $190,000 contribution to the Operation Partnership. Our Advisor or its affiliates may also choose to receive OP Units in lieu of certain fees. The holders of all OP Units will be entitled to receive cash from operations pro rata with the distributions being paid to us and such distributions to the holder of the OP Units will reduce the cash available for distribution to our stockholders. In addition, Hines Global REIT II Associates Limited Partnership, the holder of the Special OP Units, will be entitled to cash distributions, under certain circumstances, including from sales of our real estate investments, refinancings and other sources, which may reduce cash available for distribution to our stockholders and may negatively affect the value of our shares of common stock. Furthermore, under certain circumstances the Special OP Units and any other OP Units held by Hines or its affiliates are required to be repurchased, in cash at the holder’s election and there may not be sufficient cash to make such a repurchase payment; therefore, we may need to use cash from operations, borrowings, or other sources to make the payment, which will reduce cash available for distribution to you.
Your ability to have your shares redeemed is limited under our share redemption programs and may be more limited for holders of Class A Shares and Class T Shares than for holders of Class I Shares and Class J Shares. If you are able to have your shares redeemed, it may be at a price that is less than the price you paid for the shares and the then-current market value of the shares.
Each of our share redemption programs contains significant restrictions and limitations. For example, only stockholders who purchase their shares directly from us or who received their shares through a non-cash transaction, not in the secondary market, are eligible to participate, holders of Class A Shares and Class T Shares must generally hold their shares for a minimum of one year before they can participate in our share redemption program and if holders of Class I Shares and Class J Shares do not hold their shares for a minimum of one year, then they will only be eligible for redemption at 95% of the redemption price that would otherwise apply. The terms of our share redemption program applicable to Class I Shares and Class J Shares may provide holders of Class I Shares and Class J Shares with a greater opportunity to have their shares redeemed than holders of Class A Shares and Class T Shares.  The limit on the amount of shares that may be redeemed under our share redemption program applicable to Class I Shares and Class J Shares is higher than the limit on our share redemption program applicable to Class A Shares and Class T Shares.  In addition, the funds available for redemptions under our share redemption program applicable to Class A Shares and Class T Shares are generally limited to funds received from the distribution reinvestment plan in the prior month; whereas unless our board of directors determines otherwise, we intend to fund redemptions pursuant to our share redemption program applicable to Class I Shares and

Class J Shares from any available cash sources at our disposal. Our board of directors may terminate, suspend or amend each of the share redemption programs upon 30 days’ written notice without stockholder approval. As a result of these limitations, the redemption price you may receive upon any such redemption may not be indicative of the price you would receive if our shares were actively traded or if we were liquidated, and you should not assume that you will be able to sell all or any portion of your shares back to us pursuant to our share redemption programs or to third parties at a price that reflects the then current market value of the shares or at all. Please see “Description of Capital Stock—Share Redemption Programs” for a description of all of the terms and limitations associated with each of our share redemption programs.
The actual value of shares that we redeem under our share redemption programs may be substantially less than what we pay.
Under our share redemption programs, after shares have been held by a stockholder for at least one year, shares generally may be repurchased at a price equal to the estimated NAV per share applicable to the class of shares being redeemed and most recently announced by us in a public filing with the SEC as of the applicable date of the redemption. However, if the redemptions are sought upon a stockholder’s death or disability under the share redemption program applicable to Class A Shares and Class T Shares, shares will be redeemed at a price equal to the price paid to acquire such shares from us; provided that, the redemption price cannot exceed the then-current offering price, in which case, the redemption price will be reduced as necessary to equal the then-current offering price for such class of shares being redeemed. The NAV per share and the price paid to acquire shares from us may not accurately represent the current value of our assets per share of our common stock at any particular time and may be higher or lower than the actual value of our assets per share at such time. Accordingly, we may redeem shares at prices that are higher than the actual value of our shares, which would be dilutive to our remaining stockholders.
You will not have the benefit of an independent due diligence review in connection with this offering and, since there is no separate counsel for us and certain of our affiliates in connection with this offering, if a conflict of interest arises between us and Hines, we may incur additional fees and expenses.
Because our Advisor and our Dealer Manager are affiliates of Hines, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with a securities offering. In addition, Greenberg Traurig, LLP has acted as counsel to us, our Advisor and our Dealer Manager in connection with this offering and, therefore, you will not have the benefit of a due diligence review and investigation that might otherwise be performed by independent counsel which increases the risk of your investment. There is a possibility in the future that the interests of the various parties may become adverse and, under the code of professional responsibility of the legal profession, Greenberg Traurig, LLP may be precluded from representing any one or all of such parties. If any situation arises in which our interests appear to be in conflict with those of our Advisor, our Dealer Manager or their affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected, which may result in us incurring additional fees and expenses. Moreover, should a conflict of interest not be readily apparent, Greenberg Traurig, LLP may inadvertently act in derogation of the interest of the parties which could affect our ability to meet our investment objectives.
The fees we pay in connection with this offering and the agreements entered into with Hines and its affiliates were not determined on an arm’s-length basis and therefore may not be on the same terms we could achieve from a third party.
The compensation paid to our Advisor, Dealer Manager, Hines and other affiliates for services they provide us was not determined on an arm’s-length basis. All service agreements, contracts or arrangements between or among Hines and its affiliates, including our Advisor and us, were not negotiated at arm’s-length. Such agreements include our Advisory Agreement, our Dealer Manager Agreement, and any

property management and leasing agreements. A third party unaffiliated with Hines may be willing and able to provide certain services to us at a lower price.
We will pay substantial compensation to Hines, our Advisor and their affiliates, which may be increased during this offering or future offerings by our independent directors.
Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments payable to Hines, our Advisor and their affiliates may increase during this offering or in the future without stockholder approval from those described in “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units,” if such increase is approved by a majority of our independent directors.
We do not, and do not expect to, have research analysts reviewing our performance.
We do not, and do not expect to, have research analysts reviewing our performance or our securities on an ongoing basis. Therefore, you will not have an independent review of our performance and the value of our common stock relative to publicly traded companies.
Our stockholders may experience dilution.
Our stockholders do not have preemptive rights. If we engage in a subsequent offering of common shares or securities convertible into common shares, issue shares pursuant to our distribution reinvestment plan or otherwise issue additional shares, investors who purchase shares in this offering who do not participate in those other stock issuances will experience dilution in their percentage ownership of our outstanding shares. Furthermore, stockholders may experience a dilution in the value of their shares depending on the terms and pricing of any share issuances (including the shares being sold in this offering) and the value of our assets at the time of issuance.
The prices of our Class A Shares, Class T Shares and Class I Shares may each be adjusted to a price less than the price you paid for your shares.
The prices of our Class A Shares, Class T Shares and Class I Shares may each be adjusted periodically in the discretion of our board of directors and therefore any future adjustments may result in an offering price lower than the price you paid for your shares.
We have disclosed an NAV per share of our common stock and the current purchase price our stockholders pay for shares of each class of our common stock in this offering is higher than such NAV per share. Neither the NAV per share nor the offering price may be an accurate reflection of the fair market value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we liquidated or dissolved or the amount you would receive upon the sale of your shares.
Due to rules of the Financial Industry Regulatory Authority, or FINRA, and due to contractual obligations in the selling agreements between our participating broker dealers and our Dealer Manager, we may from time to time disclose an NAV per share of our common stock.  The price at which we sell shares of our common stock is likely to be in excess of such NAV per share. For example, the NAV per share of our common stock determined by our board of directors on February 27, 2017 of $9.65 per share is lower than the primary offering prices with respect to our Class A Shares and Class T Shares. National Association of Securities Dealers, or “NASD,” Conduct Rule 2340, which took effect on April 11, 2016, sets forth the obligations of FINRA members to provide per share values in customer account statements calculated in a certain manner. In accordance with this rule, the customer account statements that we issue to our stockholders will reflect the NAV per share determined by our board of directors. In addition, we expect to use the NAV per share as the deemed per share value for purposes of reports to fiduciaries of retirement plans.  Because we have used a portion of the proceeds from this offering to pay selling commissions, dealer manager fees and issuer costs in connection with our organization and this offering, which reduce the amount of funds available for investment, unless our aggregate investments increase in value to compensate for these up-front fees and expenses, the NAV per share, which will be the “value” shown on our stockholders’ account statements, will be lower than the purchase price paid by our stockholders in this offering.
The NAV per share and the primary offering price per share of each class of our common stock are likely to differ from the price that you would receive upon a resale of your shares or upon our liquidation because: (i) there is no public trading market for the shares at this time; (ii) the primary offering price involves the payment of underwriting compensation and other offering-related costs, which are likely to produce a higher purchase price than could otherwise be obtained; (iii) the NAV per share and the primary offering price per share do not take into account how market fluctuations affect the value of our investments, including how disruptions in the financial and real estate markets may affect the values of our investments; and (v) the NAV per share and the primary offering price per share do not take into account how developments related to individual assets may have increased or decreased the value of our portfolio.
Further, the NAV per share and the primary offering price of each class of our common stock may not be an accurate reflection of the fair value of our assets and liabilities in accordance with accounting principles generally accepted in the United States of America (“GAAP”), may not reflect the price at which we would be able to sell all or substantially all of our assets or the outstanding shares of our common stock in an arm’s-length transaction, may not represent the value that stockholders could realize upon a sale of the company or upon the liquidation of our assets and settlement of our liabilities, and may not be indicative of the prices at which Class A Shares or Class T Shares would trade if they were listed on a national securities exchange. In addition, any NAV per share that we disclose may not be the equivalent of the disclosure of a market price by an open-ended real estate fund.
See “Description of Capital Stock — Valuation Policy” for a description of our policy with respect to valuations of our common stock. The methodology used to determine the NAV per share of our common stock may be based upon assumptions, estimates and judgments that may not be accurate or complete, such that, if different property-specific and general real estate and capital market assumptions, estimates and judgments were used, it could result in an NAV per share that is significantly different.
Risks Related to Our Business in General
Delays in purchasing properties or making other real estate investments with the proceeds received from this offering may result in a lower rate of return to you.
Our ability to locate and commit to purchase specific properties, or make investments, will be partially dependent on our ability to raise sufficient funds for such acquisitions and investments. We may be substantially delayed in making investments due to delays in:

•	the sale of our common shares,

•	obtaining debt financing,

•	negotiating or obtaining the necessary purchase documentation,

•	locating suitable investments or

•	other factors.
We expect to invest proceeds we receive from this offering in short-term, highly-liquid investments until we use such funds in our operations. We expect that the income we earn on these temporary investments will not be substantial. Further, we may use the principal amount of these investments, and any returns generated on these investments, to pay for fees and expenses in connection with this offering and distributions. Therefore, delays in investing proceeds we raise from this offering could impact our ability to generate cash flow for distributions.
The U.S. Department of Labor, or DOL, has adopted certain amendments, including an amendment to the definition of “fiduciary” under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Code, which could impact our ability to raise significant additional capital in this offering.
The DOL has adopted certain amendments, including an amendment to the definition of “fiduciary” under ERISA and the Code. The amendments have broadened the definition of “fiduciary” and have changed the prohibited transaction exemptions relating to investments by employee benefit plans subject to Title I of ERISA or retirement plans or accounts subject to Section 4975 of the Code (including individual retirement accounts). The amendments took effect in 2016, with implementation scheduled to commence on April 10, 2017 and continue through January 1, 2018; however, the implementation date has been delayed until June 9, 2017. On February 3, 2017, a Presidential Memorandum was issued directing the DOL to, among other things, examine the regulation to determine whether it may adversely affect the ability of Americans to gain access to market information and financial advice. The outcome of this review by the DOL and the ultimate impact of the final regulation are not yet known, but if the regulation is implemented, it could negatively impact the sale of shares of our common stock to such employee benefit plans and retirement plans and accounts.
A prolonged national or world-wide economic downturn or volatile capital market conditions could adversely affect our results of operations and our ability to pay distributions to our stockholders.
If disruptions in the capital and credit markets were to occur, they could adversely affect our ability to obtain loans, credit facilities, debt financing and other financing, or, when available, to obtain such financing on reasonable terms, which could negatively impact our ability to implement our investment strategy.
If these disruptions in the capital and credit markets should occur again as a result of, among other factors, uncertainty, changing regulation, changes in trade agreements, reduced alternatives or additional failures of significant financial institutions, our access to liquidity could be significantly impacted. Prolonged disruptions could result in us taking measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs could be arranged. Such measures could include deferring investments, reducing or eliminating the number of shares redeemed under our share redemption programs and reducing or eliminating distributions we make to our stockholders.
We believe the risks associated with our business are more severe during periods of economic downturn if these periods are accompanied by declining values in real estate. For example, a prolonged economic downturn could negatively impact our property investments as a result of increased customer delinquencies and/or defaults under our leases, generally lower demand for rentable space, potential oversupply of rentable space leading to increased concessions, and/or customer improvement expenditures, or reduced rental rates to maintain occupancies.
Our operations could be negatively affected to a greater extent if an economic downturn occurs, is prolonged or becomes more severe, which could significantly harm our revenues, results of operations, financial condition, liquidity, business prospects and our ability to make distributions to you and may result in a decrease in the value of your investment.

Yields on and safety of deposits may be lower due to the extensive decline in the financial markets.
Until we invest the proceeds of this offering in real properties and other real estate investments, we may hold those funds in investments, including money market funds, bank money market accounts and CDs or other accounts at third-party depository institutions. Unusual declines in the financial markets, similar to those experienced during the Great Recession, could result in a loss of some or all of these funds. In particular, money market funds may experience intense redemption pressure and have difficulty satisfying redemption requests. As a result, we may not be able to access the cash in our money market investments. In addition, current yields from these investments are minimal.
The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.
The Federal Deposit Insurance Corporation only insures amounts up to $250,000 per depositor. It is likely that we will have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. If any of the banking institutions in which we deposit funds ultimately fails, we may lose any amounts of our deposits over federally insured levels. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of your investment.
Because of our inability to retain earnings, we will rely on debt and equity financings for acquisitions, and if we do not have sufficient capital resources from such financings, our growth may be limited.
In order to qualify for taxation as a REIT, we generally are required to distribute to our stockholders at least 90% of our annual ordinary taxable income to maintain such qualification. This requirement limits our ability to retain income or cash flow from operations to finance the acquisition of new investments. We will explore acquisition opportunities from time to time with the intention of expanding our operations and increasing our profitability. We anticipate that we will use debt and equity financing for such acquisitions because of our inability to retain significant earnings. Consequently, if we cannot obtain debt or equity financing on acceptable terms, our ability to acquire new investments and expand our operations will be adversely affected.
We may need to incur borrowings that would otherwise not be incurred to meet REIT minimum distribution requirements.
In order to qualify as a REIT, we are required to distribute to our stockholders at least 90% of our annual ordinary taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid (or deemed paid) by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years.
We expect our income, if any, to consist almost solely of our share of the Operating Partnership’s income, and the cash available for the payment of distributions by us to our stockholders will consist of our share of cash distributions made by the Operating Partnership. As the general partner of the Operating Partnership, we will determine the amount of any distributions made by the Operating Partnership. However, we must consider a number of factors in making such distributions, including:

•	the amount of the cash available for distribution;

•	the impact of such distribution on other partners of the Operating Partnership;

•	the Operating Partnership’s financial condition;

•	the Operating Partnership’s capital expenditure requirements and reserves therefor; and

•	the annual distribution requirements contained in the Code necessary to qualify and maintain our qualification as a REIT.
Differences in timing between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses when determining our taxable income, as well as the effect of nondeductible capital expenditures, the creation of reserves, the use of cash to purchase shares under our share redemption programs or required debt amortization payments, could result in our having taxable income that exceeds cash available for distribution.
In view of the foregoing, we may be unable to meet the REIT minimum distribution requirements and/or avoid the 4% excise tax described above. In certain cases, we may decide to borrow funds in order to meet the REIT minimum distribution and/or avoid the 4% excise tax even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations.
Lenders may require us to enter into restrictive covenants that relate to or otherwise limit our operations, which could limit our ability to make distributions to you, to replace our Advisor or to otherwise achieve our investment objectives.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage property, discontinue insurance coverage, or make distributions under certain circumstances. In addition, provisions of our loan documents may deter us from replacing our Advisor because of the consequences under such agreements and may limit our ability to replace the property manager or terminate certain operating or lease agreements related to the property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.
Actions of our joint venture partners, including other Hines investment vehicles and third parties, could negatively impact our performance.
We may purchase or develop properties or other real estate investments or make investments in joint ventures or partnerships, co-tenancies or other co-ownership arrangements with Hines affiliates, the sellers of the properties, developers or similar persons. Joint ownership of properties or other investments, under certain circumstances, may involve risks not otherwise present with other methods of owning real estate or other real estate investments. Examples of these risks include:

•	the possibility that our partners or co-investors might become insolvent or bankrupt;

•
that such partners or co-investors might have economic or other business interests or goals that are inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties or other investments held in the joint venture or the timing of the termination and liquidation of the venture;

•	the possibility that we may incur liabilities as the result of actions taken by our partners or co-investors; or

•
that such partners or co-investors may be in controlling positions and/or be in a position to take actions contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT.

Actions by a co-venturer, co-tenant or partner may result in subjecting the assets of the joint venture to unexpected liabilities. Under joint venture arrangements, neither co-venturer may have the power to control the venture, and under certain circumstances, an impasse could result and this impasse could have an adverse impact on the operations and profitability of the joint venture.
If we have a right of first refusal or buy/sell right to buy out a co-venturer or partner, we may be unable to finance such a buy-out if it becomes exercisable or we are required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our co-venturer or partner, our ability to sell such interest may be adversely impacted by such right. Joint ownership arrangements with Hines affiliates may also entail conflicts of interest. Please see “Conflicts of Interest—Joint Venture Conflicts of Interest” for a description of these risks.
If we invest in a limited partnership as a general partner, we could be responsible for all liabilities of such partnership.
In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of such partnership. Additionally, we may acquire a general partner interest in the form of a non-managing general partner interest. As a non-managing general partner, we are potentially liable for all liabilities of the partnership without having the same rights of management or control over the operation of the partnership as the managing general partner. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of investment we initially made or then had in the partnership.
We may acquire various financial instruments for purposes of “hedging” or reducing our risks, which may be costly and ineffective and may reduce our cash available for distribution to you.
We may enter into currency rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our risk of exposure to the effects of currency changes as a result of our international investments. Similarly, we may enter into interest rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our risk of exposure to the effects of interest rate changes due to variable interest rate debt that we may have.
We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results. In addition, Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.
We are Hines’ third publicly-offered real estate investment vehicle. We collectively refer to real estate joint ventures, funds and programs as real estate investment vehicles. All but two of the previous real estate investment vehicles of Hines and its affiliates were conducted through privately-held entities not subject to either the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations that govern us, including reporting requirements under the federal securities laws and tax and other regulations applicable to REITs.
The past performance of other investment vehicles sponsored by Hines or its affiliates may not be indicative of our future results, and we may not be able to successfully operate our business and implement our investment strategy, which may be different in a number of respects from the operations previously conducted by Hines. In addition, Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire. For example, a significant amount of real estate investments that have been made by Hines’ other investment vehicles have consisted of acquisitions and development of office or industrial properties or land. Therefore, we may need to use third parties to source or manage investments in which Hines has limited experience. In addition, a significant portion of Hines’ other programs and investments involve development projects. Although we are able to invest in development projects, we do not anticipate that a significant portion of the proceeds from this offering will be invested in development projects. As a result of all of these factors, you should not rely on the past performance of other investment vehicles sponsored by Hines and its affiliates to predict, or as an indication of, our future performance.
Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments. Adverse changes in affiliated programs could also adversely affect our ability to raise capital.
Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of Hines and its affiliates as well as key employees of Hines in the identification and acquisition of investments, the selection of tenants, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. Our board of directors and our Advisor have broad discretion when identifying, evaluating, making and managing our investments with the proceeds of this offering. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. We will rely on the management ability of Hines and the oversight of our board of directors as well as the management of any entities or ventures in which we invest.
We may not be able to retain our key employees. To the extent we are unable to retain and/or find qualified successors for key employees that depart from the company, our results of operations may be adversely impacted. Our officers and the management of our Advisor also serve in similar capacities for numerous other entities. If Hines or any of its key employees are distracted by these other activities or suffer from adverse financial or operational problems in connection with operations unrelated to us, the ability of Hines and its affiliates to allocate time and/or resources to our operations may be adversely affected. If Hines is unable to allocate sufficient resources to oversee and perform our operations for any reason, our results of operations would be adversely impacted. We will not provide key-man life insurance policies for any of Hines’ key employees. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest—Employees of our Advisor and Hines will face conflicts of interest relating to time management and allocation of resources and investment opportunities.”
Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years. Although it was re-opened with respect to ordinary redemption requests in April 2013, Hines REIT suspended its share redemption program, except with respect to redemptions in connection with the death or disability of a stockholder in December 2009. As of December 31, 2015, shares redeemed pursuant to the share redemption program were redeemed at $5.45 per share, with respect to ordinary redemption requests, and with respect to requests in connection with the death or disability of a stockholder commencing with redemptions made on January 1, 2016, shares were redeemed at $6.65 per share. In May 2011, November 2012, April 2013, November 2013, December 2014 and September 2015, Hines REIT’s board of directors determined an NAV per share of $7.78, $7.61, $6.75, $6.40, $6.50, and $6.65, respectively, each of which was lower than the most recent primary offering price of $10.08 per share. The reduction in the NAV between November 2012 and April 2013 was due to Hines REIT’s payment to its stockholders of special distributions in excess of $0.80 per share (all of which represented a return of capital). In addition, Hines REIT decreased its distribution rate in July 2010 and further decreased the rate in April 2013. The board of directors of Hines Global I, another public investment vehicle sponsored by Hines, determined an NAV per share of $10.03, $10.24, $9.44, $8.90 and $8.78, respectively, as of

December 31, 2016, 2015, 2014, 2013, 2012, each of which was lower than the most recent primary offering price of $10.40 per share.
In addition to Hines REIT, Hines Global I, and HMS Income Fund, Inc. (“HMS”), Hines has sponsored more than 20 privately-offered programs in the past ten years. Several of Hines’ privately-offered programs have experienced adverse economic developments due to the global financial crisis and deteriorating economic conditions in several European and South American countries, Mexico and several U.S. markets between 2007 and 2009. The adverse market conditions experienced by these programs may result in them altering their investment strategy, generating returns lower than originally expected, or ultimately may cause them to incur losses. There is a risk that we may experience similar adverse developments, as an investment vehicle sponsored by Hines.
Adverse results in the other non-traded REITs on the Hines platform have the potential to affect Hines’ and our reputation among financial advisors and investors, which could affect our ability to raise capital.
Terrorist attacks and other acts of violence, civilian unrest or war may affect the markets in which we operate, our business and our profitability.
Terrorist attacks and other acts of violence, civilian unrest or war may negatively affect our operations and your investment in our shares. We may acquire real estate investments located in or that relate to real estate located in areas that are susceptible to attack. In addition, any kind of terrorist activity or violent criminal acts, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could have a negative effect on our business. These events may directly impact the value of our assets through damage, destruction, loss or increased security costs. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. Further, even if we do obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism in the areas in which we acquire properties or other real estate investments could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition for providing loans.
The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in or damage to, the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Our revenues will be dependent upon the payment of rent and the return of our other investments which may be particularly vulnerable to uncertainty in the local economy. Increased economic volatility could adversely affect our tenants’ ability to pay rent or the return on our other investments or our ability to borrow money or issue capital stock at acceptable prices and have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
We may be subject to litigation which could have a material adverse effect on our business and financial condition.
We may be subject to litigation, including claims relating to our operations, offerings, unrecognized pre-acquisition contingencies and otherwise in the ordinary course of business. Some of these claims may result in potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of claims that may arise in the future. Resolution of these types of matters against us may result in our payment of significant fines or settlements, which, if not insured against, or if these fines and settlements exceed insured levels, would adversely impact our earnings and cash flows. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and/or adversely impact our ability to attract officers and directors.
Our business could suffer in the event our Advisor, our Dealer Manager, our transfer agent or any other party that provides us with services essential to our operations experiences system failures or cyberincidents or a deficiency in cybersecurity.
Our Advisor, our Dealer Manager, our transfer agent and other parties that provide us with services essential to our operations are vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business.  A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that may include, but is not limited to, gaining unauthorized access to systems to disrupt operations, corrupt data, steal assets or misappropriate confidential information, such as confidential stockholder records. As reliance on technology in our industry has increased, so have the risks posed to our systems, both internal and those we have outsourced. In addition, the risk of a cyber incident, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and instructions from around the world have increased.  The remediation costs and lost revenues experienced by a victim of a cyber incident may be significant and significant resources may be required to repair system damage, protect against the threat of future security breaches or to alleviate problems, including reputational harm, loss of revenues and litigation, caused by any breaches. There also may be liability for any stolen assets or misappropriated confidential information. Any material adverse effect experienced by our Advisor, our Dealer Manager, our transfer agent and other parties that provide us with services essential to our operations could, in turn, have an adverse impact on us.
Risks Related to Investments in Real Estate
Geographic concentration of our portfolio may make us particularly susceptible to adverse economic developments in the real estate markets of those areas.
In the event that we have a concentration of properties in, or real estate investments that invest in properties located in, a particular geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in that area. Therefore, an investment in our common stock will be subject to greater risk to the extent that we lack a geographically diversified portfolio. As of April 1, 2017, we owned interests in seven real estate investments, each of which was located in different domestic and international real estate markets. Please see “Our Real Estate Investments” beginning on page 141 for additional information regarding our investments, including market concentration.
Industry concentration of our tenants may make us particularly susceptible to adverse economic developments in these industries
In the event we have a concentration of tenants in a particular industry, our operating results and ability to make distributions may be adversely affected by adverse developments in those industries and we will be subject to a greater risk to the extent that our tenants are not diversified by industry. For example, based on leased square footage of our commercial real estate properties as of December 31, 2016 and including the effect of our acquisition of Rookwood in January 2017, approximately 60% is leased to tenants in the retail industry. Please see “Our Real Estate Investments” beginning on page 141 for additional information regarding our investments, including industry concentration.

We have not established investment criteria limiting the size of property acquisitions. If we have an investment that represents a material percentage of our assets which experiences a loss, the value of an investment in us would be significantly diminished.
We are not limited in the size of any single property acquisition we may make and certain of our investments may represent a significant percentage of its assets. Should we experience a loss on a portion or all of an investment that represents a significant percentage of our assets, this event would have a material adverse effect on our business and financial condition, which would result in an investment in us being diminished.
We depend on tenants for our revenue, and therefore our revenue will be dependent on the success and economic viability of our tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space.
We expect that rental income from real property will, directly or indirectly, constitute a significant portion of our income. Delays in collecting accounts receivable from tenants could adversely affect our cash flows and financial condition. In addition, the inability of a single major tenant or a number of smaller tenants to meet their rental obligations would adversely affect our income. Therefore, our financial success will be indirectly dependent on the success of the businesses operated by the tenants in our properties or in the properties securing loans we may own. Of our total rental revenue for the year ended December 31, 2016, approximately 21% was earned from the Commissioner of Public Works in Ireland, a state agency of Ireland, whose lease expires in 2028, 11% was earned from Western Digital, a tenant in the information industry, whose lease expires in 2021, and approximately 10% was earned from Acushnet, a tenant in the manufacturing industry, whose lease expires in 2019. The weakening of the financial condition or the bankruptcy or insolvency of a significant tenant or a number of smaller tenants and vacancies caused by defaults of tenants or the expiration of leases, may adversely affect our operations and our ability to pay distributions.
Generally, under U.S. bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant’s bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owing under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full. In addition, while the specifics of the bankruptcy laws of international jurisdictions may differ from the U.S. bankruptcy laws described herein, the bankruptcy or insolvency of a significant tenant or a number of smaller tenants at any of the international properties we may acquire, may similarly adversely impact our operations and our ability to pay distributions.
Two of our properties are and in the future, we may invest in additional properties that are leased to a single or significant tenant and, accordingly, may be suited to the particular or unique needs of such tenant. We may have difficulty replacing such a tenant if the floor plan of the vacant space limits the types of businesses that can use the space without major renovation. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

A change in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.
Under current authoritative accounting guidance for leases, a lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. Under capital lease accounting, both the leased asset and liability are reflected on the tenant’s balance sheet. If the terms of the lease do not meet the criteria for a capital lease, the lease is considered an operating lease and no leased asset or contractual lease obligation is recorded on the tenant’s balance sheet. Accordingly, under the current accounting standards for leases, the entry into an operating lease with respect to real property can appear to enhance a tenant’s reported financial condition or results of operations in comparison to the tenant’s direct ownership of the property.
In order to address concerns raised by the SEC regarding the transparency of contractual lease obligations under the existing accounting standards for operating leases, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02 on February 25, 2016, which substantially changes the current lease accounting standards, primarily by significantly changing the concept of operating lease accounting. As a result, a lease asset and obligation will be recorded on the tenant’s balance sheet for all lease arrangements. In addition, ASU 2016-02 will impact the method in which contractual lease payments will be recorded. In order to mitigate the effect of the new lease accounting standards, tenants may seek to negotiate certain terms within new lease arrangements or modify terms in existing lease arrangements, such as shorter lease terms, which would generally have less impact on their balance sheets. Also, tenants may reassess their lease-versus-buy strategies. This could result in a greater renewal risk, a delay in investing our offering proceeds, or shorter lease terms, all of which may negatively impact our operations and our ability to pay distributions to you. The new leasing standard is effective on January 1, 2019, with early adoption permitted.
Due to the risks involved in the ownership of real estate investments and real estate acquisitions, a return on your investment in Hines Global II is not guaranteed, and you may lose some or all of your investment.
By owning our shares, you will be subjected to significant risks associated with owning and operating real estate investments. The performance of your investment in Hines Global II will be subject to such risks, including:

•	changes in the general economic climate;

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing;

•	changes in property level operating expenses due to inflation or otherwise;

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes; and

•
changes due to factors that are generally outside of our control, such as terrorist attacks and international instability, natural disasters and acts of God, over-building, adverse national, state or local changes in applicable tax, environmental or zoning laws and a taking of any of the properties which we own or in which we otherwise have interests by eminent domain.

In addition, we expect to acquire properties in the future, which may subject us to additional risks associated with real estate property acquisitions, including the risks that:

•	the investments will fail to perform in accordance with our expectations because of conditions or liabilities we did not know about at the time of acquisition; and

•
our projections or estimates with respect to the performance of the investments, the costs of operating or improving the properties or the effect of the economy or capital markets on the investments will prove inaccurate.

Any of these factors could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
An economic slowdown or rise in interest rates or other unfavorable changes in economic conditions in the markets in which we operate could adversely impact our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
The development of negative economic conditions in the markets in which we operate may significantly affect occupancy, rental rates and our ability to collect rent from our tenants, as well as our property values, which could have a material adverse impact on our cash flows, operating results and carrying value of investment property. For example, an economic recession or rise in interest rates could make it more difficult for us to lease real properties, may require us to lease the real properties we acquire at lower rental rates and may lead to an increase in tenant defaults. In addition, these conditions may also lead to a decline in the value of our properties and make it more difficult for us to dispose of these properties at an attractive price. Other risks that may affect conditions in the markets in which we operate include:

•	Local conditions, such as an oversupply of the types of properties we invest in or a reduction in demand for such properties in the area; and

•	Increased operating costs, if these costs cannot be passed through to tenants.
International, national, regional and local economic climates have been adversely affected by the slow job growth of recent years. To the extent any of the adverse conditions described above occurs in the specific markets in which we operate, market rents, occupancy rates and our ability to collect rents from our tenants will likely be affected and the value of our properties may decline. We could also face challenges related to adequately managing and maintaining our properties, should we experience increased operating cost and as a result, we may experience a loss of rental revenues. Any of these factors may adversely affect our business, results of operations, cash flows and financial condition, our ability to make distributions to you and the value of your investment.
Our use of borrowings to partially fund acquisitions and improvements on properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow.
We are relying and intend to continue to rely in part on borrowings under credit facilities and other external sources of financing to fund the costs of new investments, capital expenditures and other items. Accordingly, we are subject to the risks that our cash flow will not be sufficient to cover required debt service payments and that we will be unable to meet other covenants or requirements in the credit agreements.
If we cannot meet our required debt obligations, the property or properties securing such indebtedness could be foreclosed upon by, or otherwise transferred to, our lender, with a consequent loss of income and asset value to us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we may not receive any cash proceeds. Additionally, we may be required to refinance our debt subject to “lump sum” or “balloon” payment maturities on terms less favorable than the original loan or at a time we would otherwise prefer to not refinance such debt. A refinancing on such terms or at such times could increase our debt service payments, which would decrease the amount of cash we would have available for operations, new investments and distribution payments and may cause us to determine to sell one or more properties at a time when we would not otherwise do so.
Uninsured losses relating to real property may adversely impact the value of our portfolio.
We will attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are types of losses, generally catastrophic in nature, which are uninsurable, are not economically insurable or are only insurable subject to limitations. Examples of such catastrophic events include acts of war or terrorism, earthquakes, floods, hurricanes and pollution or environmental matters. We may not have adequate coverage in the event we or our buildings suffer casualty losses. If we do not have adequate insurance coverage, the value of our assets will be reduced as the result of, and to the extent of, any such uninsured losses. Additionally, we may not have access to capital resources to repair or reconstruct any uninsured damage to a property.
We may be unable to obtain desirable types of insurance coverage at a reasonable cost, if at all, and we may be unable to comply with insurance requirements contained in mortgage or other agreements due to high insurance costs.
We may not be able either to obtain certain desirable types of insurance coverage, such as terrorism, earthquake, flood, hurricane and pollution or environmental matter insurance, or to obtain such coverage at a reasonable cost in the future, and this risk may limit our ability to finance or refinance debt secured by our properties. Additionally, we could default under debt or other agreements if the cost and/or availability of certain types of insurance make it impractical or impossible to comply with covenants relating to the insurance we are required to maintain under such agreements. In such instances, we may be required to self-insure against certain losses or seek other forms of financial assurance.
The real estate industry is subject to extensive regulation, which may result in higher expenses or other negative consequences that could adversely affect us.
Our activities are subject to federal, state and municipal laws, and to regulations, authorizations and license requirements with respect to, among other things, zoning, environmental protection and historical heritage, all of which may affect our business. We may be required to obtain licenses and permits with different governmental authorities in order to acquire and manage our assets.
In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which generally took effect in 2011, contains a sweeping overhaul of the regulation of U.S. financial institutions and financial markets. Key provisions of the Dodd-Frank Act require extensive rulemaking by the SEC and the U.S. Commodity Futures Trading Commission, some of which remains ongoing. Thus, the full impact of the Dodd-Frank Act on our business cannot be fully assessed until all final implementing rules and regulations are promulgated.
Various rules currently in effect under the Dodd-Frank Act may have a significant impact on our business, including, without limitation, provisions of the legislation that increase regulation of and disclosure requirements related to investment advisors, swap transactions and hedging policies, corporate governance and executive compensation, investor protection and enforcement provisions, and asset-backed securities. In February 2017, the U.S. President ordered the Secretary of the U.S. Treasury to review certain existing rules and regulations, such as those promulgated under the Dodd-Frank Act; however, the implications of that review are not yet known and none of the rules and regulations promulgated under the Dodd-Frank Act have been modified or rescinded as of the date of this report.

For example, but not by way of limitation, the Dodd-Frank Act and the rules and regulations promulgated thereunder provides for significantly increased regulation of the derivatives markets and transactions that affect our interest rate hedging activities, including: (i) regulatory reporting, (ii) subject to limited exemptions, mandated clearing through central counterparties and execution on regulated exchanges or execution facilities, and (iii) margin and collateral requirements. While the full impact of the Dodd-Frank Act on our interest rate hedging activities cannot be fully assessed until all final implementing rules and regulations are promulgated, the foregoing requirements may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and/or may result in us entering into such transactions on less favorable terms than prior to the Dodd-Frank Act. For example, subject to an exception for “end-users” of swaps upon which we may seek to rely, we may be required to clear certain interest rate hedging transactions by submitting them to a derivatives clearing organization. To the extent we are required to clear any such transactions, we will be required to, among other things, post margin in connection with such transactions. The occurrence of any of the foregoing events may have an adverse effect on our business and your return.
In addition, public authorities may enact new and more stringent standards, or interpret existing laws and regulations in a more restrictive manner, which may force companies in the real estate industry, including us, to spend funds to comply with these new rules. Any such action on the part of public authorities may adversely affect our results from operations.
In the event of noncompliance with such laws, regulations, licenses and authorizations, we may face the payment of fines, project shutdowns, cancellation of licenses, and revocation of authorizations, in addition to other civil and criminal penalties.
We operate in a competitive business, and many of our competitors have significant resources and operating flexibility, allowing them to compete effectively with us.
Numerous real estate companies that operate in the markets in which we may operate will compete with us in acquiring real estate investments and obtaining creditworthy tenants to occupy such properties or the properties owned by such investments. Such competition could adversely affect our business. There are numerous real estate companies, real estate investment trusts and U.S. institutional and foreign investors that will compete with us in seeking investments and tenants for properties, including Hines Global I. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or investments or lower our occupancy rates and the rent we may charge tenants. In addition, the arrival of new competitors in the immediate areas where we have assets could require unplanned investments in our assets, which may adversely affect us. We may also have difficulty in renewing leases or in leasing to new tenants, which may lead to a reduction in our cash flow and operating income, since the proximity of new competitors could divert existing or new tenants to such competitors, resulting in vacancies.
We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sales to our stockholders may be limited.
Real estate investments are relatively illiquid. We will have a limited ability to vary our portfolio in response to changes in economic or other conditions. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs such as share redemptions. We expect to generally hold a real estate investment for the long term. When we sell any of our real estate investments, we may not realize a gain on such sale or the amount of our taxable gain could exceed the cash proceeds we receive from such sale. We may not distribute any proceeds from the sale of real estate investments to our stockholders. Rather, we may use such proceeds to:

•	purchase additional real estate investments;

•	repay debt;

•	buy out interests of any co-venturers or other partners in any joint venture in which we are a party;

•	purchase shares under our share redemption program;

•	create working capital reserves; or

•	make repairs, maintenance, tenant improvements or other capital improvements or expenditures to our other properties.
Our ability to sell our properties may also be limited by our desire to avoid a 100% penalty tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to avoid such characterization and to take advantage of certain safe harbors under the Code, we may determine to hold our properties for a minimum period of time, generally two years.
Our investment strategy may cause us to incur penalty taxes, fail to maintain our REIT status or own and sell properties through TRSs, each of which would diminish the return to our stockholders.
The sale of one or more of our properties may be considered a prohibited transaction under the Code. Any “inventory-like” sales could be considered such a prohibited transaction. If we are deemed to have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business), all net gain that we derive from such sale would be subject to a 100% penalty tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax. The principal requirements of the safe harbor are that: (i) the REIT must hold the applicable property for not less than two years for the production of rental income prior to its sale; (ii) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of sale which are includible in the basis of the property do not exceed 30% of the net selling price of the property; and (iii) property sales by the REIT do not exceed at least one of the following thresholds: (a) seven sales in the current year; (b) sales in the current year that do not exceed 10% of the REIT’s assets as of the beginning of the year (as measured by either fair market value or tax basis); or (c) sales in the current year that do not exceed 20% of the REIT’s assets as of the beginning of the year, and sales over a three-year period do not exceed, on average, 10% per annum of the REIT’s assets, in each case as measured by either fair market value or tax basis. Given our investment and operating strategy, the sale of one or more of our properties may not satisfy the above prohibited transaction safe harbor.
If we desire to sell a property pursuant to a transaction that does not satisfy the safe harbor, we may be able to avoid the prohibited transaction tax if we hold and sell the property through a TRS. In that case, any gain would be taxable to the TRS at regular corporate income tax rates. We may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based our own internal analysis, the opinion of counsel or the opinion of other tax advisors that the disposition will not be subject to the prohibited transaction tax. In cases where a property disposition is not effected through a TRS, the Internal Revenue Service could assert that the disposition constitutes a prohibited transaction. If such an assertion were successful, all of the net gain from the sale of the property will be payable as a tax which will have a negative impact on cash flow and the ability to make cash distributions.
As a REIT, the value of our ownership interests held in our TRSs may not exceed 25% of the value of all of our assets at the end of any calendar quarter (20% commencing in 2018). If the IRS were to determine that the value of our interests in all of our TRSs exceeded 25% of the value of our total assets at the end of any calendar quarter (or 20% after 2017), then we could fail to qualify as a REIT. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the IRS may conclude that the value of our interests in our TRSs exceeds 25% (or 20%) of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to qualify as a REIT. Additionally, as a REIT, generally no more than 25% of our gross income with respect to any year may be from sources other than real estate. Distributions paid to us from a TRS are considered to be non-real estate income. Therefore, we may fail to qualify as a REIT if distributions from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year.
Potential liability as the result of, and the cost of compliance with, environmental matters could adversely affect our operations.
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.
We expect to invest in, or make investments in real estate investments that have interests in, properties historically used for industrial, manufacturing and commercial purposes. These properties are more likely to contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Leasing properties to tenants that engage in industrial, manufacturing, and commercial activities will cause us to be subject to increased risk of liabilities under environmental laws and regulations. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.
Environmental laws also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require expenditures. Such laws may be amended so as to require compliance with stringent standards which could require us to make unexpected, substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. We may be potentially liable for such costs in connection with the acquisition and ownership of our properties in the United States. In addition, we may invest in properties located in countries that have adopted laws or observe environmental management standards that are less stringent than those generally followed in the United States, which may pose a greater risk that releases of hazardous or toxic substances have occurred to the environment. The cost of defending against claims of liability, compliance with environmental regulatory requirements or remediating any contaminated property could be substantial and require a material portion of our cash flow.
We face possible risks associated with the physical effects of climate change.
We cannot predict with certainty whether climate change is occurring and, if so, at what rate. However, the physical effects of climate change could have a material adverse effect on our properties, operations and business. To the extent climate change causes changes in weather patterns, our markets could experience increases in storm intensity, such as those experienced in Super Storm Sandy in October 2012, and rising sea-levels. Over time, these conditions could result in declining demand for office space in our buildings or the inability of us to operate the buildings at all. Climate change may also have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable, increasing the cost of energy and increasing the cost of snow removal at our properties. There can be no assurance that climate change will not have a material adverse effect on our properties, operations or business.

The properties we acquire will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.
Any properties we acquire will be subject to real and personal property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. We anticipate that most of our leases will generally provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space. If we purchase residential properties, the leases for such properties typically will not allow us to pass through real estate taxes and other taxes to residents of such properties. Consequently, any tax increases may adversely affect our results of operations at such properties.
Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.
If any of our properties has or develops mold we may be required to undertake a costly program to remediate, contain or remove the mold. Mold growth may occur when moisture accumulates in buildings or on building materials. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. We may become liable to our tenants, their employees and others if property damage or health concerns arise, all of which could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
If we set aside insufficient working capital reserves, we may be required to defer necessary or desirable property improvements.
If we do not establish sufficient reserves for working capital to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our properties. If we defer such improvements, the applicable properties may decline in value, it may be more difficult for us to attract or retain tenants to such properties or the amount of rent we can charge at such properties may decrease.
Risks related to the development of real properties may have an adverse effect on our results of operations and returns to our stockholders.
We may invest in properties on which developments or improvements are to be constructed or completed. As such, we may be subject to the risks associated with development and construction activities including the following:

•	long periods of time may elapse between the commencement and the completion of our projects;

•	our original estimates may not be accurate and our actual construction and development costs may exceed those estimates;

•	the level of interest of potential tenants for a recently launched development may be low;

•	construction materials and equipment may be unavailable or cost more than expected due to changes in supply and demand;

•	construction and sales may not be completed on time, resulting in a cost increase;

•	we may not be able to acquire or we may pay too much for the land we acquire for new developments or properties;

•	labor may be in limited availability; and

•	changes in tax, real estate and zoning laws may be unfavorable to us.
In addition, our reputation and the construction quality of our real estate developments, whether operated individually or through partnerships, may be determining factors for our ability to lease space and grow. The timely delivery of real estate projects and the quality of our developments, however, depend on certain factors beyond our full control, including the quality and timeliness of construction materials delivered to us and the technical capabilities of our contractor. If one or more problems affect our real estate developments, our reputation and future performance may be negatively affected and we may be exposed to civil liability.
We depend on a variety of factors outside of our control to build, develop and operate real estate projects. These factors include, among others, the availability of market resources for financing, land acquisition and project development. Any scarcity of market resources, including human capital, may decrease our development capacity due to either difficulty in obtaining credit for land acquisition or construction financing or a need to reduce the pace of our growth. The combination of these risks may adversely affect our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
Delays in the development and construction of real properties may have adverse effects on portfolio diversification, results of operations and returns to our stockholders.
If we experience delays in the development of our real properties, it could adversely affect your return. When properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months or longer to complete construction, to rent available space, and for rent payments to commence. Therefore, we may not receive any income from these properties and our ability to pay distributions to you could suffer. If we are delayed in the completion of any such construction project, our tenants may have the right to terminate preconstruction leases for space at such newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. Each of these factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly-constructed projects. Furthermore, the price we agree to pay for a real property will be based on our projections of rental income and expenses and estimates of the fair market value of the real property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.
Changes in supply of or demand for similar properties in a particular area may increase the price of real estate assets we may seek to purchase or adversely affect the value of the properties we own.
The real estate industry is subject to market forces and we are unable to predict certain market changes including changes in supply of or demand for similar properties in a particular area. For example, if demand for the types of real estate assets in which we seek to invest were to sharply increase or supply of those assets were to sharply decrease, the prices of those assets could rise significantly. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to you. Likewise, a sharp increase in supply could adversely affect lease rates and occupancy, which could result in lower operating results and overall returns to you.

Retail properties depend on anchor tenants to attract shoppers and could be adversely affected by the loss of a key anchor tenant.
We may acquire retail properties in the future. Retail properties, like other properties, are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A lease termination by a tenant that occupies a large area of a retail center (commonly referred to as an anchor tenant) could impact leases of other tenants. Other tenants may be entitled to modify the terms of their existing leases in the event of a lease termination by an anchor tenant, or the closure of the business of an anchor tenant that leaves its space vacant even if the anchor tenant continues to pay rent. Any such modifications or conditions could be unfavorable to us as the property owner and could decrease rents or expense recoveries. Additionally, major tenant closures may result in decreased customer traffic, which could lead to decreased sales at other stores. In the event of default by a tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.
Leases with retail properties’ tenants may restrict us from re-leasing space.
Most leases with retail tenants contain provisions giving the particular tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center. These provisions may limit the number and types of prospective tenants interested in leasing space in a particular retail property.
Short-term multifamily community leases associated with any multifamily residential properties we acquire may expose us to the effects of declining market rent and could adversely impact our ability to make cash distributions to you.
We expect that, to the extent that we invest in any multifamily residential properties, substantially all of our multifamily community leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.
High levels of unemployment could adversely affect the occupancy and rental rates of any multifamily residential properties we acquire, with high quality multifamily communities suffering even more severely.
Increased levels of unemployment in multifamily markets could significantly decrease occupancy and rental rates. In times of increasing unemployment, multifamily occupancy and rental rates have historically been adversely affected by:

•	rental residents deciding to share rental units and therefore rent fewer units;

•	potential residents moving back into family homes or delaying leaving family homes;

•	a reduced demand for higher-rent units, such as those of high quality multifamily communities;

•	a decline in household formation;

•	persons enrolled in college delaying leaving college or choosing to proceed to or return to graduate school in the absence of available employment;

•	the inability or unwillingness of residents to pay rent increases; and

•	increased collection losses.

These factors generally have contributed to lower rental rates. If these factors worsen, our results of operations, financial condition and ability to make distributions to you may be adversely affected.
We may face risks associated with our student housing property.
Unlike other apartment housing, student housing communities are typically leased on an individual lease basis, by the bed, which limits each resident’s liability to his or her own rent without liability for a roommate’s rent. The lease terms are typically for one year or less and student housing properties must be almost entirely re-leased each year, exposing us to increased leasing risk. If we are unable to find new individual tenants for these properties, it could have an adverse effect on our results of operations.
Many colleges and universities own and operate their own competing on-campus housing facilities, and changes in university admission policies could adversely affect us. For example, if a university reduces the number of student admissions or requires that certain students, such as freshmen, live in a university-owned facility, the demand for beds at our student housing property may be reduced and the occupancy rate at the property may decline.
If we acquire hospitality, leisure or healthcare properties, we will depend on others to manage those facilities.
In order to qualify as a REIT, we will not be able to operate any hospitality, leisure or healthcare properties that we acquire or participate in the decisions affecting the daily operations of these properties. We may lease any hospitality, leisure or healthcare properties we acquire to a taxable REIT subsidiary, or TRS, in which we may own up to a 100% interest. In the event our TRS will enter into management agreements with eligible independent contractors, potentially including Hines or its affiliates, that are not our subsidiaries or otherwise controlled by us to manage these properties. Thus, independent operators, under management agreements with our TRS, will control the daily operations of our hospitality, leisure and healthcare-related properties.
We will depend on these independent management companies to operate our hospitality, leisure or healthcare properties. We will not have the authority to require these properties to be operated in a particular manner or to govern any particular aspect of the daily operations, such as establishing room rates at our hospitality or leisure properties. Thus, even if we believe our hospitality, leisure or healthcare properties are being operated inefficiently or in a manner that does not result in satisfactory results, we may not be able to force the management company to change its method of operation of these properties. We can only seek redress if a management company violates the terms of the applicable management agreement with the TRS, and then only to the extent of the remedies provided for under the terms of the management agreement. In the event that we need to replace any management company, we may be required by the terms of the management agreement to pay substantial termination fees and may experience significant disruptions at the affected properties.
The hospitality or leisure industry is seasonal.
The hospitality or leisure industry is seasonal in nature. As a result of the seasonality of the hospitality or leisure industry, there will likely be quarterly fluctuations in results of operations of any hospitality or leisure properties that we may own. Quarterly financial results may be adversely affected by factors outside our control.
The hospitality or leisure market is highly competitive and generally subject to greater volatility than our other market segments.
The hospitality or leisure business is highly competitive and influenced by factors such as location, room rates, quality, service levels, reputation and reservation systems, among many other factors. There are many competitors in this market, and these competitors may have substantially greater marketing and financial resources than those available to us. This competition, along with other factors, such as over-building in the hospitality or leisure industry and certain deterrents to traveling, may increase the number of rooms available and may decrease the average occupancy and room rates of our hospitality or leisure properties. The demand for rooms at any hospitality or leisure properties that we may acquire will change much more rapidly than the demand for space at other properties that we acquire. This volatility in room demand and occupancy rates could have a material adverse effect on our financial condition, results of operations and ability to pay distributions to you.
If we purchase assets at a time when the commercial real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.
Real estate investment transaction volume has increased and estimated going-in capitalization rates, or cap rates (ratio of the net projected operating income of a property in its initial fiscal year divided by the net purchase price), have fallen relative to their post-recession peaks in late 2009. There continues to be a significant amount of investment capital pursuing high-quality, well-located assets that generate stable cash flows, causing aggressive competition and pricing for assets which match our investment strategy. This may continue to drive prices higher, resulting in lower cap rates and returns. To the extent we purchase real estate in the future in this environment, we are subject to the risks that the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets if the real estate market ceases to attract the same level of capital investment in the future as it has recently attracted, or if the number of companies seeking to acquire such assets decreases. If any of these circumstances occur or the values of our investments are otherwise negatively affected, the value of your investment may be lower.
Risks Related to Investments in Debt
Hines does not have substantial experience investing in mortgage, mezzanine, bridge or construction loans, B Notes, securitized debt or other debt related to properties in which we may invest, which could adversely affect our return on our loan investments.
We may make investments in mortgage, mezzanine, bridge or construction loans, B-Notes, securitized debt or other debt related to properties if our Advisor determines that it is advantageous to us due to the state of the real estate market or in order to diversify our investment portfolio. However, neither our Advisor nor any of its affiliates has any substantial experience investing in these types of loans and we may not have the expertise necessary to maximize the return on our investment in these types of loans.
If we make or invest in loans, our loans may be impacted by unfavorable real estate market conditions, which could decrease the value of our loan investments.
If we make or invest in loans, we will be at risk of default by the borrowers on those loans. These defaults may be caused by many conditions beyond our control, including interest rate levels and local and other economic conditions affecting real estate values. We may invest in unsecured loans. Even with respect to loans secured by real property, we will not know whether the values of the properties securing the loans will remain at the levels existing on the dates of origination of the loans. If the values of such underlying properties drop, our risk will increase with respect to secured loans because of the lower value of the security associated with such loans.
If we make or invest in loans, our loans will be subject to interest rate fluctuations, which could reduce our returns as compared to market interest rates as well as the value of the loans in the event we sell the loans.
If we invest in fixed-rate, long-term loans and interest rates rise, the loans could yield a return that is lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid, because we may not be able to make new loans at the previously higher interest rate. If we invest in variable interest rate loans, if interest rates decrease, our revenues will likewise decrease. Finally, if interest rates increase, the value of fixed-rate loans we own at such time would decrease which would lower the proceeds we would receive in the event we sell such assets.
Delays in liquidating defaulted loans could reduce our investment returns.
If there are defaults under our loans secured by real property, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted loans. An action to foreclose on a property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a borrower, these restrictions, among other things, may impede our ability to foreclose on or sell the secured property or to obtain proceeds sufficient to repay all amounts due to us on the loan.
We may make or invest in mezzanine loans, which involve greater risks of loss than senior loans secured by real properties.
We may make or invest in mezzanine loans that generally take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. These types of investments involve a higher degree of risk than long-term senior mortgage loans secured by real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our mezzanine loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than traditional mortgage loans, resulting in less equity in the real property and increasing our risk of loss of principal.
We may invest in B-Notes, which are subject to additional risks as a result of the privately negotiated structure and terms of such transactions which may result in losses.
We may invest in B-Notes, which are typically secured by a first mortgage on a single large commercial property or group of related properties and subordinated to an A-Note secured by the same first mortgage on the same collateral. If a borrower defaults on a B-Note, A-Note holders would be paid first and there may not be sufficient funds remaining to repay us and other B-Note holders. B-Notes can vary in their structural characteristics and risks because each transaction is privately negotiated. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Moreover, because B-Notes are typically secured by a single property or group of related properties, such investments may not be as diversified as investments secured by a pool of properties and therefore may be subject to increased risks.
Bridge loans may involve a greater risk of loss than conventional mortgage loans.
We may provide bridge loans secured by first lien mortgages on properties to borrowers who are typically seeking short-term capital in connection with acquisitions, developments or refinancings of real estate. In connection with such investments, there is a risk that the borrower may not achieve its investment objectives and that we may therefore not recover some or all of our investment in such bridge loans. For example, if we provide a bridge loan to a borrower who has identified an undervalued asset, either due to mismanagement of the underlying assets or as a result of what the borrowers deem to be a recovering market, and the market in which such asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan.
In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. If the borrower is unable to obtain permanent financing to repay our bridge loan, we may lose some or all of our investment. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event we make a bridge loan to a borrower who defaults, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, it could adversely impact our business, results of operations, cash flows and financial ability and our ability to make distributions to you and the value of your investment.
Non-conforming and non-investment grade loans are subject to an increased risk of loss.
Loans we may acquire or originate may not conform to conventional loan criteria applied by traditional lenders and may not be rated or may be rated as “non-investment grade.” Non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. Therefore, non-conforming and investment loans we acquire or originate may have a higher risk of default and loss than conventional loans. Any loss we incur may adversely impact our business, results of operations, cash flows and financial ability and our ability to make distributions to you and the value of your investment.
We may invest in commercial mortgage-backed securities, or CMBS, which are subject to all of the risks of the underlying mortgage loans and the additional risks of the securitization process.
CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties.
The securitization process that CMBS go through may also result in additional risks. Generally, CMBS are issued in classes similar to mortgage loans. To the extent that we invest in a subordinate class, we will be paid interest only to the extent that there are funds available after paying the senior classes. To the extent the collateral pool includes delinquent loans, subordinate classes will likely not be fully paid and may not be paid at all. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated. Further, the ratings assigned to any particular class of CMBS may not ultimately prove to be accurate. Thus, any particular class of CMBS may be riskier and more volatile than the rating assigned to such security which may result in the returns on any such CMBS investment to be less than anticipated.

Our debt investments may be considered illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.
The debt investments we may make in connection with privately negotiated transactions may not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine loans we may purchase in the future will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.
Risks Related to International Investments
We are subject to additional risks from our international investments.
We expect to continue to purchase real estate investments located in, or related to assets located in, the United States and internationally, and may make or purchase loans or participations in loans secured by property located outside the United States. These investments may be affected by factors particular to the laws and business practices of the jurisdictions in which the properties are located. These laws and business practices may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments are subject to risk, including the following risks:

•	the burden of complying with a wide variety of foreign laws;

•	changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in such environmental laws;

•
existing or new laws relating to the foreign ownership of real property or loans and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;

•	the potential for expropriation;

•	possible currency transfer restrictions;

•	imposition of adverse or confiscatory taxes;

•	changes in real estate and other tax rates and changes in other operating expenses in particular countries;

•	possible challenges to the anticipated tax treatment of the structures that allow us to acquire and hold investments;

•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

•	the willingness of domestic or foreign lenders to make loans in certain countries and changes in the availability, cost and terms of loan funds resulting from varying national economic policies;

•	general political and economic instability in certain regions;

•	the potential difficulty of enforcing obligations in other countries; and

•	Hines’ limited experience and expertise in foreign countries relative to its experience and expertise in the United States.
Investments in properties or other real estate investments outside the United States subject us to foreign currency risks, which may adversely affect distributions and our REIT status.
Revenues generated from any properties or other real estate investments we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore, any investments we make outside the United States may subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to the U.S. dollar may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders’ equity.
Changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in foreign currency which are not considered cash or cash equivalents may adversely affect our status as a REIT.
The United Kingdom’s determination to exit the European Union could adversely affect market rental rates and commercial real estate values in the United Kingdom and Europe.
On June 23, 2016, the United Kingdom held a non-binding referendum in which a majority of voters voted in favor of the United Kingdom’s exit from the European Union. On March 29, 2017, the United Kingdom gave formal notice of its exit from the European Union and commenced the two-year period of negotiations to determine the terms of the United Kingdom’s relationship with the European Union after the exit, including, among other things, the terms of trade between the United Kingdom and the European Union. The effects of the exit will depend on any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. The announcement of the Brexit vote caused significant volatility in global stock markets and currency exchange rate fluctuations that resulted in the strengthening of the U.S. dollar against foreign currencies in which we conduct business. The strengthening of the U.S. dollar relative to other currencies such as the Euro may adversely affect our results of operations and had an adverse impact on the NAV per share of our common stock determined as of December 31, 2016. In addition, the uncertainty caused by the Brexit vote and the notice of departure may:

•	adversely affect European and worldwide economic and market conditions;

•	adversely affect commercial property market rental rates in the United Kingdom and continental Europe;

•	adversely affect commercial property market values in the United Kingdom and continental Europe;

•
adversely affect the availability of financing for commercial properties in the United Kingdom and continental Europe, which could reduce the price for which we are able to sell properties we have acquired in such geographic locations; and

•	create further instability in global financial and foreign exchange markets, including volatility in the value of the sterling and euro.
Each of these effects may occur before the United Kingdom departs from the European Union because the capital and credit markets are subject to volatility and disruption caused by the uncertainty introduced by the Brexit vote. As of December 31, 2016, 31% of our real estate investment portfolio consisted of a property located in Dublin, Ireland (based on the estimated aggregate value of our real estate investments). A decline in economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our portfolio, which could, among other things, adversely affect our business and financial condition.
Inflation in foreign countries, along with government measures to curb inflation, may have an adverse effect on our investments.
Certain countries have in the past experienced extremely high rates of inflation. Inflation, along with governmental measures to curb inflation, coupled with public speculation about possible future governmental measures to be adopted, has had significant negative effects on these international economies in the past and this could occur again in the future. The introduction of governmental policies to curb inflation can have an adverse effect on our business. High inflation in the countries in which we purchase real estate or make other investments could increase our expenses and we may not be able to pass these increased costs on to our tenants.
Lack of compliance with the United States Foreign Corrupt Practices Act, or FCPA, could subject us to penalties and other adverse consequences.
We are subject to the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including potential competitors, are not subject to these prohibitions. Fraudulent practices, including corruption, extortion, bribery, pay-offs, theft and others, occur from time-to-time in countries in which we may do business. If people acting on our behalf or at our request are found to have engaged in such practices, severe penalties and other consequences could be imposed on us that may have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.
Risks Related to Organizational Structure
Any interest in Hines Global II will be diluted by the Special OP Units and any other OP Units in the Operating Partnership and any interest in Hines Global II may be diluted if we issue additional shares.
Hines Global II owned a 99.9% general partner interest in the Operating Partnership as of December 31, 2016. Hines Global REIT II Associates Limited Partnership owns the remaining interest in the Operating Partnership, including the Special OP Units in the Operating Partnership, which were issued as consideration for an obligation by Hines and its affiliates to perform future services in connection with our real estate operations. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a summary of these interests. Payments with respect to these interests will reduce the amount of distributions that would otherwise be payable to you in the future.
Stockholders do not have preemptive rights to acquire any shares issued by us in the future. Therefore, investors purchasing our common shares in this offering may experience dilution of their equity investment if we:

•	sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan;

•	sell securities that are convertible into shares, such as OP Units;

•	at the option of our Advisor, issue OP Units to pay for certain fees;

•	issue OP Units or common shares to our Advisor or affiliates in exchange for advances or deferrals of fees;

•	issue shares in a private offering; or

•	issue shares to sellers of properties acquired by us in connection with an exchange of partnership units from the Operating Partnership.
The repurchase of interests in the Operating Partnership held by Hines and its affiliates (including the Special OP Units and other OP Units) as required in our Advisory Agreement may discourage a takeover attempt.
Under certain circumstances, including a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, a transaction pursuant to which a majority of our board of directors then in office are replaced or removed, or the termination or non-renewal of our Advisory Agreement, including termination by us for cause or non-renewal for poor performance, the Operating Partnership is, at the election of Hines or its affiliates, required to purchase the Special OP Units and any OP Units that Hines or its affiliates own for cash (or, in certain cases, a promissory note) or our shares, at the election of the holder. For a discussion of how the payment to be made in connection with the redemption of the Special OP Units would be calculated, please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor.” These rights may deter these types of transactions which may limit the opportunity for stockholders to receive a premium for their common shares that might otherwise exist if an investor attempted to acquire us.
Hines’ ability to cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold in connection with the termination of our Advisory Agreement may deter us from terminating our Advisory Agreement.
Under certain circumstances, if we are not advised by an entity affiliated with Hines, including under circumstances where our Advisory Agreement is terminated by us for cause or not renewed due to poor performance, Hines or its affiliates may cause the Operating Partnership to purchase some or all of the Special OP Units or any other OP Units then held by such entities. For a discussion of how the payment to be made in connection with the redemption of the Special OP Units would be calculated, please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor.” Under these circumstances if the amount necessary to purchase Hines’ and its affiliates’ interests in the Operating Partnership is substantial, these rights could discourage or deter us from terminating our Advisory Agreement under circumstances in which we would otherwise do so.

We have issued shares of common stock as dividends and may issue preferred shares or separate classes or series of common shares, which issuance could adversely affect the holders of our common shares.
Holders of our common stock do not have preemptive rights to any shares issued by us in the future. With the authorization of our board of directors, we declared special daily stock dividends for the period from October 1, 2014 through June 30, 2015, which may dilute the value of our shares. In addition, we may issue, without stockholder approval, preferred shares or a class or series of common shares with rights that could adversely affect the holders of our common shares. Upon the affirmative vote of a majority of our directors (including, in the case of preferred shares, a majority of our independent directors), our charter authorizes our board of directors (without any further action by our stockholders) to issue preferred shares or common shares in one or more classes or series, and to fix the voting rights (subject to certain limitations), liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such classes or series of shares. If we ever create and issue preferred shares with a distribution preference over common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. We could also designate and issue shares in a class or series of common shares with similar rights. In addition, under certain circumstances, the issuance of preferred shares or a separate class or series of common shares may render more difficult or tend to discourage:

•	a merger, tender offer or proxy contest;

•	the assumption of control by a holder of a large block of our securities; and/or

•	the removal of incumbent management.
Our board of directors determines our major policies and operations which increases the uncertainties faced by you.
Our board of directors determines our major policies, including our policies regarding acquisitions, dispositions, financing, growth, debt capitalization, REIT qualification, redemptions and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board of directors’ broad discretion in setting policies and your inability to exert control over those policies increases the uncertainty and risks you face, especially if our board of directors and you disagree as to what course of action is in your best interests.
The ownership limit in our charter may discourage a takeover attempt.
Our charter provides that no holder of shares, other than any person to whom our board of directors grants an exemption, may directly or indirectly own more than 9.9% of the number or value, whichever is more restrictive, of the aggregate of our outstanding shares or more than 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of any class or series of our outstanding securities. This ownership limit may deter tender offers for our common shares, which offers may be attractive to our stockholders, and thus may limit the opportunity for stockholders to receive a premium for their common shares that might otherwise exist if an investor attempted to assemble a block of common shares in excess of 9.9% of the number or value, whichever is more restrictive, of the aggregate of our outstanding shares, or 9.9% in number or value, whichever is more restrictive, of the outstanding common shares or otherwise to effect a change of control in us. Please see the “Description of Capital Stock—Restrictions on Transfer” section of this prospectus for additional information regarding the restrictions on transfer of our common shares.

We will not be afforded the protection of the Maryland General Corporation Law relating to business combinations.
Provisions of the Maryland General Corporation Law prohibit business combinations, unless prior approval of the board of directors is obtained before the person seeking the combination became an interested stockholder, with:

•	any person who beneficially owns 10% or more of the voting power of our outstanding voting shares (an “interested stockholder”);

•
any of our affiliates or associates who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares (also an “interested stockholder”); or

•	an affiliate of an interested stockholder.
These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of our board of directors. Because our charter contains limitations on ownership of more than 9.9% of our common shares, our board of directors has adopted a resolution presently opting out of the business combinations statute. Therefore, we will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in our charter will provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder.
We are not registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and therefore we will not be subject to the requirements imposed on an investment company by the Investment Company Act which may limit or otherwise affect our investment choices.
Hines Global II, the Operating Partnership, and our subsidiaries will conduct our businesses so that none of such entities are required to register as “investment companies” under the Investment Company Act. The operation of a business in a manner so as not to be subject to regulation as an investment company requires an analysis of and compliance with complex laws, regulations and SEC staff interpretations, not all of which are summarized herein. Although we could modify our business methods at any time, at the present time we expect that the focus of our activities will involve investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks” and therefore we will not be an investment company under Section 3(a)(1)(A) of the Investment Company Act. We may invest in other real estate investments and will otherwise be considered to be in the real estate business.
Companies subject to the Investment Company Act are required to comply with a variety of substantive requirements such as requirements relating to:

•	limitations on the capital structure of the entity;

•	restrictions on certain investments;

•	prohibitions on transactions with affiliated entities; and

•	public reporting disclosures, record keeping, voting procedures, proxy disclosure and similar corporate governance rules and regulations.
These and other requirements are intended to provide benefits and/or protections to security holders of investment companies. Because we and our subsidiaries do not expect to be subject to these requirements, you will not be entitled to these benefits or protections. It is our policy to operate in a manner that will not require us to register as an investment company, and we do not expect or intend to register as an “investment company” under the Investment Company Act.
We do not expect that we, the Operating Partnership, or other subsidiaries will be an investment company because we intend to ensure that holdings of investment securities by each such entity will not exceed 40% of the total assets of that entity and that no such entity holds itself out as being engaged primarily in the business of investing in securities. If an entity were to hold investment securities having a value exceeding 40% of the value of the entity’s total assets, and no other exclusion from registration was available, that entity might be required to register as an investment company. In order to avoid such a result, we, the Operating Partnership, or a subsidiary may be unable to sell assets we would otherwise want to sell or may need to sell assets we would otherwise wish to retain. In addition, we may also have to forgo opportunities to acquire certain investments or interests in companies or entities that we would otherwise want to acquire, or acquire assets we might otherwise not select for purchase.
If Hines Global II, the Operating Partnership or any subsidiary owns assets that qualify as “investment securities” and the value of such assets exceeds 40% of the value of its total assets, the entity would be deemed to be an investment company absent another exclusion from the Investment Company Act. Certain of the subsidiaries that we may form in the future could seek to rely upon the exclusion provided by Section 3(c)(5)(C) of that Act, which is available for, among other things, entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests and the remaining 45% of the entity’s portfolio be comprised primarily of real estate-type interests (as such terms have been interpreted by the staff of the SEC). SEC staff no-action letters have indicated that the foregoing real estate-type interests test will be met if at least 25% of such entity’s assets are invested in real estate-type interests, which threshold is subject to reduction to the extent that the entity invested more than 55% of its total assets in qualifying interests, and no more than 20% of such entity’s total assets are invested in miscellaneous investments. Qualifying interests for this purpose include actual interests in real estate, certain mortgage loans and other assets as interpreted in a manner consistent with SEC staff guidance. We intend to treat the following as real estate-type interests: non-agency RMBS; CMBS, debt and equity securities of companies primarily engaged in real estate businesses; agency partial pool certificates and securities issued by pass-through entities of which substantially all of the assets consist of qualifying interests; and/or real estate-related assets. Due to the factual nature of this test, we, the Operating Partnership, or a subsidiary may be unable to sell assets we would otherwise want to sell or may need to sell assets we would otherwise wish to retain, if we deem it necessary to remain in compliance with the foregoing standards. In addition, we may have to forgo opportunities to acquire certain investments or interests in companies or entities that we would otherwise want to acquire, or acquire assets we might otherwise not select for purchase, if we deem it necessary to remain in compliance with the foregoing standards.
In addition, we, the Operating Partnership and/or our subsidiaries may rely upon other exclusions, including the exclusion provided by Section 3(c)(6) of the Investment Company Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C) (discussed above)), from the definition of an investment company and the registration requirements under the Investment Company Act.
There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including actions by the SEC or its staff providing more specific or different guidance regarding these exclusions, will not change in a manner that adversely affects our operations. For example, on August 31, 2011, the SEC issued a concept release requesting comments regarding a number of matters relating to the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, including the nature of assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. To the extent that the SEC or the SEC staff provides more specific guidance regarding any of the matters bearing upon the exclusions discussed above or other exclusions from the definition of an investment company under the

Investment Company Act upon which we may rely, we may be required to change the way we conduct our business or adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. If we meet the definition of an investment company under the Investment Company Act and we fail to qualify for an exclusion therefrom, our ability to use leverage and other business strategies would be substantially reduced. Our business will be materially and adversely affected if we fail to qualify for an exclusion from regulation under the Investment Company Act.
If Hines Global II or the Operating Partnership is required to register as an investment company under the Investment Company Act, the additional expenses and operational limitations associated with such registration may reduce your investment return or impair our ability to conduct our business as planned.
If we become an investment company or are otherwise required to register as an investment company, we might be required to revise some of our current policies, or substantially restructure our business, to comply with the Investment Company Act. This would likely require us to incur the expense and delay of holding a stockholder meeting to vote on proposals for such changes. Further, if we were required to register as an investment company, but failed to do so, we would be prohibited from engaging in our business, criminal and civil actions could be brought against us, some of our contracts might be unenforceable, unless a court were to direct enforcement, and a court could appoint a receiver to take control of us and liquidate our business.
If we internalize our management functions, we could incur adverse effects on our business and financial condition, including significant costs associated with becoming and being self-managed and the percentage of our outstanding common stock owned by our stockholders could be reduced.
If we seek to list our shares on an exchange as a way of providing our stockholders with a liquidity event, we may consider internalizing the functions performed for us by our Advisor. An internalization could take many forms, for example, we may hire our own group of executives and other employees or we may acquire our Advisor or its respective assets including its existing workforce. Any internalization could result in significant payments, including in the form of our stock, to the owners of our Advisor as compensation, which could reduce the percentage ownership of our then existing stockholders and concentrate ownership in Hines. In addition, there is no assurance that internalizing our management functions will be beneficial to us and our stockholders. For example, we may not realize the perceived benefits because of: (i) the costs of being self-managed; (ii) our inability to effectively integrate a new staff of managers and employees; or (iii) our inability to properly replicate the services provided previously by our Advisor or its affiliates. Additionally, internalization transactions have also, in some cases, been the subject of litigation and even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in real estate investments or to pay distributions. In connection with any such internalization transaction, a special committee consisting of our independent directors will be appointed to evaluate the transaction and to determine whether a fairness opinion should be obtained.
Risks Related to Potential Conflicts of Interest
We compete with affiliates of Hines for real estate investment opportunities and some of these affiliates have preferential rights to accept or reject certain investment opportunities in advance of our right to accept or reject such opportunities.
Hines has existing real estate joint ventures, funds and programs, which we collectively refer to as real estate investment vehicles, with investment objectives and strategies similar to ours, including Hines Global I. Because we compete with these real estate investment vehicles for investment opportunities, Hines faces conflicts of interest in allocating investment opportunities between us and these other real estate investment vehicles. We have limited rights to specific investment opportunities located by Hines. Some of these entities have a priority right over other Hines real estate investment vehicles, including us, to accept investment opportunities that meet certain defined investment criteria. Because we and other Hines real estate investment vehicles rely on Hines to present us with investment opportunities, these rights will reduce our investment opportunities. Please see “Conflicts of Interest—Competitive Activities of Hines and its Affiliates” for a description of some of these entities and priority rights. We therefore may not be able to invest in, or we may only invest indirectly with or through another Hines affiliated real estate investment vehicle in, certain investments we otherwise would make directly. To the extent we invest in opportunities with another real estate investment vehicles affiliated with Hines, we may not have the control over such investment we would otherwise have if we owned all of or otherwise controlled such assets.
We do not have priority rights to specific investment opportunities located by Hines. Our right to participate in Hines’ investment allocation process will terminate once we have fully invested the proceeds of our public offerings or if we are no longer advised by an affiliate of Hines. For investment opportunities not covered by this allocation procedure, Hines will decide in its discretion, subject to any priority rights it grants or has granted to other Hines-managed or otherwise affiliated real estate investment vehicles, how to allocate such opportunities among us, Hines and other real estate investment vehicles. Because we do not have a right to accept or reject any investment opportunities before Hines or one or more Hines real estate investment vehicles have the right to accept such opportunities, and are otherwise subject to Hines’ discretion as to the investment opportunities we will receive, we may not be able to review and/or invest in opportunities which we would otherwise pursue if we were the only real estate investment vehicle sponsored by Hines or had a priority right in regard to such investments. We are subject to the risk that, as a result of the conflicts of interest between Hines, us and other real estate investment vehicles sponsored or managed by or affiliated with Hines, and the priority rights Hines has granted or may in the future grant to any such other real estate investment vehicles, we may not be offered favorable investment opportunities located by Hines when it would otherwise be in our best interest to accept such investment opportunities, and our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment may be adversely impacted thereby.
We may compete with other investment vehicles affiliated with Hines for tenants.
Hines and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects. Hines or its affiliates own and/or manage properties in most, if not all, geographical areas in which we expect to acquire interests in real estate assets. Therefore, our properties may compete for tenants with other properties owned and/or managed by Hines and its affiliates, including Hines Global I. Hines may face conflicts of interest when evaluating tenant opportunities for our properties and other properties owned and/or managed by Hines and its affiliates and these conflicts of interest may have a negative impact on our ability to attract and retain tenants. Please see “Conflicts of Interest—Competitive Activities of Hines and its Affiliates” for a description of these conflicts of interest.
Employees of our Advisor and Hines will face conflicts of interest relating to time management and allocation of resources and investment opportunities.
We do not have employees. Pursuant to a contract with Hines, we rely on employees of Hines and its affiliates to manage and operate our business and they are contractually bound to devote the time and attention reasonably necessary to conduct our business in an appropriate manner. Our officers and the officers and employees of our Advisor, Hines and its affiliates hold similar positions in numerous entities and they may from time to time allocate more of their time to service the needs of such entities than they allocate to servicing our needs. Hines is not restricted from acquiring, developing, operating, managing, leasing or selling real estate through entities other than us and Hines will continue to be actively involved in real estate operations and activities other than our operations and activities. Hines currently controls and/or operates other entities that own properties in many of the markets in which we will seek to invest. Hines spends a material amount of time managing these properties and other assets unrelated to our business. We lack the ability to manage it without the time and attention of Hines’ employees. We encourage you to read the “Conflicts of Interest” section of this prospectus for a further discussion of these topics.
Hines and its affiliates are general partners and sponsors of other real estate investment vehicles having investment objectives and legal and financial obligations similar to ours, including Hines Global I. Because Hines and its affiliates have interests in other real estate investment vehicles and also engage in other business activities, they may have conflicts of interest in allocating their time and resources among our business and these other activities. Our officers and directors, as well as those of our Advisor, own equity interests in entities affiliated with Hines from which we may buy properties. These individuals may make substantial profits in connection with such transactions, which could result in conflicts of interest. Likewise, such individuals could make substantial profits as the result of investment opportunities allocated to entities affiliated with Hines other than us. As a result of these interests, they could pursue transactions that may not be in our best interest.
Hines may face conflicts of interest if it sells properties it acquires or develops to us.
We may in the future acquire properties from Hines and affiliates of Hines. We may acquire properties Hines currently owns or hereafter acquires from third parties. Hines may also develop properties and then sell the completed properties to us. Similarly, we may provide development loans to Hines in connection with these developments. Hines, its affiliates and its employees (including our officers and directors) may make substantial profits in connection with such transactions. We must follow certain procedures when purchasing assets from Hines and its affiliates. Please see “Conflicts of Interest—Certain Conflict Resolution Procedures” below. Hines may owe fiduciary and/or other duties to the selling entity in these transactions and conflicts of interest between us and the selling entities could exist in such transactions. Because we are relying on Hines, these conflicts could result in transactions based on terms that are less favorable to us than we would receive from a third party.
Hines and its affiliates may face conflicts of interest caused by compensation arrangements with us, which could result in actions that are not in your best interest.
Hines, our Advisor and their affiliates receive substantial fees from us in return for their services and these fees could influence our Advisor’s advice to us. Among other matters, the compensation arrangements could affect their judgment with respect to:

•	Public offerings of equity by us, which allow our Dealer Manager to earn additional dealer manager fees;

•	Property dispositions in circumstances where Hines or an affiliate of Hines manages the property and earns significant fees for managing the property;

•	Property acquisitions, which may allow our Advisor or its affiliates to earn additional acquisition fees, asset management fees and other fees; and

•	Various liquidity events and whether to pursue such liquidity events.
Further, our Advisor may recommend that we invest in a particular asset or pay a higher purchase price for the asset than it would otherwise recommend if it did not receive an acquisition fee. Similarly, our Advisor has incentives to recommend that we purchase properties using debt financing since the acquisition fees that we pay to our Advisor could increase if we raise the level of debt financing in connection with the acquisition of certain properties. Certain potential acquisition fees and asset management fees paid to our Advisor and property management and leasing fees paid to Hines and its affiliates would be paid irrespective of the quality of the underlying real estate or property management services during the term of the related agreement. Our Advisor is also entitled to a fee equal to a percentage of the total consideration paid in connection with a disposition. This fee may incentivize our Advisor to recommend the disposition of a property or properties through a sale, merger, or other transaction that may not be in our best interests at the time. In addition, the premature disposition of an asset may add concentration risk to the portfolio or may be at a price lower than if we held the property. Moreover, our Advisor has considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. Our Dealer Manager will be paid an annual distribution and stockholder servicing fee with respect to Class T Shares and Class I Shares until the earliest to occur of several events, including (i) a listing of the Class A Shares on a national securities exchange, and (ii) such Class T Shares or Class I Shares, respectively, no longer being outstanding, which may incentivize our Advisor not to recommend a sale, merger or other liquidity event until our Dealer Manager has been paid all distribution and stockholder servicing fees, because the completion of such transactions would cause our Dealer Manager to no longer be paid such fees. In evaluating investments and other management strategies, the opportunity to earn these fees may lead our Advisor to place undue emphasis on criteria relating to its and its affiliates’ compensation at the expense of other criteria, such as preservation of capital, in order to achieve higher short-term compensation. Considerations relating to compensation from us to our Advisor and its affiliates could result in decisions that are not in your best interests, which could hurt our ability to pay you distributions or result in a decline in the value of your investment. See “Management – Our Advisor and Our Advisory Agreement,” “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” and “Plan of Distribution.”
Hines may face conflicts of interest in connection with the management of our day-to-day operations and in the enforcement of agreements between Hines and its affiliates.
Hines and our Advisor manage our day-to-day operations and properties pursuant to an advisory agreement. This agreement was not negotiated at arm’s length and certain fees payable by us under such agreement are paid regardless of our performance. Hines and its affiliates may encounter conflicts of interest with respect to position as to matters relating to this agreement. Areas of potential conflict include the computation of fees and reimbursements under such agreements, the enforcement, renewal and/or termination of the agreements and the priority of payments to third parties as opposed to amounts paid to affiliates of Hines. These fees may be higher than fees charged by third parties in an arm’s-length transaction as a result of these conflicts.
Certain of our officers and directors face conflicts of interest relating to the positions they hold with other entities.
All of our officers and non-independent directors are also officers and directors of our Advisor and/or other entities controlled by Hines. Some of these entities, including Hines Global I, may compete with us for investment and leasing opportunities. These personnel owe fiduciary duties to these other entities and their security holders and these duties may from time to time conflict with the fiduciary duties such individuals owe to us and our stockholders. For example, conflicts of interest adversely affecting our investment decisions could arise in decisions or activities related to:

•	the allocation of new investments among us and other entities operated by Hines;

•	the allocation of time and resources among us and other entities operated by Hines;

•	the timing and terms of the investment in or sale of an asset;

•	investments with Hines and affiliates of Hines;

•	the compensation paid to our Advisor; and

•	our relationship with Hines in the management of our properties.
These conflicts of interest may also be impacted by the fact that such individuals may have compensation structures tied to the performance of such other entities controlled by Hines and these compensation structures may potentially provide for greater remuneration in the event an investment opportunity is presented to a Hines affiliate rather than us.
Our officers and directors have limited liability.
Generally, we are obligated under our charter to indemnify our officers and directors against certain liabilities incurred in connection with their services. We enter into indemnification agreements with each of our officers and directors pursuant to which we generally agree to indemnify our officers and directors for any such liabilities that they incur. These indemnification agreements, as well as the indemnification provisions in our charter, could limit our ability and the ability of our stockholders to effectively take action against our officers and directors arising from their service to us. In addition, there could be a potential reduction in distributions resulting from our payment of premiums associated with insurance or payments of a defense, settlement or claim. You should read the section of this prospectus under the caption “Management—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” for more information about the indemnification of our officers and directors.
Our UPREIT structure may result in potential conflicts of interest.
Persons holding OP Units have the right to vote on certain amendments to the Agreement of Limited Partnership of the Operating Partnership, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of the Operating Partnership, we will be obligated to act in a manner that is in the best interest of all partners of the Operating Partnership. Circumstances may arise in the future when the interests of limited partners in the Operating Partnership may conflict with the interests of our stockholders.
Risks Related to Taxes
If we fail to qualify as a REIT, our operations and our ability to pay distributions to our stockholders would be adversely impacted.
We believe that we qualify as a REIT under the Code. A REIT generally is not taxed at the corporate level on income that it currently distributes to its stockholders. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”
If we were to fail to qualify as a REIT in any taxable year:

•	we would not be allowed to deduct our distributions to our stockholders when computing our taxable income;

•	we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

•	we would be disqualified from being taxed as a REIT for the four taxable years following the year during which qualification was lost, unless entitled to relief under certain statutory provisions;

•	our cash available for distribution would be reduced and we would have less cash to distribute to our stockholders; and

•	we might be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations we may incur as a result of our disqualification.
See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT” and “—Failure to Qualify as a REIT.”
We may be required to defer repatriation of cash from foreign jurisdictions in order to qualify as a REIT.
Investments in foreign real property may be subject to foreign currency gains and losses. Certain foreign currency gains will generally be excluded from income for purposes of determining our satisfaction of one or both of the REIT gross revenue tests; however, under certain circumstances (for example, if we regularly trade in foreign securities) such gains will be treated as non-qualifying income. To reduce the risk of foreign currency gains adversely affecting our REIT qualification, we may be required to defer the repatriation of cash from foreign jurisdictions or to employ other structures that could affect the timing, character or amount of income we receive from our foreign investments. No assurance can be given that we will be able to manage our foreign currency gains in a manner that enables us to qualify as a REIT or to avoid U.S. federal income and other taxes on our income as a result of foreign currency gains. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests” and “—Foreign Currency Gain.”
If the Operating Partnership is classified as a “publicly traded partnership” under the Code, our operations and our ability to pay distributions to you could be adversely affected.
We believe that the Operating Partnership will be treated as a partnership, and not as an association or a publicly traded partnership for federal income tax purposes. In this regard, the Code generally classifies “publicly traded partnerships” (as defined in Section 7704 of the Code) as associations taxable as corporations (rather than as partnerships), unless substantially all of their taxable income consists of specified types of passive income. In order to minimize the risk that the Code would classify the Operating Partnership as a “publicly traded partnership” for tax purposes, we placed certain restrictions on the transfer and/or repurchase of partnership units in the Operating Partnership. However, if the Internal Revenue Service, or IRS, successfully determines that the Operating Partnership should be taxed as a corporation, the Operating Partnership would be required to pay U.S. federal income tax at corporate rates on its net income, its partners would be treated as stockholders of the Operating Partnership and distributions to partners would constitute non-deductible distributions in computing the Operating Partnership’s taxable income. In addition, we could fail to qualify as a REIT and the imposition of a corporate tax on the Operating Partnership would reduce our amount of cash available for distribution to you. See “Material U.S. Federal Income Tax Considerations—Other Tax Considerations—Tax Aspects of Our Investments in Our Operating Partnership.”
Distributions to tax-exempt investors may be classified as unrelated business taxable income.
Neither ordinary nor capital gain distributions with respect to our common shares nor gain from the sale of common shares should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•
part of the income and gain recognized by certain qualified employee pension trusts with respect to our common shares may be treated as unrelated business taxable income if our stock is predominately held by qualified employee pension trusts, we are required to rely on a special look through rule for purposes of meeting the REIT stock ownership tests, and we are not operated in such a manner as to otherwise avoid treatment of such income or gain as unrelated business taxable income;

•
part of the income and gain recognized by a tax exempt investor with respect to our common shares would constitute unrelated business taxable income if such investor incurs debt in order to acquire the common shares; and

•
part or all of the income or gain recognized with respect to our common shares by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

See “Material U.S. Federal Income Tax Considerations—Treatment of Tax Exempt Stockholders.”
Stockholders who participate in our distribution reinvestment plan may realize taxable income without receiving cash distributions.
If you participate in the distribution reinvestment plan, you will be required to take into account, in computing your taxable income, ordinary and capital gain distributions allocable to shares you own, even though you receive no cash because such distributions are reinvested. In addition, the difference between the public offering price of our shares and the amount paid for shares purchased pursuant to our distribution reinvestment plan may be deemed to be taxable as income to participants in the plan. See “Description of Capital Stock—Distribution Reinvestment Plan.”
Foreign investors may be subject to the Foreign Investment in Real Property Tax Act (“FIRPTA”) on sale of common shares if we are unable to qualify as a “domestically controlled” REIT.
A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax under FIRPTA on the gain recognized on the disposition. FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s capital stock, by value, has been owned, directly and indirectly, by persons who are not U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence.
We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gains realized by foreign investors other than “qualified foreign pension plans” on a sale of our common shares would be subject to tax under FIRPTA (unless our common shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% (10% after December 18, 2015) of the value of our outstanding common shares). Our common shares are not currently traded on an established securities market. See “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders.”

In certain circumstances, we may be subject to federal, state, and local or foreign income or other taxes, which would reduce our cash available to pay distributions to our stockholders.
Even if we qualify and maintain our status as a REIT, we may be subject to certain federal, state, local or foreign, income or other taxes. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid paying federal income tax and/or the 4% excise tax that applies to certain income retained by a REIT. We may also decide to retain income that we earn from the sale or other disposition of our properties and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the Operating Partnership or of other entities through which we indirectly own our assets. Any taxes that we pay will reduce our cash available for distribution to you. See “Material U.S. Federal Income Tax Considerations—Taxation of our Company.”
We have entered, and may continue to enter into, certain hedging transactions which may have a potential impact on our REIT status.
We have entered into hedging transactions with respect to certain of our activities and may continue to enter into similar transactions in the future. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps and floors, options to purchase these items, and futures and forward contracts. The gross income tests applicable to REITs generally exclude any income or gain from a hedging or similar transaction entered into by the REIT primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to manage the risk of currency fluctuations with respect to an item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), provided that we properly identify such hedges and other transactions in the manner required by the Code and regulations. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge asset values or other types of indebtedness, the income from those transactions is likely to be treated as non-qualifying income for purposes of the gross income tests and may affect our ability to qualify as a REIT. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests” for a description of the gross income tests and “—Hedging Transactions.” In addition, to the extent that our position in a hedging transaction has positive value, the instrument may be treated as a non-qualifying asset that does not qualify for purposes of the gross asset tests to which REITs are subject.
Entities through which we hold foreign real estate investments may be subject to foreign taxes, notwithstanding our status as a REIT.
Even if we maintain our status as a REIT, entities through which we hold investments in assets located outside the United States may be subject to income taxation by jurisdictions in which such assets are located. Our cash available for distribution to our stockholders will be reduced by any such foreign income taxes.
Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.
The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts or estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts or estates to perceive investments in our common shares to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of our common shares.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.
We may purchase real properties and lease them back to the sellers of such properties. We will use commercially reasonable efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, but cannot assure you that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation relating to such property would be disallowed. We might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization if a sale-leaseback transaction were so recharacterized. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.
Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.
We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation. Failure to qualify as a REIT may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.
Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.
To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to forego otherwise attractive investments or make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”
Complying with the REIT requirements may force us to liquidate otherwise attractive investments.
We must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets in order to ensure our qualification as a REIT. The remainder of our investments (other than governmental securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% (the limit will decrease to 20% after December 31, 2017) of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT” and “—Asset Tests.”

The failure of a mezzanine loan or any other loan which is not secured by a mortgage on real property to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.
The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may make investments in loans secured by interests in pass-through entities in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent, however, that any such loans do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT. Similarly any other loan which we make which is not secured by a mortgage on real property may fail to qualify as a real estate asset for purposes of the REIT qualification tests and therefore could adversely affect our ability to qualify as a REIT.
Legislative or regulatory action could adversely affect us and/or our investors.
In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to the qualification and taxation of REITs and to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future and may be given retroactive or prospective effect, and we cannot assure you that any such changes will not adversely affect how we are taxed or the taxation of a stockholder. There is a substantial lack of clarity around the likelihood, timing and details of any tax reform. Any such changes could have an adverse effect on us and on an investment in shares of our common stock. We urge you to consult with your own tax advisors with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.
Potential changes to the U.S. tax laws could have a significant negative impact on our business operations, financial condition and earnings.
The current presidential administration has included as part of its agenda a potential reform of U.S. tax laws. The details of the potential reform have not yet emerged but during the campaign, the President outlined several possible changes to business taxes. In addition, House Republicans and Congress have drafted an initial tax reform (“Tax Reform Blueprint”) to significantly amend the Code. The convergence of the administration’s reform agenda and the Tax Reform Blueprint’s potential reforms has not yet taken place, however, key changes within the proposals include:

•	Elective replacement of current depreciation deductions with a cost recovery system for capital asset investments (excluding land investments);

•	Elimination of the deductibility of corporate interest expense, if a cost recovery system is elected;

•	Restriction or elimination of benefits of like-kind exchanges that defer capital gains for tax purposes;

•	Reduction of the maximum business tax rate from 35% to 15-20%;

•	Elimination of the corporate alternative minimum tax;

•	Implementation of a one-time deemed repatriation tax rate of 10% on corporate profits held offshore; and

•	Elimination of most corporate tax expenditures except for the Research and Development credit.

 The specific details regarding potential tax reforms have not yet emerged. In addition, it is not yet known if the potential reform of the U.S. tax laws will include changes that may impact existing REIT rules under the Code. If the tax reform is enacted with some or all of the changes outlined above, our taxable income and the amount of distributions to our stockholders required in order to maintain our REIT status may significantly increase. As a REIT, we are required to distribute at least 90% of our taxable income to our shareholders annually.

We cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued, nor is the long-term impact of proposed tax reforms (including future reforms that may be part of any enacted tax reform) on the real estate industry or REITs clear. Furthermore, the proposed tax reform may negatively impact our customers’ operating results, financial condition and future business plans. Prospective investors are urged to consult their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our shares. A reform of the U.S. tax laws by the administration may be enacted in a manner that negatively impacts our operating results, financial condition and business operations and could adversely affect our ability to pay distributions to you.

Risks Related to ERISA

If our assets are deemed to be plan assets under ERISA, we, our Advisor and the fiduciaries of investing ERISA plans may be exposed to liabilities under Title I of ERISA and the Internal Revenue Code.
In some circumstances where an ERISA plan holds an interest in an entity, an undivided interest in the assets of the entity attributable to that interest are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. We believe that our assets should not be treated as plan assets because the shares should qualify as “publicly-offered securities” that are exempt from the look-through rules under applicable regulations of the U.S. Department of the Treasury, because we have 100 stockholders that are independent of us and one another. We note, however, that because certain limitations are imposed upon the transferability of shares so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if our Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. In addition, if that were the case, an investment in our common shares might constitute an ineffective delegation of fiduciary responsibility to our Advisor, and expose the fiduciary of the benefit plan to co-fiduciary liability under ERISA for any breach by our Advisor of the fiduciary duties mandated under ERISA. If our Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, potential investors should consult with their legal and other advisors concerning the impact of ERISA and the Code on such investors’ investment and our performance.
See “ERISA Considerations” for a more complete discussion of the foregoing issues and other risks associated with an investment in our common shares by retirement plans.
There are special considerations that apply to pension or profit sharing trusts or individual retirement accounts, or IRAs, investing in our common stock.
If you are investing the assets of an IRA, pension, profit sharing, 401(k), Keogh or other qualified retirement plan, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
See “ERISA Considerations” for a more complete discussion of the foregoing issues and other risks associated with an investment in shares of our common stock by retirement plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes certain statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements relate to, without limitation, potential future acquisitions, economic conditions that may impact our operations, our future leverage and financial position, our future capital expenditures, future distributions, other developments and trends in the commercial real estate industry and our business strategy. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.
The forward-looking statements included herein are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of the assumptions underlying the forward-looking statements could prove to be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk exists that actual results will differ materially from the expectations expressed in this prospectus and this risk will increase with the passage of time. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks set forth in the “Risk Factors” section, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

ESTIMATED USE OF PROCEEDS
The tables on the following pages set forth information about how we intend to use the proceeds raised in this offering and assume:

•
with respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds and that prior to that date, all dealer manager fees were paid by us from gross offering proceeds;

•	with respect to Class I Shares sold in the primary offering, our Advisor will pay all of the dealer manager fees payable to our Dealer Manager;

•
the sale of the Class A Shares, Class T Shares and Class I Shares remaining to be sold in this offering as of August 2, 2016, in the amount of approximately $1,816.8 million, which we refer to as the “remaining offering amount;”

•	the sale of the maximum offering amount;

•
that, with respect to the sale of the maximum offering amount, 10% of gross offering proceeds are from the sale of Class A Shares, 60% of gross offering proceeds are from the sale of Class T Shares and 30% of gross offering proceeds are from the sale of Class I Shares; and

•	we incur no leverage.
We have not given effect to any other special sales or volume discounts which could also reduce the selling commissions and dealer manager fees. We also have not included the proceeds from our distribution reinvestment plan which may be used for redemptions or other purposes.
This offering is being conducted on a “best efforts” basis, and the risk that we will not be able to accomplish our business objectives will increase if only a small number of shares are purchased in this offering. Please see “Risk Factors—Risks Related to Investing in this Offering—This offering is a “best efforts” offering and if we are unable to raise substantial funds, we will be limited in the number and type of investments we may make which could negatively impact an investment in shares of our common stock.”
Many of the amounts set forth below represent management’s best estimates as these amounts cannot be precisely calculated at this time. Therefore, these amounts may not accurately reflect the actual receipt or application of the offering proceeds. We have assumed what percentage of shares of each class will be sold based on discussions with the Dealer Manager and broker dealers but there can be no assurance as to how many shares of each class will be sold.
Assuming we raise the maximum offering amount pursuant to this offering, in accordance with the 10%/60%/30% split described above, after giving effect to the Advisor’s payment of a portion of the dealer manager fees, effective as of August 2, 2016, in an amount equal to 1.5% of the gross offering proceeds from the primary offering with respect to the sale of Class A Shares and Class T Shares and the Advisor’s payment of all of the dealer manager fees payable to the dealer manager with respect to Class I Shares sold in the primary offering, excluding proceeds from the sale of shares offered under our distribution reinvestment plan, we expect that approximately 96.2% of the money invested by our stockholders will be used to make real estate investments and to pay acquisition fees and expenses related to those investments. The balance will be used to pay selling commissions, the portion of the dealer manager fee funded by us and issuer costs. Raising less than the maximum offering amount or selling a different combination of Class A Shares, Class T Shares and Class I Shares would change the amounts of fees, commissions, costs and expenses presented in the table below.
We have not generated sufficient cash flow from operations to fully fund distributions. Therefore, particularly in the earlier part of this offering, some or all of our distributions have been and may continue to be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. For the years ended December 31, 2016 and December 31, 2015, respectively, we funded 60% and 23% of total distributions with cash flows from financing activities, which includes offering proceeds. We have not placed a cap on the amount of our distributions that may be paid from any of these sources. To the extent we use proceeds from this offering to fund distributions, the remaining proceeds available for investment will be less than the amount presented below.
We have not identified the investments we will make with all of the proceeds of this offering.
The following table presents information regarding the estimated use of proceeds raised in this offering with respect to Class A Shares based on the assumptions described above.

	Remaining Offering Amount $58,300,000 in Class A Shares (1)		Maximum Offering $200,000,000 in Class A Shares (2)
	Amount	Percentage	Amount	Percentage
GROSS PROCEEDS	$58,300,000	100.0%	$200,000,000	100.0%
Less Expenses:
Selling Commissions(3)	$4,081,000	7.0%	$14,000,000	7.0%
Dealer Manager Fees(4)	$1,749,000	3.0%	$6,000,000	3.0%
Issuer Costs(5)	$489,720	0.8%	$1,680,000	0.8%
Total Expenses	$6,319,720	10.8%	$21,680,000	10.8%
Plus:
Advisor Payment of a Portion of the Dealer Manager Fees(4)	$(874,500)	(1.5)%	$(874,500)	(0.4)%
NET PROCEEDS AVAILABLE FOR INVESTMENT	$52,854,780	90.7%	$179,194,500	89.6%
Less:
Acquisition Fees on Investments(6)(7)	$1,139,767	2.0%	$3,864,171	1.9%
Acquisition Expenses(7)(8)	$1,058,717	1.8%	$3,589,386	1.8%
REMAINING PROCEEDS AVAILABLE FOR INVESTMENT	$50,656,296	86.9%	$171,740,943	85.9%

(1)
As of August 2, 2016, we had sold approximately $141.7 million in Class A Shares. This table assumes that approximately $58.3 million of the remaining offering amount is sold as Class A Shares in our primary offering, such that 10% of the total shares to be sold as part of the maximum offering amount are Class A Shares, but issue no shares under our distribution reinvestment plan and that no discounts or waivers of fees described under the “Plan of Distribution” section of this prospectus are applicable.

(2)
Assumes we sell the maximum $200.0 million in Class A Shares in our primary offering, which represents 10% of the total shares to be sold in the maximum offering, but issue no shares under our distribution reinvestment plan and that no discounts or waivers of fees described under the “Plan of Distribution” section of this prospectus are applicable.

(3)
We will pay our Dealer Manager selling commissions of up to 7.0% of the gross offering proceeds raised in our primary offering for sales of our Class A Shares, all of which may be reallowed to participating broker dealers. We will not pay selling commissions for Class A Shares issued pursuant to our distribution reinvestment plan and certain other purchases as described in the “Plan of Distribution” section of this prospectus.

(4)
We will pay our Dealer Manager a dealer manager fee of up to 3.0% of the gross offering proceeds raised in our primary offering for sales of our Class A Shares, a portion of which may be reallowed to participating broker dealers as marketing fees. Commencing August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of gross offering proceeds from the sale of Class A Shares in our primary offering without any reimbursement from us. The amounts for dealer manager fees paid by our Advisor and paid by us that are presented in the table with respect to the maximum offering amount reflect the assumptions that all dealer manager fees were paid by us out of gross offering proceeds with respect to Class A Shares and Class T Shares sold prior to August 2, 2016 and that our Advisor will pay a portion of the dealer manager fees with respect to the remaining offering amount as described above. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. In addition, out of its dealer manager fee, the Dealer Manager may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses. No dealer manager fees will be paid for Class A Shares issued pursuant to our distribution reinvestment plan and certain other purchases as described in the “Plan of Distribution” section of this prospectus.

(5)
In addition to paying selling commissions and the dealer manager fee, we will pay the issuer costs incurred by us directly or indirectly through our Advisor and its affiliates, which expenses are expected to consist of, among other costs, expenses of our organization, actual legal, accounting, bona fide out-of-pocket itemized and detailed due diligence costs, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering-related costs. The Advisory Agreement was amended, effective February 29, 2016, to cap the amount which we will reimburse our Advisor for the cumulative issuer costs in connection with our organization and our public offerings. Although the cap on reimbursements to our Advisor and its affiliates for cumulative issuer costs is equal to 2.5% of gross offering proceeds from our public offerings, we estimate that the total reimbursement to be paid to our Advisor and its affiliates from the proceeds of this offering for issuer costs will be equal to approximately 0.8% of the maximum gross offering proceeds. As a result of the cap on reimbursement as a percentage of gross offering proceeds, as of February 29, 2016, we were only obligated to reimburse our Advisor for $3.2 million of issuer costs out of the $8.2 million of issuer costs our Advisor had incurred. On April 14, 2016, our Advisor reimbursed us for $4.0 million in issuer costs that we had previously reimbursed in excess of this new 2.5% cap. As we raise additional offering proceeds, we expect to reimburse our Advisor for the $4.0 million in issuer costs they recently repaid to us to the extent such costs do not exceed 2.5% of gross offering proceeds from our public offerings. From inception through December 31, 2016, we had reimbursed our Advisor $6.3 million in issuer costs out of $11.1 million incurred by our Advisor. As noted above, we will not reimburse our Advisor in any way for our Advisor’s payment of dealer manager fees.

(6)
We will pay an acquisition fee of 2.25%, payable in cash or OP Units, of (i) the purchase price of real estate investments acquired or originated directly by us, including any debt attributable to such investments or the principal amounts borrowed under any loans made or acquired directly by us, and (ii) when we make an investment or make or acquire a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate related investments held by that entity, including any debt attributable to such investments or the total principal amount borrowed under any loans made or acquired by that entity. For purposes of this table we have assumed that we will not use debt when making real estate investments and will pay all acquisition fees in cash. In the event we raise the maximum $200,000,000 pursuant to our primary offering of Class A Shares, pay all acquisition fees in cash, and all of our real estate investments are 40% leveraged at the time we acquire them, the total acquisition fees payable will be $6,266,516 or approximately 3.1% of gross proceeds. In the event we raise the maximum $200,000,000 pursuant to our primary offering of Class A Shares, pay all acquisition fees in cash, and all of our real estate investments are 60% leveraged at the time we acquire them, the total acquisition fees payable will be $9,093,090 or approximately 4.5% of gross proceeds. Some of these fees may be payable out of the proceeds of such borrowings.

(7)
The acquisition fees and acquisition expenses incurred in connection with the purchase of real estate investments will not exceed an amount equal to 6.0% of the contract purchase price of the investment. However, a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction may approve such fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to us.

(8)
Acquisition expenses were estimated by us for illustrative purposes, based on the prior experience of Hines, and may include customary third-party acquisition costs which are typically included in the gross purchase price of the real estate investments we acquire or are paid by us in connection with such acquisitions. These third-party acquisition costs include legal, accounting, consulting, travel, appraisals, engineering, due diligence, option payments, title insurance and other costs and expenses relating to potential acquisitions regardless of whether the property is actually acquired. The actual amount of acquisition expenses cannot be determined at the present time and will depend on numerous factors, including the type and jurisdiction of the real estate investment acquired, the legal structure of the transaction in which the real estate investment is acquired, the aggregate purchase price paid to acquire the real estate investment, and the number of real estate investments acquired.

The following table presents information regarding the estimated use of proceeds raised in this offering with respect to Class T Shares, based on the assumptions described above.

	Remaining Offering Amount $1,158,500,000 in Class T Shares (1)		Maximum Offering Amount $1,200,000,000 in Class T Shares (2)
	Amount	Percentage	Amount	Percentage
GROSS PROCEEDS	$1,158,500,000	100.00%	$1,200,000,000	100.00%
Less Expenses:
Selling Commissions(3)	$23,170,000	2.00%	$24,000,000	2.00%
Dealer Manager Fees(4)	$31,858,750	2.75%	$33,000,000	2.75%
Issuer Costs(5)	$9,731,400	0.84%	$10,080,000	0.84%
Total Expenses	$64,760,150	5.59%	$67,080,000	5.59%
Plus:
Payment of a Portion of the Dealer Manager Fees(4)	$(17,377,500)	(1.50)%	$(17,377,500)	(1.45)%
NET PROCEEDS AVAILABLE FOR INVESTMENT	$1,111,117,350	95.91%	$1,150,297,500	95.86%
Less:
Acquisition Fees on Investments(6)(7)	$23,960,265	2.07%	$24,805,150	2.07%
Acquisition Expenses(7)(8)	$22,256,424	1.92%	$23,041,228	1.92%
REMAINING PROCEEDS AVAILABLE FOR INVESTMENT	$1,064,900,661	91.92%	$1,102,451,122	91.87%

(1)
As of August 2, 2016, we had sold approximately $41.5 million in Class T Shares. This table assumes that approximately $1,158.5 million of the remaining offering amount is sold as Class T Shares in our primary offering, such that 60% of the total shares to be sold as part of the maximum offering amount are Class T Shares, but issue no shares under our distribution reinvestment plan.

(2)
Assumes we sell the maximum $1,200.0 million in Class T Shares in our primary offering, which represents 60% of the total shares to be sold in the maximum offering, but issue no shares under our distribution reinvestment plan.

(3)
We will pay our Dealer Manager selling commissions of up to 2.0% of the gross offering proceeds raised in our primary offering for sales of our Class T Shares, all of which may be reallowed to participating broker dealers. We will not pay selling commissions for Class T Shares issued pursuant to our distribution reinvestment plan.

(4)
We will pay our Dealer Manager a dealer manager fee of up to 2.75% of the gross offering proceeds raised in our primary offering for sales of our Class T Shares, all or a portion of which may be reallowed to participating broker dealers as marketing fees. Commencing August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of gross offering proceeds from the sale of Class T Shares in our primary offering without any reimbursement from us. The amounts for dealer manager fees paid by our Advisor and paid by us that are presented in the table with respect to the maximum offering amount reflect the assumptions that all dealer manager fees were paid by us out of gross offering proceeds with respect to Class A Shares and

Class T Shares sold prior to August 2, 2016 and that our Advisor will pay a portion of the dealer manager fees with respect to the remaining offering amount as described above. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. In addition, out of its dealer manager fee, the Dealer Manager may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses. No dealer manager fees will be paid for Class T Shares issued pursuant to our distribution reinvestment plan. In addition, we will pay our Dealer Manager distribution and stockholder servicing fees in an annual amount equal to 1.0% of the offering price per share (or, if we are no longer offering primary shares, the then-current NAV, if any has been disclosed) calculated on outstanding Class T Shares purchased in our primary offering. The distribution and stockholder servicing fees will accrue daily and be paid quarterly in arrears. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase, are not intended to be a principal use of offering proceeds and are not included in the above table. See “Plan of Distribution” for a description of these fees.

(5)	See footnote 5 to the table above regarding the estimated use of proceeds with respect to Class A Shares.

(6)
We will pay an acquisition fee of 2.25%, payable in cash or OP Units, of (i) the purchase price of real estate investments acquired or originated directly by us, including any debt attributable to such investments or the principal amounts borrowed under any loans made or acquired directly by us, and (ii) when we make an investment or make or acquire a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate related investments held by that entity, including any debt attributable to such investments or the total principal amount borrowed under any loans made or acquired by that entity. For purposes of this table we have assumed that we will not use debt when making real estate investments and will pay all acquisition fees in cash. In the event we raise the maximum $1,200,000,000 pursuant to our primary offering of Class T Shares, pay all acquisition fees in cash, and all of our real estate investments are 40% leveraged at the time we acquire them, the total acquisition fees payable will be $40,226,444 or approximately 3.4% of gross proceeds. In the event we raise the maximum $1,200,000,000 pursuant to our primary offering of Class T Shares, pay all acquisition fees in cash, and all of our real estate investments are 60% leveraged at the time we acquire them, the total acquisition fees payable will be $58,370,983 or approximately 4.9% of gross proceeds. Some of these fees may be payable out of the proceeds of such borrowings.

(7)	See footnote 7 to the table above regarding the estimated use of proceeds with respect to Class A Shares.

(8)	See footnote 8 to the table above regarding the estimated use of proceeds with respect to Class A Shares.

The following table presents information regarding the estimated use of proceeds raised in this offering with respect to Class I Shares, based on the assumptions described above.

	Remaining Offering Amount $600,000,000 in Class I Shares (1)		Maximum Offering Amount $600,000,000 in Class I Shares (1)
	Amount	Percentage	Amount	Percentage
GROSS PROCEEDS	$600,000,000	100.00%	$600,000,000	100.00%
Less Expenses:
Selling Commissions(2)	$—	—%	$—	—%
Dealer Manager Fees(3)	$9,000,000	1.50%	$9,000,000	1.50%
Issuer Costs(4)	$5,040,000	0.84%	$5,040,000	0.84%
Total Expenses	$14,040,000.00	2.34%	$14,040,000	2.34%
Plus:
Payment of a Portion of the Dealer Manager Fees(3)	$(9,000,000)	(1.50)%	$(9,000,000)	(1.50)%
NET PROCEEDS AVAILABLE FOR INVESTMENT	$594,960,000	99.16%	$594,960,000	99.16%
Less:
Acquisition Fees on Investments(5)(6)	$12,829,787	2.14%	$12,829,787	2.14%
Acquisition Expenses(6)(7)	$11,917,447	1.99%	$11,917,447	1.99%
REMAINING PROCEEDS AVAILABLE FOR INVESTMENT	$570,212,766	95.03%	$570,212,766	95.03%

(1)
Assumes we sell the maximum $600.0 million in Class I Shares in our primary offering, which represents 30% of the total shares to be sold in the maximum offering, but issue no shares under our distribution reinvestment plan.

(2)	We will not pay our Dealer Manager selling commissions with respect to Class I Shares sold in our primary offering.

(3)
We will pay our Dealer Manager a dealer manager fee of up to 1.50% of the gross offering proceeds raised in our primary offering for sales of our Class I Shares, all or a portion of which may be reallowed to participating broker dealers as marketing fees. Our Advisor will pay all of the dealer manager fees payable to our Dealer Manager with respect sale of Class I Shares in our primary offering without any reimbursement from us. In addition, out of its dealer manager fee, the Dealer Manager may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses. No dealer manager fees will be paid for Class I Shares issued pursuant to our distribution reinvestment plan. In addition, we will pay our Dealer Manager distribution and stockholder servicing fees in an annual amount equal to 0.25% of the offering price per share (or, if we are no longer offering primary shares, the then-current NAV) calculated on outstanding Class I Shares purchased in our primary offering. The distribution and stockholder servicing fees will accrue daily and be paid quarterly in arrears. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase, are not intended to be a principal use of offering proceeds and are not included in the above table. See “Plan of Distribution” for a description of these fees.

(4)	See footnote 5 to the table above regarding the estimated use of proceeds with respect to Class A Shares.

(5)
We will pay an acquisition fee of 2.25%, payable in cash or OP Units, of (i) the purchase price of real estate investments acquired or originated directly by us, including any debt attributable to such investments or the principal amounts borrowed under any loans made or acquired directly by us, and (ii) when we make an investment or make or acquire a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate related investments held by that entity, including any debt attributable to such investments or the total principal amount borrowed under any loans made or acquired by that entity. For purposes of this table we have assumed that we will not use debt when making real estate investments and will pay all acquisition fees in cash. In the event we raise the maximum $600.0 million pursuant to our primary offering of Class I Shares, pay all acquisition fees in cash, and all of our real estate investments are 40% leveraged at the time we acquire them, the total acquisition fees payable will be $20,806,030 or approximately 3.5% of gross proceeds. In the event we raise the maximum $600.0 million pursuant to our primary offering of Class I Shares, pay all acquisition fees in cash, and all of our real estate investments are 60% leveraged at the time we acquire them, the total acquisition fees payable will be $30,190,798 or approximately 5.0% of gross proceeds. Some of these fees may be payable out of the proceeds of such borrowings.

(6)	See footnote 7 to the table above regarding the estimated use of proceeds with respect to Class A Shares.

(7)	See footnote 8 to the table above regarding the estimated use of proceeds with respect to Class A Shares.

The fees, compensation, income, expense reimbursements, interests and other payments described above payable to Hines, our Advisor and other Hines affiliates may increase or decrease during or after this offering, if such increase or decrease is approved by a majority of our independent directors.

MANAGEMENT
Management of Hines Global II
We operate under the direction of our board of directors. Our board is ultimately responsible for the management and control of our business and operations. We have no employees and have retained our Advisor to manage our day-to-day operations, including the identification and acquisition of our properties, subject to the board’s supervision. We expect to retain Hines or an affiliate of Hines to perform property management for our properties. We have retained our Dealer Manager to manage activities relating to the offering of our shares.
Our Officers and Directors
We have a total of five directors, three of whom are independent of us, our Advisor and our respective affiliates. Our full board of directors has determined that each of our independent directors is independent within the meaning of (i) the applicable provisions set forth in our charter, (ii) the applicable requirements set forth in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable SEC rules, and (iii) although our shares are not listed on the New York Stock Exchange, or NYSE, the independence rules set forth in the NYSE Listed Company Manual. Our board applies the NYSE rules governing independence as part of its policy of maintaining strong corporate governance practices.
Other than our independent directors, each of our officers and directors is affiliated with Hines and subject to conflicts of interest. Please see “Conflicts of Interest” and “Risk Factors—Risks Related to Potential Conflicts of Interest.” As described below, because of the inherent conflicts of interest existing as the result of these relationships, our independent directors monitor the performance of all Hines affiliates performing services for us, and these board members have a fiduciary duty to act in the best interests of our stockholders in connection with our relationships with Hines affiliates. However, we cannot assure you that our independent directors will be successful in eliminating, or decreasing the impact of the risks resulting from, the conflicts of interest we face with Hines and its affiliates. Indeed, our independent directors will not monitor or approve all decisions made by Hines that impact us, such as the allocation of investment opportunities.
The following sets forth information about our directors and our executive officers:

Name	Age	Position and Office with Hines Global II
Jeffrey C. Hines	61	Director and Chairman of the board of directors
Charles M. Baughn	62	Director
Humberto “Burt” Cabañas	69	Independent Director
Dougal A. Cameron	59	Independent Director
John O. Niemann, Jr.	60	Independent Director
Sherri W. Schugart	51	President and Chief Executive Officer
Ryan T. Sims	45	Chief Financial Officer and Secretary
David L. Steinbach	40	Chief Investment Officer
Kevin L. McMeans	52	Asset Management Officer
J. Shea Morgenroth	41	Chief Accounting Officer and Treasurer
Jeffrey C. Hines. Mr. Hines joined Hines in 1982. Mr. Hines has served as Chairman of our board of directors and Chairman of the managers of the general partner of our Advisor since July 2013. Mr. Hines also has served as the Chairman of the board of directors of Hines Global I and Chairman of the managers of the general partner of Hines Global REIT Advisors LP, the advisor to Hines Global I since December

2008. Mr. Hines also has been the Chairman of the board of directors of Hines Real Estate Investment Trust, Inc. (“Hines REIT”), Chairman of the managers of the general partner of HALP Associates Limited Partnership, the advisor to Hines REIT and a member of the management board of the Hines US Core Office Fund LP (“Core Fund”), since August 2003. He is also the co-owner and President and Chief Executive Officer of the general partner of Hines and is a member of Hines’ Executive Committee. Mr. Hines is responsible for overseeing all firm policies and procedures as well as day-to-day operations of Hines. He became President of the general partner of Hines in 1990 and Chief Executive Officer of the general partner of Hines in January 2008 and has overseen a major expansion of the firm’s personnel, financial resources, domestic and foreign market penetration, products and services. He has been a major participant in the development of the Hines domestic and international acquisition program and currently oversees a portfolio of $96.5 billion in assets under management. Mr. Hines graduated from Williams College with a B.A. in Economics and received his M.B.A. from the Harvard Business School.
We believe that Mr. Hines’ career, spanning more than 34 years in the commercial real estate industry, including his leadership of Hines and the depth of his knowledge of Hines and its affiliates qualifies him to serve on our board of directors.
Charles M. Baughn. Mr. Baughn joined Hines in 1984. Mr. Baughn has served as a member of our board of directors and as a manager of the general partner of our Advisor since July 2013. Mr. Baughn also has served as a member of the board of directors of Hines Global I and as a manager of the general partner of its advisor since December 2008. Mr. Baughn also has been a member of the board of directors of Hines REIT since April 2008 and a manager of the general partner of its advisor since August 2003. Mr. Baughn also served as Chief Executive Officer of Hines REIT from August 2003 through April 1, 2008. He has served as the Senior Managing Director and Chief Financial Officer of the general partner of Hines since 2012. In this role, he is responsible for overseeing Hines’ operating business including central services, balance sheet-related activities and bank and other debt financing. Previously, he also has served as an Executive Vice President and CEO—Capital Markets Group of the general partner of Hines from April 2001 through 2012 and, as such, was responsible for overseeing Hines’ capital markets group, which raises, places and manages equity and debt for Hines projects in the U.S. and internationally, Mr. Baughn is also a member of Hines’ Executive Committee and a director of our Dealer Manager. Until May 2015, Mr. Baughn also served as the Chief Executive Officer of our Dealer Manager. Mr. Baughn has also been a member of the management board of the Core Fund since 2003. During his tenure at Hines, he also has contributed to the development or redevelopment of over 9 million square feet of office and special use facilities in the southwestern United States. He graduated from the New York State College of Ceramics at Alfred University with a B.A. and received his M.B.A. from the University of Colorado. Mr. Baughn holds Series 7, 24 and 63 securities licenses.
We believe that Mr. Baughn’s experience in the commercial real estate industry during his 30-year career with Hines, including his familiarity with Hines’ financial and investment policies, qualifies him to serve on our board of directors.
Humberto “Burt” Cabañas. Mr. Cabañas has served as one of our independent directors since July 2014. Mr. Cabañas is the Founder and Chairman of Benchmark Hospitality International, where he oversees Benchmark’s diverse portfolio, a position he has held since 1987. He also served as Chief Executive Officer at Benchmark from 1987 to 2013. Prior to his current position, he served as a Senior Vice President and in various other positions at The Woodlands Corporation, where he oversaw all hospitality operations. He presently serves as director on the Foundation Board of Florida International University and previously served as Chairman of the Industry Advisory Board for the Chaplin School of Hospitality & Tourism Management at Florida International University. Mr. Cabañas is also a founding board member and a past president of the International Association of Conference Centers (IACC). He is a graduate of Florida International University with a Bachelor’s degree in Hotel and Restaurant Management.
We believe Mr. Cabañas’ significant and deep experience in the hotel and hospitality industry and the real estate aspects of that industry makes him well-qualified to serve as one of our directors.

Dougal A. Cameron. Mr. Cameron has served as one of our independent directors since July 2014. Mr. Cameron is President and Owner of Cameron Management, a position he has held since his founding of the firm in 1995. Cameron Management is a firm that owns, finances, leases, and manages all of its office buildings in an integrated fashion. From 1991-1994, Mr. Cameron was an owner and investment manager of VNSM Inc., an investment management firm with over $1 billion in assets under management. Prior to this time, he was an accountant with Arthur Young & Company (now Ernst & Young), and he worked as an asset and project manager for Hines from 1985 to 1991. Additionally, he was on the board of Mosher Inc., a private, closed-end mutual fund from 1992 to 1997. Mr. Cameron holds a bachelor’s degree in Accounting from Texas Tech University and an M.B.A. from Harvard Business School.
We believe that Mr. Cameron is well-qualified to serve as one of our directors due to his background in running a real estate firm since 1995 and his extensive experience in owning, leasing and managing office buildings as the company intends to make investments in office buildings along with other real estate product types.
John O. Niemann, Jr. Mr. Niemann has served as one of our independent directors since July 2014. In addition, he has served as an independent director of HMS, which is a non-listed public business development company that is co-sponsored by Hines, since May 2012 and currently serves as the Chairman of the Audit Committee. He previously served as a director and Chairman of the Audit Committee of Gateway Energy Corporation from June 2010 until December 2013 (when the company went private). Since June 2013, he has served as a Managing Director of Andersen Tax LLC (formerly known as WTAS LLC). He is also the president and chief operating officer of Arthur Andersen LLP, and has been since 2003. He previously served on the administrative board of Arthur Andersen LLP and on the board of partners of Andersen Worldwide. He began his career at Arthur Andersen LLP in 1978 and has served in increasing responsibilities in senior management positions, since 1992. Mr. Niemann has served on the board of directors of many Houston area non-profit organizations, including Strake Jesuit College Preparatory School (past chair of the board), The Regis School of the Sacred Heart (past chair of the board), The Houston Symphony, The University of St. Thomas, The Alley Theatre and Taping for the Blind, Inc. He graduated with a bachelor of arts in managerial studies (magna cum laude) and a masters in accounting from Rice University and received a juris doctor (summa cum laude) from the South Texas College of Law.
We believe Mr. Niemann’s significant experience in the public accounting industry, including 37 years in various capacities at Arthur Andersen LLP makes him well qualified to serve as one of our directors and as the audit committee financial expert. Drawing on this experience, Mr. Niemann is able to provide valuable insights regarding our investment strategies, internal controls, and financial reporting. In addition, through his experience serving on the board of directors of other public companies, Mr. Niemann has previous experience in the requirements of serving on a public company board.
Sherri W. Schugart. Ms. Schugart joined Hines in 1995. Ms. Schugart has served as President and Chief Executive Officer for us and for the general partner of our Advisor since August 2013. Ms. Schugart also has served as President and Chief Executive Officer for Hines Global I and for the general partner of its Advisor since March 2013. Additionally, since March 2013, Ms. Schugart also has served as President and Chief Executive Officer for Hines REIT, the general partner of its Advisor and the Core Fund. In February 2016, Ms. Schugart was appointed as member of Hines’ Executive Committee. In these roles, Ms. Schugart is responsible for the overall management of each funds’ business strategy and operations in the U.S. and internationally. Also since March 2013, Ms. Schugart has served as the President and Chief Executive Officer of HMS and HMS Adviser GP LLC, the general partner of the adviser to HMS. Additionally, in February 2014, Ms. Schugart was appointed as the Chairperson of the board of directors of HMS. HMS is a public specialty finance company sponsored by Hines, which was formed in 2011 and intends to make debt and equity investments in companies with revenues generally between $10 million and $3 billion that operate in diverse industries. Prior to March 2013, Ms. Schugart had served as the Chief Operating Officer for Hines Global I and the general partner of its advisor and as the Chief Operating Officer of Hines REIT, the general partner of its advisor and the Core Fund since November 2011. In these roles, Ms. Schugart was responsible for the execution of each entity’s business plan and oversight of day-to-day business operations, including issues related to portfolio strategy, asset management and all other operational and financial matters of each entity. Ms. Schugart also served as Chief Financial Officer for Hines Global I and the general partner of its advisor from inception in December 2008 through October 2011. Ms. Schugart also served as the Chief Financial Officer for Hines REIT and the general partner of its advisor from August 2003 through October 2011 and as the Chief Financial Officer of the Core Fund from July 2004 through October 2011. In these roles, her responsibilities included oversight of financial and portfolio management, equity and debt financing activities, investor relations, accounting, financial reporting, compliance and administrative functions in the U.S. and internationally. She has also been a Senior Managing Director of the general partner of Hines since October 2007 and has served as a director of the Dealer Manager since August 2003. Prior to holding these positions, she was a Vice President in Hines Capital Markets Group raising equity and debt financing for various Hines investment vehicles in the U.S. and internationally. Ms. Schugart has been responsible for arranging and managing more than $10 billion in equity and debt for Hines’ public and private investment funds. Prior to joining Hines, Ms. Schugart spent eight years with Arthur Andersen LLP, where she served both public and private clients in the real estate, construction, finance and banking industries. She holds a Bachelor of Business Administration degree in Accounting from Southwest Texas State University.
Ryan T. Sims. Mr. Sims joined Hines in August 2003. Mr. Sims has served as Chief Financial Officer and Secretary for us and the general partner of our Advisor since August 2013. Since November 2011, Mr. Sims has served as Chief Financial Officer and Secretary for Hines Global I and the general partner of its Advisor. Since November 2011, Mr. Sims also has served as Chief Financial Officer and Secretary of Hines REIT, the general partner of its Advisor and the Core Fund. Also since 2011, Mr. Sims has served as the Chief Financial Officer and Secretary of HMS and of the general partner of the adviser to HMS. In these positions, Mr. Sims is responsible for the oversight of financial operations, equity and debt financing activities, investor relations, accounting, financial reporting, tax, legal, compliance and administrative functions in the U.S. and internationally. Prior to this time, Mr. Sims served as the Chief Accounting Officer for Hines Global I and the general partner of its Advisor since their inception in October 2008. From April 2008 until November 2011, Mr. Sims also served as the Chief Accounting Officer for Hines REIT, the general partner of its Advisor and the Core Fund since April 2008. In these roles, he was responsible for the oversight of the accounting, financial reporting and SEC reporting functions, as well as the Sarbanes-Oxley compliance program in the U.S. and internationally. He was also responsible for establishing the companies’ accounting policies and ensuring compliance with those policies in the U.S. and internationally. He has also previously served as a Senior Controller for Hines REIT and the general partner of its Advisor from August 2003 to April 2008 and the Core Fund from July 2004 to April 2008. Prior to joining Hines, Mr. Sims was a manager in the audit practice of Arthur Andersen LLP and Deloitte & Touche LLP, serving clients primarily in the real estate industry. He holds a Bachelor of Business Administration degree in Accounting from Baylor University and is a certified public accountant.
David L. Steinbach. Mr. Steinbach joined Hines in 1999. Mr. Steinbach has served as the Chief Investment Officer for us and the general partner for our Advisor since July 2014. Mr. Steinbach also serves as the Chief Investment Officer for Hines Global I and the general partner of its advisor since July 2014. Also, since February 2017, Mr. Steinbach has served as the Chief Investment Officer for the general partner of Hines. In these roles, he is responsible for management of the real estate acquisition program in the U.S. and internationally. He also has served as a Managing Director of the general partner of Hines from February 2011 to February 2017. He has been responsible for the acquisition of over $4 billion in assets for various Hines affiliates in the U.S. and internationally. Prior to this role, he served in various roles in which he was responsible for acquisitions, asset management and property dispositions on behalf of Hines REIT, Hines Global I and the Core Fund, both in the U.S. and internationally. He graduated from Texas A&M University with a Bachelors and Masters in Business Administration.
Kevin L. McMeans. Mr. McMeans joined Hines in 1992. Since August 2013, he served as the Asset Management Officer for us and the general partner of our Advisor. Mr. McMeans has also served as Asset Management Officer for Hines Global I and the general partner of its advisor since December 2008. Mr.

McMeans has also served as the Asset Management Officer of Hines REIT and the general partner of its advisor since April 2008. He also has served as the Asset Management Officer of the Core Fund since January 2005. Since February 2015, he has served as the Senior Managing Director of Investment Management of the general partner of Hines. Prior to February 2015, he also has served as a Managing Director of Investment Management of the general partner of Hines. In these roles, he is responsible for overseeing the management of the various investment properties owned by each of the funds in the U.S. and internationally. He previously served as the Chief Financial Officer of Hines Corporate Properties, an investment venture established by Hines with a major U.S. pension fund, from 2001 through June 2004. In this role, Mr. McMeans was responsible for negotiating and closing debt financings, underwriting and evaluating new investments, negotiating and closing sale transactions and overseeing the administrative and financial reporting requirements of the venture and its investors. Before joining Hines, Mr. McMeans spent four and a half years at Deloitte & Touche LLP in the audit department. He graduated from Texas A&M University with a B.S. in Computer Science.
J. Shea Morgenroth. Mr. Morgenroth joined Hines in October 2003. Mr. Morgenroth has served as Chief Accounting Officer and Treasurer for us and the general partner of our Advisor since July 2013. Since November 2011, Mr. Morgenroth has served as Chief Accounting Officer and Treasurer for Hines Global I and the general partner of its advisor. Since November 2011, Mr. Morgenroth also has served as Chief Accounting Officer and Treasurer of Hines REIT and the general partner of its advisor. In these roles, Mr. Morgenroth is responsible for the oversight of the treasury, accounting, financial reporting and SEC reporting functions, as well as the Sarbanes-Oxley compliance program in the U.S. and internationally. Prior to his appointment, Mr. Morgenroth served as a Senior Controller for Hines Global I and the general partner of its advisor since their inception in December 2008 and for Hines REIT and the general partner of its advisor since January 2008 and as a Controller for Hines REIT and its advisor from October 2003 to January 2008. In these roles, he was responsible for the management of the accounting, financial reporting and SEC reporting functions. Prior to joining Hines, Mr. Morgenroth was a manager in the audit practice of Arthur Andersen LLP and Deloitte & Touche LLP, serving clients primarily in the real estate industry. He holds a Bachelor of Business Administration degree in Accounting from Texas A&M University and is a certified public accountant.
Our Board of Directors
Our board of directors has reviewed and unanimously ratified our charter and adopted our bylaws. Our charter and bylaws allow for a board of directors with no fewer than three directors and no more than ten directors, of which a majority must be independent directors. We currently have five directors, including three independent directors. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director will serve until the next annual meeting of stockholders or (if longer) until his or her successor has been duly elected and qualifies.
Although the number of directors may be increased or decreased, subject to the limits of our charter, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all votes entitled to be cast at a meeting called for the purpose of the proposed removal. A vacancy created by the death, removal or resignation of a director, other than a vacancy created by an increase in the number of directors may be filled only by a majority vote of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy created by an increase in the number of directors may be filled only by the affirmative vote of a majority of the directors, including a majority of the independent directors. Independent directors must nominate replacements for vacancies required to be filled by independent directors.

An “independent director” is defined under our charter and means a person who is not, and within the last two years has not been, directly or indirectly associated with Hines or our Advisor by virtue of:

•	ownership of an interest in Hines, our Advisor or their affiliates other than Hines Global II or any other affiliate with securities registered under the Exchange Act;

•	employment by Hines or our Advisor or their affiliates;

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service as an officer, trust manager or director of Hines or our Advisor or their affiliates other than as a director of Hines Global II or any other affiliate with securities registered under the Exchange Act;

•	performance of services for us, other than as a director, or any of our affiliates with securities registered under the Exchange Act;

•	service as a director, trust manager or trustee of more than three real estate investment trusts advised by our Advisor or organized by Hines; or

•	maintenance of a material business or professional relationship with Hines, our Advisor or any of their affiliates.
An independent director cannot be associated with us, Hines or our Advisor, as set forth above either directly or indirectly. An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law, is or has been associated with us, Hines, our Advisor, or their affiliates. A business or professional relationship is considered material if the aggregate gross revenue derived by the director from our Advisor or Hines and their affiliates exceeds five percent of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis.
To be considered independent under the NYSE rules, the board of directors must determine that a director does not have a material relationship with us and/or our consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities, including Hines and its affiliates). Under the NYSE rules, a director will not be independent if:

•	the director was employed by us within the last three years;

•	an immediate family member of the director was employed by us as an executive officer within the last three years;

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the director, or an immediate family member of the director, received more than $120,000 during any 12-month period within the last three years in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

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the director is a current partner or employee of a firm that is our internal or external auditor, the director has an immediate family member who is a current partner of such a firm, the director has an immediate family member who is a current employee of such a firm and personally works on our audit, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

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the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

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the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

Our directors are accountable to us and our stockholders as fiduciaries. Generally speaking, this means that our directors must perform their duties in good faith and in a manner each director reasonably believes to be in the best interest of us and our stockholders. Our directors are not required to devote all or any specific amount of their time to our business. Our directors are only required to devote the time to our business as their duties require. We anticipate that our directors will meet at least quarterly or more frequently if necessary. In the exercise of their fiduciary responsibilities, we anticipate that our directors will rely heavily on our Advisor. Therefore, our directors will be dependent on our Advisor and information they receive from our Advisor in order to adequately perform their duties, including their obligation to oversee and evaluate our Advisor and its affiliates. Please see “Risk Factors—Risks Related to Our Business in General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments.” and “Risk Factors—Risks Related to Potential Conflicts of Interest.”
Our board of directors has approved written policies on investments and borrowing for us as described in this prospectus. The directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of the stockholders. We will follow the policies on investments and borrowings set forth in this prospectus unless and until they are modified by our board of directors following, if applicable, requirements set forth in our charter.
Our independent directors are responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of our stockholders. Our independent directors may determine from time to time during or after this offering to increase or decrease the fees and expenses payable to Hines, our Advisor and other Hines affiliates. Our independent directors will also be responsible for reviewing the performance of our Advisor and determining that the compensation to be paid to our Advisor is reasonable in relation to the nature and quality of services performed and our investment performance and that the provisions of our Advisory Agreement are being carried out. Specifically, our independent directors will consider factors such as:

•	our net assets and net income;

•	the amount of the fees paid to our Advisor in relation to the size, composition and performance of our investments;

•	the success of our Advisor in generating appropriate investment opportunities;

•	rates charged to other REITs, especially REITs of similar structure and other investors by advisors performing similar services;

•	additional revenues realized by our Advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our Advisor;

•	the performance of our investment portfolio;

•	the quality of our portfolio relative to the investments generated by our Advisor for its own account; and

•	other factors related to managing a public company, such as stockholder services and support, compliance with securities laws, including Sarbanes-Oxley and other factors typical of a public company.
Our directors and their affiliates may not vote or consent to the voting of shares they now own or hereafter acquire on matters submitted to the stockholders regarding either the removal of our Advisor, any director and any of their affiliates, or any transaction between us and our Advisor, any director or any of their affiliates. Any shares owned by our directors and their affiliates will be excluded in determining the requisite percentage in interest of shares necessary to approve any such matter.

Committees of the Board of Directors
Our full board of directors generally considers all major decisions concerning our business. Our charter and bylaws provide that our board may establish such committees as the board believes appropriate. We currently have five directors on our board of directors, three of whom are independent. Our board of directors has established an audit committee, conflicts committee, nominating and corporate governance committee, compensation committee and a valuation committee. Our independent directors are the sole members of all of these committees so that these important areas can be addressed in more depth than may be possible at a full board meeting and to also ensure that these areas are addressed by non-interested members of the board. Our board of directors has adopted written charters for each of these committees other than the valuation committee. A copy of each such charter is available on our website, www.hinessecurities.com/reits/hines-global-reit-2. See “Description of Capital Stock — Valuation Policy” for a description of the duties of our valuation committee.
Audit Committee
Members of the audit committee are appointed by our board of directors to serve one-year terms or until their successors are duly elected and qualify, or until their earlier death, retirement, resignation or removal. The audit committee reviews the functions of our management and independent registered public accounting firm pertaining to our financial statements and performs such other duties and functions deemed appropriate by the board. The audit committee is ultimately responsible for the selection, evaluation and replacement of our independent registered public accounting firm. The audit committee is comprised of all of the members of our board of directors who are independent within the meaning of the applicable requirements set forth in or promulgated under the Exchange Act, as well as in the rules of the NYSE. John O. Niemann, Jr. is the Chairman of the audit committee and is an “audit committee financial expert” within the meaning of the applicable rules promulgated by the SEC. Unless otherwise determined by the board of directors, no member of the committee will serve as a member of the audit committee of more than two other public companies.
Conflicts Committee
Members of the conflicts committee are appointed by our board of directors to serve one-year terms or until their successors are duly elected and qualify or until their earlier death, resignation, retirement or removal. The primary purpose of the conflicts committee is to review specific matters that the board believes may involve conflicts of interest and to determine if the resolution of the conflict of interest is fair and reasonable to us and our stockholders. However, we cannot assure you that this committee will successfully eliminate the conflicts of interest that will exist between us and Hines, or reduce the risks related thereto. Humberto Cabañas is the Chairman of the conflicts committee.
The conflicts committee is responsible for reviewing and approving the terms of all transactions between us and Hines or its affiliates or any member of our board of directors, including (when applicable) the economic, structural and other terms of all acquisitions and dispositions and the annual renewal of our Advisory Agreement between us and our Advisor. The conflicts committee also is responsible for reviewing: our Advisor’s performance and the fees and expenses paid by us to our Advisor and any of its affiliates, and any Liquidity Events proposed or recommended by our Advisor. The review of such fees and expenses is required to be performed with sufficient frequency, but at least annually, to determine that the expenses incurred are in the best interest of our stockholders. For further discussion, please see the “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Affiliate Transaction Policy” section of this prospectus. The conflicts committee also is responsible for reviewing Hines’ performance as property manager of our directly-owned properties.

Compensation Committee
Members of the compensation committee are appointed by our board of directors to serve one-year terms or until their successors are duly elected and qualify or until their earlier death, retirement, resignation or removal. The committee meets as called by the chairman of the committee, but not less frequently than annually. The primary purpose of the compensation committee is to oversee our compensation programs. The committee reviews the compensation and benefits paid by us to our directors and, in the event we hire employees, the compensation paid to our executive officers as well as any employment, severance and termination agreements or arrangements made with any executive officer and, if desired by our board of directors, produce an annual report to be included in our annual proxy statement. Dougal A. Cameron is the Chairman of the compensation committee.
Nominating and Corporate Governance Committee
Members of the nominating and corporate governance committee are appointed by our board of directors to serve one-year terms or until their successors are duly elected and qualify or until their earlier death, retirement, resignation or removal. Dougal A. Cameron is the Chairman of the nominating and corporate governance committee. This committee:

•	assists our board of directors in identifying individuals qualified to become members of our board of directors;

•	recommends candidates to our board of directors to fill vacancies on the board;

•	recommends committee assignments for directors to the full board;

•	periodically assesses the performance of our board of directors;

•	reviews and recommends appropriate corporate governance policies and procedures to our board of directors; and

•	reviews and monitors our Code of Business Conduct and Ethics for Senior Officers and Directors, and any other corporate governance policies and procedures we may have from time to time.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve as a director or member of the compensation committee of an entity whose executive officers include a member of our compensation committee.
Compensation of Directors
Our compensation committee designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Because of our unique attributes as a REIT, service as an independent director on our board requires a substantial time commitment as well as broad expertise in the fields of real estate and real estate investment. The compensation committee balances these considerations with the principles that our director compensation program should be transparent and should align directors’ interests with those of our stockholders.
We pay our independent directors an annual fee of $40,000, (to be prorated for a partial term) and a fee of $2,000 for each meeting of the board (or any committee thereof) attended in person. If a committee meeting is held on the same day as a meeting of the board, each independent director receives $1,500 for each committee meeting attended in person on such day. We also pay our independent directors a fee of $750 for each board or committee meeting attended via teleconference.

We pay the following annual retainers (to be prorated for a partial term) to the Chairpersons of our board committees:

•	$7,500 to the Chairperson of our conflicts committee;

•	$10,000 to the Chairperson of our audit committee;

•	$5,000 to the Chairperson of our compensation committee;

•	$5,000 to the Chairperson of our nominating and corporate governance committee; and

•	$5,000 to the Chairperson of our valuation committee.
All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board or committee meetings. We do not pay compensation to our directors who are not independent directors for their service as a director.
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents
Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.
The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
Indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals. We also maintain a directors and officers liability insurance policy.
An indemnification provision does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Except as prohibited by Maryland law and as set forth below, our charter limit the personal liability of our directors and officers to us and our stockholders for monetary damages and provide that a director or officer will be indemnified and advanced expenses in connection with legal proceedings.
In spite of the above provisions of the Maryland General Corporation Law, the charter of Hines Global II provides that our directors will be indemnified by us for loss or liability suffered by them and held harmless for loss or liability suffered by us only if all of the following conditions are met:

•	the indemnified person determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

•	the indemnified person was acting on our behalf or performing services for us;

•	in the case of non-independent directors, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

•	in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.
Our Advisor and its affiliates will also be subject to the limitations on indemnification to which the non-independent directors are subject, as described above.
The general effect to investors of any arrangement under which any of our directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or payments of a defense, settlement or claim. In addition, indemnification arrangements and provisions providing for the limitation of liability could reduce the legal remedies available to us and our stockholders against our officers and directors.
The Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors, Hines or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

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a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

Our charter provides that the advancement of funds to our directors, our Advisor and its affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf;

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the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement;

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the party seeking advancement provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification according to our charter; and

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the party seeking advancement provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification. The Operating Partnership has agreed to indemnify and hold harmless our Advisor and Hines and their affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under our Advisory Agreement and any Property Management and Leasing Agreement, subject to the limitations contained in such agreements. Please see “Management—Our Advisor and Our Advisory Agreement—Indemnification” and the “Management—Hines and Our Property Management, Leasing and Other Services—The Hines Organization—Indemnification” sections below. The Operating Partnership must also indemnify Hines Global II and its directors, officers and employees in Hines Global II’s capacity as its general partner. Please see “The Operating Partnership—Indemnity.”

We executed indemnification agreements with our officers and directors. These agreements provide our officers and directors with a contractual right to indemnification to substantially the same extent they enjoy mandatory indemnification under our charter.

Our Advisor and Our Advisory Agreement
Our Structure
The following chart illustrates our general structure and relationship with Hines and its affiliates as of April 5, 2017:

(1)
Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a description of the payments we may make with respect to the Special OP Units held by Hines Global REIT II Associates Limited Partnership.

(2)	Please see “Conflicts of Interest” for a description of the other direct participation programs sponsored and managed by Hines and its affiliates.

(3)	Please see “Security Ownership of Certain Beneficial Owners and Management” for information concerning the number of shares of our common stock owned by our officers and directors as of April 5, 2017.

Our Advisor was formed in Texas on August 1, 2013 and is an affiliate of Hines. Its address is 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. All of our day-to-day operations are managed and performed by our Advisor and its affiliates and our Advisor currently only serves as our advisor. Certain of our directors and executive officers are also managers and executive officers of the general partner of our Advisor. The following table sets forth information regarding the managers and executive officers of the general partner of our Advisor. With the exception of Mr. Apollo, the biography of each of these managers and executive officers is set forth above. Please see “Management—The Dealer Manager” for Mr. Apollo’s biography.

Name	Age	Position and Office with the General Partner of our Advisor
Jeffrey C. Hines	61	Chairman of the Managers
C. Hastings Johnson	68	Manager
Charles M. Baughn	62	Manager
Sherri W. Schugart	51	President and Chief Executive Officer
Ryan T. Sims	45	Chief Financial Officer and Secretary
David L. Steinbach	40	Chief Investment Officer
Frank R. Apollo	50	Senior Managing Director—Finance
Kevin L. McMeans	52	Asset Management Officer
J. Shea Morgenroth	41	Chief Accounting Officer and Treasurer
Duties of Our Advisor
We do not have any employees. We have entered into an advisory agreement with our Advisor. Pursuant to this agreement, which was unanimously approved by our independent directors, we appointed our Advisor to manage, operate, direct and supervise our operations. In connection with managing our operations, our Advisor will face conflicts of interest. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest.” Therefore, our Advisor and its affiliates perform our day-to-day operational and administrative services. Our Advisor is subject to the supervision of our board of directors and will provide only the services that are delegated to it. Our independent directors are responsible for reviewing the performance of our Advisor and determining that the compensation to be paid to our Advisor is reasonable in relation to the nature and quality of services performed and that our investment objectives and the provisions of our Advisory Agreement are being carried out. The services for which our Advisor receives fees and reimbursements under our Advisory Agreement include, but are not limited to, the following:
Offering Services

•	the development of this offering, including the determination of its specific terms;

•	along with our Dealer Manager, the approval of the participating broker dealers and negotiation of the related selling agreements;

•	preparation and approval of all marketing materials to be used by our Dealer Manager or others relating to this offering;

•	coordination of the due diligence process relating to participating broker dealers and their review of any prospectuses and our other offering documents;

•	creation and implementation of various technology and electronic communications related to this offering;

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along with our Dealer Manager, the negotiation and coordination with our transfer agent of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions; and

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all other services related to this offering, whether performed and incurred by our Advisor or its affiliates, other than services related to the underwriting, marketing, distribution or sale of this offering

Acquisition Services

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serve as our investment and financial advisor and obtain certain market research and economic and statistical data in connection with our real estate investments and investment objectives and policies;

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subject to our investment objectives and policies: (i) locate, analyze and select potential investments; (ii) structure and negotiate the terms and conditions of real estate investments; and (iii) acquire real estate investments on our behalf;

•	oversee the due diligence process;

•	prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for our board of directors to evaluate the proposed investments;

•	obtain reports (which may be prepared by our Advisor or its affiliates), where appropriate, concerning the value of our contemplated investments; and

•	negotiate and execute approved investments and other transactions.
Asset Management Services

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investigate, select, and, on our behalf, engage and conduct business with such persons as our Advisor deems necessary to the proper performance of its obligations under our Advisory Agreement, including but not limited to consultants, accountants, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our Advisor necessary or desirable for the performance of any of the services under our Advisory Agreement;

•	monitor applicable markets and obtain reports (which may be prepared by our Advisor or its affiliates) where appropriate, concerning the value of our investments;

•	monitor and evaluate the performance of our investments, provide daily management services and perform and supervise the various management and operational functions related to our investments;

•	coordinate with any property manager;

•	coordinate and manage relationships between us and any joint venture partners; and

•	provide financial and operational planning services and investment portfolio management functions.
Accounting and Other Administrative Services

•	manage and perform the various administrative functions necessary for our day-to-day operations;

•	from time-to-time, or at any time reasonably requested by the directors, make reports to the directors on our Advisor’s performance of services to us under our Advisory Agreement;

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coordinate with our independent accountants and auditors to prepare and deliver to our audit committee an annual report covering our Advisor’s compliance with certain aspects of our Advisory Agreement;

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provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;

•	provide financial and operational planning services and portfolio management functions;

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maintain accounting data and any other information concerning our activities as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

•	maintain all of our appropriate books and records;

•	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

•	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

•	provide us with all necessary cash management services;

•	manage and coordinate with the transfer agent the distribution process and payments to stockholders;

•	consult with the officers and board of directors and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

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provide the officers and directors with timely updates related to the overall regulatory environment affecting us, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002;

•	consult with the officers and board of directors relating to the corporate governance structure and appropriate policies and procedures related thereto; and

•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law including the Sarbanes-Oxley Act.
Stockholder Services

•	manage communications with our stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

•	establish technology infrastructure to assist in providing stockholder support and service.
Financing Services

•	identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

•	negotiate terms, arrange and execute financing agreements;

•	manage relationships between us and our lenders; and

•	monitor and oversee the service of our debt facilities and other financings.
Disposition Services

•	consult with the board of directors and provide assistance with the evaluation and approval of potential asset dispositions, sales or Liquidity Events; and

•	structure and negotiate the terms and conditions of transactions pursuant to which real estate investments may be sold.
Term of Our Advisory Agreement
Our Advisory Agreement has a term of one year. The current term of our Advisory Agreement will end on December 31, 2017 and our Advisory Agreement may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the parties.
Renewals of the agreement must be approved by a majority of our independent directors. Additionally, our Advisory Agreement may be terminated:

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immediately by us (i) in the event our Advisor commits fraud, criminal conduct, willful misconduct or negligently breaches its fiduciary duty to us, (ii) upon the bankruptcy of our Advisor or its involvement in similar insolvency proceedings or (iii) in the event of a material breach of our Advisory Agreement by our Advisor, which remains uncured after 10 days’ written notice;

•	without cause or penalty by a majority of our independent directors or by our Advisor upon 60 days’ written notice; or

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immediately by our Advisor upon our bankruptcy or involvement in similar insolvency proceedings or any material breach of our Advisory Agreement by us, which remains uncured after 10 days’ written notice.

For more information regarding a decision by our board of directors to terminate (or elect not to renew) our Advisory Agreement, please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor,” “The Operating Partnership—Repurchase of Special OP Units or other OP Units held by Hines and its Affiliates Under Certain Circumstances” and “Risk Factors—Risks Related to Organizational Structure—Hines’ ability to cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it and its affiliates hold in connection with the termination of our Advisory Agreement may deter us from terminating our Advisory Agreement.” In the event that a new advisor is retained, our Advisor will cooperate with us and our board of directors in effecting an orderly transition of our Advisory functions. The board of directors (including a majority of our independent directors) will approve a successor advisor only upon a determination that the new advisor possesses sufficient qualifications to perform our Advisory functions for us and that the compensation to be received by the new advisor pursuant to the new advisory agreement is justified. Our Advisory Agreement also provides that in the event our Advisory Agreement is terminated, we will promptly change our name and cease doing business under or using the name “Hines” (or any derivative thereof), upon the written request of Hines.
Compensation
Our Advisor and its affiliates receive certain compensation and are reimbursed for certain expenses and receive certain other payments in connection with services provided to us. The compensation, expense reimbursements and other payments payable to our Advisor and its affiliates may increase or decrease during or after this offering. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units” for a description of these matters. In the event our Advisory Agreement is terminated, our Advisor will be paid all earned, accrued and unpaid compensation and expense reimbursements within 30 days. Please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor” and “The Operating Partnership—Repurchase of Special OP Units or other OP Units held by Hines and its Affiliates Under Certain Circumstances” for information regarding additional payments we may be required to make to our Advisor and other affiliates of Hines in connection with the termination or non-renewal of our Advisory Agreement and in certain other events.
We reimburse our Advisor or its affiliates for all of the costs it incurs in connection with the services it provides to us, including, but not limited to:

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cumulative issuer costs in connection with our organization and our public offerings in an amount equal to up to 2.5% of gross offering proceeds from our public offerings, including expenses of our organization, actual legal, accounting, bona fide out-of-pocket itemized due diligence expenses, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering related expenses;

•	acquisition expenses incurred in connection with the selection and acquisition of assets, including such expenses incurred related to assets pursued or considered but not ultimately acquired by us;

•	expenses incurred in connection with our obtaining debt financings;

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the actual out-of-pocket cost of goods and services used by us and obtained from entities not affiliated with our Advisor, including brokerage fees paid in connection with the purchase and sale of our assets;

•	taxes and assessments on income or assets and taxes as an expense of doing business and any other taxes otherwise imposed on us and our business or income;

•	out-of-pocket costs associated with insurance required in connection with our business or by our officers and directors;

•	all out-of-pocket expenses in connection with payments to our board of directors and meetings of our board of directors and stockholders;

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personnel and related employment direct costs and overhead of our Advisor and its affiliates in performing stockholder services for existing stockholders such as (i) managing communications with stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications, and (ii) establishing reasonable technology infrastructure to assist in providing stockholder support and service;

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out-of-pocket expenses of maintaining communications with stockholders, including the cost of preparation, printing, and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities;

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third-party audit, accounting and legal fees, tax services, fees related to compliance with the Sarbanes-Oxley Act of 2002 and other fees for professional services relating to our operations and all such fees incurred at the request of, or on behalf of, our independent directors or any committee of our board of directors;

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personnel and related employment direct costs and overhead of our Advisor and affiliates in connection with the performance of the following services with respect to our non-U.S. investments: (i) services that would typically be provided by a property manager in the United States; (ii) additional services necessary to meet U.S. accounting and reporting requirements; and (iii) services with respect to managing any non-U.S. entity implemented as part of a tax structure for owning a non-U.S. investment;

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personnel and related employment direct costs and overhead of our Advisor and its affiliates in connection with providing professional services for us in-house, including legal services, tax services, internal audit services, technology related services and services in connection with compliance with Sarbanes-Oxley Act of 2002;

•	out-of-pocket costs incurred by us in complying with all applicable laws, regulation and ordinances;

•	expenses incurred in connection with disposition services; and

•	all other out-of-pocket costs necessary for our operation and the assets incurred by our Advisor in performing its duties under our Advisory Agreement.
Except as provided above, the expenses and payments we are required to reimburse our Advisor do not include personnel and related direct employment or overhead costs of our Advisor or its affiliates, unless such costs are approved by a majority of our independent directors. If (i) we request that our Advisor perform services that are outside of the scope of our Advisory Agreement or (ii) there are changes to the regulatory environment in which our Advisor or company operates that would increase significantly the level of services performed by our Advisor, such that the costs and expenses borne by our Advisor for which it is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under our Advisory Agreement would increase significantly, such services will be separately compensated at rates and in amounts as are agreed to by our Advisor and our independent directors, subject to the limitations contained in our charter.

Reimbursements by our Advisor
Our Advisor must reimburse us quarterly for any amounts by which Operating Expenses (as defined below) exceed, in any four consecutive fiscal quarters, the greater of (i) 2% of our average invested assets, which generally consists of the average book value of our real estate properties, both equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, or (ii) 25% of our net income, which is defined as our total revenues applicable to any given period, less the expenses applicable to such period (excluding additions to depreciation, bad debt or similar non-cash reserves), unless our independent directors determine that such excess was justified (the “2%25% Limitation”). Operating Expenses is defined as generally including all expenses paid or incurred by us as determined by GAAP, except certain expenses identified in our charter which include:

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expenses of raising capital such as organization and offering costs, legal, audit, accounting, tax services, costs related to compliance with Sarbanes Oxley Act of 2002, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our shares;

•	interest payments, taxes and non-cash expenditures such as depreciation, amortization and bad debt reserves;

•	incentive fees;

•	distributions made with respect to interests in the Operating Partnership; and

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all fees and expenses associated or paid in connection with acquisitions, transfers, dispositions, and the management and ownership of assets (such as real estate commissions, disposition fees (other than disposition fees payable in connection with the sale of assets other than real properties), acquisition and debt financing fees and expenses, costs of foreclosure, insurance premiums, legal services, maintenance, repair or improvement of property, etc.).

Our independent directors have the fiduciary responsibility of limiting Operating Expenses to amounts that do not exceed the limits described above, and our Advisor must reimburse the excess expenses to us within 60 days after the end of each fiscal quarter unless the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceed the limitation but were nevertheless paid, we will send to our stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. Any such findings and the reasons in support thereof will be reflected in the minutes of the meetings of our board of directors.
For the four fiscal quarters ended September 30, 2015, our total operating expenses exceeded the 2%/25% Limitation. Based upon a review of unusual and non-recurring factors, including but not limited to our being in the early stages of raising and deploying capital, the limited number of assets acquired to date and the timing of those acquisitions, a majority of our independent directors determined that the excess expenses were justified and thus reimbursable to our Advisor. For the four fiscal quarters ended September 30, 2016, our total operating expenses did not exceed the 2%/25% Limitation.
Our independent directors must review from time to time but at least annually the performance of, and compensation paid to, our Advisor. Please see “Management—Our Board of Directors” for factors that the independent directors must consider in connection with this review.
Our Advisor has the right to assign our Advisory Agreement to an affiliate of Hines subject to approval by our independent directors. We cannot assign our Advisory Agreement without the consent of our Advisor.

Payment of a Portion of the Dealer Manager Fees
With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our Advisor has agreed to pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees.
Indemnification
The Operating Partnership has agreed to indemnify and hold harmless our Advisor and its affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claim, damage or loss and related expense is not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Texas or contained in our charter or the partnership agreement of the Operating Partnership, provided that: (i) our Advisor and its affiliates have determined that the cause of conduct which caused the loss or liability was in our best interests, (ii) our Advisor and its affiliates were acting on behalf of or performing services for us, and (iii) the indemnified claim was not the result of negligence, misconduct, or fraud of our Advisor or resulted from a breach of the agreement by our Advisor.
Any indemnification made to our Advisor may be made only out of our net assets and not from our stockholders. Our Advisor will indemnify and hold us harmless from contract or other liability, claims, damages, taxes or losses and related expenses, including attorneys’ fees, to the extent that such liability, claim, damage, tax or loss and related expense is not fully reimbursed by insurance and is incurred by reason of our Advisor’s bad faith, fraud, willful misconduct or reckless disregard of its duties, but our Advisor shall not be held responsible for any action of our board of directors in following or declining to follow any advice or recommendation given by our Advisor.
Removal of our Advisor
Following the occurrence of: (i) a listing of our shares on a national securities exchange, (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our directors then in office are replaced or removed, or (iii) the termination or nonrenewal of our Advisory Agreement other than by our Advisor, the Operating Partnership may be required to repurchase all or a portion of the Special OP Units and any other OP Units then owned by Hines or any entity affiliated with Hines. If any such event occurs, at the election of the holder, the holder may retain the Special OP Units after receiving a distribution with respect to the event, convert the Special OP Units into OP Units and, hold such OP Units or require us to repurchase such OP Units and any other OP Units held by Hines or its affiliates. If the holder elects to have us immediately repurchase the OP Units, then the holder generally will have the option to receive cash or our shares as consideration, except that, with respect to (iii) above, any payment upon repurchase shall be made in the form of our shares or a non-interest bearing promissory note and not cash. If payment is made in the form of a non-interest bearing promissory note, such promissory note shall be payable in 12 equal quarterly installments, provided, however, that no payment will be made in any quarter in which such payment would impair our capital or jeopardize our REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not impair our capital or jeopardize our REIT status. The purchase price for any such repurchase will depend on the triggering event. If the triggering event is a listing of our shares on a national securities exchange, the purchase price will be based on the average share price of our shares for a specified period. In the case of a merger, consolidation or sale of substantially all of our assets or any similar transaction or a purchase, tender or exchange offer as described above, the purchase price will be based on the value of the consideration received or to be received by us or our stockholders and the implied value of our assets and liabilities as a result of the event. If pursuant to a transaction in which a majority of our directors then in office are replaced or removed or, in the event, we or the Operating Partnership terminate or do not renew our Advisory Agreement, then the purchase price will be based on the NAV of the Operating Partnership assets as determined by an independent valuation. Notwithstanding the above, the Special OP Units will not be converted into OP Units and no distributions will be paid with respect to the Special OP Units unless and until our stockholders have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus an 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “Risk Factors—Risks Related to Organizational Structure—The repurchase of interests in the Operating Partnership held by Hines and its affiliates (including the Special OP Units and other OP Units) as required in our Advisory Agreement may discourage a takeover attempt” and “Risk Factors—Risks Related to Organizational Structure—Hines’ ability to cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold in connection with the termination of our Advisory Agreement may deter us from terminating our Advisory Agreement.”
Hines and Our Property Management, Leasing and Other Services
We expect that Hines or an affiliate of Hines will manage many of the properties we acquire in the future.
The Hines Organization
General
Hines is a fully integrated real estate investment and management firm which, with its predecessor, has been investing in real estate assets and providing acquisition, development, financing, property management, leasing or disposition services for 60 years. The predecessor to Hines was founded by Gerald D. Hines in 1957 and Hines is currently owned by Gerald D. Hines and his son Jeffrey C. Hines. Hines’ investment partners have primarily consisted of large domestic and foreign institutional investors and high net worth individuals. Hines has worked with notable architects such as Philip Johnson; Cesar Pelli; I. M. Pei; Skidmore, Owings and Merrill and Frank Gehry, in the history of its operations. Please see the “Hines History, Experience and Timeline” included as Appendix E for additional information about the history of Hines.
Hines is headquartered in Houston and currently has regional offices located in New York, Chicago, Atlanta, Houston, San Francisco, London, Mexico City, São Paulo, and Beijing. Each regional office operates as an independent business unit headed by an executive vice president who manages the day-to-day business of such region and participates in its financial results. They are part of the Hines’ Executive Committee, which directs the strategy and management of Hines. All 13 employees who are part of the Hines’ Executive Committee have individual tenures of between 20 and 60 years, with an average tenure within the organization of 34 years as of December 31, 2016.
Hines’ central resources are located in Houston and these resources support the acquisition, development, financing, property management, leasing and disposition activities of all of the Hines regional offices. Hines’ central resources include employees with experience in capital markets and finance, accounting and audit, marketing, human resources, risk management, property management, leasing, asset management, project design and construction, operations and engineering. These resource groups are an important control point for maintaining performance standards and operating consistency for the entire firm. Please see “Risk Factors—Risks Related to Our Business in General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments.”

From inception through December 31, 2016, Hines, its predecessor and their respective affiliates have acquired, developed or have in the development process 1,320 real estate projects representing more than 434 million square feet. Hines’ property/asset management portfolio includes 533 properties with more than 213 million square feet. These projects consisted of a variety of asset types including: office properties, industrial properties, retail and residential properties, hospitality and a variety of other properties. In connection with these projects, Hines has employed many real estate investment strategies, including acquisitions, development, redevelopment and repositioning in the United States and internationally.
As of December 31, 2016, Hines had $96.5 billion in assets under management, which includes $48.5 billion in assets that Hines manages as a fiduciary and $48.0 billion for which Hines provides third-party property management services. This portfolio represents assets owned by Hines, its affiliates and numerous third-party investors, including pension plans, domestic and foreign institutional investors, high net worth individuals and retail investors as well as assets Hines serves in an investment management role as a fiduciary, regardless of equity participation.
The following table sets forth the history of the number of square feet under Hines’ management:
Hines also has extensive experience in disposition services. During the 10 years ended December 31, 2016, Hines sponsored 24 privately-offered programs in which Hines co-invested with various third-party institutional and other third-party investors, two other publicly-offered real estate investment programs, Hines REIT and Hines Global I, and one publicly-offered business development company, HMS. During this period, these funds disposed of 134 investments. The aggregate sales price of such underlying properties was approximately $19.9 billion and the aggregate original cost was approximately $15.7 billion. 79 of these properties were located outside of the United States, which had an aggregate sales price of approximately $7.6 billion and an aggregate cost of approximately $6.1 billion.

The following chart sets forth the Hines organizational structure in each region, the international offices and the central office as of December 31, 2016:

OWNERSHIP
Gerald D. Hines
Chairman
Jeffrey C. Hines
President/CEO
CENTRAL RESOURCES
Conceptual Construction
Compliance & Internal Audit
Corporate Communications
Financial Administration
Global Sustainability
Human Resources
Information Technology
Insurance Risk Management
Legal
Operations/Engineering Services
Worldwide Tax
OFFICE OF INVESTMENTS
Investment Management
Capital Markets Group
Investment Risk Management
Proprietary Research Group
REGIONAL BUSINESS UNITS
U.S. WEST REGION
U.S. SOUTHWEST REGION
U.S. MIDWEST REGION
U.S. SOUTHEAST REGION
U.S. EAST REGION
EURASIA REGION
EUROPEAN REGION
ASIA PACIFIC
MEXICO & CENTRAL AMERICA
CANADA
SOUTH AMERICA

The following is information about the executive officers of the general partner of Hines most of which are members of its Executive Committee:

Name	Age	Number of Years with Hines	Position
Gerald D. Hines	91	60	Chairman of the Board
Jeffrey C. Hines	61	35	President and Chief Executive Officer
C. Hastings Johnson	68	39	Vice Chairman
Charles M. Baughn	62	32	Senior Managing Director and Chief Financial Officer
James C. Buie, Jr.	64	37	Senior Managing Director and CEO—West Region, Asia Pacific and Australia
Christopher D. Hughes	55	30	Senior Managing Director and CEO—Capital Markets Group and East Region
Lee Timmins	55	29	Senior Managing Director and CEO—Eurasia Region
Sherri W. Schugart	51	21	Senior Managing Director and CEO—Core Fund, REIT and BDC Group
C. Kevin Shannahan	61	34	Senior Managing Director and CEO—Midwest & Southeast Regions, Canada and South America
Mark A. Cover	57	33	Senior Managing Director and CEO—Southwest Region and Mexico/Central America
Lars Huber	46	20	Senior Managing Director and CEO—Hines Europe and Middle East/North Africa
Colin P. Shepherd	57	35	Senior Managing Director and CEO—Investment Management
Thomas D. Owens	64	44	Senior Managing Director and Chief Risk Officer
David L. Steinbach	40	15	Chief Investment Officer
Jeffrey C. Hines and Charles M. Baughn are on our board of directors. Sherri W. Schugart is our Chief Executive Officer and David L. Steinbach is our Chief Investment Officer. Their biographies are included above with the rest of our management.
Gerald D. Hines. Mr. Hines is the co-owner and Chairman of the Board of the general partner of Hines, and is responsible for directing all firm policy and procedures as well as participating in major new business ventures and cultivating new and existing investor relations. He is also Chairman of Hines’s Executive Committee. He oversees a portfolio of $96.5 billion in assets under management, which includes $48.5 billion in assets that Hines manages as a fiduciary and $48.0 billion for which Hines provides third-party property management services, and has expanded the scope of Hines by moving into foreign markets in 1991, introducing new product lines, initiating acquisition programs and developing major new sources of equity and debt financings. He graduated from Purdue University with a B.S. in Mechanical Engineering and received an Honorary Doctorate of Engineering from Purdue. Mr. Hines is the father of Jeffrey C. Hines.
C. Hastings Johnson. Mr. Johnson joined Hines in 1978. Mr. Johnson serves as a member of the managers of the general partner of our Advisor. Mr. Johnson also serves as a member of the board of directors of Hines Global I and as a member of the managers of the general partner of the advisor to Hines Global I. Mr. Johnson has also served as a member of the board of directors of Hines REIT from August 2003 to December 2013, a manager of the general partner of the advisor to Hines REIT, and a member of the management board of the Core Fund since August 2003. In addition, he has served as Vice Chairman of the general partner of Hines since January 2008 and as Chief Investment Officer of the general partner of Hines from 2012 through February 2017, where he was responsible for investments and still chairs Hines’ Strategy Committee. Previously, he served as Chief Financial Officer of the general partner of Hines from 1992 through 2012. In this role, he was responsible for the financial policies, equity financing and the joint venture relationships of Hines in the U.S. and internationally. He is also a member of Hines’ Executive Committee and currently oversees a portfolio of $96.5 billion in assets under management, which includes

$48.5 billion in assets that Hines manages as a fiduciary and $48.0 billion for which Hines provides third-party property management services. Prior to becoming Chief Financial Officer of the general partner of Hines, he led the development or redevelopment of numerous projects and initiated the Hines’ domestic and international acquisition program. Mr. Johnson graduated from the Georgia Institute of Technology with a B.S. in Industrial Engineering and received his M.B.A. from the Harvard Business School.
James C. Buie, Jr. Mr. Buie is the Senior Managing Director and CEO of the West region of the United States and Hines Asia Pacific and Australia. He is responsible for all development and operations in these regions, representing a cumulative total of more than 70 million square feet of real estate. He is also a member of Hines’ Executive Committee. He graduated from the University of Virginia with a B.A. in Economics and received his M.B.A. from Stanford University.
Christopher D. Hughes. Mr. Hughes is the Senior Managing Director and CEO of the Capital Markets Group and East region of the United States. He oversees all institutional capital raising activities and is responsible for all development and operations in the East region. He is also a member of Hines’ Executive Committee. Mr. Hughes was a development officer in the Washington, DC office, where he contributed to the development and acquisition of real estate. He graduated from Southern Methodist University with a B.A. in History. Mr. Hughes also holds Series 22 and 63 Securities Registered Representative Licenses from FINRA.
Lee Timmins. Mr. Timmins is the country manager for Hines’ Russian operations and is the Senior Managing Director and CEO of Hines Eurasia. He is also a member of Hines’ Executive Committee. Mr. Timmins has been responsible for the development, acquisition and management of more than 3,540,040 square feet of office, warehouse and mixed-use projects. In recent years, Mr. Timmins has been instrumental in establishing development and acquisition funds including the Hines Russia & Poland Fund and the HC Russia Long Term Hold Fund. Mr. Timmins received a Bachelor of Business Administration from the University of Texas at Austin, and a Master of Business Administration from the Cox School of Business, Southern Methodist University.
C. Kevin Shannahan. Mr. Shannahan is the Senior Managing Director and CEO of the Midwest and Southeast regions of the United States, Canada and Hines South America. He is responsible for all development and operations in these regions as well as new activities throughout South America and Canada (excluding Vancouver), representing a cumulative total of more than 70 million square feet of real estate and more than 5,000 acres of land development. He is also a member of Hines’ Executive Committee. He graduated from Cornell University with a B.S. in Mechanical Engineering and received his M.B.A. from the Harvard Business School.
Mark A. Cover. Mr. Cover is the Senior Managing Director and CEO of the Southwest region and Hines Mexico/Central America. He is responsible for all development and operations in the Southwest region of the United States and Mexico representing a total of more than 20 million square feet of real estate. He is also a member of Hines’ Executive Committee. He graduated from Bob Jones University with a B.S. in Accounting and is a certified public accountant (retired).
Lars Huber. Mr. Huber serves as CEO for Hines' Europe and Middle East/North Africa region and also as Senior Managing Director in the Capital Markets Group. He is a member of the Capital Markets Committee. He oversees the European and Asian Capital Markets team and is involved with key investor relationships, structuring commingled funds, joint ventures and capital raising globally. As Co-CEO of the Europe and Middle East/North Africa region, he is responsible for all development activity, acquisitions and operations in the region. Previously, he served as fund manager in the London-based European headquarters and as development officer in Germany specializing in development and acquisitions of real estate. Huber graduated from the European Business School in Frankfurt.

Colin P. Shepherd. Mr. Shepherd is the Senior Managing Director and CEO of the Investment Management group. Mr. Shepherd joined Hines in 1982. Mr. Shepherd has served on the board of directors for Hines Global I since August 2012 and is currently Chairman of Hines’ Investments and Performance Committee. He is a member of Hines’ Executive Committee and investment committees. He served as a Senior Vice President of Hines from June 1994 to April 2012, where he had contributed to the development, acquisitions, operations, and transactions of more than 21 million square feet of commercial real estate in Los Angeles, Seattle, Salt Lake City, Orange County, San Diego, and Houston. He graduated from Massachusetts Institution of Technology with a B.S. in Civil Engineering and received his M.S. in Management from Massachusetts Institute of Technology.
Thomas D. Owens. Mr. Owens is Senior Managing Director and Chief Risk Officer for Hines’ investments worldwide. He joined Hines in 1973. Mr. Owens serves as a member of the investment committee of all Hines funds as well as the Hines Investment Committee for company projects and joint ventures. He is a member of Hines’ Executive Committee. He has been directly responsible for the development of more than 7 million square feet of office and retail space and has been a member of the Allocation Committee since 2002. Mr. Owens was Fund Manager for the Hines Suburban Office Venture, L.L.C., Hines 1999 U.S. Office Development Fund, L.P., Hines 1997 U.S. Office Development Fund, L.P. and HMS Office, L.P., all of which have been monetized. In addition to fund management, he has extensive experience in construction and project management, asset and portfolio management, and project acquisition/disposition. He graduated from Texas A & M University with a B.S. in Building Construction and received his M.B.A. from the University of Texas at Austin.
Hines’ Real Estate Personnel and Structure
Hines is one of the largest and most experienced privately owned real estate investment, acquisition, development and management companies in the world. As of December 31, 2016, Hines has a presence in 20 countries and 189 cities around the world and relationships with many of the world’s largest financial institutions, as shown in the map below.

Hines believes that it has mitigated many of the risks inherent in real estate investments by hiring, training and retaining what it believes to be highly qualified management personnel and by rewarding these employees with performance-based compensation. Hines believes that the stability of its organization and its ability to retain its employees is demonstrated by the longevity of their tenure at Hines, as shown in the table below. Hines maintains what it believes are high performance and professional standards and rewards its personnel for their achievements. Typically, incentive compensation is provided to senior officers, as well as other key employees, in the form of profit sharing programs tied to Hines’ profitability related to each project, investment fund, geographic area, or the firm as a whole. In addition, for assets or groups of assets within the scope of their responsibilities, Hines’ senior officers typically hold equity investments (by way of participation in the interests held by Hines and its affiliates) in properties acquired or developed by Hines, its affiliates and investment partners. Hines believes this performance-based compensation provides better alignment of interests between Hines’ employees, Hines and its investors, while providing Hines’ employees with long-term incentives. However, there is no guarantee that Hines will be able to retain these employees in the future. The loss of a number of key employees could adversely impact our performance. Please see “Risk Factors—Risks Related to Our Business in General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments.”

	As of December 31, 2016(1)
Title	Number of Employees	Average Tenure (Years)
Executive Committee	13	34
Senior Managing Director/SVP	78	22
Managing Director/VP	209	15
TOTAL	300	18

(1)	All 13 employees who are part of the Hines’ Executive Committee have individual tenures of between 20 and 60 years, with an average tenure within the organization of 34 years as of December 31, 2016.
Hines has employed a decentralized structure and built an international organization with professionals located in major office markets because it believes that knowledge of local market economics and demographic conditions is essential to the success of any real estate asset. Having real estate professionals living and working in most major markets where Hines invests allows Hines to monitor current local conditions and transactions and build relationships with local tenants, brokers and real estate owners. Hines believes that this decentralized structure allows them to better identify potential investment opportunities, perform more effective research of local markets and manage, lease and operate each real estate asset. However, Hines’ decentralized structure may or may not have a positive impact on our performance.
Hines’ Leasing and Property Management
Hines and its affiliates have extensive experience in providing responsive and professional property management and leasing services. Property management and leasing services provided by Hines include the following:

•	Tenant relations;

•	Energy management;

•	Preventive maintenance;

•	Security;

•	Vendor contracting;

•	Parking management;

•	Marketing plans;

•	Broker relations;

•	Tenant prospecting; and

•	Lease negotiation.
Hines believes that providing these services in a high-quality and professional manner is integral to tenant satisfaction and retention.
Hines has been repeatedly recognized as an industry leader in property management and leasing. Hines joined ENERGY STAR® as a partner in 1999, and in 2001, 2002 and 2003, the U.S. Environmental Protection Agency, or EPA, named Hines as ENERGY STAR® Partner of the Year. An ENERGY STAR® label is a designation by the EPA for buildings that it believes show excellence in energy performance, reduced operating costs and environmental leadership. In 2004, Hines became the first commercial real estate company to receive the EPA’s ENERGY STAR® Sustained Excellence Award. In each year from 2009 through 2016, the EPA honored Hines with the Sustained Excellence Award in recognition of the firm’s continued leadership in superior energy management. As of December 31, 2016, Hines owned and/or managed 172 buildings with approximately 73 million square feet, which have received an ENERGY STAR® label. Also as of December 31, 2016, Hines owned and/or managed 5 buildings, representing more than 3.1 million square feet, which have received the EPA’s Designed to Earn the ENERGY STAR® designation. Hines has been actively involved in the development of the U.S. Green Building Council’s LEED rating system, the nationally accepted benchmark for the design, construction and operation of high-performance buildings. As of December 31, 2016, Hines has 140 projects that have been certified, pre-certified or registered under LEED’s various programs. Together, these projects represent more than 84 million square feet. Hines has received more than 132 awards for buildings it has owned and/or managed from the Building Owners and Managers Association including “Building of the Year,” “New Construction of the Year,” “Commercial Recycler of the Year” and “Renovated Building of the Year” in local, regional, national and international competitions. In November 2008, Hines REIT, which is sponsored by Hines, received the NAREIT Gold Leader in the Light Award for demonstrating superior and sustained energy practices. The National Association of Real Estate Investment Trusts, or NAREIT, gives the award in collaboration with ENERGY STAR®. NAREIT again honored Hines REIT with the NAREIT Bronze Leader in the Light Award in 2009 and the NAREIT Silver Leader in the Light Award in 2010 for its continuing demonstration of superior and sustained energy practices.
Hines was a founding member of the German Sustainable Building Council and is currently engaged in the creation of a Russia Green Building Council. Hines is also active in the BRE Environmental Assessment Method program in England and the Haute Qualité Environnementale program in France.
Additionally, Hines introduced Hines GREEN OFFICE (HinesGO), a voluntary, internal program created to measure and reward sustainability within all Hines offices worldwide. Hines employees lead the effort in setting the standard for a sustainable future by “walking the walk” in Hines’ own offices. Hines recently expanded the HinesGO program by offering it to its more than 4,500 tenants worldwide.
Hines believes that real estate is essentially a local business and that it is often a competitive advantage for Hines to have real estate professionals living and working in the local markets in which Hines and its affiliates own properties. This allows Hines’ real estate professionals to obtain local market knowledge and expertise and to maintain significant local relationships. As a result, Hines may have access to off-market acquisitions involving properties that are not yet being generally marketed for sale, which can alleviate competitive bidding and potentially higher costs for properties in certain cases. In addition, in part, as a result of Hines’ strong local presence in the markets it serves and its corporate culture, we believe Hines has a strong track record in attracting and retaining tenants.
Hines believes that tenant retention is a critical component of profitable building operations and results in lower volatility. Tenant loss can reduce operating income by decreasing rental revenue and operating expense recoveries and by exposing the property to market-driven rental concessions that may be required to attract replacement tenants. In addition, a property with high tenant turn-over may incur costs of leasing brokerage commissions and construction costs of tenant improvements required by new occupants of the vacant space.
Hines attempts to manage tenant occupancy proactively by anticipating and meeting tenant needs. In addition, Hines attempts to maintain productive relationships with leasing brokers in most major markets in the U.S. and as of December 31, 2016, maintains ongoing direct relationships with more than 4,500 tenants as the manager of buildings for its own account and as a third-party manager. Hines also has a substantial number of relationships with corporate and financial users of office space as well as with law firms, accounting and consulting firms in multiple locations throughout the United States and, increasingly, in a range of global locations.
Property Management and Leasing Agreements
We expect to retain Hines or Hines affiliates to provide property management and leasing services for many of the properties we acquire directly or indirectly through entities or joint ventures, and to enter into property management and leasing agreements in connection with these activities.
Hines may subcontract part or all of the required property management and leasing services but would be expected to remain ultimately responsible for services set forth in any property management and leasing agreement. Hines may form additional property management companies as necessary to manage the properties we acquire and may approve of the change of management of a property from one manager to another. Also, we may retain a third-party to perform property management and leasing functions.
Many of the services that may be performed by Hines as property manager are summarized below. This summary is provided to illustrate the material functions that Hines may perform for us as our property manager, and it is not intended to include all of the services that may be provided to us by Hines or by third parties. It is expected that under any property management and leasing agreement we enter into with Hines, Hines, either directly or indirectly by engaging an affiliate or a third party, may:

•	manage, operate and maintain each premises in a manner normally associated with the management and operation of a quality building;

•
prepare and submit to us a proposed operating budget, capital budget, marketing program and leasing guidelines for each property for the management, leasing, and operation of each property for the forthcoming calendar year;

•	collect all rents and other charges;

•	perform construction management services in connection with the construction of leasehold improvements or redevelopment;

•	be primarily responsible for the leasing activities of each property or supervise any third party we retain directly to provide such leasing activities; and

•	enter into various agreements with sub-contractors for the operational activities of each property.
The actual terms of any property management and leasing agreements may vary significantly from the terms described in this prospectus based on local customs, competitive and market conditions and other factors.
Compensation under any Property Management and Leasing Agreement with Hines or its Affiliates
For properties we acquire and own directly, we would expect to pay Hines (i) a property management fee equal to a market based percentage of the annual gross receipts received from the property or (ii) the amount of property management fees recoverable from tenants of the property under their leases. If we retain Hines as our primary leasing agent, we will pay Hines a leasing fee which is usual and customary for that type of property in that geographic area. Leasing fees are payable regardless of whether an outside broker was used in connection with the transaction. If the property manager provides construction management services for leasehold improvements, we may pay the property manager the amount payable by the tenant under its lease or, if payable by the landlord, direct costs incurred by the property manager for services provided by off-site employees. If the property manager provides re-development construction management services, the property manager will be paid customary redevelopment construction management fees in an amount that is usual and customary in the geographic area for that type of property. Property management fees and leasing fees for international acquisitions may differ from our domestic property management fees and leasing fees due to differences in international markets, but in all events the fees shall be paid in compliance with our charter and fees paid to Hines or its affiliates shall be approved by our independent directors.
We would also expect to generally reimburse Hines for its operating costs incurred in providing property management and leasing services. Included in this reimbursement of operating costs are the cost of personnel and overhead expenses related to such personnel to the extent the same relate to or support the performance of Hines’s duties under any such management agreement. Examples of such support include risk management, regional and central accounting, cash and systems management, human resources and payroll, technology and internal audit.
Expected Term of any Property Management and Leasing Agreement
Any property management and leasing agreements we enter into with Hines is expected to have an initial term of ten years from the date of each such agreement. Thereafter, the term of each such agreement may continue from year to year unless written notice of termination is given. A majority of our independent directors must approve the continuance of the agreement.
It is expected that either Hines or we may terminate an agreement upon 30 days’ prior written notice in the event that (i) we sell the property to a third-party that is unaffiliated with us in a bona fide transaction, (ii) the property is substantially destroyed or condemned, where such destruction cannot be restored within one year after the casualty, or (iii) an affiliate of Hines is no longer our advisor. In addition, we expect to be permitted to terminate the applicable property management and leasing agreement if Hines commits a material breach and such breach continues for a specified period after written notice from us.
Development Management
We expect to retain Hines or Hines affiliates to provide development management services for many of the development projects we undertake, if any, and to enter into development management agreements with Hines or its affiliates in connection with these activities.
The services to be performed by Hines or Hines affiliates in connection with our development projects include the management of all development-related activities including, but not limited to the following: program planning, budgeting, consultant selection, architectural and engineering design preparation and development, contract bidding and buy-out, construction management, marketing, leasing, project completion, and tenant relocation and occupancy.
We will pay Hines or its affiliates development fees that are usual and customary for comparable services rendered for similar projects in the geographic area where the services are provided as approved by our board of directors and if a majority of our independent directors determines that such development fees are fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.

Indemnification
We expect to agree to indemnify, defend and hold harmless Hines and its officers, agents and employees from and against any and all causes of action, claims, losses, costs, expenses, liabilities, damages or injuries (including legal fees and disbursements) that such officers, agents and employees may directly or indirectly sustain, suffer or incur arising from or in connection with any property management and leasing agreement or the property, unless the same results from (i) the negligence or misconduct of such officer, agent or employee acting within the scope of their office, employment, or agency, or (ii) the breach of this agreement by Hines. We shall assume on behalf of such officer, agent and employee the defense of any action at law or in equity which may be brought against such officer, agent or employee based upon a claim for which indemnification is applicable.
There is no assurance that the terms outlined above will be contained in any property management and leasing agreements that we or the operating partnership enter into and terms may differ from agreement to agreement.
The Dealer Manager
Hines Securities, Inc., our Dealer Manager, was formed in June 2003. It is registered under applicable federal and state securities laws and is qualified to do business as a securities broker dealer throughout the United States. The Dealer Manager provides the marketing function for the distribution and sale of our common shares and for offerings by other Hines-sponsored investment vehicles. The Dealer Manager is a member firm of the Financial Industry Regulatory Authority.
The following table sets forth information with respect to the directors, officers and the key employees of our Dealer Manager:

Name	Age	Position and Office with our Dealer Manager
J. Mark Earley	54	Director and Chief Executive Officer
Sherri W. Schugart	51	Director
Colin P. Shepherd	57	Director
Frank R. Apollo	50	Director, Senior Managing Director, Treasurer and Secretary
Charles M. Baughn	62	Director
Dugan Fife	42	National Director of Distribution
Bill Lehew	60	Director of Strategic Accounts
Please see “Management—Our Officers and Directors” for the biographies of Mr. Baughn and Ms. Schugart and “Hines and Our Property Management, Leasing and Other Services—The Hines Organization—General” for the biography of Mr. Shepherd.
Frank R. Apollo. Mr. Apollo joined Hines in 1993 and is the Senior Managing Director—Finance of the general partner of our Advisor and the general partner of the advisor of Hines Global I and Hines REIT. Mr. Apollo also has served as Director and Senior Managing Director—Finance of the Dealer Manager since April 2008 and as Treasurer and Secretary of our Dealer Manager since August 2003. Mr. Apollo serves as Senior Managing Director—Finance; Treasurer and Secretary for us and the general partner of our Advisor, for Hines Global I and the general partner of the advisor to Hines Global I since December 2008, and for Hines REIT and the general partner of the advisor of Hines REIT since April 2008. From April 2008 through November 1, 2011, Mr. Apollo also served as the Senior Managing Director—Finance of the Core Fund. In these roles, he was responsible for overseeing portfolio financial management, debt financings, treasury and liquidity management and legal and corporate governance in the U.S. and internationally. He served as Chief Accounting Officer, Treasurer and Secretary for Hines REIT from August 2003 to April 2008 and Chief Accounting Officer of the Core Fund from July 2004 to April 2008.

His responsibilities in these positions included accounting, financial reporting, legal and corporate governance in the U.S. and internationally. He has also served as a Vice President of the general partner of Hines since 1999. In addition to the positions Mr. Apollo currently holds at our Dealer Manager, Mr. Apollo also served as the Vice President of our Dealer Manager from August 2003 to April 2008, and, as a result of his positions at our Dealer Manager, is responsible for all financial operations of our Dealer Manager. Previously, Mr. Apollo also served as the Vice President and Corporate Controller responsible for the accounting and control functions for Hines’ international operations, as the Vice President and Regional Controller for Hines’ European Region and as the director of Hines’ Internal Audit Department. Before joining Hines, Mr. Apollo was an audit manager with Arthur Andersen. He graduated from the University of Texas with a B.B.A. in Accounting, is a certified public accountant and holds Series 28 and 63 Securities Registered Representative Licenses from FINRA.
J. Mark Earley. Mr. Earley joined our Dealer Manager in September of 2003 and is the President and Chief Executive Officer and a director of our Dealer Manager. In his prior role as President - Retail Distribution, Mr. Earley was responsible for overseeing share distribution nationally for our Dealer Manager. Prior to joining our Dealer Manager, he was a Managing Director for Morgan Stanley from April 2002 to September 2003. In addition, he was responsible for seeking sales and revenue growth within a region of 65 branches and approximately 1,600 financial advisors. Prior to joining Morgan Stanley, Mr. Earley was the Western Regional Sales Manager for BlackRock Funds from January 2001 to March 2002. He graduated from Stephen F. Austin State University with a B.B.A. in General Business and holds a Texas Real Estate Brokers License and Series 7, 24 and 63 Securities Registered Representative Licenses from FINRA.
Dugan Fife. Mr. Fife joined our Dealer Manager in June of 2004 and is responsible for overseeing national distribution of our Dealer Manager. Prior to his promotion to National Director, he served as the Western Divisional Director and was a Regional Sales Director for our Dealer Manager covering the states of Michigan, Indiana and Kentucky. Before joining our Dealer Manager, Mr. Fife served as a Regional Vice President for Scudder/Deutsche Bank, with responsibility for wholesaling variable annuities. Prior to that, Mr. Fife worked for Sun Life/MFSLF Securities as a Vice President responsible for wholesaling variable, fixed and indexed annuities. He has been in the securities business since 1997. He is a graduate of the University of Michigan with a B.A. in organizational studies and holds Series 7, 24 and 63 Securities Registered Representative Licenses from FINRA.
Bill Lehew. Mr. Lehew joined our Dealer Manager in May of 2004 and is the Director of Strategic Accounts of our Dealer Manager. Upon joining our Dealer Manager, Mr. Lehew served as a Regional Director covering North Carolina, South Carolina, Virginia, Maryland, Washington, D.C. and West Virginia, and later became Eastern Divisional Director. Before joining our Dealer Manager, Mr. Lehew served as a Regional Vice President for Seligman Advisors, responsible for wholesaling managed money and mutual funds, and for Van Kampen Investments as a Vice President responsible for wholesaling mutual funds, Unit Investment Trusts and Annuities. He has been in the financial services industry for over 20 years. He is a graduate of The Citadel with a BA in political science and holds Series 7, 24 and 63 Securities Registered Representative Licenses from FINRA.

MANAGEMENT COMPENSATION, EXPENSE REIMBURSEMENTS AND OPERATING
PARTNERSHIP OP UNITS AND SPECIAL OP UNITS
Our Advisor and its affiliates will receive substantial fees in connection with this offering, our operations and any disposition or liquidation, which compensation could be increased or decreased during or after this offering. The following table sets forth the type and, to the extent possible, estimates of all fees, compensation, income, expense reimbursements, interests and other payments we may pay directly to Hines and its affiliates in connection with this offering, our operations, and any disposition or liquidation. With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our Advisor has agreed to pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. For purposes of this table, except as noted, we have assumed no volume discounts or waived commissions as discussed in the “Plan of Distribution.” The allocation of amounts among Class A Shares, Class T Shares and Class I Shares assumes that 10% of the common shares sold in the primary offering are Class A Shares, 60% are Class T Shares and 30% are Class I Shares.

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Organization and Offering Activities(2)

Selling Commissions—our Dealer Manager
Class A Shares

Up to 7.0% of gross offering proceeds from our primary offering of Class A Shares, excluding proceeds from our distribution reinvestment plan; all of such selling commissions may be reallowed to participating broker dealers.

Class T Shares

Up to 2.0% of gross offering proceeds from our primary offering of Class T Shares, excluding proceeds from our distribution reinvestment plan; all of such selling commissions may be reallowed to participating broker dealers.

$38,000,000 ($14,000,000 for the Class A Shares and $24,000,000 for the Class T Shares)(3)

Assuming we sell the maximum offering amount and 100% of shares sold are either Class A Shares or Class T Shares, the maximum amount of selling commissions payable would be $140,000,000 or $40,000,000, respectively. (3)

Dealer Manager Fee—our Dealer Manager
Class A Shares

Up to 3.0% of gross offering proceeds from our primary offering of Class A Shares, excluding proceeds from our distribution reinvestment plan; a portion of such dealer manager fee may be reallowed to participating broker dealers as a marketing fee (5).

Class T Shares

Up to 2.75% of gross offering proceeds from our primary offering of Class T Shares, excluding proceeds from our distribution reinvestment plan; all or a portion of such dealer manager fee may be reallowed to participating broker dealers as a marketing fee (5).

Class I Shares

Up to 1.5% of gross offering proceeds from our primary offering of Class I Shares, excluding proceeds from our distribution reinvestment plan; all or a portion of such dealer manager fee may be reallowed to participating broker dealers as a marketing fee (5).

$48,000,000 ($6,000,000 for the Class A Shares, $33,000,000 for the Class T Shares and $9,000,000 for the Class I Shares)(4)

Assuming we sell the maximum offering amount and 100% of shares sold are either Class A Shares, Class T Shares or Class I Shares, the maximum amount of dealer manager fees payable would be $60,000,000, $55,000,000, or $30,000,000 respectively. (4)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Reimbursement of Issuer Costs—our Advisor and its Affiliates
We will reimburse our Advisor and its affiliates for the cumulative issuer costs that they pay on our behalf up to an amount equal to 2.5% of gross offering proceeds from our public offerings. Although the cap on reimbursements to our Advisor and its affiliates for cumulative issuer costs is equal to 2.5% of gross offering proceeds from our public offerings, we estimate that the total reimbursement paid to our Advisor and its affiliates from the proceeds of our public offerings for issuer costs incurred will be equal to approximately 0.8% of the maximum gross offering proceeds. Included in such amount are reimbursements to our Dealer Manager and participating broker dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities. (6)
$16,800,000 ($1,680,000 for the Class A Shares, $10,080,000 for the Class T Shares and $5,040,000 for the Class I Shares)

Investment Activities(7)

Acquisition Fee—our Advisor
2.25% of (i) the purchase price of real estate investments acquired, including any debt attributable to such investments, or the total principal amounts borrowed under any loans made or acquired directly by us, or (ii) when we make an investment or make or acquire a loan indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate investments held by that entity, including any debt attributable to such investments, or the total principal amount borrowed under any loans made or acquired by that entity.(8)(9)

Assuming no leverage, the estimated initial acquisition fees are $41,499,108 ($3,864,171 for the Class A Shares, $24,805,150 for the Class T Shares and $12,829,787 for the Class I Shares)
(10)

Assuming 40% leverage, the estimated initial acquisition fees are $67,298,990 ($6,266,516 for the Class A Shares, $40,226,444 for the Class T Shares and $20,806,030 for the Class I Shares)
(10)

Assuming 60% leverage, the estimated initial acquisition fees are $97,654,871 ($9,093,090 for the Class A Shares, $58,370,983 for the Class T Shares and $30,190,798 for the Class I Shares) (10)

Acquisition Expenses—our Advisor	Reimbursement of acquisition expenses in connection with the purchase of real estate investments.(8)	Not determinable at this time

Operational Activities(7)

Development Fee—Hines or its Affiliates
We will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic area of the project. We expect such fee could range from 3% to 6% of the total projected development cost.(12)
Not determinable at this time(11)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Asset Management Fee—our Advisor
0.0625% per month of the cost of our real estate investments at the end of each month; provided that, if our board of directors has determined an NAV per share, then, with respect to the real estate investments included in the board of director’s determination, the asset management fees will be equal to 0.0625% per month of the most recently determined value of such real estate investments at the end of each month. The asset management fee will be equal to 0.75% on an annual basis. Since the quarter ended December 31, 2014, our Advisor has agreed to waive the asset management fees for each quarter through March 31, 2017. See Note 14 for additional information regarding this waiver. Since the inception of the waiver through December 31, 2016, our Advisor waived $1.9 million out of the $3.1 million payable to it. (14)
Not determinable at this time(10)(13)

Administrative Expense Reimbursements—our Advisor	Reimbursement of actual expenses incurred by our Advisor in connection with our administration on an ongoing basis.(15)	Not determinable at this time

Property Management Fee—Hines or its Affiliates
Customary property management fees if Hines or an affiliate is our property manager. Such fees will be paid in an amount that is usual and customary in that geographic area for that type of property. We expect such fee could range from 2.5% to 4.0% of the annual gross revenues for our properties.(12)(16)
Not determinable at this time

Leasing Fee—Hines or its Affiliates
Customary leasing fees if Hines or an affiliate is our primary leasing agent. Such fees will be paid in an amount that is usual and customary in that geographic area for that type of property. We expect such fee could range from 1% to 3% of the annual gross rent paid under a lease.(12)(16)
Not determinable at this time

Tenant Construction Management Fees—Hines or its Affiliates	Amount payable by the tenant under its lease or, if payable by the landlord, direct costs incurred by Hines or an affiliate if the related services are provided by off-site employees.(17)	Not determinable at this time

Re-development Construction Management Fees—Hines or its Affiliates
Customary re-development construction management fees if Hines or its affiliates provide such services. Such fees will be paid in an amount that is usual and customary in the geographic area for that type of property. We expect such fee could range from 3% to 6% of the total projected re-development or construction cost.(12)
Not determinable at this time

Expense Reimbursements —Hines or its Affiliates	Reimbursement of actual expenses incurred in connection with the management and operation of our properties.(18)	Not determinable at this time

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Distribution and Stockholder Servicing Fee-our Dealer Manager
Annual fee of 1.0% and 0.25% of the gross offering price of Class T Shares and Class I Shares, respectively, purchased in our primary offering (or, if we are no longer offering primary shares, the then-current NAV of Class T Shares and/or Class I Shares, as applicable, if any has been disclosed). The distribution and stockholder servicing fee will accrue daily and be payable quarterly in arrears.

We will cease paying the distribution and stockholder servicing fee with respect to any particular Class T Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account.

We will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account.

All or a portion of the distribution and stockholder servicing fees may be reallowed or advanced to participating broker dealers.

Assuming the sale of $1.2 billion of Class T Shares, we estimate that distribution and stockholder servicing fees will equal $12,000,000 annually, subject to the 10.0% limit on underwriting compensation. We also estimate that a maximum of $63,000,000 of such fees will be paid in connection with this offering. (19)

Assuming the sale of $600.0 million of Class I Shares, we estimate that distribution and stockholder servicing fees will equal $1,500,000 annually, subject to the 10.0% limit on underwriting compensation. We also estimate that a maximum of $9,000,000 of such fees will be paid in connection with this offering. (19)

Assuming we sell the maximum offering amount and all shares sold are either Class T Shares or Class I Shares, the amount of distribution and stockholder servicing fees on an annual basis would be $20,000,000 or $5,000,000, respectively. (19)

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Special OP Units—Hines Global REIT II Associates Limited Partnership
The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national securities exchange, (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our board of directors then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement. The holder of the Special OP Units in the Operating Partnership will be entitled to receive distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after we (and our stockholders) have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “The Operating Partnership—Special OP Units.”
Not determinable at this time

Type and Recipient	Description and Method of Computation	Estimated Maximum (Based on $2,000,000,000 in Shares)(1)
Disposition, Liquidation and Other Significant Events(7)
Disposition Fee—our Advisor
If our Advisor, its affiliates or related parties provide a substantial amount of services, as determined in good faith by a majority of our independent directors, we will pay our Advisor, its affiliates or related parties a disposition fee in an amount equal to (a) 1% of the Market Value determined in connection with a listing of our common stock on a national securities exchange, or 1% of the gross consideration received or to be received by us or our  stockholders upon the occurrence of any other Liquidity Event involving us or the Operating Partnership, pursuant to which our stockholders receive in exchange for their shares of our common stock, cash, securities listed on a national securities exchange, securities redeemable for cash, or a combination thereof, or (b) 1% of the gross sales price upon the sale or transfer of one or more real estate investments (including a sale of all of our real estate investments). Even if our Advisor, its affiliates or related parties receive a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, when a real estate or brokerage fee is payable in connection with a particular transaction, the amount of the disposition fee paid to our Advisor or its affiliates or related parties, as applicable, may not exceed an amount equal to the lesser of (i) one-half of a competitive real estate or brokerage commission and (ii) 1% of the gross sales price and, when added to the sum of all real estate or brokerage fees and commissions paid to unaffiliated parties, may not exceed the lesser of (x) a competitive real estate or brokerage commission or (y) an amount equal to 6% of the gross sales price.(14)(20)
Not determinable at this time(10)

Special OP Units—Hines Global REIT II Associates Limited Partnership
The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national securities exchange, (ii) a merger, consolidation or a sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our board of directors then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement. The holder of the Special OP Units in the Operating Partnership will be entitled to receive  distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after we (and our stockholders) have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “The Operating Partnership—Special OP Units.”
Not determinable at this time

(1)
Unless otherwise indicated, assumes we sell the maximum of $2,000,000,000 in shares in our primary offering (10% Class A Shares, 60% Class T Shares and 30% Class I Shares) and excludes the sale of any shares under our distribution reinvestment plan, which may be used for redemptions or other purposes. To the extent such proceeds are invested in real estate investments, certain fees will be increased but, except as set forth herein, the amounts are not determinable at this time.

(2)
The total compensation related to our organization and offering activities, which includes selling commissions, the dealer manager fees, the distribution and stockholder servicing fees and issuer costs will not exceed 15% of the gross offering proceeds.

(3)
Commissions on our Class A Shares may be reduced for volume or other discounts or waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum selling commissions in this table, we have not assumed any such discounts or waivers. Further, our Dealer Manager will not receive selling commissions for shares issued pursuant to our distribution reinvestment plan.

(4)
The dealer manager fees may be waived as further described in the “Plan of Distribution” section of this prospectus; however, for purposes of calculating the estimated maximum dealer manager fees in this table, we have not assumed any such waivers. Further, our Dealer Manager will not receive the dealer manager fee for shares issued pursuant to our distribution reinvestment plan. With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our Advisor has agreed to pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees.

(5)
In addition, out of its dealer manager fee, the Dealer Manager may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs and other marketing costs and expenses.

(6)
The Advisory Agreement was amended, effective February 29, 2016, to cap the amount which we will reimburse our Advisor for the cumulative issuer costs incurred in connection with our organization and our public offerings. Although the cap on reimbursements to our Advisor and its affiliates for cumulative issuer costs is equal to 2.5% of gross offering proceeds from our public offerings, we estimate that the total reimbursement to be paid to our Advisor and its affiliates from the proceeds of this offering for issuer costs incurred will be equal to approximately 0.8% of the maximum gross offering proceeds. As a result of the cap on reimbursement as a percentage of gross offering proceeds, as of February 29, 2016, we were only obligated to reimburse our Advisor for $3.2 million of issuer costs out of the $8.2 million of issuer costs our Advisor had incurred. On April 14, 2016, our Advisor reimbursed us for $4.0 million in issuer costs that we had previously reimbursed in excess of this new 2.5% cap. As we raise additional offering proceeds, we expect to reimburse our Advisor for the $4.0 million in issuer costs they recently repaid to us to the extent such costs do not exceed 2.5% of gross offering proceeds from our public offerings. From inception through December 31, 2016, we had reimbursed our Advisor $6.3 million in issuer costs out of $11.1 million incurred by our Advisor.

(7)	For a discussion of the expenses which may be reimbursed please see “Management—Our Advisor and Our Advisory Agreement—Compensation.”

(8)
The acquisition fees and acquisition expenses incurred in connection with the purchase of real estate investments will not exceed an amount equal to 6.0% of the contract purchase price of the investment. However, a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction may approve such fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to us. Tenant construction management fees and re-development construction management fees will be included in the definition of acquisition fees or acquisition expenses for this purpose to the extent that they are paid in connection with the acquisition, development or redevelopment of a property. If any such fees are paid in connection with a portion of a leased property at the request of a tenant or in conjunction with a new lease or lease renewal, such fees will be treated as ongoing operating costs of the property, similar to leasing commissions.

(9)
To the extent we use distribution reinvestment plan proceeds for acquisitions, rather than redemptions, our Advisor will also receive an acquisition fee for any such real estate investments. Accordingly, in the event we raise the maximum $2,000,000,000 pursuant to our primary offering and the maximum $500,000,000 pursuant to our distribution reinvestment plan, and we use all such proceeds for acquisitions (and all of our real estate investments are 40% or 60% leveraged at the time we acquire them as the case may be), the total acquisition fees payable will be $84,784,224 and $123,026,996, respectively. Some of these fees may be payable out of the proceeds of such borrowings.

(10)
In the sole discretion of our Advisor, these fees are payable, in whole or in part, in cash or OP Units. For the purposes of the payment of these fees, if we are engaged in a public offering of primary shares, each OP Unit will be valued at the per share offering price of our Class A Shares in our ongoing public offering, minus the maximum selling commissions and dealer manager fee being paid by us from gross offering proceeds in such offering, to account for the fact that no selling commissions or dealer manager fees will be paid from any source in connection with any such issuances (at the current offering price, each such OP Unit would be issued at $9.74 per unit). If these fees are paid in OP Units at a time when we are not engaged in a public offering of primary shares, each OP Unit will be valued at the most recently determined NAV per share of our Class A Shares. Each OP Unit will be convertible into one share of Class A common stock.

(11)	Actual amounts are dependent upon usual and customary development fees for specific projects and therefore the amount cannot be determined at the present time.

(12)	Such fees must be approved by a majority of our independent directors as being fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.

(13)
The asset management fee equals 0.75% on an annual basis. However, because this fee is calculated monthly, and the cost of our real estate investments may change on a monthly basis, we cannot accurately determine or calculate the amount of this fee on an annual basis.

(14)
Commencing with the quarter ended December 31, 2014, our Advisor agreed to waive the asset management fees for each quarter through December 31, 2016, to the extent that our MFFO, for a particular quarter, as disclosed in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, amounted to less than 100% of the aggregate distributions declared to our stockholders for such quarter. As a result of these fee waivers, cash flows from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to stockholders. These fee waivers are not deferrals and accordingly, any fees that are waived will not be paid to our Advisor in cash at any time in the future.

Our Advisor has also agreed to waive the asset management fees otherwise payable to it for the quarter ended March 31, 2017 to the extent that our MFFO for such quarter, as reduced to reflect the distribution and stockholder servicing fees payable for such quarter, as disclosed in our Quarterly Report on Form 10-Q, amounts to less than 100% of the aggregate distributions declared to our stockholders for that quarter.

(15)
Our Advisor will reimburse us for any amounts by which operating expenses exceed the greater of (i) 2.0% of our invested assets or (ii) 25% of our net income, unless our independent directors determine that such excess was justified (the “2%/25% Limitation”). To the extent operating expenses exceed these limitations, they may not be deferred and paid in subsequent periods. Operating expenses include generally all expenses paid or incurred by us as determined by accounting principles generally accepted in the United States, or GAAP, except certain expenses identified in our Articles of Amendment and Restatement, which we refer to in this prospectus as our charter. The expenses identified by our charter as excluded from operating expenses include: (i) expenses of raising capital such as organization and offering costs, legal, audit, accounting, tax services, costs related to compliance with the Sarbanes-Oxley Act of 2002, underwriting, brokerage, listing, registration and other fees, printing and such other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our shares; (ii) interest payments, taxes and non-cash expenditures such as depreciation, amortization and bad debt reserves; (iii) incentive fees; (iv) distributions made with respect to interests in the Operating Partnership; and (v) all fees and expenses associated or paid in connection with acquisitions, transfers, dispositions, and the management and ownership of assets (such as real estate commissions, disposition fees (other than disposition fees payable in connection with the sale of assets other than real properties), acquisition and debt financing fees and expenses, costs of foreclosure, insurance premiums, legal services, maintenance, repair or improvement of property, etc.). Please see “Management—Our Advisor and Our Advisory Agreement—Reimbursements by our Advisor” for a detailed description of these expenses. We do not intend to reimburse our Advisor for the salaries and benefits paid to our named executive officers. We will reimburse our Advisor for certain personnel costs. Please see “Management—Our Advisor and Our Advisory Agreement—Compensation” for a description of the costs that will be reimbursed by us to our Advisor. For the four fiscal quarters ended September 30, 2015, our total operating expenses exceeded the 2%/25% Limitation. Based upon a review of unusual and non-recurring factors, including but not limited to our being in the early stages of raising and deploying capital, the limited number of assets acquired to date and the timing of those acquisitions, a majority of our independent directors determined that the excess expenses were justified and thus reimbursable to our Advisor. For the four fiscal quarters ended September 30, 2016, our total operating expenses did not exceed the 2%/25% Limitation.

(16)
Property management fees and leasing fees for international acquisitions may differ from our domestic property management fees and leasing fees due to differences in international markets, but in all events the fees shall be paid in compliance with our charter, and fees paid to Hines and its affiliates shall be approved by a majority of our independent directors.

(17)	These fees relate to construction management services for improvements and build-out to tenant space.

(18)
Included in reimbursement of actual expenses incurred by Hines or its affiliates are the costs of personnel and overhead expenses related to such personnel, to the extent to which such costs and expenses relate to or support the performance of their duties. Periodically, Hines or an affiliate may be retained to provide ancillary services for a property which are not covered by a property management agreement and are generally provided by third parties. These services are provided at market terms and are generally not material to the management of the property.

(19)
The estimated aggregate maximum distribution and stockholder servicing fees assumes that (1) we sell the maximum offering amount of $2.0 billion in shares (consisting of $200 million in Class A Shares, $1.2 billion in Class T Shares and $600 million in Class I Shares) and therefore, the maximum amount of underwriting compensation from all sources is $200 million, which is 10% of the maximum amount of gross offering proceeds, and (2) all other underwriting compensation other than the distribution and stockholder servicing fees, will equal $86 million, which consists of the maximum selling commissions and dealer manager fees payable in connection with the purchase of shares in our primary offering (of which $20 million, $57 million and $9 million is attributable to the Class A Shares, Class T Shares and Class I Shares, respectively), as set forth in the “Plan of Distribution–Underwriting Terms” section of this prospectus. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class T Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account. Each Class T Share will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of the events described in (i), (ii) or (iv) of the preceding sentence and the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering from the sale of Class A Shares and Class T Shares. Stockholders will receive notice that their Class T Shares have been converted into Class A Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. In the case of a Class T Share purchased in the primary offering at a price equal to $10.06, the maximum distribution and stockholder servicing fee that may be paid on that Class T Share will be equal to approximately $0.53 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class T Shares, this fee would be paid over approximately 5.25 years from the date of purchase, assuming a constant per share offering price of $10.06 or NAV, as applicable, per Class T Share. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class T Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class A Share. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share and that Class I Share will convert into a number of Class J Shares determined by multiplying each Class I Share to be converted by the “Conversion Rate” described herein on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account. Stockholders will receive notice that their Class I Shares have been converted into Class J Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. In the case of a Class I Share purchased in the primary offering at a price equal to $9.73, the maximum distribution and stockholder servicing fee that may be paid on that Class I Share will be equal to approximately $0.15 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class I Shares, this fee would be paid over approximately 6 years from the date of purchase, assuming a constant per share offering price of $9.73 or NAV, as applicable, per Class I Share. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class I Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class J Share. We will further cease paying the distribution and stockholder servicing fee on any Class T Share and Class I Share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class T Shares and/or Class I Shares, as applicable, as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class T Share and Class I Share. The aggregate amount of underwriting compensation for the Class A Shares, Class T Shares and Class I Shares, including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee for each of the Class T Shares and Class I Shares, will not exceed the 10% cap on underwriting compensation imposed by FINRA.

(20)
For purposes of this fee, “Market Value” means the average closing price, or average of bid and asked prices (if closing prices are not available) of the shares over a period of 30 days during which the shares are traded, with such period beginning 90 days after the commencement of trading of the shares and “gross consideration” means the value of any cash, the Market Value of any securities that are listed on a national securities exchange and the value of any securities redeemable for cash.

The table below outlines fees and expense reimbursements incurred that are payable by us to Hines and its affiliates for the periods indicated below (in thousands):

	Incurred During the Years Ended December 31,			Unpaid as of
Type and Recipient	2016	2015	2014	December 31, 2016	December 31, 2015
Selling Commissions- Dealer Manager	$5,339	$6,661	$61	$54	$277
Dealer Manager Fee- Dealer Manager	$3,017	$3,089	$28	$2	$98
Distribution & Stockholder Servicing Fee - Dealer Manager	$4,858	$7	$—	$4,636	$7
Issuer Costs- Advisor	$3,107	$3,818	$4,153	$4,785	$2,701
Acquisition Fee- the Advisor and affiliates of Hines	$5,704	$2,328	$570	$1,265	$—
Asset Management Fee- the Advisor and affiliates of Hines (1)	$948	$305	$—	$941	$(120)
Other (2) - the Advisor	$1,183	$1,111	$366	$295	$181
Interest Expense- Hines(3)	$64	$570	$20	$37	$—
Property Management Fee- Hines	$265	$46	$2	$(19)	$—
Construction Management Fee- Hines	$—	$—	$—	$—	$—
Expense Reimbursement- Hines (with respect to management and operations of our properties)	$675	$334	$1	$145	$42
Total	$25,160	$18,269	$5,201	$12,141	$3,186

(1)
Our Advisor waived $1.3 million, $0.6 million and $16,000 in asset management fees payable to it during the years ended December 31, 2016, 2015 and 2014, respectively. See “Description of Capital Stock—Distribution Objectives” for a discussion of the asset management fee waiver.

(2)
Includes amounts our Advisor paid on our behalf such as general and administrative expenses and acquisition-related expenses.  These amounts are generally reimbursed to our Advisor during the month following the period in which they are incurred.

(3)	Includes amounts paid related to Hines Global’s credit facility with Hines. See “Our Real Estate Investments—Our Permanent Debt” for a description of this credit facility.
In addition, we pay our independent directors certain fees and reimburse independent directors for certain out-of-pocket expenses, including for their attendance at board or committee meetings. Please see “Management—Compensation of Directors.” Additionally, if we borrow any funds from our Advisor or its affiliates or if our Advisor or its affiliates defer any fees, we may pay them interest at a competitive rate. Any such transaction must be approved by a majority of our independent directors.
Subject to limitations in our charter, such fees, compensation, income, expense reimbursements, interests, distributions and other payments payable to Hines and its affiliates may increase or decrease during this offering or future offerings from those described above if such revision is approved by a majority of our independent directors.

OUR REAL ESTATE INVESTMENTS
As of April 1, 2017, we owned interests in seven real estate investments. The table below provides information regarding these investments.

Property	Location	Investment Type	Date Acquired/ Net Purchase Price (in millions)(1)	Estimated Going-in Capitalization Rate (2)	Leasable Square Feet	Percent Leased(3)
2819 Loker Avenue East	Carlsbad, California	Industrial	12/2014; $25.4	6.5%	161,310	100%
Bishop’s Square	Dublin, Ireland	Office	3/2015; $103.2	6.1%	153,387	100%
Domain Apartments	Las Vegas, Nevada	Multi-family	1/2016; $58.1	5.5%	331,038	94%
Cottonwood Corporate Center	Salt Lake City, Utah	Office	7/2016; $139.2	6.9%	490,030	92%
Goodyear Crossing II	Phoenix, Arizona	Industrial	8/2016; $56.2	8.5%	820,384	100%
Rookwood	Cincinnati, Ohio	Retail	1/2017; $193.7	6.0%	600,071	97%
Montrose Student Residences (4)	Dublin, Ireland	Multi-family	3/2017; $40.6	5.5%	87,607	100%
Total for All Investments					2,643,827	97%

(1)	The net purchase price for Bishop’s Square was denominated in Euros and has been translated at an exchange rate based on the rate in effect on the acquisition date.

(2)
The estimated going-in capitalization rate is determined as of the date of acquisition by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, including the assumption that the tenants will perform under their lease agreements during the 12 months following our acquisition of the properties.

(3)
Represents the amount of square feet leased as of December 31, 2016 for each property except Rookwood and the Montrose Student Residences, for which “percent leased” represents the amount of square feet leased as of January 6, 2017 and March 24, 2014, the date of acquisition of each property.

(4)	The Montrose Student Residences consist of 205 beds with an average effective weekly rental rate of €250 (approximately $270 assuming a rate of $1.08 per EUR as of the acquisition date) per bed.

Lease Expirations
The following table lists the scheduled lease expirations and related expiring base rents of our commercial properties for each of the years ending December 31, 2016 through December 31, 2026 and the period thereafter for the five commercial properties in which we owned an interest as of December 31, 2016, and Rookwood, which was acquired in January 2017. It does not include the effect of the Domain Apartments or the Montrose Student Residences. The table also shows the approximate leasable square feet represented by the applicable lease expirations.

		Leasable Area
Year	Number of Leases	Approximate Square Feet	Percent of Total Leasable Area	Annual Base Rental Income of Expiring Leases	Percent of Total Annual Base Rental Income
Vacant	—	58,628	2.6%	$—	—%
2017	18	72,771	3.3%	$1,750,148	4.5%
2018	16	128,250	5.8%	$3,794,013	9.8%
2019	14	1,089,525	49.1%	$8,963,053	23.1%
2020	20	178,869	8.1%	$4,441,076	11.5%
2021	14	280,541	12.6%	$7,336,418	18.9%
2022	4	41,231	1.9%	$1,193,490	3.1%
2023	8	110,143	5.0%	$2,056,296	5.3%
2024	6	81,662	3.7%	$2,360,842	6.1%
2025	3	10,738	0.5%	$320,079	0.8%
2026	2	8,500	0.4%	$322,751	0.8%
Thereafter	2	158,859	7.0%	$6,202,177	16.1%
Investment Type
Our portfolio is comprised of investments in a variety of real estate asset classes, including retail, office, industrial and multi-family properties. The following chart depicts the percentage of our portfolio’s investment types based on our pro-rata share of the estimated value of each of our investments as of December 31, 2016 and includes the effect of Rookwood, which was acquired in January 2017. The estimated values of our real estate property investments were based on the most recent appraised values of our real estate values except for Rookwood and the Montrose Student Residences which were based on their net purchase prices.

Market Concentration
The following chart depicts the location of our real estate investments as of December 31, 2016 and includes the effect of our acquisition of Rookwood in January 2017 and the Montrose Student Residences in March 2017. Approximately 74% of our portfolio is located throughout the United States and approximately 26% is located internationally (based on our pro rata share of the estimated value of each of the investments). The estimated values of our real estate property investments were based on the most recent appraised values of our real estate values except for Rookwood and the Montrose Student Residences, which were based on their net purchase prices.

Industry Concentration
The following table provides a summary of the industry concentration of the tenants in our five commercial properties based on their square footage as of December 31, 2016 and includes the effect of Rookwood, which was acquired in January 2017:

*
Other is made up of industries which are individually less than 3% or our portfolio and includes: Administrative and Support Services, Construction, Oil and Gas, Other Professional Services, Other Services, and Wholesale Trade.

Significant Investments
Bishop’s Square
On March 3, 2015, we acquired, through a subsidiary of the Operating Partnership, Bishop’s Square, a Class A office building located in Dublin, Ireland. The seller, Violet Yarrow Real Estate (Dublin) Limited, is not affiliated with us or our affiliates. The building consists of 153,387 square feet of net rentable area that is 100% leased to five tenants. Three of these tenants individually lease more than 10% of the net rentable area of the complex, as described below:

•
The Commissioners of Public Works in Ireland, a state agency of Ireland, leases 90,017 square feet or approximately 59% of the building’s net rentable area, under a lease that expires in January 2028. The annual base rent under the lease is currently €3.4 million ($3.7 million assuming a rate of $1.09 per EUR as of December 31, 2015).

•
International Financial Data Services, an investor record keeping and transfer agency provider, leases 32,916 square feet or approximately 21% of the building’s net rentable area, under a lease that expires in June 2024. The annual base rent under the lease is approximately €1.0 million ($1.1 million assuming a rate of $1.09 per EUR as of December 31, 2015).

•
News Corp UK & Ireland Limited, a newspaper publisher, leases 16,153 square feet or approximately 11% of the building’s net rentable area, under a lease that expires in August 2017. The annual base rent under the lease is currently €0.5 million ($0.5 million assuming a rate of $1.09 as of December 31, 2015).

The net purchase price for Bishop’s Square was €92.0 million (approximately $103.2 million assuming a rate of $1.12 per EUR as of the acquisition date), exclusive of transaction costs, fees and working capital reserves. We funded the acquisition using proceeds from this offering, an advance under our credit facility with Hines, and a €55.2 million (approximately $62.1 million assuming a rate of $1.12 per EUR as of the transaction date) secured facility agreement (both of which are described below under “Our Permanent Debt”).
The estimated going-in capitalization rate for Bishop’s Square is approximately 6.1%. The estimated going-in capitalization rate is determined by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, including the assumption that the current tenants will perform under their lease agreements during the next 12 months.
In connection with this acquisition, we paid our Advisor approximately $2.3 million in acquisition fees.
Our management currently has no plans for material renovations or other capital improvements to the property and believes the property is suitable for its intended purpose and adequately covered by insurance. The cost of Bishop’s Square (excluding the cost attributable to land) will be depreciated for tax purposes over a 40-year period on a straight-line basis.
The following table shows the weighted average occupancy rate, expressed as a percentage of net rentable square feet, and the average effective annual net rent per leased square foot, for Bishop’s Square during the past five years ended December 31:

	Weighted Average Occupancy	Average Effective Annual Net Rent per Leased Sq. Ft.(1)
Year		Euro	USD
2012	100%	€43.67	$57.64
2013	100%	€43.67	$60.26
2014	100%	€36.64	$44.70
2015	100%	€35.64	$38.85
2016	100%	€37.42	$39.29

(1)
Average effective annual net rent per leased square foot for each year is calculated by dividing such year’s accrual basis total rent revenue (excluding operating expense recoveries) by the weighted average square footage under lease during such year. All EUR amounts were translated to USD using the corresponding yearly average exchange rate.

The following table lists, on an aggregate basis, the approximate leasable square feet for all of the scheduled lease expirations for each of the years ending December 31, 2017 through December 31, 2026 and the period thereafter for Bishop’s Square:

Period	Number of Leases	Approximate Square Feet	Percent of Total Leasable Area	Annual Base Rental Income of Expiring Leases (1)	% of Total Annual Base Rental Income
2017	1	16,168	10.5%	$545,216	8.5%
2018	—	—	—%	$—	—%
2019	—	—	—%	$—	—%
2020	—	—	—%	$—	—%
2021	—	—	—%	$—	—%
2022	1	12,395	8.1%	$640,575	10.0%
2023	—	—	—%	$—	—%
2024	1	32,916	21.5%	$1,089,132	17.0%
2025	1	1,891	1.2%	$61,230	1.0%
2026	—	—	—%		—%
Thereafter	1	90,017	58.7%	$4,086,812	63.5%

(1)	Assuming an exchange rate of $1.09 per EUR based on the exchange rate in effect as of December 31, 2015.
Cottonwood Corporate Center
On July 5, 2016, we, through a wholly-owned subsidiary of our Operating Partnership, acquired Cottonwood Corporate Center. Cottonwood Corporate Center is a four-building, Class-A office project located in Cottonwood Heights, Utah, a submarket of Salt Lake City, Utah. The net purchase price for Cottonwood Corporate Center was $139.2 million, exclusive of transaction costs and working capital reserves. We funded the acquisition using proceeds from this offering, an advance under our credit facility with Hines, and a $78.0 million loan, which is described more fully in the “ — Our Permanent Debt” section below. Cottonwood Corporate Center consists of 490,030 square feet of net rentable area that was 91% leased to 25 tenants as of the date of acquisition. Two of these tenants, Western Digital, formerly known as SanDisk, and Extra Space Storage, individually lease more than 10% of the rentable area of the project.

•
Western Digital, a designer, developer and manufacturer of data storage technology, leases 153,201 square feet or approximately 31% of the project’s net rentable area, under a lease that expires in September 2021. The annual base rent under the lease is currently $4.5 million. Additionally, the lease provides the tenant with one five-year renewal option at the then-current market rental rate. Lastly, the tenant has an ongoing right of first offer on an additional 63,453 square feet of space as it becomes available until March 2020, unless the tenant has exercised its renewal option, at which point the tenant can maintain its right of first offer on such available space until September 2024.

•
Extra Space Storage, a fully integrated, self-managed real estate investment trust focused on for rent self-storage facilities, leases 71,852 square feet or approximately 15% of the project’s net rentable area, under a lease that expires in January 2028. The annual base rent under the lease is currently $1.6 million. Additionally, the lease has a termination option which permits the tenant to terminate the lease if notice is given on or before April 30, 2023. Lastly, the lease provides the tenant with two five-year renewal options at 95% of the then- current market rental rate at the time of each renewal.

The estimated going-in capitalization rate for Cottonwood Corporate Center is approximately 6.9%. The estimated going-in capitalization rate is determined by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, including the assumption that the current tenants will perform under their lease agreements during the next 12 months and assumptions related to leasing vacant space.
In connection with this acquisition, we paid our Advisor approximately $3.1 million in acquisition fees.
Our management currently has no plans for material renovations or other capital improvements at the property and believes the property is suitable for its intended purpose and adequately covered by insurance. The cost of Cottonwood Corporate Center (excluding the cost attributable to land) will be depreciated for tax purposes over a 40-year period on a straight-line basis.
The following table shows the weighted average occupancy rate, expressed as a percentage of net rentable square feet, and the average effective annual net rent per leased square foot, for Cottonwood Corporate Center during the past five years ended December 31:

Year	Weighted Average Occupancy	Average Effective Annual Net Rent per Leased Sq. Ft.(1)
2012	96%	$24.19
2013	94%	$18.94
2014	92%	$19.04
2015	92%	$21.80
2016	92%	$24.16

(1)
Average effective annual net rent per leased square foot for each year is calculated by dividing such year’s accrual basis total rent revenue (including operating expense recoveries) by the weighted average square footage under lease during such year.

The following table lists, on an aggregate basis, the approximate leasable square feet for all of the scheduled lease expirations for each of the years ending December 31, 2017 through December 31, 2026 and the period thereafter for Cottonwood Corporate Center:

Year	Number of Leases	Approximate Square Feet	Percent of Total Leasable Area	Annual Base Rental Income of Expiring Leases	% of Total Annual Base Rental Income
Vacant	—	41,497	8.6%	$—	—%
2017	4	13,215	2.7%	$430,480	3.1%
2018	9	98,710	20.4%	$2,898,207	21.1%
2019	1	1,637	0.3%	$79,033	0.6%
2020	5	60,044	12.4%	$1,968,274	14.3%
2021	4	175,362	36.2%	$5,422,226	39.5%
2022	2	7,083	1.5%	$221,182	1.6%
2023	—	—	—%	$—	—%
2024	1	18,175	3.8%	$584,599	4.3%
2025	—	—	—%	$—	—%
2026	—	—	—%	$—	—%
Thereafter	1	68,842	14.0%	$2,115,365	15.4%

Rookwood

On January 6, 2017, we, through two wholly-owned subsidiaries of the Operating Partnership, acquired Rookwood Commons and Rookwood Pavilion, two contiguous shopping centers located in Cincinnati, Ohio, collectively referred to as “Rookwood”. The net purchase price for Rookwood was $193.7 million, exclusive of transaction costs and working capital reserves. We funded the acquisition using proceeds from this Offering, an advance under our credit facility with Hines, and the assumption of two existing secured mortgage facilities from a third party totaling $96.0 million, which is described more fully in the “— Our Permanent Debt” section below. Rookwood consists of 600,071 square feet that is, in the aggregate, 97% leased to 73 tenants as of the date of acquisition.

The estimated going-in capitalization rate for Rookwood is approximately 6.0%. The estimated going-in capitalization rate is determined by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, including the assumption that the current tenants will perform under their lease agreements during the next 12 months and assumptions related to leasing vacant space.

In connection with this acquisition, we expect to pay our Advisor approximately $4.4 million in acquisition fees.

Our management currently has no plans for material renovations or other capital improvements at Rookwood and believes the property is suitable for its intended purpose and adequately covered by insurance. The cost of Rookwood (excluding the cost attributable to land) will be depreciated for tax purposes over a 40-year period on a straight-line basis.

The following table shows the weighted average occupancy rate, expressed as a percentage of net rentable square feet, and the average effective annual net rent per leased square foot, for Rookwood during the past five years ended December 31:

Year	Weighted Average Occupancy	Average Effective Annual Net Rent per Leased Sq. Ft.(1)
2012	96%	$19.10
2013	98%	$19.42
2014	99%	$20.51
2015	99%	$20.88
2016	99%	$21.38

(1)
Average effective annual net rent per leased square foot for each year is calculated by dividing such year’s accrual basis total rent revenue (including operating expense recoveries) by the weighted average square footage under lease during such year.

The following table lists, on an aggregate basis, the approximate leasable square feet for all of the scheduled lease expirations for the period from January 6, 2017 through December 31, 2017, for each of the years ending December 31, 2018 through December 31, 2026 and the period thereafter for Rookwood:

Year	Number of Leases	Approximate Square Feet	Percent of Total Leasable Area	Annual Base Rental Income of Expiring Leases	% of Total Annual Base Rental Income
Vacant	—	17,131	2.9%	—	—%
January 6, 2017 through December 31, 2017	13	43,388	7.2%	774,452	6.6%
2018	7	29,540	4.9%	895,806	7.6%
2019	11	106,194	17.7%	$2,087,492	17.7%
2020	15	118,825	19.8%	2,472,802	21.0%
2021	10	105,179	17.5%	1,914,192	16.2%
2022	1	21,753	3.6%	331,733	2.8%
2023	8	110,143	18.4%	2,056,296	17.4%
2024	4	30,571	5.1%	687,111	5.8%
2025	2	8,847	1.5%	258,849	2.2%
2026	2	8,500	1.4%	322,751	2.7%
Thereafter	—	—	—%	—	—%
Our Permanent Debt
Permanent Debt Secured by Our Significant Properties
Hines Credit Facility
On December 15, 2014, the Operating Partnership entered into a credit facility with Hines (the “Hines Credit Facility”) with a maximum principal amount of $75.0 million. Interest on each advance is charged monthly at a variable rate, which is the greater of (i) Hines’ then-current borrowing rate under its revolving credit facility and (ii) if we enter into a revolving credit facility through the Operating Partnership, the rate under such facility. Each advance under Hines Credit Facility must be repaid within six months, subject to one six-month extension at our option and subject to the satisfaction of certain conditions. In December 2016, we entered into the first amendment to the Hines Credit Facility to extend the termination date for a period of up to one additional year. As amended, the Hines Credit Facility will terminate on the earlier of (a) the termination of the availability period as determined by Hines at its discretion (which will not impact the maturity date of any outstanding or previously approved advance under the credit facility); (b) December 15, 2017; and (c) the date Hines accelerates the repayment of the Hines Credit Facility pursuant to any event of default. As of March 31, 2017, we had $33.2 million outstanding under the Hines Credit Facility.
Notwithstanding that each advance under the Hines Credit Facility matures six months after it is made, we are required to repay each advance with proceeds from this offering as such proceeds are raised, unless we, through the Operating Partnership, enter into a revolving credit facility, which we refer to as the OP Facility, at which point we may use our offering proceeds to repay the OP Facility, if any, prior to repaying any advances under the Hines Credit Facility. The loan agreement also permits voluntary prepayment of principal and accrued interest.
The Hines Credit Facility requires the maintenance of certain financial covenants including covenants concerning indebtedness to total asset value. In addition, the Hines Credit Facility contains customary affirmative and negative covenants, which, among other things, prohibit us from: (i) merging with other companies or changing ownership interest; (ii) selling all or substantially all of our assets or properties; and (iii) if in default under the Hines Credit Facility, paying distributions to our stockholders other than as required to maintain our status as a real estate investment trust. The Hines Credit Facility also requires us to deliver to Hines certain quarterly and annual financial information.
The Hines Credit Facility contains various customary events of default. As is customary in such financings, if an event of default occurs under the Hines Credit Facility, Hines may accelerate the repayment of amounts outstanding under the Hines Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.
Bishop’s Square Facility
On March 3, 2015, we, through a wholly-owned subsidiary, entered into a secured facility agreement (the “Bishop’s Square Facility”) with DekaBank Deutsche Girozentrale (“DekaBank”) totaling €55.2 million (approximately $62.1 million assuming a rate of $1.12 per EUR as of the transaction date) to fund the acquisition of Bishop’s Square, including associated costs. DekaBank is not affiliated with us or our affiliates. The Bishop’s Square Facility is secured by a mortgage and related security interests in Bishop’s Square and is non-recourse with respect to us. The Bishop’s Square Facility also includes assignments of rent, leases and permits for the benefit of DekaBank.
The Bishop’s Square Facility requires quarterly interest payments beginning in July 2015 and repayment of principal upon the maturity of the Bishop’s Square Facility on March 2, 2022. The Bishop’s Square Facility has a floating interest rate of EURIBOR plus 1.30%. The Bishop’s Square Facility may be repaid in full prior to maturity, subject to a prepayment premium if it is repaid in the first three years. In accordance with the terms of the Bishop’s Square Facility, we entered into a €55.2 million (approximately $62.1 million assuming a rate of $1.12 per EUR as of the transaction date) three-year interest rate cap at 2% to limit exposure to interest rate fluctuations.
The Bishop’s Square Facility contains customary events of default with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements and bankruptcy-related defaults, customary financial covenants regarding the debt service coverage ratio, sale of assets, failure to maintain insurance on Bishop’s Square and the failure of certain representations and warranties in the Bishop’s Square Facility to be true and correct in all material respects, and customary covenants, including limitation on the incurrence of debt and granting liens. If an event of default has not been cured and is continuing, DekaBank may declare that the principal and any unpaid interest are immediately due and payable.

Cottonwood Corporate Center Facility
On July 5, 2016, we, through a wholly-owned subsidiary of the Operating Partnership, entered into a loan agreement with Principal Life Insurance Company, which we refer to as Principal Life, for a principal sum of $78.0 million to fund the acquisition of Cottonwood Corporate Center. Principal Life is not affiliated with us or our affiliates. The loan is secured by a first priority lien on our interest in Cottonwood Corporate Center and assignments of all of its leases and rents and the personal property on the premises of Cottonwood Corporate Center.
The loan requires monthly payments of principal and interest. Principal and interest accrued on the loan are due and payable on the first day of each month commencing in September 2016. The loan has a fixed interest rate per annum equal to 2.98% and matures on August 1, 2023. The loan may be prepaid at any time on or after April 1, 2023, subject to certain conditions, including but not limited to providing 30 days’ advance written notice to Principal Life and, in the event of prepayment of the loan prior to April 1, 2023, the payment of a prepayment penalty.
The loan contains various customary events of default, with corresponding grace periods, including, without limitation, payment defaults and bankruptcy-related defaults. The loan also contains customary financial and other covenants, including, without limitation, covenants regarding the debt service coverage ratio, failure to maintain a property management agreement, limitations on the incurrence of debt and other customary covenants which are more fully described therein. Upon the occurrence of an event of default under the loan, Principal Life may declare all sums owed under the loan immediately due and payable. Our liability under the loan and the related loan documents is limited to our interest in Cottonwood Corporate Center, including its leases and rents and the personal property on its premises.

Rookwood Facility

On January 6, 2017, we, through two wholly-owned subsidiaries of our Operating Partnership, entered into two loan assumption and modification agreements, or the “loans”, with Nationwide Life Insurance Company, which we refer to as “Nationwide” and with CLP-SPF Rookwood Commons, LLC and CLP-SPF Rookwood Pavilion, LLC. Pursuant to the loans, we assumed two secured mortgage facilities with a combined original principal amount of $96.0 million. Nationwide is not affiliated with us or our affiliates. The loans are secured by first priority liens on our interest in Rookwood and assignments of all of its leases and rents and the personal property on the premises of Rookwood.

Interest accrued on the unpaid principal balance of the first secured mortgage facility is due and payable on the first day of each month commencing in February 2017. The first secured mortgage facility has a fixed interest rate of 2.87% and matures on July 1, 2020. The first secured mortgage facility may be prepaid in full, subject to certain conditions, including but not limited to providing 30 days’ advance written notice to Nationwide and the payment of a prepayment premium.

Additionally, interest accrued on the unpaid principal balance of the second secured mortgage facility is due and payable on the first day of each month commencing in February 2017. The second secured mortgage facility has a fixed interest rate of 3.13% and matures on July 1, 2020. The second secured mortgage facility may be prepaid in full, subject to certain conditions, including but not limited to providing 30 days’ advance written notice to Nationwide and the payment of a prepayment premium.

The loans contain various customary events of default, with corresponding grace periods, including, without limitation, payment defaults and bankruptcy-related defaults. In addition, the loans contain events of default in certain limited circumstances related to the termination of our Advisory Agreement. The loans also contain customary financial and other covenants, including, without limitation, covenants regarding the debt service coverage ratio, failure to maintain a property management agreement, limitations on the incurrence of debt and other customary covenants which are more fully described therein. Upon the occurrence of an event of default under the loans, Nationwide may declare all sums owed under the loans immediately due and payable. Our liability under the loans and the related loan documents is limited to our interest in Rookwood, including its leases and rents and the personal property on its premises.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number and percentage of our outstanding common shares that were owned as of April 5, 2017 by:

•	persons known to us to beneficially own more than 5% of our common shares;

•	each director and executive officer; and

•	all directors and executive officers as a group.

		Common Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Position	Number of Common Shares		Percentage of Class
Jeffrey C. Hines	Chairman of the Board	225,007.898	(3)(4)	*
Charles M. Baughn	Director	12,866.342		*
Sherri W. Schugart	President and Chief Executive Officer	22,167.720		*
Ryan T. Sims	Chief Financial Officer and Secretary	4,438.085		*
David L. Steinbach	Chief Investment Officer	5,536.118		*
Kevin L. McMeans	Asset Management Officer	5,536.194		*
J. Shea Morgenroth	Chief Accounting Officer and Treasurer	4,441.741		*
John O. Niemann, Jr.	Independent Director	11,190.446		*
Humberto “Burt” Cabañas	Independent Director	11,164.447		*
Dougal A. Cameron	Independent Director	—		—
All directors and executive officers as a group		302,348.991		0.9%
* Amount represents less than 1%.

(1)	The address of each person listed is c/o Hines Global REIT II, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6618.

(2)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of our stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days of April 5, 2017 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons. All shares reported in the table are Class A Shares.

(3)
Includes all common shares owned directly by Hines Global REIT II Investor Limited Partnership. Mr. Hines is deemed to be the beneficial owner of the shares owned by Hines Global REIT II Investor Limited Partnership.

(4)
This amount does not include the (i) 21,111 OP Units in the Operating Partnership and (ii) the Special OP Units owned by Hines Global REIT II Associates Limited Partnership. Mr. Hines and Gerald D. Hines indirectly own and/or control Hines Global REIT II Associates Limited Partnership. Limited partners in the Operating Partnership may request repurchase of their OP Units for cash or, at our option, common shares on a one-for-one basis, beginning one year after such OP Units were issued. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units.” The holder of the Special OP Units is entitled to distributions from the Operating Partnership under certain circumstances. Please see “The Operating Partnership—Special OP Units” for a description of these distributions. In addition, under our Advisory Agreement, if we are not advised by an entity affiliated with Hines, Hines or its affiliates may cause the Operating Partnership to purchase some or all of the Special OP Units or any other OP Units then held by such entities for cash (or in certain cases, a promissory note) or our shares as determined by the seller. Please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor.”

CONFLICTS OF INTEREST
We are subject to various conflicts of interest arising out of our relationship with Hines, our Advisor, our Dealer Manager and their respective officers, directors, employees and other affiliates, which we collectively refer to as Hines and its affiliates. Certain of these conflicts of interest and certain procedures and limitations which are meant to address these conflicts are described below. Three of our five directors are independent directors. Our independent directors comprise our conflicts committee and are required to act on our behalf in all situations in which a conflict of interest may arise and all of our directors have a fiduciary duty to act in the best interests of our stockholders. Please see “Management—Committees of the Board of Directors—Conflicts Committee.” However, we cannot assure you that our independent directors will be able to reduce the risks related to these conflicts of interest.
Competitive Activities of Hines and its Affiliates
Hines and its affiliates, including our officers and some of our directors, are not prohibited from engaging, directly or indirectly, in any other business or from owning interests in any other real estate joint ventures, funds or programs, which we collectively refer to as real estate investment vehicles, including businesses and joint ventures involved in the acquisition, origination, development, ownership, management, leasing or sale of properties and other real estate investments. Hines and its affiliates own interests in, and manage, many other real estate investment vehicles, both public and private, with varying investment objectives and strategies which may have investment objectives similar to ours, such as Hines Global I. Our Advisor does not advise or manage any other investment vehicles. See “—Allocation of Investment Opportunities” below for a discussion of the other investment vehicles that may compete with us for certain investment opportunities. Hines and its affiliates may organize and/or manage similar real estate investment vehicles in the future. Hines and its affiliates have certain fiduciary, legal and financial obligations to these real estate investment vehicles similar to their obligations to us. Additionally, these Hines affiliates (including our officers and some of our directors) may devote substantial amounts of time and resources to these other current or future real estate investment vehicles as well as to funds or programs that make investments other than investments in real estate, such as HMS. These Hines affiliates and individuals may therefore face conflicts of interest. Further, these Hines affiliates receive substantial compensation in connection with the services they provide to the other investment vehicles, programs and funds and that compensation may be greater than the compensation that they receive with respect to our activities, which also may create a conflict of interest. Please also see “Risk Factors—Risks Related to Potential Conflicts of Interests—Employees of our Advisor and Hines will face conflicts of interest relating to time management and allocation of resources and investment opportunities.”
Allocation of Investment Opportunities
We rely on Hines and its affiliates to identify suitable investment opportunities. Many of the other real estate investment vehicles, programs and funds sponsored or managed by Hines also rely on Hines and its affiliates. In addition, certain real estate investment vehicles currently managed by Hines have priority rights with respect to certain types of investment opportunities located in certain geographic areas, as further described below. Some of these investment opportunities may also be suitable for us, and therefore Hines’ ability to offer certain investments to us may be limited by these priority rights. We will only have the opportunity to make investments which are subject to these priority rights if the investment vehicles which have these rights determine not to exercise them. These investment vehicles with priority rights may determine not to exercise these rights based on numerous factors including the investment type, the investment vehicle’s available capital, targeted returns, diversification strategy, leverage, tax positions and other considerations.
Hines currently has thirteen other real estate investment vehicles that it sponsors, which are in the investment phase. Three of these vehicles, HT Brazil Fund III, Hines India Residential and Acer Partnership LP, have investment strategies which focus primarily on development projects or opportunistic investments in specific geographic regions around the world, and all of these vehicles have priority rights over us with respect to investment opportunities involving development in those specified regions. Although we may invest in development, value-add and opportunistic projects, we do not currently anticipate that a significant portion of the proceeds from this offering will be invested in those types of assets due to our desire for income-producing properties. Additionally, eight of Hines’ other investment vehicles, Russia Long Term Hold Fund, Hines Poland Sustainable Income Fund, Hines Pan-European Core Fund, Skyline Investment Partners, Luminance Investment Partners, HV Trophy Mandate, BVK High Street Mandate, and CNP Assurances Mandate, all have investment strategies which focus on core properties in specific geographic regions around the world (including the U.S.), and each of these vehicles has equal rights with us with respect to investment opportunities involving core office projects or core retail projects. From time to time, Hines may also enter into new separate account relationships with third parties that may seek real estate deals pertaining to any asset class and in any region on a non-discretionary basis. Additionally, Hines Global I has an investment strategy that is substantially the same as ours and has equal rights with us with respect to investment opportunities to the extent that it has available investment capacity. For a further description of real estate investment vehicles sponsored by Hines and its affiliates, please see “Prior Performance—Prior Program Summary.”
If an investment opportunity which our Advisor determines is suitable for us is also suitable for other investment vehicles sponsored by Hines or its affiliates and such an investment is not subject to priority rights (or the investment vehicles with priority rights have determined not to exercise them), the investment opportunity will be assigned to an investment vehicle by Hines. The factors to be considered in allocating the investment opportunities among the remaining investment vehicles that are interested in the investment include the following:

•	investment objectives and strategy;

•	available funds for investment;

•	anticipated cash flow of the investment and the targeted returns;

•	diversification strategy, including geographic area, type of property or investment, size of the investment, and tenants;

•	leverage requirements, limitations, and availability;

•	tax considerations;

•	expected holding period of the investment and the remaining term of the investment vehicle;

•	prior allocations to the investment vehicle as compared to the total availability of capital remaining in the investment vehicle;

•	the level of discretion granted to Hines within each investment vehicle; and

•	Hines’ fiduciary obligations.
If, after consideration of the relevant factors, Hines determines that an investment is equally suitable for more than one investment vehicle, Hines will assign the investment among such investment vehicles on a rotating basis. If, after an investment has been allocated, a subsequent development, such as delays in constructing or closing on the investment, makes it more appropriate for a different investment vehicle to purchase the investment, Hines may determine to reallocate the investment to such other investment vehicle. In certain situations, Hines may determine to allow more than one investment vehicle, including us, to co-invest in any particular investment.
While these are the current procedures for allocating Hines’ investment opportunities, Hines may sponsor additional investment vehicles in the future and, in connection with the creation of such investment vehicles, Hines may revise this allocation procedure including granting additional priority rights to other investment vehicles. The result of such a revision to the allocation procedure may, among other things, be to increase the number of parties who have the right to participate in or have priority rights to investment opportunities sourced by Hines, thereby reducing the number of investment opportunities available to us.

The decision of how any potential investment should be allocated among investment vehicles for which such investment may be suitable may, in many cases, be a matter of subjective judgment which will be made by Hines’ investment allocation committee. This committee currently consists of the following individuals: Jeffrey C. Hines, C. Hastings Johnson, Christopher D. Hughes, Charles M. Baughn, Colin P. Shepherd, Joshua A. Scoville and Thomas D. Owens. Certain types of investment opportunities may not enter the allocation process because of special or unique circumstances related to the asset or the seller of the asset that in the judgment of the investment allocation committee do not fall within the priority rights or investment objectives of any particular investment vehicle, including us. In these cases, the investment may be made by an investment vehicle sponsored by Hines or its affiliates without us having an opportunity to make such investment.
Our right to participate in the investment allocation process described in this section will terminate once we have fully invested the proceeds of our public offerings or if we are no longer advised by an affiliate of Hines. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest—We compete with affiliates of Hines for real estate investment opportunities and some of these affiliates have preferential rights to accept or reject certain investment opportunities in advance of our right to accept or reject such opportunities.”
Our independent directors are responsible for reviewing our Advisor’s performance and determining that the compensation to be paid to our Advisor is reasonable and, in doing so, our independent directors must consider, among other factors, the success of our Advisor in generating appropriate investment opportunities for us.
Allocation of Time and Resources of Our Advisor and Hines and Its Other Affiliates
We rely on our Advisor and Hines and its other affiliates for the day-to-day operation of our business. Our management, including our officers and certain directors, also serve in similar capacities for other Hines investment vehicles, programs and funds. Specifically, members of our management also conduct the operations of Hines REIT, Hines Global I, the Core Fund, HMS and other Hines affiliates and therefore they will not devote their efforts full-time to our operations or the management of our real estate investments, but may devote a material amount of their time to the management of the business of other entities controlled or operated by Hines, but otherwise unaffiliated with us. For an overview of the positions held by these individuals at these Hines affiliates, please see “Management—Our Officers and Directors” and “Management—The Dealer Manager.” Additionally, these Hines affiliates receive substantial compensation in connection with the services they provide to the other investment vehicles, programs and funds and that compensation may be greater than the compensation that they receive with respect to our activities. Further, in some cases, these other investment vehicles may have interests and own real estate investments that may conflict or compete with ours and thus certain of our directors and our officers and the employees of Hines and its affiliates may face conflicts of interest when dealing with such circumstances. Likewise, our management may face conflicts of interest when allocating time and resources between our operations and the operations of these other Hines entities. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest—Certain of our officers and directors face conflicts of interest relating to the positions they hold with other entities.”
Competition for Tenants and Other Services
To the extent that we own properties in the same geographic area as other investment vehicles sponsored by Hines or its affiliates, Hines and its affiliates will face conflicts of interest in seeking tenants for our properties while seeking tenants for properties owned or managed by other Hines affiliates, including Hines Global I. Similar conflicts may exist with respect to the other services Hines and its affiliates provide us, including but not limited to obtaining financing for our real estate investments, obtaining other third party services, and pursuing a sale of our investments. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest.”

Fees and Other Compensation Payable to Hines and its Affiliates
We will pay Hines and its affiliates substantial fees in relation to this offering and our operations, which could be increased or decreased during or after this offering. Please see “Management Compensation, Expense Reimbursements and Operating Partnership OP Units and Special OP Units.” In addition, we may make investments in which Hines or its affiliates (including our officers and directors) directly or indirectly have an interest. Hines and its affiliates may also receive fees and other compensation as a result of transactions we enter into with Hines or its affiliates. For example, our Advisor is entitled to a fee equal to a percentage of the total consideration paid in connection with a disposition. This fee may incentivize our Advisor to recommend the disposition of a property or properties through a sale, merger, or other transaction that may not be in our best interests at the time. In addition, the premature disposition of an asset may add concentration risk to the portfolio or may be at a price lower than if we held the property. Moreover, our Advisor has considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. In addition, the Dealer Manager will be paid an annual distribution and stockholder servicing fee with respect to Class T Shares until the earliest to occur of several events, including (i) a listing of the Class A Shares on a national securities exchange, and (ii) such Class T Shares no longer being outstanding, which may incentivize our Advisor not to recommend a sale, merger or other liquidity event until the Dealer Manager has been paid all distribution and stockholder servicing fees, because the completion of such transactions would cause the Dealer Manager to no longer be paid such fees. In evaluating investments and other management strategies, the opportunity to earn these fees may lead our Advisor to place undue emphasis on criteria relating to its and its affiliates’ compensation at the expense of other criteria, such as preservation of capital, in order to achieve higher short-term compensation. Considerations relating to compensation from us to our Advisor and its affiliates could result in decisions that are not in your best interests, which could hurt our ability to pay you distributions or result in a decline in the value of your investment.
Joint Venture Conflicts of Interest
We may make investments in properties and assets jointly with other investment vehicles sponsored by Hines or its affiliates, as well as third parties. We may acquire, develop or otherwise invest in properties and assets through corporations, limited liability companies, joint ventures or partnerships, co-tenancies or other co-ownership arrangements with Hines or its affiliates or third parties. Joint ownership of properties, under certain circumstances, may involve conflicts of interest. Examples of these conflicts include:

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such partners or co-investors might have economic or other business interests or goals that are inconsistent with our business interests or goals, including goals relating to the financing, management, operation, leasing or sale of properties held in the joint venture or the timing of the termination and liquidation of the joint venture;

•
such partners or co-investors may be in a position to take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT;

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under joint venture or other co-investment arrangements, neither co-venturer may have the power to control the joint venture and, under certain circumstances, an impasse could result and this impasse could have an adverse impact on the joint venture, which could adversely impact the operations and profitability of the joint venture and/or the amount and timing of distributions we receive from such joint venture; and

•
under joint venture or other co-investment arrangements, each venture partner may have a buy/sell right and, as the result of the exercise of such a right by a co-venturer, we may be forced to sell our interest, or buy a co-venturer’s interest, at a time when it would not otherwise be in our best interest to do so. Please see “Risk Factors—Risks Related to Our Business in General—Actions of our joint venture partners, including other Hines investment vehicles and third parties, could negatively impact our performance.”

Affiliated Dealer Manager and Property Manager
Because our Dealer Manager is an affiliate of Hines, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with an offering of securities. Please see “Risk Factors—Risks Related to Investing in this Offering—You will not have the benefit of an independent due diligence review in connection with this offering and, since there is no separate counsel for us and certain of our affiliates in connection with this offering, if a conflict of interest arises between us and Hines, we may incur additional fees and expenses.” In addition, our Dealer Manager also serves as the placement agent for other Hines sponsored investment vehicles and programs which include both public programs, such as HMS, and private investment funds.
Hines manages numerous properties owned by affiliated entities and third parties. We expect that Hines will manage many properties acquired by us.
No Arm’s-Length Agreements
All agreements, contracts or arrangements between or among Hines and its affiliates, including our Advisor and us, were not negotiated at arm’s-length. Such agreements, contracts or arrangements include our Advisory Agreement, our Dealer Manager Agreement, any property management and leasing agreements, our charter, and the Operating Partnership’s partnership agreement. The procedures with respect to conflicts of interest described herein were designed to lessen the effect of potential conflicts that arise from such relationships. However, we cannot assure you that these procedures will eliminate the conflicts of interest or reduce the risks related thereto. The conflicts committee of our board of directors must also approve all conflict-of-interest and related party transactions. Please see the “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Affiliate Transaction Policy” section of this prospectus.
Lack of Separate Representation
Hines Global II, the Operating Partnership, our Dealer Manager, our Advisor, Hines and their affiliates may be represented by the same legal counsel and may retain the same accountants and other experts. In this regard, Greenberg Traurig, LLP represents Hines Global II and is providing services to certain of its affiliates including the Operating Partnership, our Dealer Manager, our Advisor, Hines REIT and Hines Global I. Please see “Risk Factors—Risks Related to Investing in this Offering—You will not have the benefit of an independent due diligence review in connection with this offering and, since there is no separate counsel for us and certain of our affiliates in connection with this offering, if a conflict of interest arises between us and Hines, we may incur additional fees and expenses.” No counsel, underwriter, or other person has been retained to represent potential investors in connection with this offering.
Additional Conflicts of Interest
We, our Advisor and its affiliates will also potentially be in conflict of interest positions as to various other matters in our day-to-day operations, including matters related to the:

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computation of compensation, expense reimbursements, interests, distributions, and other payments under the Operating Partnership’s partnership agreement, our charter, our Advisory Agreement, any property management and leasing agreements and our Dealer Manager Agreement;

•	enforcement or termination of the Operating Partnership’s partnership agreement, our charter, our Advisory Agreement, any property management and leasing agreements and our Dealer Manager Agreement;

•	order and priority in which we pay the obligations of the Operating Partnership, including amounts guaranteed by or due to our Advisor, Hines or its affiliates;

•	order and priority in which we pay amounts owed to third parties as opposed to amounts owed to our Advisor, Hines or its affiliates;

•
determination of whether to sell properties and acquire additional properties (as to acquisitions, our Advisor might receive additional fees and as to sales, our Advisor might lose fees such as asset management fees and property management fees); and

•	extent to which we repay or refinance the indebtedness which is recourse to Hines, if any, prior to nonrecourse indebtedness and the terms of any such refinancing, if applicable.
Certain Conflict Resolution Procedures
In order to reduce the effect of certain potential conflicts of interest, our Advisory Agreement and our charter contain a number of restrictions relating to transactions we enter into with Hines, our Advisor, any of our directors and their respective affiliates. These restrictions include, among others, the following:

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Except as otherwise described in this prospectus or permitted in our charter, we will not engage in transactions with Hines, our Advisor, any of our directors or their respective affiliates unless a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

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We will not purchase a property from Hines, our Advisor, any of our directors or their respective affiliates without a determination by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, that the transaction is fair and reasonable to us and at a price no greater than the cost of the property to Hines, our Advisor, any of our directors or their respective affiliates, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In all cases where assets are acquired from Hines, our Advisor, any of our directors or their respective affiliates, the fair market value of such assets will be determined by an independent expert selected by our independent directors. In no event will we acquire any property from Hines, our Advisor, any of our directors or their respective affiliates at a price that exceeds the appraised value of the property; provided that in the case of a development, redevelopment or refurbishment project that we agree to acquire prior to completion of the project, the appraised value will be based upon the completed value of the project as determined at the time the agreement to purchase the property is entered into. We will not sell or lease a property to Hines, our Advisor, any of our directors or their respective affiliates unless a majority of our directors, including a majority of the independent directors not otherwise interested in the transaction, determine the transaction is fair and reasonable to us. Even following these procedures, Hines and its affiliates (including our officers and directors) may make substantial profits in connection with the acquisition or sale of properties from other investment vehicles sponsored by Hines, our Advisor, any of our directors or their respective affiliates.

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We will not enter into joint ventures with Hines, our Advisor, any of our directors or their respective affiliates, unless a majority of our independent directors approves such transaction as being fair and reasonable to us and determines that our investment is on terms substantially similar to the terms of third parties making comparable investments.

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We will not make any loan to Hines, our Advisor, any of our directors or their respective affiliates except in the case of loans to our wholly owned subsidiaries and loans in which an independent expert has appraised the underlying asset. Any loans to us by Hines, our Advisor, any of our directors or their respective affiliates must be approved by a majority of our directors, including a majority of the independent directors not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and on terms no less favorable to us than loans between unaffiliated parties under the same circumstances.

Despite these restrictions, conflicts of interest may be detrimental to your investment.

INVESTMENT OBJECTIVES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
The following is a discussion of our current objectives and policies with respect to investments, borrowings, affiliate transactions, equity capital and certain other activities. All of these objectives and policies have been established in our governance documents or by our management and may be amended or revised from time to time (and at any time) by our management or board of directors. We cannot assure you that our policies or investment objectives will be attained.
Decisions relating to investments we make will be made by our Advisor, subject to approval by our board of directors. Please see “Management—Our Officers and Directors”, “Management—Our Board of Directors” and “Management—Hines and Our Property Management, Leasing and Other Services—The Hines Organization—General” for a description of the background and experience of our directors and executive officers.
Primary Investment Objectives
Our primary investment objectives are to:

•	preserve invested capital;

•	invest in a diversified portfolio of quality commercial real estate properties and other real estate investments;

•	provide income in the form of regular, stable cash distributions;

•	provide modest growth in the value of invested capital;

•	achieve attractive total returns upon the ultimate sale of our investments or occurrence of some other Liquidity Event; and

•	qualify for and remain qualified as a REIT for federal income tax purposes.
We cannot assure you that we will attain these objectives.
Acquisition and Investment Policies
We intend to invest primarily in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. As of April 1, 2017, we owned interests in seven real estate investments that contain, in the aggregate, 2.6 million square feet of leasable space. We may purchase additional properties or make other real estate investments that relate to varying property types including office, retail, industrial, multi-family residential and hospitality or leisure. We may invest in operating properties, properties under development, and undeveloped properties such as land. Other real estate investments may include equity or debt interests including securities in other real estate entities and debt related to properties such as mortgages, mezzanine loans, B-notes, bridge loans, construction loans and securitized debt. We believe that there is an opportunity to create attractive total returns by employing a strategy of investing in a diversified portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. Our principal targeted assets are investments in properties, and other real estate investments that relate to properties, that have quality construction and desirable locations which can attract quality tenants. These types of investments are, or relate to, properties generally located in central business districts or suburban markets of major metropolitan cities worldwide. We intend to invest in a geographically diverse portfolio in order to reduce the risk of reliance on a particular market, a particular property and/or a particular tenant. We anticipate that international real estate investments may comprise a substantial portion of our portfolio.
We intend to fund our future acquisitions and investments primarily with proceeds raised in this offering and potential follow-on offerings as well as with proceeds from debt financings.

We may invest in real estate properties and other real estate investments directly by owning 100% of such investments or indirectly by owning less than 100% of such investments through co-ownership or joint-venture arrangements with third parties or with other Hines-affiliated entities. We may also purchase or lease properties or purchase other real estate investments from or sell or lease properties or sell other real estate investments to, or invest in properties that have been developed, are being developed or are to be developed by, third parties, Hines or an affiliate of Hines. In addition, we may make loans to, or receive loans from, third parties, Hines or an affiliate of Hines. All such transactions or investments that involve Hines or any of its affiliates will be approved by a majority of our independent directors as described in “Conflicts of Interest—Certain Conflict Resolution Procedures” and generally may not be acquired by us for a value, at the time the transaction is entered into, in excess of the appraised fair market value of such investment, or sold by us unless the transaction is fair and reasonable or, in the case of a loan to us, unless it is fair, competitive and commercially reasonable. Subject to the limitations contained in our charter, Hines, and its affiliates (including our officers and directors) may make substantial profits in connection with any such transaction. Please see “Risk Factors—Risks Related to Potential Conflicts of Interest” and “Conflicts of Interest.”
We will seek to make investments that will satisfy one or more of the primary objectives of preserving invested capital, paying regular cash distributions to our stockholders, achieving attractive total returns upon a sale or the occurrence of another Liquidity Event and remaining qualified to be taxed as a REIT for federal income tax purposes. We intend to meet these objectives through the compilation of a diversified portfolio of investments. We intend to invest in a portfolio of real estate properties and other real estate investments that relate to properties that are generally diversified by geographic area, lease expirations and tenant industries. We expect it will take several years for us to raise enough capital and make enough investments to achieve this diversification. Please see “Risk Factors—Risks Related to Investing in this Offering—This offering is a “best efforts” offering and if we are unable to raise substantial funds, we will be limited in the number and type of investments we may make which could negatively impact an investment in shares of our common stock.”
We are not limited as to the asset types or geographic areas in which we may invest and conduct our operations. We are not specifically limited in the number or size of investments we may make, or on the percentage of net proceeds of this offering that we may invest in a single property, real estate investment or loan. The number, size and mix of investments we make will depend upon real estate and market conditions and other circumstances existing at the time we are evaluating investment opportunities and the amount of proceeds we raise in this and any subsequent offerings. Please see “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Investment Limitations” for certain limitations that pertain to our investments.
Commercial Properties
General
We expect to buy commercial real estate with part of the proceeds of this offering that we believe will have some or all of the following attributes:
Preferred Location. We believe that location often has the single greatest impact on an asset’s long-term income-producing potential and value and that assets located in the preferred submarkets in metropolitan areas and situated at preferred locations within such submarkets have the potential to achieve attractive total returns.
Premium Buildings. We will seek to acquire assets that generally have design and physical attributes (e.g., quality construction and materials, systems, floorplates, etc.) that are more attractive to a user than those of inferior properties. Such assets generally attract and retain a greater number of desirable tenants in the marketplace.

Quality Tenancy. We will seek to acquire assets that typically attract tenants with better credit who require larger blocks of space because these larger tenants generally require longer term leases in order to accommodate their current and future space needs without undergoing disruptive and costly relocations. Such tenants may make significant tenant improvements to their spaces, and thus may be more likely to renew their leases prior to expiration.
We believe that following an acquisition, the additional component of proactive management and leasing is a critical element necessary to achieve attractive investment returns for investors. Actively anticipating and quickly responding to tenant needs are examples of areas where proactive property management may make the difference in a tenant’s occupancy experience, increasing its desire to remain a tenant and thereby providing a higher tenant retention rate, which may result in better financial performance of the property.
Each individual real estate property we acquire will generally have an optimal hold period which may be tied to the current and projected conditions of the overall capital markets, the geographic area, the property’s physical attributes or the leasing or tenancy of the property. Our Advisor intends to continually evaluate the hold period of each asset we acquire in an attempt to determine an ideal time to dispose of or sell the asset for the purpose of achieving attractive total returns to our stockholders.
However, our Advisor may not be able to locate properties with all, or a significant number, of these attributes and even if our Advisor is able to locate properties with these attributes, the properties may still perform poorly. Please see “Risk Factors—Risks Related to Investments in Real Estate” and “Risk Factors—Risks Related to Potential Conflicts of Interest.”
Although we are not limited as to the form our investments may take, our investments in real estate will generally take the form of holding fee title or long-term ground leases in the properties we acquire, owning interests in investment vehicles sponsored by Hines or acquiring interests in joint ventures or similar entities that own and operate real estate. We primarily expect to acquire such interests through the Operating Partnership, although we may make investments directly. Please see “The Operating Partnership.” The Operating Partnership may hold real estate indirectly by acquiring interests in properties through limited liability companies and limited partnerships, or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with other owners of properties, affiliates of Hines or other persons. Please see “Risk Factors—Risks Related to our Business in General—Actions of our joint venture partners, including other Hines investment vehicles and third parties, could negatively impact our performance.” We may hold our investments in joint ventures or other entities in the form of equity securities, debt or general partner interests. Please see “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Joint Venture Investments” below. If we invest in a partnership as a general partner, we may acquire non-managing general partner interests. Please see “Risk Factors—Risks Related to our Business in General—If we invest in a limited partnership as a general partner, we could be responsible for all liabilities of such partnership.”
In seeking investment opportunities for us, our Advisor will consider relevant real estate and financial factors, including the location of the property, the leases and other agreements affecting the property, the creditworthiness of major tenants, its income-producing capacity, its prospects for appreciation and liquidity and tax considerations. In this regard, our Advisor will have substantial discretion with respect to the selection of specific investments, subject to board approval. In determining whether to purchase a particular property, we may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is purchased.

Our obligation to close the purchase of any investment will generally be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where available and appropriate:

•	plans, specifications and surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to our Advisor, as well as title and other insurance policies; and

•	financial information relating to the property, including the recent operating histories of properties that have operating histories.
Additionally, we expect to obtain an environmental site assessment (which at a minimum includes a Phase 1 environmental assessment) on all properties in which we invest.
Specialized Real Estate Properties
As part of our investment strategy, we may invest in real estate assets within specific industries, including properties in the hospitality or leisure industry. Our investment strategies with respect to these types of real estate assets are described below.
Hospitality or Leisure Properties. We may acquire hospitality or leisure properties that meet our investment strategy. These investments may include full-service, select-service and extended-stay hospitality or leisure facilities, as well as all-inclusive resorts. Full-service hospitality or leisure facilities generally provide a full complement of guest amenities including restaurants, concierge and room service, porter service or valet parking. Select-service hospitality or leisure facilities typically do not include these amenities. Extended-stay hospitality or leisure facilities offer upscale, high-quality, residential style hospitality or leisure with a comprehensive package of guest services and amenities for extended-stay business and leisure travelers. We will have no limitation as to the brand of franchise or license with which our hospitality or leisure facilities will be associated. We may acquire existing hospitality or leisure properties or properties under construction and development.
Because the REIT rules prohibit us from operating hospitality or leisure facilities directly, we will lease any hospitality or leisure properties that we acquire to a wholly-owned, “taxable REIT subsidiary.” See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT” for a discussion of a “taxable REIT subsidiary.” Our taxable REIT subsidiary will engage a third party in the business of operating hospitality or leisure properties to manage the property. Any net profit from the leases held by our taxable REIT subsidiary, after payment of any applicable corporate tax, will be available for distribution to us.
Non-Income Producing Commercial Properties
Development and Construction of Properties. We may invest in properties on which improvements are to be constructed or completed. We may also originate or acquire loans secured by or related to such properties. We may invest in development properties directly or through joint ventures or other common ownership entities with third parties or Hines or an affiliate of Hines. Please see “Investment Objectives and Policies with Respect to Certain Activities—Acquisition and Investment Policies—Investment Limitations” and “—Joint Venture Investments” for certain limitations that pertain to our investments in unimproved property and our joint venture investments with Hines or an affiliate of Hines.
A development project will typically include program planning, budgeting and consultant selection; architectural and engineering design preparation; design development; entitlement and permitting; construction documentation; contract bidding and buy-out; construction management; marketing and leasing; project completion; tenant relocation and occupancy; property management; and sale/realization of value. A typical development takes several years with the expectation of creating significant value (i.e., projected profit margin on cost) at the project level. Project timelines vary from market to market and by property type. Projects in emerging markets often require more time than those in developed markets.
Land and Land Development. We may acquire and develop, directly or through joint ventures or other common ownership entities with third parties or Hines or its affiliates, undeveloped real estate assets that we believe present opportunities to enhance value for our stockholders, although land development is not expected to comprise a significant component of Hines Global II’s portfolio. Land development projects typically involve acquisition of unentitled or entitled land, procurement of entitlements and/or re-entitlements, development of infrastructure (e.g., roads, sidewalks, sewer and utility delivery systems) and subsequent sale of improved land to developers. For example, residential land development might involve infrastructure development and sale of finished lots to home builders for single family home construction. In some cases, we may also simply hold the undeveloped land for investment for a period of time and sell at an optimal time in order to produce attractive returns on our investment.
We may engage a third party or Hines or its affiliates to provide development-related services for all or some of the properties that we acquire for development. Please see “Conflicts of Interest—Hines and Our Property Management, Leasing and Other Services—Development Management.”
Other Real Estate Investments
Investments in Securities. We will not invest in equity securities of other real estate companies unless such action is approved by a majority of our directors, including a majority of our independent directors, as being fair, competitive and commercially reasonable or such securities are publicly traded. With the necessary consents, we may purchase common, preferred or debt securities of such companies or options to acquire such securities. These securities may be unsecured and subordinate to the issuer’s liabilities and other securities and also involve special risks relating to the particular issuer of the security of which we may not control.
Investments in and Originating Loans
We may make investments in real estate-related loans, including first and second mortgage loans, mezzanine loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans and participations in such loans. We intend to structure, underwrite and originate many of the debt products in which we invest and may engage third parties or Hines or its affiliates with certain specific expertise to assist us in that process. Our underwriting process will involve comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring. We expect to utilize Hines and its affiliates as well as third parties to source our debt investments and service the loans.
We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Such mortgages may or may not be insured or guaranteed by the Federal Housing Administration, the Veterans Administration or another third party.
We expect to hold loans for investment but may sell some of the loans that we originate to third parties or Hines or its affiliates for a profit.
We will fund the loans we originate or acquire with proceeds from this offering and borrowings under debt facilities.

Described below are some of the types of loans in which we may invest and/or originate other than traditional commercial first mortgage loans:
Second Mortgages. Second mortgages are secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.
B-Notes. B-Notes are junior participations in a first mortgage loan on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but in most instances B-Note lenders are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. These debt instruments are senior to the mezzanine debt tranches described below, though they may be junior to another junior participation in the first mortgage loan. B-Notes may or may not be rated by a recognized rating agency.
B-Notes typically are secured by a single property or group of related properties, and the associated credit risk is concentrated in that single property or group of properties. B-Notes share certain credit characteristics with second mortgages in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note. After the A-Note is satisfied, any remaining recoveries go next to the B-Note holder.
Mezzanine Loans. The mezzanine loans in which we may invest and/or originate will generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. We may hold senior or junior positions in mezzanine loans.
We may require other collateral to provide additional security for mezzanine loans, including letters of credit, personal guarantees or collateral unrelated to the property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.
These types of investments generally involve a lower degree of risk than the equity investment in the same entity that owns the real property because the mezzanine investment is generally secured by the ownership interests in the property-owning entity and, as a result, is senior to the equity. Upon a default by the borrower under the mezzanine loan, the mezzanine lender generally can take immediate control and ownership of the property-owning entity, subject to the senior mortgage on the property that stays in place in the event of a mezzanine default and change of control of the borrower.
These types of investments involve a higher degree of risk relative to the long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.

Bridge Loans. We may offer bridge financing products to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of a given property or for short term capital or liquidity needs. The terms of these loans generally do not exceed three years.
Convertible Mortgages. Convertible mortgages are similar to equity participations. We may invest in and/or originate convertible mortgages if we conclude that we may benefit from the cash flow or any appreciation in the value of the subject property.
Wraparound Mortgages. A wraparound mortgage loan is secured by a wraparound deed of trust on a real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans.
Construction Loans. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property and/or such other collateral which is customary for such type of property in such geographic area.
Loans on Leasehold Interests. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease.
Participations. Mortgage and mezzanine participation investments are investments in partial interests of mortgages and mezzanine loans of the type described above that are made and administered by third-party lenders.
In evaluating prospective investments in and originations of loans, our Advisor will consider factors such as the following:

•	the ratio of the amount of the investment to the value of the underlying property and other collateral or security;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases;

•	the degree of liquidity of the investment;

•	the geographic area of the property;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower and/or guarantor; and

•	general economic conditions in the area where the property is located.
Our Advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria. Most loans provide for monthly payments of interest and some may also provide for principal amortization.

Our mortgage loan investments may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit-granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect our ability to effectuate our proposed investments in mortgage loans. Commencement of operations in these or other jurisdictions may not be permitted until the applicable regulatory authority concludes that we have complied in all material respects with applicable requirements.
We do not limit the amount of offering proceeds that we may apply to loan investments. Our charter also does not place any limit or restriction on:

•	the percentage of our assets that may be invested in any type of loan or in any single loan; or

•	the types of properties subject to mortgages or other loans in which we may invest.
When determining whether to make investments in mortgage and other loans, we will consider such factors as: positioning the overall portfolio to achieve an optimal mix of real estate investments; the diversification benefits of the loans relative to the rest of the portfolio; the potential for the investment to deliver current income and attractive total returns; and other factors considered important to meeting our investment objectives.
We also will be required to consider regulatory requirements and SEC staff interpretations that determine the treatment of such securities for purposes of exceptions to and exemptions from registration as an investment company. This may require us to forgo investments that we, our Operating Partnership, or our subsidiaries might otherwise make in order to continue to assure that “investment securities” do not exceed the 40% limit required to avoid registration as an investment company or that only appropriate assets are treated as qualifying real estate mortgage assets.
Investments in Other Debt-Related Investments
In addition to our investments in properties, equity securities and loans, we may also invest in debt securities such as mortgage-backed securities.
Commercial Mortgage-Backed Securities. Commercial mortgage-backed securities, or CMBS, are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. We do not expect to invest in any CMBS that are backed by any governmental agencies. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.
CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled.
The credit quality of mortgage-backed securities depends on the credit quality of the underlying mortgage loans, which is a function of factors such as:

•	the principal amount of the loans relative to the value of the related properties;

•	the mortgage loan terms (e.g. amortization);

•	market assessment and geographic area;

•	construction quality of the property;

•	the creditworthiness of the borrowers; and

•	tenant quality, rents, lease expirations and other lease terms.
The securitization process involves one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “non-investment grade.” The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the CMBS. Based on the sequential payment priority, the risk of nonpayment for the AAA CMBS is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes that are sold at higher yields. We may invest in investment grade and non-investment grade CMBS classes.
We will evaluate the risk of investment grade and non-investment grade CMBS based on the credit risk of the underlying collateral and the risk of the transactional structure. The credit risk of the underlying collateral is crucial in evaluating the expected performance of an investment. Key variables in this assessment include rent levels, vacancy rates, supply and demand forecasts, tenant credit and tenant incentives (build-out incentives or other rent concessions) related to the underlying properties. We will likely utilize third party data and service providers to review loan level performance such as delinquencies and threats to credit performance; periodic servicing reports of the master and special servicers; reports from rating agencies forecast expected cash flows; probability of default; and loss given a default.
We may use third parties and/or Hines and its affiliates to source, underwrite and service our investments in loans and other debt-related investments.
International Investments
According to Prudential Real Estate Investors, approximately two-thirds of global real estate available for investment is located outside of the United States. Some of this real estate is located in developed markets such as England, Germany and France. These real estate markets are well-developed and have been integrated into the global capital markets for some time. Other real estate investments are located in maturing markets in countries that either have less advanced capital markets or are surrounded by emerging or higher risk markets. We believe examples of maturing markets include Russia and China. Finally, there are other potential real estate opportunities in emerging markets such as Brazil and Mexico. Although these markets may have a higher degree of market risk, they may also offer higher potential returns.
We believe that international properties may play an important role in well-diversified real estate portfolios and that a meaningful allocation to international properties that meet our investment policies and objectives could be an effective tool to compile a well-diversified portfolio with the potential for achieving attractive total returns upon the sale of our investments or the occurrence of another Liquidity Event. International investment diversification may involve diversity in regard to property types as well as geographic areas.
However, international investments involve unique risks. Please see “Risk Factors—Risks Related to International Investments.” In addition to risks associated with real estate investments generally, regardless of location, country-specific legal, sovereign and currency risks add an additional layer of factors that must be considered when investing in non-U.S. real estate. Because we may be exposed to the effects of currency changes, for example as a result of our international investments, we may enter into currency rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our currency risk. We will not enter into currency swaps or cap transactions, hedging arrangements or similar transactions for speculative purposes.

We believe that having access to Hines’ international organization, with offices in 18 foreign countries and employees living and working full time in these international markets, will be a valuable resource to us when considering international opportunities. As of December 31, 2016, Hines had offices in Australia, Brazil, Canada, China, England, France, Germany, Greece, India, Ireland, Italy, Luxembourg, Mexico, Norway, Panama, Poland, Russia, South Korea and Spain. Hines has acquired, developed, or redeveloped 123 projects outside of the United States in the 10 year period ended December 31, 2016 with an aggregate cost of approximately $7.4 billion. A majority of these projects are located in maturing or emerging markets. Our Advisor has access to Hines’ international organization, and we expect to consider interests in non-U.S. markets, including opportunities in maturing or emerging markets. However, we cannot assure investors that we will be able to successfully manage the various risks associated with, and unique to, investing in foreign markets.
Joint Venture Investments
We may enter into joint ventures with third parties and with Hines or its affiliates. We may also enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other affiliated or non-affiliated parties for the purpose of owning and/or operating real properties or investing in other real estate investments. Our investment may be in the form of equity or debt. In determining whether to invest in a particular joint venture, our Advisor will evaluate the real estate investments that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our real estate investments.
We will enter into joint ventures with Hines or its affiliates for the acquisition or origination of real estate investments only if:

•	a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, approve the transaction as being fair and reasonable to us; and

•	the investment by us and other third-party investors making comparable investments in the joint venture are on substantially the same terms and conditions.
Management may determine that investing in joint ventures or other co-ownership arrangements with third parties or Hines affiliates will provide benefits to our investors because it will allow us to diversify our portfolio of real estate investments at a faster rate than we could obtain by investing directly, which may reduce risks to us. Likewise, such investments may provide us with access to real estate investments with benefits not available to us for direct investments, or are otherwise in the best interest of our stockholders.
Safeguards we will require related to our joint ventures will be determined on a case-by-case basis after our management and/or board of directors consider all facts they feel are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, liabilities and assets the joint venture may conduct and/or own, and the proportion of the size of our interest when compared to the interests owned by other parties. We expect to consider specific safeguards to address potential consequences relating to:

•
The management of the joint venture, such as obtaining certain approval rights in joint ventures we do not control or providing for procedures to address decisions in the event of an impasse if we share control of the joint venture.

•	Our ability to exit a joint venture, such as requiring buy/sell rights, redemption rights or forced liquidation under certain circumstances.

•	Our ability to control transfers of interests held by other parties in the joint venture, such as requiring consent, right of first refusal or forced redemption rights in connection with transfers.

Borrowing Policies
We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly or privately placed debt instruments or financing from institutional investors or other lenders. Our indebtedness may be secured or unsecured. Security may be in the form of mortgages or other interests in our properties; equity interests in entities which own our properties or investments; cash or cash equivalents; securities; letters of credit; guarantees or a security interest in one or more of our other assets. We may use borrowing proceeds to finance acquisitions of new properties, make other real estate investments, make payments to our Advisor, pay for capital improvements, repairs or tenant buildouts, refinance existing indebtedness, pay distributions or provide working capital. The form of our indebtedness may be long-term or short-term debt or in the form of a revolving credit facility.
Financing Strategy and Policies
We expect that once we have fully invested the proceeds of this offering and other potential subsequent offerings, our debt financing, including our pro rata share of the debt financing of entities in which we invest, will be in the range of approximately 40%—60% of the aggregate value of our real estate investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as we determine to be appropriate. In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements and other working capital needs, including the payment of distributions. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which we invest, may be less than 40% or more than 60% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and must be reviewed by our board of directors at least quarterly. Our charter limits our borrowing to 300% of our net assets (which approximates 75% of the cost of our assets) unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report along with justification for the excess. As described below, our independent directors have approved borrowings in excess of these limitations in connection with our first two investments, as we are in the early stages of raising capital through this offering.
As described elsewhere in this prospectus, in November 2014, our board of directors, including all of our independent directors, approved a $75.0 million unsecured credit facility (the “Hines Credit Facility”) between us and Hines to be used to fund acquisitions and other working capital needs. In December 2014, our board of directors, including all of our independent directors, approved a $24.2 million borrowing under the Hines Credit Facility to fund our acquisition of 2819 Loker Avenue East, which was equal to approximately 95% of the contract purchase price of 2819 Loker Avenue East. Additionally, in January 2015, our board of directors, including all of our independent directors, approved $45.2 million of additional borrowings under the Hines Credit Facility and a €55.2 million secured credit facility ($62.1 million using $1.12 per Euro as of the transaction date) for the purchase of Bishop’s Square in March 2015. In total, these borrowings represented approximately 104% of the cost of Bishop’s Square based on the contract purchase price. As of December 31, 2016, our portfolio was approximately 50% leveraged based on the most recent appraised values of our real estate investments.
Our existing indebtedness and any additional indebtedness we do incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties about the company in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default on the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt, requiring us to immediately repay all outstanding principal.

Notwithstanding the above, depending on market conditions and other factors, we may choose not to place debt on our portfolio or our assets and may choose not to borrow to finance our operations or to acquire properties.
Our financing strategy and policies do not eliminate or reduce the risks inherent in using leverage to purchase properties. Please see “Risk Factors—Risks Related to Investments in Real Estate—Our use of borrowings to partially fund acquisitions and improvements on properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow.”
By operating on a leveraged basis, we will have more funds available for investment in properties. We believe the prudent use of favorably-priced debt may allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. To the extent that we do not obtain mortgage loans on our properties or other debt financing, our ability to acquire additional properties may be restricted.
We will refinance properties during the term of a loan in circumstances that may be beneficial to us, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flow resulting from reduced debt service requirements, increased distributions resulting from proceeds of the refinancing, if any, and increased property ownership if some refinancing proceeds are reinvested in real estate.
Because we may be exposed to the effects of interest rate changes, for example as a result of variable interest rate debt we may have, we may enter into interest rate swaps and caps, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate our interest rate risk on variable rate debt. We will not enter into interest rate swaps or cap transactions, hedging arrangements or similar transactions for speculative purposes.
As was the case with the Hines Credit Facility, we may borrow amounts from Hines or its affiliates only if such loan is approved by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, as fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances.
Except as set forth in our charter regarding debt limits, we may reevaluate and change our financing policies in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our financing policies include then-current economic conditions, the relative cost of debt and equity capital, investment opportunities, the ability of our investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our expected ratio of debt to aggregate value in connection with any change of our financing policies.
Issuing Securities for Property
Subject to limitations contained in our charter, we may issue, or cause to be issued, shares in Hines Global II or units in the Operating Partnership in any manner (and on such terms and for such consideration) in exchange for real estate, interests in real estate or other real estate-related investments. Existing stockholders have no preemptive rights to purchase such shares in any offering, and any such issuance of our shares or units might result in dilution of a stockholder’s investment. Any such transaction must be approved by a majority of our directors, including a majority of our independent directors.
Disposition Policies
We intend to hold our properties for an extended period to enable us to capitalize on the potential for increased cash flow and capital appreciation. The period that we will hold our investments in other real estate-related investments will vary depending on the type of investment, market conditions, and other factors. We may hold some of our investments in mortgage and other loans for shorter periods of time depending on the specific circumstances of such loans. Our Advisor will develop a well-defined exit strategy for each investment we make. Our Advisor generally assigns an optimal hold period for each investment we make as part of the underwriting and business plan for the investment. Our Advisor will continually perform a hold-sell analysis on each investment in order to determine the optimal time to sell and generate attractive total returns. Periodic reviews of each investment will focus on the remaining available value enhancement opportunities and the demand for the investment in the marketplace. Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.
We may sell assets to third parties or to affiliates of Hines. All transactions with affiliates of Hines must be approved by a majority of our independent directors. Please see “Conflicts of Interest—Certain Conflict Resolution Procedures.” Additionally, ventures in which we may have an interest may be forced to sell assets to satisfy mandatory redemptions of other investors or buy/sell mechanisms.
Investment Limitations
Our charter provides that the following investment limitations shall apply and we may not:

•	Invest in equity securities, unless a majority of our directors, including a majority of our independent directors, approve such investment as being fair, competitive and commercially reasonable.

•
Invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages.

•	Invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.

•
Make or invest in mortgage loans (excluding any investment in mortgage programs or CMBS) unless an appraisal is obtained concerning the underlying asset, except for those mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of our independent directors determines, and in all cases in which the transaction is with any of our directors or Hines and its affiliates, we will obtain an appraisal from an independent appraiser. Such an appraisal shall be maintained in our records for at least five years and shall be available for inspection and duplication by any stockholder. In addition to such an appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title will be obtained in each case.

•
Make or invest in mortgage loans (excluding any investment in mortgage programs or CMBS) including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property, as determined by an appraisal, unless substantial justification exists for exceeding such limit because of the presence of other loan underwriting criteria.

•	Make or invest in any indebtedness secured by a mortgage on real property that is subordinate to any mortgage or equity interest of our Advisor, any of our directors, Hines or any of our affiliates.

•
Invest in junior debt secured by a mortgage on real property which is subordinate to the lien or other senior debt except where the amount of such junior debt plus any senior debt does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such mortgage loans would not then exceed 25% of our net assets, which means our total assets less our total liabilities.

•	Make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets.

•	Issue equity securities on a deferred payment basis or other similar arrangement.

•	Issue debt securities in the absence of adequate cash flow to cover debt service.

•	Issue equity securities that are assessable or have voting rights that do not comply with our charter.

•	Issue “redeemable securities,” as defined in Section 2(a)(32) of the Investment Company Act.

•
When applicable, grant warrants or options to purchase shares to Hines or its affiliates or to officers or directors affiliated with Hines except on the same terms as the options or warrants that are sold to the general public. Further, the amount of the options or warrants issued to such persons cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options.

•	Engage in securities trading, or engage in the business of underwriting or the agency distribution of securities issued by other persons.

•	Lend money to Hines or its affiliates, except for certain loans permitted thereunder.

•
Acquire interests or securities in any entity holding investments or engaging in the above prohibited activities except for investments in which we own a noncontrolling interest or investments in any entity having securities listed on a national securities exchange.

In addition, we do not intend to:

•	underwrite securities of other issuers; or

•	actively trade in loans or other investments.
Subject to the restrictions we must follow in order to qualify to be taxed as a REIT, we may make investments other than as previously described, although we do not currently intend to do so.
Affiliate Transaction Policy
Our board of directors has established a conflicts committee, which will review and approve all matters the board believes may involve a conflict of interest. This committee is composed solely of independent directors. Please see “Management—Committees of the Board of Directors—Conflicts Committee.” The conflicts committee of our board of directors will approve all transactions between us and Hines and its affiliates. Please see “Conflicts of Interest—Certain Conflict Resolution Procedures.”
Certain Other Policies—Investment Company Act of 1940
We intend to conduct our operations so that neither Hines Global II, nor the Operating Partnership, nor a subsidiary will be required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
Hines Global II is organized as a holding company that conducts its businesses primarily through the Operating Partnership and our direct and indirect majority-owned subsidiaries; however, Hines Global II may also make investments directly. We expect the focus of our business, conducted primarily through the Operating Partnership and its majority-owned subsidiaries, will involve the non-investment company business of making investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks.” Neither Hines Global II nor the Operating Partnership expects to meet the definition of “investment company” under Section 3(a)(1)(A), since neither intends to hold itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Both Hines Global II and the Operating Partnership intend to conduct their operations so that they comply with the limits imposed by the 40% test such that neither meets the definition of “investment company” under Section 3(a)(1)(C). The securities issued to the Operating Partnership by any majority-owned subsidiaries that we may form in the future that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities the Operating Partnership may itself own, may not have a value in excess of 40% of the value of the Operating Partnership’s total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test.
The determination of whether an entity is a majority-owned subsidiary of its immediate parent company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least 50% of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC or its staff to approve our treatment of any company as a majority-owned subsidiary and the SEC and its staff have not done so. If the SEC or its staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to comply with (and hold investment securities below the limit imposed by) the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.
We may in the future organize special purpose subsidiaries of the Operating Partnership that will rely on Section 3(c)(7) for their Investment Company Act exclusion and, therefore, the Operating Partnership’s interest in each of these subsidiaries would constitute an investment security for purposes of determining whether the Operating Partnership complies with the 40% test. However, we expect that most of our majority-owned subsidiaries will not meet the definition of investment company or, if they meet that definition, they will not rely on the exclusions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute a substantial majority of our assets) will not constitute “investment securities.” Consequently, we expect to be able to conduct our operations so that we are not required to register as an investment company under the Investment Company Act.
One or more of our current or to-be-formed subsidiaries may seek to qualify for an exclusion from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests and the remaining 45% of the entity’s portfolio be comprised primarily of real estate-type interests (as such terms have been interpreted by the staff of the SEC). SEC staff no-action letters have indicated that the foregoing real estate-type interests test will be met if at least 25% of such entity’s assets are invested in real estate-type interests, which threshold is subject to reduction to the extent that the entity invested more than 55% of its total assets in qualifying interests, and no more than 20% of such entity’s total assets are invested in miscellaneous investments. Qualifying interests for this purpose include actual interests in real estate, certain mortgage loans and other assets as interpreted in a manner consistent with SEC staff guidance. We intend to treat the following as real estate-type interests: non-Agency RMBS; CMBS, debt and equity securities of companies primarily engaged in real estate businesses; agency partial pool certificates and securities issued by pass-through entities of which substantially all of the assets consist of qualifying interests; and/or real estate-related assets. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exclusion from registration for each of our subsidiaries.
In addition, we, the Operating Partnership and/or our subsidiaries may rely upon other exclusions, including the exclusion provided by Section 3(c)(6) of the Investment Company Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C) (discussed above)), from the definition of an investment company and the registration requirements under the Investment Company Act.
Qualification for exclusion from registration under the Investment Company Act could limit our ability to make certain investments. For example, these restrictions will limit the ability of a subsidiary seeking to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain ABS and real estate companies, in securities that the staff of the SEC has deemed not to be qualifying interests or in assets not related to real estate.
However, there can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including actions by the SEC or the SEC staff providing more specific or different guidance regarding these exclusions, will not change in a manner that adversely affects our operations. For example, on August 31, 2011, the SEC issued a concept release requesting comments regarding a number of matters relating to the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, including the nature of assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, or other exclusions from the definition of Investment Company Act upon which we may rely, we may be required to change the way we conduct our business or adjust our strategy or the activities of our subsidiaries accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.
If we meet the definition of an investment company under the Investment Company Act and we fail to qualify for an exclusion therefrom, our ability to use leverage and other business strategies would be substantially reduced, and our business will be materially and adversely affected if we fail to qualify for an exclusion from regulation under the Investment Company Act. If we did become an investment company, we might be required to revise some of our current policies to comply with the Investment Company Act. This would require us to incur the expense and delay of holding a stockholder meeting to vote on proposals for such changes. Please see “Risk Factors—Risks Related to Organizational Structure—We are not registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and therefore we will not be subject to the requirements imposed on an investment company by the Investment Company Act which may limit or otherwise affect our investment choices.” Please also see “Risk Factors—Risks Related to Organizational Structure—If Hines Global II or the Operating Partnership is required to register as an investment company under the Investment Company Act, the additional expenses and operational limitations associated with such registration may reduce your investment return or impair our ability to conduct our business as planned.”
Liquidity Event
Subject to then existing market conditions and the sole discretion of our board of directors to determine when to consider a Liquidity Event, we expect to consider alternatives for providing liquidity five to eight years following the end of this offering. A “Liquidity Event” could consist of:

•	a sale of our assets,

•	our sale or merger,

•	a listing of our shares on a national securities exchange, or

•	a similar transaction.

While we expect to seek a Liquidity Event in this timeframe there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during such timeframe. A Liquidity Event is not guaranteed and may be postponed. Our board of directors has the sole discretion to consider a Liquidity Event at any time if they determine such event to be in the best interests of our stockholders. Our board of directors may also continue operations beyond ten years following the commencement of this offering if it deems such continuation to be in the best interests of our stockholders.
Change in Investment Objectives, Policies and Limitations
Our charter requires our independent directors to review our investment policies at least annually to determine that the policies we are following are in the best interests of our stockholders. Each determination and the basis therefor is required to be set forth in the applicable meeting minutes. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of our independent directors, without the approval of our stockholders. However, the investment limitations in our charter can only be amended with the approval of our shareholders. Please see “Description of Capital Stock—Meetings and Special Voting Requirements.”

PRIOR PERFORMANCE
The information presented in this section represents the historical experience of real estate programs managed by Hines and its affiliates. The following summary is qualified in its entirety by reference to the prior performance tables, which can be found in Appendix A of this prospectus.
Other than Hines REIT and Hines Global I, Hines’ previous real estate programs were conducted through private entities not subject to similar up-front commissions, fees and expenses associated with this offering or all of the laws and regulations governing Hines Global II. Investors in Hines Global II should not assume that the prior performance of Hines or its affiliates or programs will be indicative of Hines Global II’s future performance. Please see “Risk Factors—Risks Related to Our Business in General—We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results and Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.” We have omitted from the discussion information regarding the prior performance of entities for which an institutional investor engaged a Hines-sponsored investment advisor if the investor had the power to reject the real estate acquisitions proposed by the Hines-sponsored investment advisor. Such entities are not considered “programs” as that term is used in this prospectus.
Prior Programs
Hines has employed a range of investment strategies to pursue property real estate investment opportunities in the United States and internationally. During the 10 years ended December 31, 2016, Hines sponsored 24 privately-offered programs in which Hines co-invested with various third-party institutional and other third-party investors, and two publicly-offered investment programs, Hines REIT and Hines Global I, which we collectively refer to as the Prior Programs.
The prior performance tables included in Appendix A to this prospectus set forth information as of the dates indicated regarding certain of the Prior Programs as to: (i) experience in raising and investing funds (Table I); (ii) compensation to sponsor (Table II); (iii) operating results of Prior Programs (Table III); and (v) sales or disposals of properties (Table V). Results of Completed Programs (Table IV) has been omitted because the Prior Programs sponsored by Hines had not completed their operations and sold all of their properties during the five years ended December 31, 2016.
Summary Information
Capital Raising
The total amount of funds raised from investors in the Prior Programs during the 10 years ended December 31, 2016 was approximately $15.9 billion. There were over 75 third-party institutional investors in the privately-offered programs and approximately 120,000 investors in both Hines REIT and Hines Global I, combined. Please see “Appendix A—Prior Performance Tables—Table I” and “Appendix A—Prior Performance Tables—Table II” for more detailed information about Hines’ experience in raising and investing funds for Prior Programs during the three year period ended December 31, 2016 and the compensation paid to Hines and its affiliates as the sponsor and manager of these Prior Programs.

Investments
During the 10 years ended December 31, 2016, the Prior Programs invested approximately $15.9 billion in 201 properties. The following table provides additional information about these investments as of December 31, 2016, based on their cost:

Type of Property	Existing	Construction	Total
Office	66%	3%	69%
Mixed-use	5%	1%	6%
Retail	8%	3%	11%
Residential	*	3%	3%
Industrial, Hospitality, Parking Garage and Land	6%	5%	11%
Total	85%	15%	100%
The table below gives further details about the properties acquired or developed by the Prior Programs during the 10 years ended December 31, 2016.

	Real Estate Investments
Location	Number	Percentage	Cost	Percentage
			(In thousands)
United States:
East Region	8	4%	$861,870	5%
Southwest Region	18	9%	$1,521,277	10%
Midwest Region	7	3%	$1,286,284	8%
West Region	25	12%	$3,778,130	24%
Southeast Region	20	10%	$1,110,665	7%
TOTAL UNITED STATES	78	38%	$8,558,226	54%
International:
Western Europe	41	20%	$3,299,689	21%
Canada	1	*	$215,500	1%
Emerging Market Economies	76	40%	$3,339,489	21%
Australia	5	2%	$513,174	3%
TOTAL INTERNATIONAL	123	62%	$7,367,852	46%
TOTAL	201	100%	$15,926,078	100%
* Amount represents less than 1%.
Investments in 20 properties were made by Prior Programs with objectives similar to ours during the three-year period ended December 31, 2016. The aggregate cost of these properties totaled approximately $1.3 billion. Generally, these investments were financed with a combination of mortgage financing (including construction loans for development projects) and investor equity, including debt financing secured by investors’ commitments to make equity investments.
Sales and Dispositions
The Prior Programs disposed of 134 investments during the 10 years ended December 31, 2016. The aggregate sales price of these investments was approximately $19.9 billion and the aggregate cost was approximately $15.7 billion.

Please see “Appendix A—Prior Performance Tables—Table III” for information about the operating results of Hines’ prior programs with investment objectives similar to ours, the offerings of which closed in the five years ended December 31, 2016. “Appendix A—Prior Performance Tables—Table V” provides more detailed information about individual property sales in the last three years by programs with investment objectives similar to ours.
Investment Objectives
Generally, we consider those Prior Programs that invest in real estate properties through acquisition, and not through development, to have investment objectives similar to ours. Approximately 50% of the aggregate funds raised from investors by all of the Prior Programs were invested in Prior Programs with investment objectives similar to ours. The aggregate cost of the underlying properties of the Prior Programs with similar investment objectives is about 65% of the total aggregate cost incurred by all of the Prior Programs during the period. Sales of properties by Prior Programs with similar investment objectives to ours represent approximately 51% of the aggregate sales price from all of the Prior Programs during the 10 years ended December 31, 2016.
Prior Program Summary
During the Great Recession, most global markets experienced a deterioration of economic conditions as well as a reduction of liquidity in the financial markets. These conditions impacted the commercial real estate industry by way of reduced equity capital and debt financing as well as the weakening of real estate fundamentals such as tenant demand, occupancies, leasing velocity and rental rates, the result of which generally was reduced cash flow and lower values. Some of the Prior Programs described below are in their investment and/or operational phase and were impacted by these adverse market conditions, which may cause them to alter their investment strategy or generate returns lower than expected or ultimately incur losses. In addition, we expect that certain of the private programs listed below as being in the “investment phase,” as well as additional private programs sponsored by Hines, will be engaged in offerings simultaneously with this offering. Until such time as each of the Prior Programs in their investment and/or operational phases completes their disposition phase, the ultimate performance of such programs is undeterminable given the significant uncertainty surrounding the global economic and real estate markets for the next several years.
Below is a description of all of the Prior Programs. As noted under “—Investment Objectives,” not all of the Prior Programs have investment objectives similar to ours. References to “Hines” in the following descriptions include Hines or affiliates of Hines.

Programs in Investment Phase

Hines Pan-European Core Fund
Hines Pan-European Core Fund (“HECF”) is an open ended fund that was formed in July 2006 to acquire and manage a geographically diversified portfolio of core real estate assets in the European Union with a minimum of 50% allocation to Germany, France and the UK. The primary objective of HECF is to generate sustainable current income from operating leases and long-term capital appreciation of asset values. HECF’s current equity capital commitments are €550.9 million (approximately US$580.4 million). HECF is managed by Hines, and Hines has discretion over investment decisions.

Hines Poland Sustainable Income Fund
Hines Poland Sustainable Income Fund (“HPSIF”) was formed in June 2014 to acquire stabilized or under leased, well located class A office, logistics and mixed-use real estate in Poland; actively manage the assets over  a mid-long hold period to improve cash flow and physical property to maximize capital value.  The target equity was €200-250 million (minimum investment €10 million), not to exceed €300 million. The first closing of €107m (approximately US$116 million) occurred in June 2014. The final closing date was June 9, 2015 with a total capital commitment of €155 million (approximately US$163.3 million). HPSIF is managed by Hines and Hines has discretion over investment decisions.

Programs in Operations/Dispositions Phase

Hines Global REIT, Inc.
Hines Global I was formed in December 2008 for the purpose of engaging in the business of investing in and owning commercial real estate properties and other real estate investments. Hines Global I raised US$2.8 billion through two public offerings. Hines Global I is managed by Hines, and Hines has discretion over investment decisions, subject to the approval of the Hines Global I board of directors. In 2010, a significant amount of investment capital began pursuing high-quality, well-located assets and these conditions caused aggressive competition and higher pricing for assets which match Hines Global I’s investment strategy. Accordingly, Hines Global I experienced delays in investing its public offering proceeds which, combined with higher pricing, caused Hines Global I to reduce the amount of per share, per day distributions declared from $0.00191781 to $0.0017808 as of January 1, 2012.

Skywalk Investment Partners
Skywalk Investment Partners (“Skywalk”) was formed in 2015 in partnership with one institutional investor partner. Skywalk’s objective is to acquire (and potentially develop) institutional-quality real estate assets in select European markets that will be actively asset-managed through core-plus and value add strategies. Skywalk is managed by Hines, and Hines has discretion over investment decisions.

Hines US Core Office Fund LP
The Core Fund is a partnership organized in August 2003 by Hines to invest in existing core office properties in the United States that Hines considered to be desirable long-term core holdings. The Core Fund is managed by Hines, and Hines has discretion over investment decisions.
The Core Fund was organized as an open-ended investment vehicle with capital commitments of US $2.3 billion, all of which were funded in order to acquire ownership interests in 25 properties. In November 2013, the Core Fund’s partnership agreement was amended to, among other things, convert the Core Fund into a closed-end investment vehicle with an initial term date of December 31, 2015, which was subsequently extended to January 31, 2017. As of December 31, 2016, the Core Fund held an ownership interest in one property, which was subsequently sold on January 31, 2017. The Core Fund is currently winding up the affairs of the partnership and plans on distributing all remaining cash to its investors by the end of 2017.

Hines Real Estate Investment Trust, Inc.
Hines REIT was formed in August 2003 as an investment vehicle which invested primarily in institutional-quality office properties located throughout the U.S. Hines REIT raised US$2.5 billion through several public offerings between 2004 and 2009. In addition, Hines REIT has raised $232.4 million through various dividend reinvestment plan offerings between 2010 and 2016. Hines REIT is managed by Hines, and Hines has discretion over investment decisions, subject to the approval of the Hines REIT board of directors. Although it was re-opened with respect to ordinary redemption requests in April 2013, Hines REIT suspended its share redemption program, except with respect to redemptions in connection with the death or disability of a stockholder in December 2009. In May 2011, November 2012, April 2013, November 2013 and December 2014 and September 2015, Hines REIT’s board of directors determined an NAV per share of $7.78, $7.61, $6.75, $6.40, $6.50 and $6.65, respectively, each of which was lower than its final primary offering price of $10.08 per share in 2009. In addition, Hines REIT decreased its distribution rate in July 2010 and further decreased the rate in April 2013. With the approval of its stockholders, Hines REIT has adopted a plan of liquidation and dissolution, pursuant to which Hines REIT will liquidate and dissolve. Hines REIT has completed the sale of its assets and has paid aggregate liquidating distributions pursuant to the plan of $6.50 per share to its stockholders and non-controlling interest holders. In addition to these liquidating distributions, Hines REIT previously paid special distributions to its stockholders and non-controlling interest holders totaling $1.01 per share from July 2011 through April 2013. Such special distributions were designated as a partial return of the stockholders’ invested capital. Hines REIT has established a reserve account from which to pay estimated ongoing expenses of the liquidation and dissolution and has indicated that it does not expect to make additional material liquidating distributions pursuant to the plan of liquidation and dissolution; however, if there are proceeds remaining in the reserve account and reserves are no longer needed, they will be distributed to Hines REIT’s stockholders and non-controlling interest holders. Hines REIT has indicated that there can be no assurances as to the timing or amount of any additional liquidating distributions.

Hines Russia & Poland Fund
Hines Russia & Poland Fund (“HRPF”) was formed in November 2010 to develop, acquire, and redevelop Class A office, industrial, retail, residential, and mixed-use projects in Russia and Poland. HRPF’s current equity capital commitments are €390 million (approximately US$410 million). HRPF is managed by Hines, and Hines has discretion over investment decisions.

Hines India Fund
Hines India Fund LP (“HIF”) was formed in October 2007 to develop office projects and high end residential properties in primary markets such as New Delhi’s National Capital Region, Bangalore and Mumbai and to acquire fully entitled land with potential involvement in master-planned communities and township developments to meet the demand of multinational and Indian corporations and the growing middle class, respectively. HIF’s primary markets are New Delhi/National Capital Region, Bangalore and Mumbai; its secondary markets are Hyderabad, Chennai and Pune. HIF had total equity capital commitments of US$225 million. HIF is managed by Hines, and Hines has discretion over investment decisions.

HCM Holdings II, LP
HCM Holdings II, LP (“HCM II”) was formed in March 2007 to develop and acquire residential, retail, office and industrial projects that serve the growing Mexico middle class in geographically diverse locations/segments in Mexico. As a successor fund to HCM I, HCM II had total equity capital commitments of US$153.8 million. HCM II is managed by Hines, and Hines has discretion over investment decisions subject to an annual investment plan and program guidelines approved by the investment partner. Due to cost overruns and deteriorating economic conditions that led to lower than projected sales prices on its retail and residential projects, HCM II has incurred a loss. Further, due to deteriorating economic conditions, HCM II has suspended two residential projects, the vertical portion of a retail project, and an industrial park which have predevelopment costs that will not be recovered.

Hines International Real Estate Fund
Hines International Real Estate Fund (“HIREF”) was formed in July 2006 to acquire and develop office, retail, residential and industrial projects in emerging markets, with its main focus being China, Russia and Poland. HIREF had total equity capital commitments of US$344 million. HIREF is managed by Hines, and Hines has discretion over investment decisions.

HCC Interests LP
HCC Interests LP (“HCC”) was formed in May 2006 to develop and acquire office, retail, land development, industrial, mixed use and hospitality projects in China. HCC had equity capital commitments of US$11 million. The Fund’s commitment term expired on May 25, 2009. HCC is managed by Hines, and Hines has discretion over investment decisions.

Hines U.S. Office Value Added Fund II LP
Hines U.S. Office Value Added Fund II LP (“Hines VAF II”) was formed in October 2006 to acquire existing assets in major U.S. markets with the focus on large CBD office and multi-building suburban office campuses, seeking value add opportunities through leasing and redevelopment. As a successor fund to Hines VAF I, Hines VAF II had total equity capital commitments of US$828 million. Hines VAF II is managed by Hines, and Hines has discretion over investment decisions. Adverse economic conditions and rising cap rates in prior years led to a decline in the values of the assets in this portfolio.

Hines European Development Fund LP
Hines European Development Fund LP (“HEDF I”) was formed in October 2002 to develop and redevelop Class A office space in major metropolitan cities in Western Europe. HEDF I had total equity capital commitments of €387 million (approximately US$408 million). HEDF I is managed by Hines, and Hines has discretion over investment decisions. HEDF I is currently winding up the affairs of the fund and plans on liquidating the fund by the end of 2017.

Emerging Markets Real Estate Fund II LP
Emerging Markets Real Estate Fund II LP (“EMRE II”) was formed in February 1999 to develop, re-develop, lease, own and sell Class A office, residential and industrial projects in diverse emerging economies outside the United States and certain Western European markets. EMRE II had total equity capital commitments of US$436 million. EMRE II is managed by Hines, and Hines has discretion over investment decisions. Due to poor economic conditions in Argentina, one project was cancelled and the land was sold at a loss. Soft market conditions in Germany coupled with a longer lease-up period contributed to a loss on the project in Munich.

HCB Interests II, LP
HCB Interests II, LP (“HCB II”) was formed in February 2007 to develop and acquire institutional quality real estate targeting multi-national and major Brazilian corporate tenancies, residential development for low- to middle-income Brazilian households and continue the development and expansion of industrial distribution parks. As a successor fund to HCB I, HCB II had total equity capital commitments of US$1.0 billion. HCB II is managed by Hines, and Hines has discretion over investment decisions. Due to deteriorating economic conditions, HCB II cancelled the development of an office project prior to the commencement of construction. The land acquired for this project was sold at a loss of approximately $16 million in March 2010.

Hines Multifamily Investment Partners
Hines Multifamily Investment Partners (“HMIP”) was formed in March 2012 to develop Class A multi-family projects in urban and suburban core markets in the US. HMIP has total equity capital committed of US$111 million. HMIP is managed by Hines, and Hines has discretion over investment decisions.

Hines Value Added Venture III
Hines Value Added Venture III (“VAV III”) was formed in August 2012 in partnership with a corporate pension fund to acquire existing assets in U.S. markets with the focus on CBD office and suburban office campuses, seeking opportunities to add value through leasing, management and redevelopment. VAV III has total equity capital commitments of US$211 million. VAV III is managed by Hines, and Hines has discretion over investment decisions.

HC Green Development Fund
HC Green Development Fund (“HCG”) was formed in August 2006 to develop sustainable office buildings that will be certified through the Leadership in Energy and Environmental Design Core and Shell Program (“LEED-CS”). HCG’s initial equity capital commitment was US$124 million, and with two additional commitments of equity capital now totals US$496 million.

Fully Monetized Programs

Hines European Value Added Fund
Hines European Value Added Fund (“HEVAF”) was formed in March 2005 in the legal form of a Luxembourg FCP to invest in a geographically diverse portfolio of buildings across Europe, with value add created through redevelopment, development, repositioning and leasing before sale of the properties. HEVAF’s equity capital commitment was €247 million (approximately US$260 million). HEVAF is managed by Hines, and Hines has discretion over investment decisions. Adverse economic conditions and rising cap rates in prior years led to a cyclical decline in the values of some of the assets in this portfolio, resulting in the extension of investment strategies for portfolio investments which reached culmination in 2013. HEVAF’s portfolio has now been fully monetized, with the final real estate investment exited during 2015. The remaining fund entities are currently being liquidated and final capital distributions are being returned to investors.

Hines U.S. Office Value Added Fund LP
Hines U.S. Office Value Added Fund LP (“VAF I” or “Hines Value Added Fund”) was formed in December 2003 to invest in existing office properties in the United States with value add potential through leasing or redevelopment activities. Hines Value Added Fund had total equity capital commitments of US$276.4 million and completed its last property sale in 2015. VAF I was managed by Hines, and Hines had discretion over investment decisions.

HCS Interests LP
HCS Interest LP (“HCS”) was formed in January 2006 to invest primarily in Sunbelt coastal areas of Spain to develop parcels of land, residential communities and master-planned communities. HCS’s equity capital commitment was €183 million (approximately US$193 million). HCS is managed by Hines, and Hines has discretion over investment decisions. Due to changes in regional legislation and adverse market conditions in the Spanish residential market, HCS suspended two projects and began exercising caution in the underwriting of new potential deals. As a result, only 3% of the capital that was originally committed by the investors was invested in HCS. In 2009, HCS decided to close the fund resulting in a loss of all the capital that was invested.

Hines European Development Fund II LP
Hines European Development Fund II LP (“HEDF II”) was formed in February 2007 to develop new Class A office buildings and redevelop well-located existing buildings in the targeted countries of France, Germany, Italy, Spain and the UK. As a successor fund to HEDF, HEDF II had total equity capital commitments of €647.1 million (approximately US$682 million). HEDF II was managed by Hines, and Hines had discretion over investment decisions. Following the global financial crisis and the decline in world trade, the continued contraction in its targeted countries’ economies resulted in HEDF II recognizing significant impairments in 2008 and 2009 in connection with projects located in Spain and France. HEDF II was fully liquidated by December 31, 2015 with a realized loss of €24.1 million (US$25 million).

Hines 1999 U.S. Office Development Fund LP
Hines 1999 U.S. Office Development Fund LP (“USODF II”) was formed in June 1999 to develop, lease, own and sell Class A, multi-tenant office buildings in geographically diverse suburban core locations within the United States that would be attractive to quality tenants and institutional investors. USODF II had total equity capital committed of US$107 million. USODF II was managed by Hines, and Hines had discretion over investment decisions.

Emerging Markets Real Estate Fund I LP
Emerging Markets Real Estate Fund I LP (“EMRE I”) was formed in September 1996 to develop, redevelop, lease, own and sell Class A office, residential and industrial projects in diverse emerging economies outside the United States. EMRE I had total equity capital commitments of US$410 million, $362 million of which was funded as of December 31, 2009. EMRE I was managed by Hines, and Hines has discretion over investment decisions. The fund’s Mexico City office property was exposed to constrained market demand and over supply, which caused rental rates to decline and resulted in a loss at the time of disposition. The project was sold through a portfolio sale with two industrial projects to optimize value. The fund’s last remaining asset was sold in November 2009.

HCB Interests, LP
HCB Interests, LP (“HCB I”) was formed in August 2005 to develop and acquire primarily Brazilian office, industrial, retail and residential projects with US$192 million equity capital. HCB I was managed by Hines, and Hines had discretion over investment decisions. The fund’s last remaining asset was sold in May 2011.

HCM Holdings LP
HCM Holdings LP (“HCM I”) was formed in January 2005 to develop, lease, own and sell residential, retail, office and industrial projects in geographically diverse locations/segments in Mexico. HCM I’s equity capital commitment was US$195 million. HCM is managed by Hines, and Hines has discretion over investment decisions. Due to cost overruns and deteriorating economic conditions that led to lower than projected sales prices on its retail and residential projects, HCM I has incurred a loss. Additionally, HCM I incurred predevelopment costs that will not be recovered on a retail project that was suspended due to economic conditions.

SELECTED FINANCIAL DATA
The following selected consolidated financial data are qualified by reference to and should be read in conjunction with our Consolidated Financial Statements and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. We owned five properties that were 97% leased as of December 31, 2016 compared to two properties that were 100% leased as of December 31, 2015 and one property that was 100% leased as of December 31, 2014. As we are currently in the acquisition phase of our life cycle, changes in our results of operations related to our properties are primarily due to the acquisition of properties. We did not have any results of operations for the period ended July 31, 2013 (date of inception) through December 31, 2013.

	2016	2015	2014	2013 (1)
Operating Data:
Revenues	$24,349	$9,410	$94	$—
Depreciation and amortization	$15,372	$4,207	$49	$—
Asset management and acquisition fees	$6,645	$2,640	$570	$—
General and administrative	$2,044	$1,546	$556	$—
Net income (loss)	$(11,341)	$(5,638)	$(1,328)	$—
Net (income) loss attributable to noncontrolling interests	$(12)	$(12)	$187	$—
Net income (loss) attributable to common stockholders	$(11,353)	$(5,650)	$(1,141)	$—
Basic and diluted income (loss) per common share	$(0.62)	$(1.06)	$(14.63)	$—
Cash distributions declared per Class A Share	$0.58	$0.57	$0.15	$—
Cash distributions declared per Class T Share	$0.49	$0.17	$—	$—
Weighted average common shares outstanding - basic and diluted	18,191	5,308	78	1

Balance Sheet Data:
Total investment property	$283,875	$72,426	$21,355	$—
Cash and cash equivalents	$98,137	$17,224	$2,727	$200
Total assets	$470,345	$149,054	$28,551	$200
Long-term obligations (2)	$258,451	$59,700	$24,200	$—

(1)	For the period from July 31, 2013 (date of inception) through December 31, 2013 for operating data and as of December 31, 2013 for balance sheet data.

(2)	Includes notes payable and the distribution and stockholder servicing fees payable to our Dealer Manager with respect to Class T Shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

Hines Global II was formed in July 2013 to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and internationally. As of March 17, 2017, we had received gross offering proceeds of $307.3 million from the sale of 31.7 million shares.

We intend to meet our primary investment objectives by investing in a portfolio of quality commercial real estate properties and other real estate investments that relate to properties that are generally diversified by geographic area, lease expirations and tenant industries. As of December 31, 2016, we owned interests in five real estate investments which contain, in the aggregate, 2.0 million square feet of leasable space. Additionally, in January 2017, we acquired Rookwood, two contiguous shopping centers, consisting of 600,071 square feet in the aggregate. Further, in March 2017, we acquired the Montrose Student Residences, a Class-A student housing property consisting of 87,607 square feet located in Dublin, Ireland.

On February 27, 2017, our board of directors determined the new estimated NAV per share of our common stock of $9.65, based on the number of shares issued and outstanding as of December 31, 2016, which represents a 6.9% increase over the previously determined NAV per share of $9.03 as of February 29, 2016. The new NAV per share reflects an 8.3% increase in the aggregate appraised value of our real estate investments when compared to the purchase price of our real estate investments excluding closing costs, transaction fees and additional capital investments since acquisition.  This 8.3% net increase resulted from a 10.6% appreciation in the aggregate appraised values of our real estate investments since their purchase, which was offset by 2.3% dilution resulting from the devaluation of the Euro against the U.S dollar.

Hines is committed to our success and we have executed different agreements described below between Hines and its affiliates to reduce costs and to ensure our product remains competitive in the marketplace.

On July 25, 2016, we, our Dealer Manager and our Advisor entered into the Third Amended and Restated Dealer Manager Agreement, effective as of August 2, 2016 (the “Amended Dealer Manager Agreement”). Pursuant to the Amended Dealer Manager Agreement, our Advisor will pay a portion of the dealer manager fees payable to our dealer manager in an amount equal to 1.5% of the gross offering proceeds with respect to Class A Shares and Class T Shares sold in the primary portion of this offering on and after August 2, 2016. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees.

Also, the Advisory Agreement was amended, effective February 29, 2016, to reflect that we will not reimburse our Advisor for the cumulative issuer costs incurred in connection with our organization and public offerings, in excess of 2.5% of gross offering proceeds from our public offerings. As a result, on April 14, 2016, our Advisor reimbursed us for $4.0 million in issuer costs that we had previously reimbursed to our Advisor in excess of this 2.5% cap. From inception through December 31, 2016, we had reimbursed our Advisor $6.3 million in issuer costs out of $11.1 million in issuer costs incurred by our Advisor.

Further, commencing with the quarter ended December 31, 2014, our Advisor agreed to waive the asset management fees for each quarter through December 31, 2016, to the extent that our MFFO, for a particular quarter, as disclosed in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, amounted to less than 100% of the aggregate distributions declared to our stockholders for such quarter. As a result of these fee waivers, cash flows from operations that would have been paid to our

Advisor for asset management fees may be available to pay distributions to stockholders. These fee waivers are not deferrals and accordingly, any fees that are waived will not be paid to our Advisor in cash at any time in the future.

The table below outlines, with respect to each of the years ended December 31, 2016, 2015 and 2014, the asset management fees earned by our Advisor before application of the waivers, the amounts waived pursuant to the asset management fee waivers described above, and the asset management fees that were earned by our Advisor after application of the waivers (in thousands).

For the Years Ended	Asset Management Fee Pre-Waiver	Asset Management Fee Waived	Asset Management Fee Post-Waiver
December 31, 2016	$2,200	$1,252	$948
December 31, 2015	$888	$583	$305
December 31, 2014	$16	$16	$—

Our Advisor has also agreed to waive the asset management fees otherwise payable to it for the quarter ended March 31, 2017 to the extent that our MFFO for such quarter, as reduced to reflect the distribution and stockholder servicing fees payable for such quarter, as disclosed in our Quarterly Report on Form 10-Q, amounts to less than 100% of the aggregate distributions declared to our stockholders for that quarter.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of the consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Additionally, application of our accounting policies involves exercising judgments regarding assumptions as to future uncertainties. Actual results may differ from these estimates under different assumptions or conditions. The following is a discussion of our critical accounting policies. For a discussion of all of our significant accounting policies, see Note 2 — Summary of Significant Accounting Policies in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference.

Basis of Presentation

Our consolidated financial statements for the year ended December 31, 2016 include the accounts of Hines Global II and the Operating Partnership (over which we exercise financial and operating control). All intercompany balances and transactions have been eliminated in consolidation.

We may enter into various joint venture agreements with unrelated third parties to hold or develop real estate assets. We will evaluate the need to consolidate joint ventures and will consolidate those that are determined to be variable interest entities for which we are the primary beneficiary. We will also consolidate joint ventures that are not determined to be variable interest entities, but for which we exercise control over major operating decisions through substantive participation rights, such as approval of budgets, selection of property managers, asset management, investment activity and changes in financing. The analysis required to identify VIEs and primary beneficiaries is complex and requires substantial judgment. Accordingly, we believe the decisions made to choose an appropriate accounting framework are critical. To date, we have not entered into any such joint ventures.

Investment Property and Lease Intangibles

When we acquire a property, we allocate the purchase price of the acquisition based upon our assessment of the fair value of various components, including to land and building, land, building and improvements, and intangible lease assets and liabilities. Fair value determinations are based on estimated cash flow projections that utilize discount and/or capitalization rates, as well as certain available market information. The fair value of land, building and improvements considers the value of the property as if it were vacant. The fair value of intangible lease assets is based on our evaluation of the specific characteristics of each lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, current market conditions and market rates, the customer’s credit quality and costs to execute similar leases. The fair value of out-of-market leases is calculated as the present value (using a discount rate that reflects the risks associated with the leases) of the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease. In estimating carrying costs, we include estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider customer improvements, leasing commissions and legal and other related expenses. Initial valuations are subject to change until such information is finalized, which will occur no later than 12 months after the acquisition date.

Real estate assets are reviewed for impairment each reporting period if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the current and projected operating cash flows and expected proceeds from the eventual disposition of each property on an undiscounted basis to the carrying amount of such property.  If the carrying amount exceeds the undiscounted cash flows, it would be written down to the estimated fair value to reflect impairment in the value of the asset. The determination of whether investment property is impaired requires a significant amount of judgment by management and is based on the best information available to management at the time of the evaluation. No impairment charges were recorded during the years ended December 31, 2016, 2015, and 2014.

Deferred Leasing Costs

We consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include: (i) whether the lease stipulates how and on what a tenant improvement allowance may be spent; (ii) whether the tenant or landlord retains legal title to the improvements; (iii) the uniqueness of the improvements; (iv) the expected economic life of the tenant improvements relative to the term of the lease; and (v) who constructs or directs the construction of the improvements. The determination of who owns the tenant improvements for accounting purposes is subject to significant judgment. In making that determination, we consider all of the above factors. No one factor, however, necessarily establishes any determination.

Revenue Recognition and Valuation of Receivables

We are required to recognize minimum rent revenues on a straight-line basis over the terms of tenant leases, including rent holidays and bargain renewal options, if any. Revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant’s lease provision. Leases are not uniform in dealing with such cost reimbursements and there are many variations in the computation. We make quarterly accrual adjustments, positive or negative, to tenant reimbursement revenue to adjust the recorded amounts to our best estimate of the final amounts to be billed and collected with respect to the cost reimbursements. Revenues relating to lease termination fees are recognized on a straight-line basis amortized from the time that a tenant’s right to occupy the leased space is modified through the end of the revised lease term and are included in other revenue in the accompanying consolidated statements of operations. To the extent our leases provide for rental increases at specified intervals, we will record a receivable for rent not yet due under the lease terms. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We review unbilled rent receivables on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of unbilled rent with respect to any given tenant is in doubt, we would be required to record an increase in our allowance for doubtful accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and stockholders’ equity.

Distribution and Stockholder Servicing Fees

We record distribution and stockholder servicing fees as a reduction to additional paid-in capital and the related liability in an amount equal to the maximum fees payable in relation to the Class T Shares on the date the shares are issued. The liability will be relieved over time, as the fees are paid to our Dealer Manager, or it will be adjusted if the fees are no longer payable.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) 2014-09 to provide guidance on recognizing revenue from contracts with customers. The amendments also replace prior guidance regarding the recognition of revenue from sales of real estate, except for revenue from sales that are part of a sale-leaseback transaction. Subsequent to ASU 2014-09, the FASB has issued multiple ASUs clarifying multiple aspects of the new revenue recognition standard, which include the deferral of the effective date by one year, and additional guidance for partial sales of non-financial assets. These amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2017 with retrospective or modified retrospective adoption. We are currently evaluating each of our revenue streams to identify differences in the timing, measurement or presentation of revenue recognition under the new standard, as well as evaluating methods of adoption, however a substantial portion of our revenue consists of rental income from leasing arrangements, which is specifically excluded from ASU 2014-09 and will be evaluated with the adoption of the lease accounting standard, ASU 2016-02. Additionally, we have not had any sales or partial sales of real estate since our inception.

In September 2015, the FASB issued ASU 2015-16 that eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. This new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015 and early adoption was permitted. The adoption of this guidance did not have any impact on our financial statements.

In February 2016, the FASB issued ASU 2016-02 which is intended to improve financial reporting about leasing transactions. ASU 2016-02 will require companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The accounting by companies that own the assets leased by the lessee (the lessor) will remain largely unchanged from current GAAP. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The guidance is effective for public entities for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. While we are still evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures, we expect to recognize right-of-use assets and related lease liabilities on our consolidated balance sheets related to ground leases under which we are the lessee.

In August 2016 and November 2016, the FASB issued ASU 2016-15 and ASU 2016-18 to the Codification to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. Additionally, the guidance addressed the presentation of restricted cash in the cash flow statement whereby restricted cash should be included in the cash and cash equivalents balance in the statement of cash flows. The amendments to the Codification are effective for public entities for annual and interim periods in fiscal years beginning after December 15, 2017 and early adoption is permitted. We adopted this guidance as of December 31, 2016. As a result, we reclassified $1.6 million of restricted cash on the statements of cash flows from investing activities to the cash and cash equivalent balances in 2015 to be consistent with the presentation of cash and cash equivalent balances in 2016. There was no restricted cash for the year ended December 31, 2014.

In January 2017, the FASB issued ASU 2017-01 to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. We expect the adoption of this guidance to require that most real estate transactions be accounted for under the asset acquisition guidance and, accordingly, acquisition expenses related to those acquisitions will be capitalized. The amendments in the Codification are effective for public entities for annual and interim periods in fiscal years beginning after December 15, 2017 and early adoption is permitted with prospective application. We plan to adopt ASU 2017-01 beginning January 1, 2017.
Financial Condition, Liquidity and Capital Resources
Our principal demands for funds are to make real estate investments, for the payment of operating expenses and distributions, and for the payment of principal and interest on any indebtedness we incur. Generally, we expect to meet operating cash needs from our cash flows from operating activities, and we expect to fund our investments using proceeds from this offering and from debt proceeds.
As of December 31, 2016, our portfolio was approximately 50% leveraged based (based on the most recent appraised values of our real estate values) with a weighted average interest rate of 2.37%. We expect that once we have fully invested the proceeds of this offering and other potential subsequent offerings, our debt financing, including our pro rata share of the debt financing of entities in which we invest, will be in the range of approximately 40% to 60% of the aggregate value of our real estate investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as determined to be appropriate. In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements and other working capital needs. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which we invest, may be less than 40% or more than 60% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and must be reviewed by our board of directors at least quarterly.

Our charter limits our borrowing to 300% of our net assets (which approximates 75% of the cost of our assets) unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report along with justification for the excess. Our independent directors approved borrowings in excess of these limitations in connection with our first two investments, as we are in the early stages of raising capital through the offering. In December 2014, our board of directors, including all of our independent directors, approved a $24.2 million borrowing under the Hines Credit Facility to fund our acquisition of 2819 Loker Avenue East, which was equal to approximately 95% of the contract purchase price of 2819 Loker Avenue East. Additionally, in January 2015, our board of directors, including all of our independent directors, approved $45.2 million of additional borrowings under the Hines Credit Facility and a €55.2 million secured credit facility ($62.1 million using $1.12 per Euro as of the transaction date) for the purchase of Bishop’s Square in March 2015. In total, these borrowings represented approximately 104% of the cost of Bishop’s Square based on the contract purchase price.
Notwithstanding the above, depending on market conditions and other factors, we may choose not to place debt on our portfolio or our assets and may choose not to borrow to finance our operations or to acquire properties. Any indebtedness we do incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties about our company in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt requiring us to immediately repay all outstanding principal. If we are unable to make such payment, our lender could foreclose on our assets that are pledged as collateral to such lender. The lender could also sue us or force us into bankruptcy. Any such event would have a material adverse effect on the value of an investment in our common shares.
The discussions below provide additional details regarding our cash flows.
Cash Flows from Operating Activities
Our real-estate properties generate cash flow in the form of rental revenues, which are used to pay direct leasing costs, property-level operating expenses and interest payments. Property-level operating expenses consist primarily of salaries and wages of property management personnel, utilities, cleaning, insurance, security and building maintenance costs, property management and leasing fees, and property taxes. Additionally, we incur general and administrative expenses, acquisition fees and expenses and asset management fees.
Net cash provided by operating activities was $4.1 million for the year ended December 31, 2016 compared to net cash used in operating activities of $1.6 million for the year ended December 31, 2015. Net cash provided by operating activities increased as a result of the acquisition of the Domain Apartments, Cottonwood Corporate Center and Goodyear Crossing II during the year ended December 31, 2016 and the operation of Bishop’s Square (acquired March 2015) for the entire year ended December 31, 2016. We paid acquisition fees and acquisition-related expenses totaling $6.0 million and $5.8 million for the years ended December 31, 2016 and 2015, respectively. Under U.S generally accepted accounting principles (“GAAP”), acquisition fees and acquisition-related expenses are expensed and therefore reduce cash flows from operating activities. However, we fund these expenses with proceeds from the offering and/or acquisition-related indebtedness.
Net cash used in operating activities for the years ended December 31, 2015 and 2014 was $1.6 million and $241,000, respectively. Net cash provided by operating activities was reduced by the payment of acquisition fees and acquisition-related expenses totaling $5.8 million and $24,000 for the years ended December 31, 2015 and 2014, respectively. Under GAAP, acquisition fees and acquisition-related expenses are expensed and therefore reduce cash flows from operating activities. However, we fund these expenses with proceeds from this offering and/or acquisition-related indebtedness.

Cash Flows from Investing Activities
Net cash used in investing activities for the years ended December 31, 2016, 2015 and 2014 were primarily due to the following:
2016

•	Payment of $244.8 million related to the acquisition of the Domain Apartments, Cottonwood Corporate Center and Goodyear Crossing II and their related lease intangibles.

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Capital expenditures of approximately $350,000 incurred at Bishop’s Square and the Domain Apartments primarily related to a planned expansion at Bishop’s Square and new pool equipment, furniture and fixtures at the Domain Apartments.

•	Payment of a $5.0 million earnest money deposit in connection with the acquisition of Rookwood, which we acquired in January 2017.
2015

•	Payment of $102.7 million related to the acquisition of Bishop’s Square and its related lease intangibles in March 2015.

•	Capital expenditures of approximately $333,000 incurred at Bishop’s Square primarily related to a planned expansion and new equipment at the property.

•	Payment of a $1.5 million earnest money deposit in connection with the acquisition of the Domain Apartments.
2014

•	Payment of $25.1 million related to the acquisition of 2819 Loker Avenue East and its related lease intangibles.
Cash Flows from Financing Activities
Initial Public Offering
We commenced this offering in August 2014 and raised gross proceeds of $146.3 million, $101.4 million and $3.8 million, respectively, during the years ended December 31, 2016, 2015 and 2014, respectively, excluding proceeds from the distribution reinvestment plan. In addition, during the year ended December 31, 2016, we redeemed $0.7 million in shares of common stock pursuant to our share redemption program. Shares of our common stock redeemed pursuant to our share redemption program were insignificant in prior years.
In addition to the investing activities described previously, we use proceeds from this ofering to make certain payments to our Advisor and our Dealer Manager during the various phases of our organization and operation. During the organization and offering stage, these include, without limitation, payments to our Dealer Manager for selling commissions, dealer manager fees, distribution and stockholder servicing fees and payments to our Advisor for reimbursement of issuer costs. During the years ended December 31, 2016, 2015 and 2014, we made payments of $8.9 million, $9.4 million and $78,000, respectively, for selling commissions, dealer manager fees, distribution and stockholder servicing fees with respect to Class T Shares and issuer costs related to this offering. Selling commissions and dealer manager fees are lower than they are with respect to Class A Shares and the decrease in the payment of these fees and commissions noted from 2015 to 2016 is primarily due to a higher proportion of Class T Shares than Class A Shares being sold during 2016. In addition, we amended our Dealer Manager Agreement in July 2016 to reduce the dealer manager fees payable from offering proceeds, as described previously.

Our Advisory Agreement was amended, effective February 29, 2016, to cap the amount which we will reimburse our Advisor for the cumulative issuer costs incurred in connection with our organization and our public offerings at 2.5% of gross proceeds raised through our offerings. As a result of the cap on reimbursement as a percentage of gross offering proceeds, during the year ended December 31, 2016, our Advisor reimbursed us for $4.0 million in issuer costs that we had previously reimbursed in excess of this new 2.5% cap. As we raise additional offering proceeds, we expect to reimburse our Advisor for the $4.0 million in issuer costs they recently repaid to us to the extent such costs do not exceed 2.5% of gross offering proceeds from our public offerings.
Distributions
With the authorization of our board of directors, we declare distributions daily. All distributions were or will be paid in cash or reinvested in shares of our common stock for those participating in our distribution reinvestment plan and have been or will be paid or issued, respectively, on the first business day following the completion of the month to which they relate. Distributions reinvested pursuant to our distribution reinvestment plan were or will be reinvested in shares of the same class as the shares on which the distributions are being made. Some or all of the cash distributions may be paid from sources other than cash flows from operations.
The tables below outline the distribution rates declared per share, per day since October 1, 2014 and the annualized distribution rates for each Class A Share and Class T Share.

Class A Shares
Period Declared	Distribution Rate Per Share, Per Day	Annualized Distribution Rate Per Share
4/1/2017 - 4/30/2017	$0.001653699	$0.60
5/1/2016 - 3/31/2017	$0.001594766	$0.58
10/1/2014 - 4/30/2016	$0.001575342	$0.57

Class T Shares
Period Declared	Gross Distribution Rate Per Share, Per Day	Net Annualized Distribution Rate Per Share (1)
4/1/2017 - 4/30/2017	$0.001653699	$0.50
5/1/2016 - 3/31/2017	$0.001594766	$0.48
8/24/2015- 4/30/2016	$0.001575342	$0.47

(1)
Class T Shares are subject to an ongoing distribution and stockholder servicing fee payable to the Dealer Manager of 1.0% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current net asset value per share, if any has been disclosed). For purposes of calculating the net annualized distribution rate per share, we deduct from the gross annualized distribution rate an amount equal to 1.0% of the gross offering price, assuming a constant, per share offering price $10.06. The actual distribution rate for Class T Shares will vary based on the actual per share offering price in effect and the total amount of distribution and stockholder fees payable.

In our initial quarters of operations, and from time to time thereafter, we may continue to be unable to generate sufficient cash flow from operations to fully fund distributions paid. Therefore, some or all of our distributions may continue to be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. For example, we funded 60%, 23% and 100% of total distributions for the years ended December 31, 2016, 2015 and 2014, respectively, with cash flows from financing activities, which includes offering proceeds.
In addition, commencing with the quarter ended December 31, 2014, our Advisor agreed to waive the asset management fees for each quarter through December 31, 2016, to the extent that our MFFO, for a particular quarter, as disclosed in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, amounts to less than 100% of the aggregate distributions declared to our stockholders for such quarter. As a result of these fee waivers, cash flows from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to stockholders. These fee waivers are not deferrals and accordingly, any fees that are waived will not be paid to our Advisor in cash at any time in the future.
The table below outlines, with respect to each of the years ended December 31, 2016, 2015 and 2014, the asset management fees earned by our Advisor before application of the waivers, the amounts waived pursuant to the asset management fee waivers described above, and the asset management fees that were earned by our Advisor after application of the waivers (in thousands).

For the Years Ended	Asset Management Fee Pre-Waiver	Asset Management Fee Waived	Asset Management Fee Post-Waiver
December 31, 2016	$2,200	$1,252	$948
December 31, 2015	$888	$583	$305
December 31, 2014	$16	$16	$—
Our Advisor has also agreed to waive the asset management fees otherwise payable to it for the quarter ended March 31, 2017 to the extent that our MFFO for such quarter, as reduced to reflect the distribution and stockholder servicing fees payable for such quarter, as disclosed in our Quarterly Report on Form 10-Q, amounts to less than 100% of the aggregate distributions declared to our stockholders for that quarter.
The following table outlines our total distributions declared to stockholders for the years ended December 31, 2016, 2015 and 2014, including the breakout between the distributions declared in cash and those reinvested pursuant to our distribution reinvestment plan (in thousands).

	Stockholders			Sources (2)
Distributions for the Years Ended	Cash Distributions	Distributions Reinvested	Total Declared	Cash Flows From Operating Activities		Cash Flows From Financing Activities
December 31, 2016	$4,926	$5,186	$10,112	$4,066	40%	$6,058	60%
December 31, 2015	$1,432	$1,492	$2,924	$2,276	77%	$660	23%
December 31, 2014 (1)	$40	$2	$42	$—	—%	$45	100%

(1)	During 2014, cash distributions were only declared for the quarter ended December 31, 2014.

(2)
Includes sources used to fund distributions paid to noncontrolling interests which were equal to approximately $12,000 for each of the years ended December 31, 2016 and 2015 and $3,000 for the year ended December 31, 2014.

Debt Financings
As mentioned previously, our portfolio was 50% leveraged as of December 31, 2016 (based on the most recent appraised values of our real estate investments) with a weighted average interest rate of 2.37%. Below is additional information regarding our loan activity for the years ended December 31, 2016, 2015 and 2014.
2016

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We entered into $141.3 million of permanent mortgage financing related to the acquisition of the Domain Apartments, Cottonwood Corporate Center and Goodyear Crossing II and made payments of $0.7 million for financing costs related to such loans.

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We borrowed $81.5 million under the Hines Credit Facility and made payments of $25.5 million on this facility, which resulted in a $56.0 million outstanding balance under this facility as of December 31, 2016.

2015

•	We entered into $61.8 million of permanent mortgage financing and borrowed $50.3 million under our Hines Credit Facility related to the acquisition of Bishop’s Square.

•	We made payments of $74.5 million on our Hines Credit Facility using net proceeds from this offering, which reduced our balance on this facility to zero as of December 31, 2015.

•	We made payments of $0.6 million for financing costs related to our loans and $48,000 for an interest rate cap related to the mortgage loan secured by Bishop’s Square.
2014

•	We borrowed $24.2 million under the Hines Credit Facility, in connection with the acquisition of 2819 Loker Avenue East.
Results of Operations
Year ended December 31, 2016 compared to the year ended December 31, 2015
We owned five properties that were 97% leased as of December 31, 2016 compared to two properties that were 100% leased as of December 31, 2015. As we are currently in the acquisition phase of our life cycle, changes in our results of operations related to our properties are primarily due to the acquisition of properties. Amounts recorded in our consolidated statements of operations for the years ended December 31, 2016 and 2015 are due to the following:

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Total revenues, property operating expenses, real property taxes, property management fees, depreciation and amortization, and interest expense relate to the operation of our five properties, the first of which was acquired in December 2014.

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Acquisition-related expenses represent costs related to the acquisition of our real estate investments, including those properties which we may acquire in future periods. These costs vary significantly from one acquisition to the next. For example, during the year ended December 31, 2015, we incurred a $2.0 million Stamp Duty tax related to the acquisition of Bishop’s Square. No similar acquisition expenses were incurred in relation to any of our acquisitions during the years ended December 31, 2016.

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We expect to pay monthly asset management fees to our Advisor based on an annual fee equal to 0.75% of (i) the cost of our real estate investments or (ii) with respect to our real estate investments included in our board of directors’ most recent determination of an NAV per share , the most recently determined value of such real estate investments. As described previously, our Advisor agreed to waive asset management fees for each quarter in 2016 and 2015, to the extent that our MFFO, for a particular quarter, is less than our distributions declared for such quarter. As a result of these waivers, our Advisor waived $1.3 million in asset management fees payable to it during the year ended December 31, 2016. Further, our Advisor waived $0.6 million of the total $0.9 million in asset management fees payable to it during the year ended December 31, 2015.

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We pay our Advisor acquisition fees equal to 2.25% of the purchase price of our real estate investments. Acquisition fees for the year ended December 31, 2016 were higher than those for the year ended December 31, 2015 due to an increase in our acquisition activity. We acquired three properties for an aggregate purchase price of $253.5 million during the year ended December 31, 2016 as compared to one property for $103.2 million during the year ended December 31, 2015.

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General and administrative expenses for the years ended December 31, 2016 and 2015 primarily consist of legal and accounting fees, costs and expenses associated with our board of directors, transfer agent costs and insurance costs. Certain of these costs are variable and will increase in the future as we continue to raise capital and make additional real estate investments.

Year ended December 31, 2015 compared to the year ended December 31, 2014
Our results of operations for the years ended December 31, 2015 and 2014 are not indicative of those expected in future periods as we did not meet our minimum offering requirements until September 2014 (and subsequent dates with respect to Washington and Pennsylvania) and did not make our first real estate investment until December 2014. We completed our second acquisition on March 3, 2015. Amounts recorded in our consolidated statements of operations for the years ended December 31, 2015 and 2014 are due to the following:

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Total revenues, property operating expenses, real property taxes, property management fees, depreciation and amortization, and interest expense relate to the operation of 2819 Loker Avenue East (acquired in December 2014) and Bishop’s Square (acquired in March 2015).

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Acquisition-related expenses represent costs related to the acquisition of our real estate investments, including those properties which we may acquire in future periods. During 2015, these costs included a $2.0 million Stamp Duty tax related to the acquisition of Bishop’s Square.

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We pay our Advisor acquisition fees equal to 2.25% of the purchase price of our real estate investments. Acquisition fees for the years ended December 31, 2015 and 2014 are comprised of the $2.3 million acquisition fee incurred in relation to our acquisition of Bishop’s Square in March 2015 and the $0.6 million acquisition fee incurred in relation to our acquisition of 2819 Loker Avenue East in December 2014.

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We incurred $63,000 in organizational costs, which consisted of expenses associated with our formation during the year ended December 31, 2014. No organizational costs were incurred during the year ended December 31, 2015.

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General and administrative expenses for the years ended December 31, 2015 and 2014 primarily consist of legal and accounting fees, costs and expenses associated with our board of directors, transfer agent costs and insurance costs. Certain of these costs are variable and will increase in the future as we continue to raise capital and make additional real estate investments.

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We entered into an interest rate cap agreement in March 2015 as an economic hedge against the variability of future interest rates on one of our variable interest rate borrowings. We have not designated this contract as a hedge for accounting purposes. Changes in the fair value of this interest rate cap resulted in a loss of $41,000 during the year ended December 31, 2015.

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Total income or loss attributable to noncontrolling interests for the years ended December 31, 2015 and 2014 relates to our allocation of our net loss to HALP II based on its ownership in the Operating Partnership.

Funds from Operations and Modified Funds from Operations
Funds from Operations (“FFO”) is a non-GAAP financial performance measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and is widely recognized by investors and analysts as one measure of operating performance of a real estate company. FFO excludes items such as real estate depreciation and amortization. Depreciation and amortization, as applied in accordance with GAAP, implicitly assumes that the value of real estate assets diminishes predictably over time and also assumes that such assets are adequately maintained and renovated as required in order to maintain their value. Since real estate values have historically risen or fallen with market conditions such as occupancy rates, rental rates, inflation, interest rates, the business cycle, unemployment and consumer spending, it is management’s view, and we believe the view of many industry investors and analysts, that the presentation of operating results for real estate companies using historical cost accounting alone is insufficient. In addition, FFO excludes gains and losses from the sale of real estate and impairment charges related to depreciable real estate assets and in-substance real estate equity investments, which we believe provides management and investors with a helpful additional measure of the historical performance of our real estate portfolio, as it allows for comparisons, year to year, that reflect the impact on operations from trends in items such as occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs. A property will be evaluated for impairment if events or circumstances indicate that the carrying amount may not be recoverable (i.e. the carrying amount exceeds the total estimated undiscounted future cash flows from the property). Undiscounted future cash flows are based on anticipated operating performance, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows. While impairment charges are excluded from the calculation of FFO as described above, stockholders are cautioned that due to the limited term of our operations, it could be difficult to recover any impairment charges.
In addition to FFO, management uses MFFO, as defined by the Investment Program Association, (the “IPA”), as a non-GAAP supplemental financial performance measure to evaluate our operating performance. The IPA has recommended the use of MFFO as a supplemental measure for publicly registered, non-listed REITs to enhance the assessment of the operating performance of a non-listed REIT. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be useful as a measure of the long-term operating performance of our investments or as a comparative measure to other publicly registered, non-listed REITs if we do not continue to operate with a limited life and targeted exit strategy, as currently intended and described herein. MFFO includes funds generated by the operations of our real estate investments and funds used in our corporate-level operations. MFFO is based on FFO, but includes certain additional adjustments which we believe are appropriate. Such items include reversing the effects of straight-line rent revenue recognition, fair value adjustments to derivative instruments that do not qualify for hedge accounting treatment and certain other items as described below. Some of these adjustments are necessary to address changes in the accounting and reporting rules under GAAP such as the accounting for acquisition-related expenses from a capitalization/depreciation model to an expensed-as-incurred model that were put into effect in 2009 and other changes to GAAP rules for real estate subsequent to the establishment of NAREIT’s definition of FFO. These changes in the accounting and reporting rules under GAAP affected all industries, and as a result of these changes, acquisition fees and expenses are typically accounted for as operating expenses under GAAP. Management believes these fees and expenses do not affect our overall long-term operating performance. These changes also have prompted a significant increase in the magnitude of non-cash and non-operating items included in FFO, as defined. Such items include amortization of out-of-market lease intangible assets and liabilities and certain tenant incentives.

Other adjustments included in MFFO are necessary to address issues that are common to publicly registered, non-listed REITs. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operations. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs like us are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. We will use the proceeds raised in our offerings to make real estate investments, and intend to begin the process of considering our alternatives for the execution of a Liquidity Event (i.e., a sale of our assets, our sale or merger, a listing of our shares on a national securities exchange, or another similar transaction) five to eight years following the end of this offering. Thus, as a limited life REIT we will not continuously purchase assets and will have a limited life.
The purchase of properties, and the corresponding expenses associated with that process, including acquisition fees and expenses, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to our stockholders. MFFO excludes acquisition fees payable to our Advisor and acquisition expenses. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to our stockholders. All paid and accrued acquisition fees and expenses with respect to the acquisition of a property negatively impact our operating performance during the period in which the property is acquired and will have negative effects on returns to our stockholders, the potential for future distributions, and future cash flows, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, the related acquisition fees and expenses and other costs related to such property. In addition, if we acquire a property after all offering proceeds from this offering have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. Since MFFO excludes acquisition fees and expenses, MFFO would only be comparable to the operations of non-listed REITs that have completed their acquisition activity and have other similar operating characteristics.
Management uses MFFO to evaluate the financial performance of our investment portfolio, including the impact of potential future investments. In addition, management uses MFFO to evaluate and establish our distribution policy and the sustainability thereof. Further, we believe MFFO is one of several measures that may be useful to investors in evaluating the potential performance of our portfolio following the conclusion of the acquisition phase, as it excludes acquisition fees and expenses, as described herein.
MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability (that is, the capacity to continue to be maintained) of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO.
FFO and MFFO should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. In addition, FFO and MFFO should not be considered as alternatives to net income (loss) or income (loss) from continuing operations as an indication of our performance or as alternatives to cash flows from operating activities as an indication of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO and MFFO are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. Please see the limitations listed below associated with the use of MFFO:

•
As we are currently in the acquisition phase of our life cycle, acquisition costs and other adjustments that are increases to MFFO are, and may continue to be, a significant use of cash and dilutive to the value of an investment in our shares.

•
MFFO excludes acquisition fees payable to our Advisor and acquisition expenses. Although these amounts reduce net income, we generally fund such costs with proceeds from this offering and/or acquisition-related indebtedness and do not consider these fees and expenses in the evaluation of our operating performance and determining MFFO.

•
We use an interest rate cap as an economic hedge against the variability of interest rates on one of our variable interest rate borrowings. Although we expect to hold this instrument to maturity, if we were to settle this instrument currently, it would have an impact on our operating performance. Additionally, this derivative instrument is measured at fair value on a quarterly basis in accordance with GAAP. MFFO excludes gains (losses) related to changes in the estimated value of our derivative instrument because such adjustments may not be reflective of ongoing operations and may reflect unrealized impacts on our operating performance.

•
We utilize the definition of FFO as set forth by NAREIT and the definition of MFFO as set forth by the IPA. Our FFO and MFFO as presented may not be comparable to amounts calculated by other REITs, if they use different approaches.

•
Our business is subject to volatility in the real estate markets and general economic conditions, and adverse changes in those conditions could have a material adverse impact on our business, results of operations and MFFO. Accordingly, the predictive nature of MFFO is uncertain and past performance may not be indicative of future results.

Neither the SEC, NAREIT nor any regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or a regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The following section presents our calculation of FFO and MFFO attributable to common stockholders and provides additional information related to our operations for the years ended December 31, 2016, 2015 and 2014 and the period from inception through December 31, 2016 (in thousands, except per share amounts). As we are in the capital raising and acquisition phase of our operations, FFO and MFFO are not useful in comparing operations for the periods presented below. We expect revenues and expenses to increase in future periods as we raise additional offering proceeds and use them to make additional real estate investments.

	Years ended December 31,			Period from July 31, 2013 (date of inception) through December 31, 2016
	2016	2015	2014
Net income (loss)	$(11,341)	$(5,638)	$(1,328)	$(18,307)
Depreciation and amortization (1)	15,372	4,207	49	19,628
Adjustments for noncontrolling interests (2)	(23)	36	185	198
Funds From Operations attributable to common stockholders	4,008	(1,395)	(1,094)	1,519
Loss (gain) on derivative instruments (3)	6	41	—	47
Loss (gain) on foreign currency(4)	(11)	11	—	—
Other components of revenues and expenses (5)	(2,030)	(938)	(6)	(2,974)
Acquisition fees and expenses (6)	7,452	5,246	699	13,397
Adjustments for noncontrolling interests (2)	(6)	(40)	(33)	(79)
Modified Funds From Operations attributable to common stockholders	$9,419	$2,925	$(434)	$11,910
Basic and diluted income (loss) per common share	$(0.62)	$(1.06)	$(14.63)	$(2.57)
Funds From Operations attributable to common stockholders per common share	$0.22	$(0.26)	$(14.03)	$0.21
Modified Funds From Operations attributable to common stockholders per common share	$0.52	$0.55	$(5.56)	$1.69
Weighted average shares outstanding	18,191	5,308	78	7,068
Notes to the table:

(1)
Represents the depreciation and amortization of real estate assets.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that such depreciation and amortization may be of limited relevance in evaluating current operating performance and, as such, these items are excluded from our determination of FFO.

(2)	Includes income attributable to noncontrolling interests and all adjustments to eliminate the noncontrolling interests’ share of the adjustments to convert our net loss to FFO and MFFO.

(3)
Represents components of net income (loss) related to the estimated changes in the values of our interest rate contract derivative. We have excluded this change in value from our evaluation of our operating performance and MFFO because such adjustments may not be reflective of our ongoing performance and may reflect unrealized impacts on our operating performance.

(4)
Represents components of net income (loss) primarily resulting from transactions that are denominated in currencies other than our functional currencies. We have excluded these changes in value from our evaluation of our operating performance and MFFO because such adjustments may not be reflective of our ongoing performance and may reflect unrealized impacts on our operating performance.

(5)
Includes the following components of revenues and expenses that we do not consider in evaluating our operating performance and determining MFFO for the years ended December 31, 2016, 2015 and 2014 and the period from inception through December 31, 2016:

	Years ended December 31,			Period from July 31, 2013 (date of inception) through December 31, 2016
	2016	2015	2014
Straight-line rent adjustment (a)	$(1,897)	$(627)	$(6)	$(2,529)
Amortization of lease incentives (b)	5	1	—	6
Amortization of out-of-market leases (b)	(138)	(312)	—	(451)
	$(2,030)	$(938)	$(6)	$(2,974)

(a)
Represents the adjustments to rental revenue as required by GAAP to recognize minimum lease payments on a straight-line basis over the respective lease terms.  We have excluded these adjustments from our evaluation of our operating performance and in determining MFFO because we believe that the rent that is billable during the current period is a more relevant measure of our operating performance for such period.

(b)	Represents the amortization of lease incentives and out-of-market leases.

(6)
Represents acquisition expenses and acquisition fees paid to our Advisor that are expensed in our consolidated statements of operations. We fund such costs with proceeds from this offering and/or acquisition-related indebtedness, and therefore do not consider these expenses in evaluating our operating performance and determining MFFO.

Set forth below is additional information relating to certain items excluded from the analysis above which may be helpful in assessing our operating results:

•
For the years ended December 31, 2016 and 2015, we incurred $408,000 and $7,000, respectively, in distribution and stockholder servicing fees with respect to Class T Shares. No distribution and stockholder servicing fees were incurred for the year ended December 31, 2014.

As noted previously, our cash flows from operations have been and may continue to be insufficient to fund distributions to stockholders. Therefore, some or all of our distributions may continue to be paid from other sources, such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. For example, we funded 60%, 23% and 100% of total distributions for the years ended December 31, 2016, 2015 and 2014, respectively, with cash flows from financing activities, which includes offering proceeds.
In addition, commencing with the quarter ended December 31, 2014, our Advisor agreed to waive the asset management fees for each quarter through December 31, 2016, to the extent that our modified funds from operations (“MFFO”), for a particular quarter, as disclosed in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, amounted to less than 100% of the aggregate distributions declared to our stockholders for such quarter. As a result of these fee waivers, cash flows from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to stockholders. These fee waivers are not deferrals and accordingly, any fees that are waived will not be paid to our Advisor in cash at any time in the future.
The table below outlines, with respect to each of the years ended December 31, 2016, 2015 and 2014, the asset management fees earned by our Advisor before application of the waivers, the amounts waived pursuant to the asset management fee waivers described above, and the asset management fees that were earned by our Advisor after application of the waivers (in thousands).

For the Years Ended	Asset Management Fee Pre-Waiver	Asset Management Fee Waived	Asset Management Fee Post-Waiver
December 31, 2016	$2,200	$1,252	$948
December 31, 2015	$888	$583	$305
December 31, 2014	$16	$16	$—
Our Advisor has also agreed to waive the asset management fees otherwise payable to it for the quarter ended March 31, 2017 to the extent that our MFFO for such quarter, as reduced to reflect the distribution and stockholder servicing fees payable for such quarter, as disclosed in our Quarterly Report on Form 10-Q, amounts to less than 100% of the aggregate distributions declared to our stockholders for that quarter.
From inception through December 31, 2016, we declared $13.1 million of cash distributions to our stockholders (including those reinvested in shares pursuant to our distribution reinvestment plan), compared to our total aggregate FFO loss of $1.5 million and our total aggregate net loss of $18.3 million for that period. During this offering and investment stages, we incur acquisition fees and expenses in connection with our real estate investments, which are recorded as reductions to net income (loss) and FFO. From inception through December 31, 2016, we incurred acquisition fees and expenses totaling $13.4 million. For the year ended December 31, 2016, we declared $10.1 million of cash distributions to our stockholders (including those reinvested in shares pursuant to our distribution reinvestment plan), compared to our total aggregate FFO of $4.0 million. For the years ended December 2015 and 2014, we declared cash distributions to our stockholders (including those reinvested in shares pursuant to our distribution reinvestment plan) totaling $2.9 million and $42,000, respectively, compared to our total aggregate FFO loss of $1.4 million and $1.1 million, respectively.
Related-Party Transactions and Agreements
We have entered into agreements with our Advisor, Dealer Manager and Hines and its affiliates, whereby we pay certain fees and reimbursements to these entities during the various phases of our organization and operation. During the organization and offering stage, these include payments to our Dealer Manager for selling commissions, the dealer manager fee, distribution and stockholder servicing fees, and payments to our Advisor for reimbursement of issuer costs. During the acquisition and operational stages, these include payments for certain services related to acquisitions, financing and management of our investments and operations provided to us by our Advisor and Hines and its affiliates pursuant to various agreements we have entered into with these entities. See Note 8 — Related Party Transactions in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for additional information concerning our related-party transactions and agreements.
Off-Balance Sheet Arrangements
As of December 31, 2016 and December 31, 2015, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations
The following table lists our known contractual obligations as of December 31, 2016. Specifically included are our obligations under long-term debt agreements and capital lease agreements (in thousands):

	Payments due by Period
Contractual Obligations	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total (2)
Notes payable (1)	$6,046	$11,013	$72,756	$130,647	$220,462
Hines Credit Facility (1)	$56,605	$—	$—	$—	$56,605
Capital lease obligation	$139	$—	$—	$—	$139
Total contractual obligations(2)	$62,790	$11,013	$72,756	$130,647	$277,206

(1)	Includes principal and interest payments outstanding as of December 31, 2016.

(2)
Excluded from the table above is the settlement of the $4.6 million distribution and stockholder servicing fee liability payable to our Dealer Manager with respect to Class T Shares as of December 31, 2016. We cannot predict the length of time over which this fee will be paid due to potential changes in the offering price or NAV per share of the Company's Class T Shares and future redemptions related to Class T Shares. If we assumed a constant per share offering price or NAV per share, the distribution and stockholder servicing fee with respect to Class T Shares would be paid over 5.25 years from the date of purchase.

Qualitative Disclosures About Market Risk
Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market-sensitive instruments. In pursuing our business plan, we believe that interest rate risk, currency risk and real estate valuation risk are the primary market risks to which we are exposed. As of December 31, 2016, we were exposed to the market risks listed below.
Interest Rate Risk
We are exposed to the effects of interest rate changes primarily as a result of debt used to maintain liquidity and fund expansion of our real estate investment portfolio and operations. As of December 31, 2016, we had $177.3 million of variable-rate debt outstanding. If interest rates were to increase by 1%, we would incur an additional $1.8 million in interest expense. Additionally, in March 2015, we entered into an interest rate cap to limit our exposure to rising interest rates related to our mortgage loan secured by Bishop’s Square. See Note 5 — Debt Financing to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for more information concerning our outstanding debt.

Foreign Currency Risk
Our investment in Bishop’s Square is subject to the effects of exchange rate movements between the Euro and the U.S. dollar, which may affect future costs and cash flows as well as amounts translated into U.S. dollars for inclusion in our consolidated financial statements. We have entered into a mortgage loan denominated in Euros for this investment, which provides a natural hedge with regard to changes in exchange rates between the Euro and U.S. dollar and reduces our exposure to exchange rate differences. Additionally, we are typically a net receiver of Euros, and, as a result, our foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar. Based upon our analysis, a 10% immediate, unfavorable change in the exchange rate between the Euro and U.S. dollar would have decreased the net book value of our investment in Bishop’s Square by approximately $0.7 million and would have reduced the year-to-date net income (loss) of Bishop’s Square by $216,000.
Other Risks
Our Advisor has agreed to waive the asset management fee otherwise payable to it pursuant to our Advisory Agreement for each of the quarters in 2014 - 2016 and the first quarter of 2017, to the extent that our MFFO for each respective quarter, as disclosed in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, amounts to less than 100% of the aggregate distributions declared for such quarter. There can be no assurances that our Advisor will continue this waiver subsequent to the first quarter of 2017, and if not, cash available to pay distributions in future periods may be reduced.

DESCRIPTION OF CAPITAL STOCK
We were formed as a corporation under the laws of the State of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our stock is a summary of all material provisions concerning our stock and you should refer to the Maryland General Corporation Law and our charter and bylaws for a full description. Throughout this prospectus, references to our “charter” refer to our amended and restated charter as amended and supplemented by articles supplementary and articles of amendment. The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws. Copies of our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You can obtain copies of our charter and bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information” below.
Our charter authorizes us to issue up to 1,500,000,000 common shares, $0.001 par value per share, and 500,000,000 preferred shares, $0.001 par value per share. Of the total shares of common stock authorized, 375,000,000 are classified as Class A Shares, 375,000,000 are classified as Class T Shares, 375,000,000 are classified as Class I Shares and 375,000,000 are classified as Class J Shares. As of April 5, 2017, 18.3 million and 14.5 million Class A Shares and Class T Shares, respectively, were issued and outstanding. As of the date of this prospectus, we had no Class I Shares, Class J Shares or preferred shares issued and outstanding. Our board of directors may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders. See “Security Ownership of Certain Beneficial Owners and Management” for disclosure of the number and percentage of our outstanding common shares owned by our officers and directors.
Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that any such proposals initially will be on more attractive terms than would be the case in their absence and will facilitate negotiations which may result in improvement of the terms of an initial offer.
Common Shares
Upon issuance for full payment in accordance with the terms of this offering, all common shares issued in the offering will be fully paid and non-assessable. Holders of our common shares will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue.
Subject to the limitations described in our charter, our board of directors, without any action by our stockholders, may classify or reclassify any of our unissued common shares into one or more classes or series by setting or changing the preferences, conversion, restrictions or other rights.
We will not issue certificates for our shares. Shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. DST Systems, Inc. will act as our registrar and as the transfer agent for our shares. A transfer of your shares can be effected simply by mailing to DST Systems, Inc. a transfer and assignment form, which we will provide to you upon written request.

Class A Shares
Each Class A Share sold in the primary offering is subject to a selling commission of 7.0% of the price per share and a dealer manager fee of 3.0% of the price per share. With respect to Class A Shares sold in the primary offering on and after August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees were paid by us from gross offering proceeds. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. Certain purchasers of Class A Shares may be eligible for volume or other discounts. See “Plan of Distribution” for additional information. The selling commissions and dealer manager fees will not be paid with respect to shares sold pursuant to our distribution reinvestment plan. There are no distribution and stockholder servicing fees payable with respect to the Class A Shares.
Class T Shares
Each Class T Share sold in the primary offering is subject to a selling commission of 2.0% of the price per share and a dealer manager fee of 2.75% of the price per share. With respect to Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees were paid by us from gross offering proceeds. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. Class T Shares are subject to a distribution and stockholder servicing fee of 1.0% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current NAV per share) for Class T Shares sold in the primary offering. The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. We will pay the distribution and stockholder servicing fee to our Dealer Manager, which may reallow or advance the fee to the participating broker dealer who sold the Class T Shares or, if applicable, to a subsequent broker dealer of record of the Class T Shares so long as the subsequent broker dealer is party to a selected dealer agreement with the our Dealer Manager that provides for reallowance. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase.
We will cease paying the distribution and stockholder servicing fee with respect to any particular Class T Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering including our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account. Each Class T Share will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of the events described in (i), (ii) or (iv) of the preceding sentence and the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering from the sale of Class A Shares and Class T Shares. Stockholders will receive notice that their Class T Shares have been converted into Class A Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. In the case of a Class T Share purchased in the primary offering at a price equal to $10.06, the maximum distribution and stockholder servicing fee that may be paid on that Class T Share will be equal to approximately $0.53 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class T Shares, this fee would be paid over approximately 5.25 years from the date of purchase, assuming a constant per share offering price of $10.06 or NAV, as applicable, per Class T Share. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class T Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class A Share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class A Share and Class T Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class T Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class T Share. See “Description of Capital Stock.” We will further cease paying the distribution and stockholder servicing fee on any Class T Share that is redeemed or repurchased, as well as upon the our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class T Shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class T Share. The aggregate amount of underwriting compensation for the Class A Shares, Class T Shares and Class I Shares, including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee for the Class T Shares and Class I Shares, will not exceed the 10% cap on underwriting compensation imposed by FINRA.

Distributions paid with respect to all Class T Shares, including those issued pursuant to the distribution reinvestment plan, will be lower than those paid with respect to Class A Shares because distributions paid with respect to all Class T Shares will be reduced by the payment of the distribution and stockholder servicing fees. In addition, distributions paid with respect to all Class T Shares, including those issued pursuant to the distribution reinvestment plan, will be lower than those paid with respect to Class I Shares because the distribution and stockholder servicing fees payable with respect to Class T Shares are higher than those that are payable with respect to Class I Shares.

Class I Shares
Class I Shares are only available for purchase by an investor that:

•	has a contract for investment advisory and related brokerage services which includes a fee based on the amount of assets under management or a “wrap” fee feature;

•	has a contract for a “commission replacement” account, which is an account in which securities are held for a fee only;

•
has engaged the services of a registered investment adviser with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (except where an investor has a contract for financial planning services with a registered investment advisor that is also a registered broker dealer);

•	is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department for a fee; or

•	is an endowment, foundation, pension fund or other institutional investor.
No selling commissions will be paid to our Dealer Manager with respect to Class I Shares.
Each Class I Share sold in the primary offering is subject to a dealer manager fee of 1.5% of the price per share. Our Advisor will pay all of the dealer manager fees payable to our Dealer Manager with respect to the Class I Shares sold in our primary offering. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. Class I Shares are subject to a distribution and stockholder servicing fee of 0.25% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current NAV per share) for Class I Shares sold in the primary offering. The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. We will pay the distribution and stockholder servicing fee to our Dealer Manager, which may reallow or advance the fee to the participating broker dealer who sold the Class I Shares or, if applicable, to a subsequent broker dealer of record of the Class I Shares so long as the subsequent broker dealer is party to a selected dealer agreement with the our Dealer Manager that provides for reallowance. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase.
We will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share and that Class I Share will convert into a number of Class J Shares determined by multiplying each Class I Share to be converted by the “Conversion Rate” described herein on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account. Stockholders will receive notice that their Class I Shares have been converted into Class J Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. In the case of a Class I Share purchased in the primary offering at a price equal to $9.73, the maximum distribution and stockholder servicing fee that may be paid on that Class I Share will be equal to approximately $0.15 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class I Shares, this fee would be paid over approximately 6 years from the date of purchase, assuming a constant per share offering price of $9.73 or NAV, as applicable, per Class I Share. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class I Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class J Share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class I Share and Class J Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class I Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class I Share. See “Description of Capital Stock.” We will further cease paying the distribution and stockholder servicing fee on any Class I Share that is redeemed or repurchased, as well as upon the our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class I Shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class I Share. The aggregate amount of underwriting compensation for the Class A Shares, Class T Shares and Class I Shares, including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee for the Class T Shares and Class I Shares, will not exceed the 10% cap on underwriting compensation imposed by FINRA.

Distributions paid with respect to all Class I Shares, including those issued pursuant to the distribution reinvestment plan, will be lower than those paid with respect to Class A Shares because distributions paid with respect to all Class I Shares will be reduced by the payment of the distribution and stockholder servicing fees.

If a portion, but not all of the Class T Shares or Class I Shares in a stockholder’s account are redeemed pursuant to our share redemption programs, the total underwriting compensation limit and the amount of underwriting compensation previously paid with respect to the account will be prorated between the shares that were redeemed and those shares that were retained in the account. Similarly, if a portion of the Class T Shares or Class I Shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid with respect to the account will be prorated between the Class T Shares or Class I Shares that were transferred and the Class T Shares or Class I Shares that were retained in the account. If a stockholder’s account includes Class T Shares or Class I Shares and the stockholder makes a subsequent purchase of Class T Shares or Class I Shares, as applicable, in the primary offering in the same stockholder account, the total underwriting compensation limit will be based on the total number of primary offering Class T Shares or Class I Shares, as applicable, in the account and the distribution and stockholder servicing fees will be calculated on all of the primary offering Class T Shares or Class I Shares, as applicable, in the account, such that the conversion of the Class T Shares or Class I Shares, as applicable, from the initial purchase will be delayed and the accrual of the distribution and stockholder servicing fees and the conversion of the Class T Shares or Class I Shares, as applicable, with respect to the subsequent purchase will happen on a more accelerated basis than would have been the case if the stockholder had made the subsequent purchase in a separate account.  Stockholders may elect to make subsequent purchases in a separate account. Purchasing additional primary shares in the same account will not increase the amount of the distribution and stockholder servicing fees paid with respect to a stockholder’s shares, but will only affect the timing of such payments.

Class J Shares

We are not offering any Class J Shares for sale as part of this offering. Rather, the Class I Shares being offered may convert into Class J Shares upon certain events, as described above. Class J Shares, when issued, will not be subject to the payment of any selling commissions, dealer manager fees or other underwriting compensation. Any distributions paid with respect to Class J Shares, including those issued pursuant to the distribution reinvestment plan will be equal to those paid with respect to Class A Shares.
Preferred Shares
Upon the affirmative vote of a majority of our directors, our charter authorizes our board of directors to issue one or more classes or series of preferred shares without stockholder approval and our charter provides that the issuance of preferred shares must also be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel. Further, our charter authorizes the board to classify or reclassify any of our unissued preferred shares and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred shares. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred shares preferences, powers, and rights senior to the rights of holders of common shares. However, the voting rights per preferred share of any series or class of preferred shares sold in a private offering may not exceed voting rights which bear the same relationship to the voting rights of common shares as the consideration paid to us for each privately-held preferred share bears to the book value of each outstanding common share. If we ever created and issued preferred shares with a distribution preference over our common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.
Under certain circumstances, the issuance of preferred shares may delay, prevent, render more difficult or tend to discourage:

•	a merger, tender offer or proxy contest;

•	the assumption of control by a holder of a large block of our securities; or

•	the removal of incumbent management.
Our board of directors, without stockholder approval, may issue preferred shares with voting and conversion rights that could adversely affect the holders of common shares, subject to the limits described above. We currently have no preferred shares issued and outstanding. Our board of directors has no present plans to issue preferred shares, but may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements
Class A Shares, Class T Shares, Class I Shares and Class J Shares vote together as a single class, and each share is entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, including the election of directors; provided that with respect to any mater that would only have a material adverse effect on the rights of a particular class of common stock, only the holders of such affected class are entitled to vote. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of our outstanding common shares can elect all of the directors then standing for election and the holders of the remaining common shares will not be able to elect any directors. An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our president or our chairman of the board or upon the written request of stockholders entitled to cast not less than 10% of all of the votes entitled to be cast on such matter at such meeting. The presence of stockholders, either in person or by proxy, entitled to cast at least 50% of all the votes entitled to be cast at a meeting constitutes a quorum. Generally, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary to take stockholder action, except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.
Under the Maryland General Corporation Law and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on:

•	amendments to our charter and the election and removal of directors (except as otherwise provided in our charter or under the Maryland General Corporation Law);

•	our liquidation or dissolution; and

•	a merger, consolidation or sale or other disposition of substantially all of our assets.
No such action can be taken by our board of directors without a vote of our stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter or, in the case of director elections, a majority of the votes present in person or by proxy at a meeting at which a quorum is present. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the Maryland General Corporation Law unless our board of directors determines that such rights shall apply with respect to all or any classes or series of shares, to a particular transaction or all transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights.
We will maintain, as part of our books and records, and will make available for inspection by any stockholder or the stockholder’s designated agent at our office an alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them. We will update the stockholder list at least quarterly to reflect changes in the information contained therein. A copy of the list shall be mailed to any stockholder who requests the list within 10 days of the request and will be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay the reasonable costs of producing the list. We have the right to request that a requesting stockholder represent to us that the list will not be used to pursue commercial interests. Stockholders also have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If we do not honor a proper request for the stockholder list, then the requesting stockholder shall be entitled to recover certain costs incurred in compelling the production of the list, including attorneys’ fees, as well as actual damages suffered by reason of the refusal or failure to produce the list. A stockholder, however, shall not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in our affairs. The remedies provided to stockholders requesting copies of the stockholder list described above are in addition to, and shall not in any way limit, other remedies available to such stockholders under federal or state laws.
In addition, pursuant to our charter, any stockholder and any designated representative thereof shall be permitted access to our corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Under Maryland law, stockholders are entitled to inspect and copy our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of the amount of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Statements of stock and securities will only include the number of shares issued during the period and the consideration received per share, in conformity with Maryland law, and will not include any personal identifying information concerning the holders of the shares. Requests to inspect and/or copy our corporate records must be made in writing to our address as set forth in the section of this prospectus titled “Where You Can Find More Information.” It is the policy of our board of directors to comply with all proper requests for access to our corporate records in conformity with our charter and Maryland law.
Rights Upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A Shares, Class T Shares, Class I Shares and Class J Shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. We will calculate the NAV as a whole for all shares of our common stock and then will determine any differences attributable to each class. Each holder of shares of a particular class of common stock will be entitled to receive, proportionately with each other holder of shares of such class, that portion of such aggregate assets available for distribution to such class as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. We expect the NAV per share of each Class A Share, Class T Share, Class I Share and Class J Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class T Shares and/or Class I Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class T Share or Class I Shares, as applicable, which would result in the NAV and distributions upon liquidation with respect to Class T Shares and/or Class I Shares being lower than the NAV and distributions upon liquidation with respect to Class A Shares and Class J Shares.
Restrictions On Transfer
In order for us to qualify as a REIT, no more than 50% in value of the outstanding shares of our common stock may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year, excluding our first taxable year ending December 31, 2015. In addition, the outstanding shares of our common stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year ending December 31, 2015. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments (and a similar test requires that at least 95% of our gross income for each calendar year must consist of rents from real property and income from other real property investments together with certain other passive items such as dividend and interest). The rents received by the Operating Partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist us in preserving our status as a REIT, among other purposes, our charter provides generally that (i) no person may beneficially or constructively own common shares in excess of 9.9% (in value or number of shares) of the outstanding common shares; (ii) no person may beneficially or constructively own shares in excess of 9.9% of the value of the total outstanding shares; (iii) no person may beneficially or constructively own shares that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no person may transfer or attempt to transfer shares if such transfer would result in our shares being owned by fewer than 100 Persons.
Our charter provides that if any of the restrictions on transfer or ownership described above are violated, the shares represented hereby will be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries effective on the day before the purported transfer of such shares. We will designate a trustee of the charitable trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the charitable trust. The trustee will receive all distributions on the shares of our capital stock in the same trust and will hold such distributions or distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. The purported transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.9% ownership limit, the transfer is exempted by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for our qualification as a REIT. In addition, our charter provides that we may redeem shares upon the terms and conditions specified by the board of directors in its sole discretion if our Board of Directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may immediately be void.
The trustee will transfer the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The transfer shall be made within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust. During this 20-day period, we will have the option of redeeming such shares of our capital stock. Upon any such transfer or purchase, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the charitable trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to our charter. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the charitable trustee, such shares are sold by a purported transferee, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive pursuant to our charter, such excess shall be paid to the charitable trustee upon demand.
Any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares that will or may violate the foregoing restrictions, or any person who would have owned shares that resulted in a transfer to the charitable trust pursuant to our charter, is required to immediately give us written notice of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The ownership limits do not apply to a person or persons which our board of directors has, in its sole discretion, determined to exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned and other information related to such ownership.
Distribution Objectives
The tables below outline the distribution rates declared per share, per day since we first declared a distribution and the annualized distribution rates for each Class A Share and Class T Share.
.

Class A Shares
Period Declared	Distribution Rate Per Share, Per Day	Annualized Distribution Rate Per Share
4/1/2017 - 4/30/2017	$0.001653699	$0.60
5/1/2016 - 3/31/2017	$0.001594766	$0.58
10/1/2014 - 4/30/2016	$0.001575342	$0.57

Class T Shares
Period Declared	Gross Distribution Rate Per Share, Per Day	Net Annualized Distribution Rate Per Share (1)
4/1/2017 - 4/30/2017	$0.001653699	$0.50
5/1/2016 - 3/31/2017	$0.001594766	$0.48
8/24/2015- 4/30/2016	$0.001575342	$0.47

(1)
Class T Shares are subject to an ongoing distribution and stockholder servicing fee payable to the Dealer Manager of 1.0% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current net asset value per share, if any has been disclosed). For purposes of calculating the net annualized distribution rate per share, we deduct from the gross annualized distribution rate an amount equal to 1.0% of the gross offering price, assuming a constant, per share offering price $10.06. The actual distribution rate for Class T Shares will vary based on the actual per share offering price in effect and the total amount of distribution and stockholder fees payable.

In addition to the distributions described above, our board of directors authorized special stock dividends as of daily record dates for the period from October 1, 2014 through June 30, 2015. Stock dividends for our Class A Shares were calculated based on stockholders of record each day in an amount equal to 0.0000273973 of a share of Class A common stock, per day. Shares issued related to our stock dividends were issued on a quarterly basis.
We expect to continue paying distributions unless our results of operations, our general financial condition, general economic conditions or other factors prohibit us from doing so. The timing and amount of distributions will be determined by our board of directors, in its discretion and may vary from time to time. Distributions cannot be guaranteed. We have not generated sufficient cash flow from operations to fully fund distributions. Therefore, our distributions have been and may continue to be paid from sources such as proceeds from our debt financings, proceeds from this offering, cash advances by our Advisor, cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. For example, we funded 60%, 23% and 100% of total distributions for the years ended December 31, 2016, 2015 and 2014, respectively, with cash flows from financing activities, which includes offering proceeds. We have not placed a cap on the amount of our distributions that may be paid from any of these sources.
Commencing with the quarter ended December 31, 2014, our Advisor agreed to waive the asset management fees for each quarter through December 31, 2016, to the extent that our MFFO, for a particular quarter, as disclosed in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, amounted to less than 100% of the aggregate distributions declared to our stockholders for such quarter. As a result of these fee waivers, cash flows from operations that would have been paid to our Advisor for asset management fees may be available to pay distributions to stockholders. These fee waivers are not deferrals and accordingly, any fees that are waived will not be paid to our Advisor in cash at any time in the future.
The table below outlines, with respect to each of the years ended December 31, 2016, 2015 and 2014, the asset management fees earned by our Advisor before application of the waivers, the amounts waived pursuant to the asset management fee waivers described above, and the asset management fees that were earned by our Advisor after application of the waivers (in thousands).

For the Years Ended	Asset Management Fee Pre-Waiver	Asset Management Fee Waived	Asset Management Fee Post-Waiver
December 31, 2016	$2,200	$1,252	$948
December 31, 2015	$888	$583	$305
December 31, 2014	$16	$16	$—
Our Advisor has also agreed to waive the asset management fees otherwise payable to it for the quarter ended March 31, 2017 to the extent that our MFFO for such quarter, as reduced to reflect the distribution and stockholder servicing fees payable for such quarter, as disclosed in our Quarterly Report on Form 10-Q, amounts to less than 100% of the aggregate distributions declared to our stockholders for that quarter. There can be no assurances that our Advisor will continue this waiver, and if not, cash available to pay distributions in future periods may be reduced. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operations.
Distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on Class A Shares, Class T Shares, Class I Shares and Class J Shares will differ because of different class-specific expenses. Specifically, the distribution and stockholder servicing fees payable with respect to Class T Shares and/or Class I Shares will cause the amount of funds available for distributions with respect to Class T Shares and/or Class I Shares, including Class T Shares and Class I Shares issued pursuant to the distribution reinvestment plan, to be lower than the amount of funds available for distributions with respect to Class A Shares and Class J Shares. As described above, we expect the NAV per share of each Class A Share, Class T Share, Class I Share and Class J Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class T Shares and/or Class I Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class T Share and/or Class I Share, as applicable. See “—Rights Upon Liquidation.”
To the extent our board of directors authorizes the declaration of a distribution, we intend to authorize and calculate distributions on a daily basis and aggregate and pay them initially on a monthly basis.

Because all of our operations will be performed indirectly through the Operating Partnership, our ability to pay distributions will depend on the Operating Partnership’s ability to pay distributions to its partners, including Hines Global II. Distributions will be paid to our stockholders as of record dates selected by our board of directors. Distributions are authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our ability to pay distributions may be affected by a number of factors, including:

•	our Advisor’s ability to identify and execute investment opportunities at a pace consistent with capital we raise;

•	the ability of borrowers to meet their obligations under any real estate related debt investments we make;

•	our operating and interest expenses;

•	the ability of tenants to meet their obligations under any leases associated with any properties we acquire;

•	the amount of distributions we receive from our indirect real estate investments;

•	the ability of borrowers to meet their obligations under any real estate-related debt investments we make;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves therefor;

•	leasing commissions and tenant inducements for leasing space;

•	the issuance of additional shares; and

•	financings and refinancings.
We must distribute to our stockholders at least 90% of our annual ordinary taxable income in order to continue to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT—Distribution Requirements” section of this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs. We refer you to the “Risk Factors—Risks Related to Our Business in General—We may need to incur borrowings that would otherwise not be incurred to meet REIT minimum distribution requirements” and “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT” sections in this prospectus.
Share Redemption Programs
Our shares are currently not listed on a national securities exchange, and we do not know whether they will ever be listed. In order to provide our stockholders with some liquidity, we have a share redemption program applicable to both Class A Shares and Class T Shares and a share redemption program applicable to Class I Shares and Class J Shares. As described below, we cannot guarantee that our share redemption programs will be available indefinitely. Stockholders who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, may receive the benefit of limited liquidity by presenting for redemption to us all or a portion of those shares, in accordance with the procedures outlined herein and subject to the limitations and restrictions of the programs described below. The terms of our share redemption program applicable to Class I Shares and Class J Shares may provide holders of Class I Shares and Class J Shares with a greater opportunity to have their shares redeemed than holders of Class A Shares and Class T Shares. The limit on the amount of shares that may be redeemed under our share redemption program applicable to Class I Shares and Class

J Shares is higher than the limit on our share redemption program applicable to Class A Shares and Class T Shares. In addition, the funds available for redemptions under our share redemption program applicable to Class A Shares and Class T Shares are generally limited to funds received from the distribution reinvestment plan in the prior month; whereas unless our board of directors determines otherwise, we intend to fund redemptions pursuant to our share redemption program applicable to Class I Shares and Class J Shares from any available cash sources at our disposal. There is no fee payable to our Advisor, our Sponsor, our board of directors or any other party in connection with the redemption of shares pursuant to our share redemption program. Although we have a share redemption program that is applicable to Class J Shares, we are not offering Class J Shares pursuant to this prospectus and as of the date of this prospectus, no Class J Shares are outstanding.

Share Redemption Program Applicable to Class A Shares and Class T Shares
After you have held your Class A Shares and/or Class T Shares for a minimum of one year, subject to the limitations of our share redemption program applicable to Class A Shares and Class T Shares and the special pricing applicable to redemptions in connection with the death or disability of a stockholder, shares redeemed under the share redemption program applicable to Class A Shares and Class T Shares will be redeemed at a price equal to the NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC. In the event a stockholder is having all his shares redeemed, we may waive the one-year holding requirement for shares purchased under our distribution reinvestment plan and for shares issued pursuant to stock dividends. In addition, we may waive the one-year holding requirement in the event of a stockholder’s bankruptcy. In the event of the death or disability of the holder, upon request, we will waive the one-year holding requirement. Except as noted below, shares that are redeemed in connection with the death or disability of a stockholder will be redeemed at a price equal to the price paid to acquire such shares from us; provided, that, the redemption price cannot exceed the then-current offering price and, as described below, the redemption price will be reduced as necessary to be equal to then-current offering price for such class of shares being redeemed.

During the period of any public offering, the redemption price will be equal to or less than the price of the shares of such class offered in the relevant offering. If we are engaged in a public offering and the redemption price calculated in accordance with the guidelines set forth above would result in a price that is higher than the then-current public offering price of such class of common shares, including the redemption price for death and disability redemptions, then the redemption price will be reduced and will be equal to the then-current public offering price of such class of common shares being redeemed. We disclosed an NAV per share of our common stock of $9.65 in March 2017. Therefore, until we disclose a new NAV per share, the redemption price under the share redemption program applicable to Class A Shares and Class T Shares will be $9.65 per share. Any shares tendered for redemption in connection with the death or disability of a stockholder will continue to be redeemed at a price equal to the price paid to acquire such shares from us, subject to the limitations noted above.

To the extent our board of directors determines that we have sufficient available cash for redemptions as described below, we initially intend to redeem shares on a monthly basis; however, our board of directors may determine from time to time to adjust the timing of redemptions or suspend or otherwise modify our share redemption program upon 30 days’ notice. Subject to the limitations and restrictions on the program and to funds being available, the number of shares redeemed during any consecutive twelve month period will be limited to no more than 5% of the number of outstanding shares of common stock at the beginning of that twelve month period. Please see “Risk Factors—Risks Related to Our Business in General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments. Adverse changes in affiliated programs could also adversely affect our ability to raise capital” for information regarding the previous suspension of the share redemption program of Hines REIT.

Unless our board of directors determines otherwise, the funds available for redemptions in each month will be limited to the funds received from the distribution reinvestment plan in the prior month. Our board of directors has complete discretion to determine whether all of such funds from the prior month’s distribution reinvestment plan can be applied to redemptions in the following month, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions.

If you would like to request redemption of your shares, please contact us to receive required redemption forms and instructions concerning required signatures. Certain broker dealers require that their clients make redemption requests through their broker dealer, so please contact your broker dealer first if you want to request redemption of your shares. Stockholders may request that we redeem all or any portion of their shares as of the close of business on the last calendar day of each full calendar month, or the “Redemption Date.” To have their shares redeemed, stockholders’ redemption requests and required documentation must be received by us in good order by 4:00 p.m. Eastern time on the second to last business day of the applicable month. If a redemption request is received after such time, the redemption order will be executed on the next month’s Redemption Date at the NAV per share applicable to that quarter (subject to the special pricing applicable to redemptions in connection with the death or disability of a stockholder described above), unless such request is withdrawn prior to that Redemption Date. Stockholders will generally have at least 20 business days (from the last business day of the previous month to the second to last business day of the applicable month) during which to decide whether to request redemption of their shares as of the end of the current month. Stockholders may withdraw their redemption requests before they have been processed by notifying a customer service representative available on our toll-free information line at (888) 220-6121 before 4:00 p.m. Eastern time on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days after the Redemption Date. If you submit a request for redemption and are also a participant in our distribution reinvestment plan, your participation in our distribution reinvestment plan will terminate upon our receipt of your redemption request.

As indicated below in “—Valuation Policy and Procedures,” any new NAV will be disclosed within 45 days after the date as of which it is determined and commencing with the quarter after the first quarter in which we sell a Class I Share, NAV calculations will be made on a quarterly basis. The redemption price will be made available for a period of at least 10 business days ending on or before the second to last business day of each month and, as a result, all stockholders will have at least a ten business day period to consider the redemption price before the deadline to submit or withdraw a redemption request (the first day of the ten business day period is the day the redemption price is made available and the tenth business day of the period is the deadline to submit or withdraw a redemption request (the second to last business day of the month)). The NAV per share will be posted on the Company’s website (www.HinesSecurities.com/reits/ hines-global-reit-2) promptly after it has become available and will also be available through our toll-free information line at (888) 220-6121. Under normal circumstances, we expect to fulfill redemption requests, subject to the limitations described above.

We may redeem fewer Class A Shares and Class T Shares than have been requested to be redeemed in any particular month, or none at all, in the discretion of our board of directors, including due to the lack of readily available funds because of market conditions, the need to maintain liquidity for operations or because our board of directors has determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares. In the event that we determine to redeem some but not all of the Class A Shares and Class T Shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. The portion of any unfulfilled redemption requests due to any of the limitations described above must be resubmitted after the start of the next month, or upon the recommencement of the redemption program, as applicable. Any determination to redeem fewer shares than have been requested to be redeemed may be made immediately prior to the applicable Redemption

Date, and will be disclosed subsequently to prospective investors and stockholders in periodic prospectus supplements and/or reports filed by us, or more frequently as required by applicable securities laws.

Our board of directors may modify or suspend the share redemption program applicable to Class A Shares and Class T Shares at any time upon 30 days’ written notice without stockholder approval if our directors believe such action is in the best interests of our stockholders. For example, if redemption requests, in the business judgment of the board of directors, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on stockholders whose shares are not redeemed, then our board of directors may modify or suspend the share redemption program if it deems such action to be in the best interest of our stockholders. In addition, our board of directors may determine to suspend the share redemption program due to regulatory changes, changes in law or if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. Stockholders will be notified of material modifications to or suspensions of the program in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current or periodic report. Any material modifications also will be disclosed on our website.

Share Redemption Program Applicable to Class I Shares and Class J Shares
Subject to the limitations of and restrictions on the program, and subject to funds being available as described below, shares redeemed under the share redemption program applicable to Class I Shares and Class J Shares will be redeemed at a price equal to the NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC. Under our share redemption program applicable to Class I Shares and Class J Shares, we may redeem during any calendar month Class I Shares and Class J Shares whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is 2% of the aggregate NAV of such classes of shares as of the last calendar day of the previous month and during any calendar quarter whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is up to 5% of NAV of such classes of shares as of the last calendar day of the prior calendar quarter. During a given quarter, if in each of the first two months of such quarter the 2% redemption limit is reached and stockholders’ redemptions are reduced pro rata for such months, then in the third and final month of that quarter, the applicable limit for such month will likely be less than 2% of the NAV applicable to all such shares as of the last calendar day of the previous month because the redemptions for that month, combined with the redemptions in the previous two months, cannot exceed 5% of the NAV of such classes of shares as of the last calendar day of the prior calendar quarter.

There is no minimum holding period for Class I Shares and Class J Shares and you can request that we redeem your Class I Shares and Class J Shares at any time. However, Class I Shares and/or Class J Shares that have not been outstanding for at least one year will be redeemed at 95% of the redemption price that would otherwise apply, which we refer to as the “short-term holding discount;” provided, that, the period that a Class I Share was held prior to being converted into a Class J Share will count toward the total hold period for a Class J Share. Upon request, we may waive the short-term holding discount in the case of the death or disability of a stockholder. The discount also will be waived with respect to shares issued pursuant to our distribution reinvestment plan and any shares that we issue as stock dividends.

Unless our board of directors determines otherwise, we intend to fund redemptions pursuant to our share redemption program applicable to Class I Shares and Class J Shares from any available cash sources at our disposal, including available cash, cash flow from operations, the sale of real estate-related securities and other assets, borrowings or offering proceeds, without any limitation on the amounts we may pay from such sources. Our board of directors has complete discretion to determine whether all of such funds will be applied to redemptions pursuant to the program, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions pursuant to the program. Please see “Risk Factors—Risks Related to Our Business in

General—Our success will be dependent on the performance of Hines as well as key employees of Hines. Certain other investment vehicles sponsored by Hines have experienced adverse developments in recent years and there is a risk that we may experience similar adverse developments. Adverse changes in affiliated programs could also adversely affect our ability to raise capital” for information regarding the previous suspension of the share redemption program of Hines REIT.

If you would like to request redemption of your shares, please contact us to receive required redemption forms and instructions concerning required signatures. Certain broker dealers require that their clients make redemption requests through their broker dealer, so please contact your broker dealer first if you want to request redemption of your shares. Stockholders may request that we redeem all or any portion of their shares as of the close of business on the last calendar day of each full calendar month, or the “Redemption Date.” To have their shares redeemed, stockholders’ redemption requests and required documentation must be received by us in good order by 4:00 p.m. Eastern time on the second to last business day of the applicable month. If a redemption request is received after such time, the redemption order will be executed on the next month’s Redemption Date at the NAV per share applicable to that quarter (subject to any short-term holding discount), unless such request is withdrawn prior to that Redemption Date. Stockholders will generally have at least 20 business days (from the last business day of the previous month to the second to last business day of the applicable month) during which to decide whether to request redemption of their shares as of the end of the current month. Stockholders may withdraw their redemption requests before they have been processed by notifying a customer service representative available on our toll-free information line at (888) 220-6121 before 4:00 p.m. Eastern time on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days after the Redemption Date.

As indicated below in “—Valuation Policy and Procedures,” any new NAV will be disclosed within 45 days after the date as of which it is determined and commencing with the quarter after the first quarter in which we sell a Class I Share, NAV calculations will be made on a quarterly basis. In certain circumstances a stockholder may make a repurchase request for a particular Redemption Date before the NAV applicable to such Redemption Date is made available, however, the redemption price will be made available for a period of at least 10 business days ending on or before the second to last business day of each month and, as a result, all stockholders will have at least a ten business day period to consider the redemption price before the deadline to submit or withdraw a redemption request (the first day of the ten business day period is the day the redemption price is made available and the tenth business day of the period is the deadline to submit or withdraw a redemption request (the second to last business day of the month)). The NAV per share will be posted on the Company’s website (www.HinesSecurities.com/reits/ hines-global-reit-2) promptly after it has become available and will also be available through our toll-free information line at (888) 220-6121. Under normal circumstances, we expect to fulfill redemption requests, subject to the 2% monthly and 5% quarterly limitations.

We may redeem fewer Class I Shares and Class J Shares than have been requested to be redeemed in any particular month, or none at all, in our discretion, including due to the lack of readily available funds because of market conditions, the need to maintain liquidity for operations or because our board of directors has determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares. In the event that we determine to redeem some but not all of the Class I Shares and Class J Shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. The portion of any unfulfilled redemption requests due to any of the limitations described above must be resubmitted after the start of the next month or quarter, or upon the recommencement of the redemption program, as applicable. Any determination to redeem fewer shares than have been requested to be redeemed may be made immediately prior to the applicable redemption date (the last calendar day of the month), and will be disclosed subsequently to prospective investors and stockholders in periodic prospectus supplements and/or reports filed by us, or more frequently as required by applicable securities laws.

If redemption requests, in the business judgment of the board of directors, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on stockholders whose shares are not redeemed, then our board of directors may modify or suspend the share redemption program if it deems such action to be in the best interest of our stockholders. In addition, our board of directors may determine to suspend the share redemption program due to regulatory changes, changes in law or if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. Material modifications, including any reduction to the monthly or quarterly limitations on redemptions, and suspensions of the program will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current or periodic report. Any material modifications will also be disclosed on our website.

As of the date of this prospectus, there are no Class I Shares or Class J Shares issued and outstanding and therefore, no Class I Shares or Class J Shares have been redeemed.

General Information Concerning Both Share Redemption Programs

You will not relinquish your shares until we redeem them. The shares we redeem under our share redemption programs will be cancelled and will have the status of authorized but unissued shares. We will not resell such shares to the public unless such sales are first registered with the SEC under the Securities Act and under appropriate state securities laws or are exempt under such laws. We will terminate both of our share redemption programs in the event that our shares ever become listed on a national securities exchange or in the event a secondary market for our common shares develops.

Any NAV per share approved by our board of directors in the future may be higher or lower than the most recently disclosed NAV per share, which would cause the redemption price under our share redemption programs to increase or decrease accordingly. The NAV per share is not a representation, warranty or guarantee that (i) a stockholder would be able to realize such per share amount if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amount upon our liquidation or sale; (iii) shares of our common stock would trade at such per share amount on a national securities exchange; or (iv) a third party would offer such per share amount in an arm’s-length transaction to purchase all or substantially all of our shares of common stock.
Please see “Risk Factors—Risks Related to Investing in this Offering—Your ability to have your shares redeemed is limited under our share redemption programs and may be more limited for holders of Class A Shares and Class T Shares than for holders of Class I Shares and Class J Shares. If you are able to have your shares redeemed, it may be at a price that is less than the price you paid for the shares and the then-current market value of the shares” and “Risk Factors—Risks Related to Investing in this Offering—There is no public market for our common shares; therefore, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount.”
Valuation Policy and Procedures
We have a valuation policy, pursuant to which we will provide an NAV per share for each class of our common stock consistent with FINRA requirements and will disclose such NAV per share, as applicable, in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and/or in our Current Reports on Form 8-K as well as in our annual reports to our stockholders. The following is a summary of the valuation policy we expect to follow with respect to each determination of an NAV per share . If we have an ongoing public offering at the time of such disclosure, we will also include the disclosure in the prospectus for the offering. Our board of directors has appointed a committee comprised of independent directors, which we refer to herein as the Valuation Committee, to be responsible for the oversight of the valuation process, subject to the final approval of our board of directors. At a minimum, the NAV per share of each class of our common stock will be based on the fair value of our assets less liabilities under market conditions existing as of the date of the valuation.
We expect that each time it is determined, the NAV per share of each Class A Share, Class T Share and Class I Shares will be the same, except in the unlikely event that the distribution fees payable by us exceed the amount otherwise available for distribution to holders of Class T Share and/or Class I Shares in a particular period (prior to the deduction of the distribution fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class T Share and/or Class I Share, as applicable. Subject to the approval of the Valuation Committee and our board of directors, we will engage one or more independent third-party firms, which we refer to herein as independent valuation firms, for purposes of the independent valuation. The engagement of an independent valuation firm will be our sole responsibility and we will have the sole discretion to select the independent valuation firm to perform the independent valuation. The disclosure date of the NAV per share for each class of our common stock based on an independent valuation will be no more than 45 days after the date as of which the independent valuation is determined. Prior to the commencement of quarterly valuations, we will have an independent valuation firm perform an independent valuation no less frequently than every other year. We expect to commence quarterly valuations of our common stock beginning with the quarter following the first quarter in which we sell a Class I Share.
As part of each independent valuation performed, the independent valuation firm periodically will obtain a new appraisal, utilizing recognized industry standards prescribed by the Uniform Standards of Professional Appraisal Practice or the similar industry standard for the country where the property appraisal is conducted, of each of the real estate properties we own and will assign a discrete value for each property. All appraisals of properties will be conducted by appraisers possessing a Member Appraisal Institute designation or similar designation or, for international appraisals, by a public certified expert for real estate valuations, qualified to perform and oversee the appraisal work of the scope and nature required. Our consolidated real properties will be appraised approximately once every 12 calendar months, and in no event will more than 12 full calendar months pass between appraisals of our consolidated real properties. In order to provide a smooth and orderly appraisal process, we will seek to have approximately 1/4th of the portfolio appraised each quarter, although we may have more or less appraised in a quarter. The acquisition cost of newly-acquired properties will serve as their appraised value and thereafter will be part of the appraisal cycle described above such that they are appraised no more than 12 full calendar months after acquisition.
In establishing a new NAV per share, in addition to using the appraised values of our real estate investments and values of our debt obligations, the Valuation Committee will include in its determination the values of other assets and liabilities such as cash, tenant and other receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities, all of which will be valued at cost. No liquidity discounts or discounts relating to the fact that we are externally managed will be applied to the NAV per share and no attempt will be made to value us as an enterprise. The NAV per share for each class is calculated by dividing such class’s NAV at the end of each quarter by the number of shares outstanding for that class at the end of such quarter.
Prior to the commencement of quarterly valuations, in each year between required independent valuations, our board of directors, in its sole discretion, will either engage an independent valuation firm to conduct an independent valuation in accordance with the procedures set forth above or provide its own valuation, which will be reviewed and confirmed by an independent valuation firm, which we refer to herein as an interim valuation. If our board of directors determines to obtain an interim valuation in the year between required independent valuations, then the role of the independent valuation firm with respect to the interim valuation will include a review and confirmation of the reasonableness of (i) the valuation process and methodology and conformity with real estate industry standards and practices relating to valuations; (ii) the assumptions and data used in connection with the valuation of each real estate investment; and (iii) the final real estate investment valuation determined by our board of directors.

For both independent and interim valuations, we will obtain from the independent valuation firm a written report, which will set forth a summary analysis of the independent valuation firm’s processes and methodologies undertaken in the valuation, a description of the scope of the reviews performed and any limitations thereto, the data and assumptions used for the review, the applicable industry standards used for the valuation, any other matters related to the valuation analysis and a conclusion as to a reasonable range of NAV and an NAV per share for each class of our common stock. Our board of directors will be solely responsible for the final determination of NAV and an NAV per share for each class of our common stock. To the extent the valuation provided by the independent valuation firm is different from the valuation determined by our board of directors and disclosed by us, we will provide an explanation in our filings with the SEC and in our annual reports to stockholders.
When we disclose an NAV per share of our Class A Shares, Class T Shares and Class I Shares in our filings with the SEC and in our annual reports to stockholders, we will include a description of how the value was determined, including the methodologies employed. In addition, if subsequent to the date as of which the valuation is determined we have knowledge of a material impairment or appreciation, or a material other-than-temporary change in the value of any real property or real estate-related asset, which would result in a material change in the NAV or NAV per share of our Class A Shares, Class T Shares or Class I Shares, then we will consider such change prior to the disclosure of an NAV per share of such class of our common stock in our filings with the SEC and in our annual reports to stockholders. In no event will we engage in a follow-on offering or any subsequent offering of non-listed securities without first obtaining and disclosing an independent valuation as described herein.
While the methodologies contained in our valuation guidelines are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a significant disruption in relevant markets, a terrorist attack or an act of nature), our ability to calculate NAV may be impaired or delayed, including, without limitation, circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents upon which we may rely in determining the NAV per share. In these circumstances, a more accurate valuation of our NAV per share could be obtained by using different assumptions or methodologies. Accordingly, in special situations when, in our Advisor's reasonable judgment, the administration of the valuation guidelines would result in a valuation that does not represent a fair and accurate estimate of the value of the investment, alternative methodologies may be applied, provided that our Advisor must notify our board of directors at the next scheduled board meeting of any alternative methodologies utilized and their impact on the overall valuation of our investments. Notwithstanding the foregoing, our board of directors may suspend this offering and/or the share redemption programs if it determines that the calculation of our NAV per share is materially incorrect or unreliable or there is a condition that restricts the valuation of a material portion of our assets. For a description of the risks associated with the determination of and reliance on an NAV per share of our Class A Shares, Class T Shares or Class I Shares, see “Risk Factors—Risks Related to Investing in this Offering—We have disclosed an NAV per share of our common stock and the current purchase price our stockholders pay for shares of each class of our common stock in this offering is higher than such NAV per share. Neither the NAV per share nor the offering price may be an accurate reflection of the fair market value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we liquidated or dissolved or the amount you would receive upon the sale of your shares.”
On February 27, 2017, our board of directors determined an NAV of our common stock of $9.65 per share (applicable to all common shares) based on the number of shares issued and outstanding as of December 31, 2016. The NAV per share was determined in accordance with our valuation policy, utilizing guidelines established by Investment Program Association Practice Guideline 2013-01 — “Valuation of Publicly Registered, Non-Listed REITs” issued April 29, 2013, with the exception that certain pro forma adjustments were made. For further information regarding the determination of the NAV per share, please see “Plan of Distribution—Determination of Offering Price per Class A Share, per Class T Share and per Class I Share.” It is currently anticipated that the NAV per share will next be determined and disclosed no later than March 2018. In addition, as noted above, we expect to commence quarterly valuations of our common stock beginning with the quarter following the first quarter in which we sell a Class I Share. Once we commence quarterly valuations, we expect that we will publish any adjustment to the NAV per share and the corresponding adjustments to the primary offering prices of our shares between the 40th and 45th day following each completed fiscal quarter, unless for a particular quarter we plan to publish on the 45th day following the completion of such quarter and such day is a Saturday, Sunday or banking holiday, in which case publication will be on the next business day. On the first business day following the end of each completed fiscal quarter, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the specific date between the 40th and 45th day following the end of such quarter on which we will publish the NAV per share determined as of the end of such quarter. Promptly following any adjustment to the primary offering prices per share, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices and the effective date of such adjusted offering prices. We also will post the updated information on our website at www.hinessecurities.com/reits/hines-global-reit-2. The new primary offering price for each share class will become effective five business days after such share price is disclosed by us. We will not accept any subscription agreements during the five business day period following publication of the new offering prices. If you have not received notification of acceptance of your purchase request before the 45th day following each completed fiscal quarter you should check whether your purchase request has been accepted by us by contacting our transfer agent, your financial intermediary or by contacting us directly on our toll-free telephone line, (888) 220-6121. If your subscription request has not been accepted yet and you would like to withdraw your subscription request, then you may request the withdrawal of your subscription request during the five business day period immediately prior to the effective date of the new primary offering prices by notifying our transfer agent, your financial intermediary or by contacting us directly on our toll-free telephone line, (888) 220-6121. The primary offering price per share to be paid by you will be equal to the price that is in effect on the date that your completed subscription agreement has been accepted by us. Accordingly, if your subscription is accepted by us prior to the effective date of the new primary offering prices, then the purchase price per share to be paid by you will be equal to the price per share in effect prior to our publication of the new primary offering prices. Similarly, if your subscription agreement is accepted by us on or after the effective date of the new primary offering prices, then the purchase price per share to be paid by you will be equal to the new primary offering price of the applicable share class.
We generally expect that all subscription agreements received by us in “good order” with all required supporting documentation will be processed and accepted by us promptly. With the exception of the five business day period following publication of new primary offering prices during which we will not accept subscriptions, if a subscription is received by us in “good order,” we intend to accept the subscription within three business days following our receipt of such subscription in “good order.” There may be a delay between your purchase decision and our acceptance of your subscription caused by time necessary for you and your financial intermediary to put a subscription request in “good order,” which means, for these purposes, that all required information has been completed and provided, all proper signatures have been provided, and full funds for payment have been provided. As a result of this process, the price per share at which your purchase request is executed may be different than the price per share on the date you submitted your subscription agreement.
Determination of the Net Tangible Book Value of Our Shares
As of December 31, 2016, our net tangible book value per each class of share was $7.17. Net tangible book value is a rough approximation of value calculated as total book value of assets minus total liabilities (all of which are adjusted for noncontrolling interests). It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation in accordance with our investment objectives. However, after we begin acquiring real estate assets, net tangible book value will reflect certain dilution in value of our common stock from the issue price as a result of (i) accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, if any, (iii) the substantial fees paid in connection with our public offering, such as selling commissions and marketing fees, all or a portion of which may be reallowed by our dealer manager to participating broker dealers and (iv) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments.
The primary offering prices of our Class A Shares, Class T Shares and Class I Shares were not established on an independent basis and do not equal the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause the offering prices of our Class A Shares, Class T Shares and Class I Shares to be higher than the amount you would receive per Class A Share, Class T Share or Class I Share if we were to liquidate after we break escrow, but before the end of the offering period.
Restrictions on Roll-Up Transactions
Our charter contains various limitations on our ability to participate in Roll-up Transactions. In connection with any proposed transaction considered a “Roll-up Transaction” involving us and the issuance of securities of an entity, which we refer to as a Roll-up Entity, that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all our properties must be obtained from a competent independent appraiser. The properties must be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of our properties over a 12-month period. The terms of the engagement of the independent appraiser must clearly state that the engagement is for our benefit and that of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to our stockholders in connection with any proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-up Entity, the appraisal will be filed as an exhibit to the registration statement with the SEC and with any state where such securities are registered.
A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of us and the issuance of securities of a Roll-up Entity. This term does not include:

•
a transaction involving the securities of a Roll-up Entity that have been listed on a national securities exchange or traded through the National Association of Securities Dealers Automatic Quotation National Market System for at least 12 months; or

•
a transaction involving our conversion into a corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: our common stockholder voting rights; the term of our existence; compensation to our Advisor or our sponsor; or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

•	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

•	one of the following:

◦	remaining as stockholders and preserving their interests on the same terms and conditions as existed previously; or

◦	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•
that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•	in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “Description of Capital Stock”; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by our common stockholders.
Stockholder Liability
Both the Maryland General Corporation Law and our charter provide that our stockholders are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors.
The Maryland General Corporation Law provides that our stockholders are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.
Distribution Reinvestment Plan
We currently have a distribution reinvestment plan pursuant to which you may have the distributions you receive reinvested in additional common shares of the same class as the shares for which you received the distributions. You may purchase common shares under our distribution reinvestment plan at a price equal to the NAV per share of the Class A Shares, the Class T Shares and the Class I Shares, respectively, most recently disclosed by us in a public filing with the SEC on or before the date such shares under our distribution reinvestment plan are issued. No sales commissions or dealer manager fees will be paid in connection with shares purchased pursuant to our distribution reinvestment plan. We will not pay selling commissions or dealer manager fees in connection with the purchase of shares pursuant to the distribution reinvestment plan. Ongoing distribution and stockholder servicing fees payable to the Dealer Manager will be calculated based on outstanding Class T Shares and Class I Shares, as applicable, issued in the primary offering only, however distributions on all Class T Shares and Class I Shares, including Class T Shares and Class I Shares issued pursuant to the distribution reinvestment plan, will be reduced by the distribution and stockholder servicing fees with respect to Class T Shares and Class I Shares, as applicable. See “Plan of Distribution” for a description of these fees. A copy of our distribution reinvestment plan as currently in effect is included as Appendix C to this prospectus.
Investors participating in our distribution reinvestment plan may purchase fractional shares. If sufficient common shares are not available for issuance under our distribution reinvestment plan, we will remit excess distributions in cash to the participants. If you elect to participate in the distribution reinvestment plan, we request that, if at any time you fail to meet the applicable income and net worth standards or are no longer able to make the other investor representations or warranties set forth in the then current prospectus, the subscription agreement or other applicable enrollment form pursuant to which you enrolled in the plan, you will promptly notify us in writing of that fact.

Stockholders purchasing common shares pursuant to the distribution reinvestment plan will have the same rights and will be treated in the same manner as if such common shares were purchased pursuant to this offering.
At least quarterly, we will provide or cause to be provided to each participant a confirmation showing the amount of the distribution reinvested in our shares during the covered period, the number of common shares owned at the beginning of the covered period, and the total number of common shares owned at the end of the covered period. We have the discretion not to provide a distribution reinvestment plan, and a majority of our board of directors may amend, suspend or terminate our distribution reinvestment plan for any reason, including to amend the per share price at which distributions are reinvested, at any time upon 10 days’ prior notice to the participants, which notice will be made via a current report on Form 8-K filed with the SEC; provided, however, our board will not be permitted to amend the plan if such amendment would eliminate plan participants’ ability to withdraw from the plan at least annually. Your participation in the plan will also be terminated to the extent that a reinvestment of your distributions in our common shares would cause the percentage ownership limitation contained in our charter to be exceeded. In addition, your participation in the plan will be terminated upon our receipt of your submission of a request for redemption of your shares. Otherwise, unless you terminate your participation in our distribution reinvestment plan in writing, your participation will continue even if the shares to be issued under the plan are registered in a future registration. You may terminate your participation in the distribution reinvestment plan at any time by providing us with 10 days’ written notice. A withdrawal from participation in the distribution reinvestment plan will be effective only with respect to distributions paid more than 30 days after receipt of written notice. Generally, a transfer of common shares will terminate the stockholder’s participation in the distribution reinvestment plan as of the first day of the month in which the transfer is effective.
If you participate in our distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash, but rather to have the distributions withheld and reinvested in our common shares. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional common shares. You will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. In addition, the difference between the public offering price of our shares and the amount paid for shares purchased pursuant to our distribution reinvestment plan may be deemed to be taxable as income to participants in the plan. Please see “Risk Factors—Risks Related to Taxes—Stockholders who participate in our distribution reinvestment plan may realize taxable income without receiving cash distributions.”
Business Combinations
The Maryland General Corporation Law prohibits certain business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. These business combinations include a merger, consolidation or share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the Maryland General Corporation Law, our board of directors has adopted a resolution presently opting out of the business combination provisions of Maryland law, but our board of directors retains discretion to alter or repeal, in whole or in part, this resolution at any time.
Control Share Acquisitions
With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by officers; and

•	owned by employees who are also directors.
“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares on which the acquiring person can exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.
As permitted by Maryland General Corporation Law, we have provided in our bylaws that the control share provisions of the Maryland General Corporation Law will not apply to any and all acquisitions by any person of our shares but our board of directors retains the discretion to change this provision in the future.
Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.
We have elected, pursuant to Subtitle 8, to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships. We have not elected to be subject to any of the other provisions of Subtitle 8.
Tender Offers
Our charter provides that if any person makes a tender offer, including any “mini-tender” offer, such person must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.

Reports to Stockholders
Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

•	Financial statements which are prepared in accordance with GAAP (or the then required accounting principles) and are audited by our independent registered public accounting firm;

•	If applicable, the ratio of the costs of raising capital during the year to the capital raised;

•	The aggregate amount of asset management fees and the aggregate amount of other fees paid to our Advisor and any affiliate of our Advisor by us or third parties doing business with us during the year;

•	Our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;

•	A report from the independent directors that our policies are in the best interests of our stockholders in the aggregate and the basis for such determination; and

•
Separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our Advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

PLAN OF DISTRIBUTION
General
We are offering up to $2,500,000,000 in shares of our common stock, in any combination of Class A Shares, Class T Shares and Class I Shares, pursuant to this prospectus through Hines Securities, Inc., our Dealer Manager, a registered broker dealer which was organized in June 2003 and is affiliated with Hines. For additional information about our Dealer Manager, please see “Management—The Dealer Manager.” We are offering up to $2,000,000,000 in any combination of Class A Shares, Class T Shares and Class I Shares initially allocated to our primary offering and up to $500,000,000 in any combination of Class A Shares, Class T Shares and Class I Shares initially allocated to our distribution reinvestment plan. If, prior to the termination of this offering, any of our shares initially allocated to our distribution reinvestment plan remain unsold, we may determine to sell some or all of such shares to the public in our primary offering. Similarly, if prior to the termination of this offering, we have sold all of the shares allocated to the distribution reinvestment plan and there is additional demand for such shares, we may determine to reallocate to the distribution reinvestment plan shares initially allocated to our primary offering.
In order to become a stockholder, all investors must meet the suitability standards discussed in the section of this prospectus titled “Suitability Standards.” Our Class A shares, Class T shares and Class I shares are available for different categories of investors. Class A Shares and Class T Shares generally are available to all investors and certain investors may qualify for volume or other discounts if they purchase Class A Shares. Class I Shares are available for purchase only by an investor that (i) has a contract for investment advisory and related brokerage services which includes a fee based on the amount of assets under management or a “wrap” fee feature, (ii) has a contract for a “commission replacement” account, which is an account in which securities are held for a fee only, (iii) has engaged the services of a registered investment adviser with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (except where an investor has a contract for financial planning services with a registered investment advisor that is also a registered broker dealer), (iv) is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department for a fee, or (v) is an endowment, foundation, pension fund or other institutional investor. In addition, the terms of our share redemption program applicable to Class I Shares may provide holders of Class I Shares with a greater opportunity to have their shares redeemed than holders of Class A Shares and Class T Shares. See “Questions and Answers About this Offering— How should you determine which class of common shares to invest in?”, “Description of Capital Stock—Share Redemption Programs” and consult with your financial advisor before making your investment decision.
As of the date of this prospectus, we are offering:

•	shares to the public at a price of $10.64 per Class A Share, $10.06 per Class T Share and $9.73 per Class I Share; and

•	Class A Shares, Class T Shares and Class I Shares for issuance pursuant to our distribution reinvestment plan at a price of $9.65 per share.
See “—Determination of Offering Price per Class A Share, per Class T Share and per Class I Share” below for a description of how our board of directors determined the offering price per share for our Class A Shares, Class T Shares and Class I Shares. There are discounts available for certain categories of purchasers of our Class A Shares as described below. Please see “—Underwriting Terms” and “—Volume Discounts” for a description of the conditions to which the discounts and fee waivers available to purchasers in this offering are subject.

The offering prices per share described above are effective as of the date of this prospectus. In connection with each determination of an NAV per share of our common stock, we expect our board of directors will adjust the primary offering prices of each class of shares such that the purchase price per share for each class will equal the NAV per share as of the most recent valuation date plus upfront costs of raising capital, including selling commissions, dealer manager fees and issuer costs, less the amount of dealer manager fees paid to our Dealer Manager by our Advisor. We expect to next announce a new NAV per share and the corresponding adjustments to the primary offering prices of our common shares no later than March 2018.

In addition, we expect to commence quarterly valuations of our common stock beginning with the quarter following the first quarter in which we sell a Class I Share. Once we commence quarterly valuations, we expect that we will publish any adjustment to the NAV per share and the corresponding adjustments to the primary offering prices of our shares between the 40th and 45th day following each completed fiscal quarter, unless for a particular quarter we plan to publish on the 45th day following the completion of such quarter and such day is a Saturday, Sunday or banking holiday, in which case publication will be on the next business day. On the first business day following the end of each completed fiscal quarter, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the specific date between the 40th and 45th day following the end of such quarter on which we will publish the NAV per share determined as of the end of such quarter. Promptly following any adjustment to the primary offering prices per share, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices and the effective date of such adjusted offering prices. We also will post the updated information on our website at www.hinessecurities.com/reits/hines-global-reit-2. The new primary offering price for each share class will become effective five business days after such share price is disclosed by us. We will not accept any subscription agreements during the five business day period following publication of the new offering prices. If you have not received notification of acceptance of your purchase request before the 45th day following each completed fiscal quarter you should check whether your purchase request has been accepted by us by contacting our transfer agent, your financial intermediary or by contacting us directly on our toll-free telephone line, (888) 220-6121. If your subscription request has not been accepted yet and you would like to withdraw your subscription request, then you may request the withdrawal of your subscription request during the five business day period immediately prior to the effective date of the new primary offering prices by notifying our transfer agent, your financial intermediary or by contacting us directly on our toll-free telephone line, (888) 220-6121. The primary offering price per share to be paid by you will be equal to the price that is in effect on the date that your completed subscription agreement has been accepted by us. Accordingly, if your subscription is accepted by us prior to the effective date of the new primary offering prices, then the purchase price per share to be paid by you will be equal to the price per share in effect prior to our publication of the new primary offering prices. Similarly, if your subscription agreement is accepted by us on or after the effective date of the new primary offering prices, then the purchase price per share to be paid by you will be equal to the new primary offering price of the applicable share class.

This offering began on August 20, 2014, and we will continue to offer shares of our common stock on a continuous basis until this offering terminates, which we presently expect will be on or before August 20, 2017, unless extended by our board of directors in accordance with Rule 415 of the Securities Act. Rule 415 of the Securities Act permits us to file a new registration statement on Form S-11 with the SEC so that we may continuously offer shares of our common stock. If our board of directors determines to further extend the offering beyond August 20, 2017, we will notify stockholders by filing a supplement to this prospectus with the SEC. In certain states, the registration of this offering may continue for only one year following the most recent clearance by applicable state authorities, after which we intend to renew the offering period for additional one-year periods (or longer, if permitted by the laws of each particular state). We reserve the right to terminate this offering at any time.

Our board of directors, in its sole discretion, may determine from time to time during this offering to reclassify shares of our common stock, as permitted by our charter, in order to offer shares of one or more additional classes of common stock in this offering. Any additional class of common stock may be offered at a different price and may be subject to different fees and expenses than the shares currently being offered.

Determination of Offering Price per Class A Share, per Class T Share and per Class I Share
This is a fixed price offering, which means that the price for shares of our common stock in the offering is fixed and does not vary based on the underlying value of our assets at any particular time. Our board of directors determined the offering price in its sole discretion and is ultimately and solely responsible for establishing the fixed offering price for shares of our common stock in this offering. Our offering price is not a statement of our NAV per share. The following is a summary of the methodology used by our board of directors in determining the NAV per share as of December 31, 2016 and the offering price of $10.64 per Class A Share, $10.06 per Class T Share and $9.73 per Class I Share. Please see “Risk Factors—Risks Related to Investing in this Offering—This is a fixed price offering and the offering price of each class of our common stock was arbitrarily determined. Therefore, the offering price will not accurately represent the current value of our assets at any particular time and may be higher than the value of our assets per share of our common stock at the time of your purchase.”
In order to assist broker-dealers that participate in our Offering with meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340, based on the recommendation from the valuation committee, on February 27, 2017, our board of directors approved a new NAV of $9.65 per share based on the number of shares issued and outstanding as of December 31, 2016. The new NAV per share represents a 6.9% increase over the previously determined NAV per share of $9.03 as of February 29, 2016. The new NAV per share was determined in accordance with our valuation policy and utilizing guidelines established by Investment Program Association Practice Guideline 2013-01 - “Valuation of Publicly Registered, Non-Listed REITs” issued on April 29, 2013. Additionally, on February 27, 2017, our board of directors also approved the new primary offering prices of $10.64 per Class A Share, $10.06 per Class T Share and $9.73 per Class I Share. The new offering prices for the Class A Shares and Class T Shares took effect on March 9, 2017 and the offering price for the Class I Shares will take effect upon the commencement of the offer and sale of the Class I Shares.
Methodology
We engaged Cushman and Wakefield, Inc., or “Cushman”, an independent third party real estate advisory and consulting firm, to provide third party appraisals for each of our real estate properties as of December 31, 2016. These appraisals were performed in accordance with Uniform Standards of Professional Appraisal Practice with respect to our four domestic real estate investments and performed in accordance with the professional standards as published by the Royal Institution of Chartered Surveyors with respect to our international real estate investment. Cushman has extensive experience in conducting appraisals and valuations on real properties and each of our appraisals with respect to our domestic properties was prepared by personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute, or MAI, designation.
We also engaged Jones Lang LaSalle, an independent third party real estate advisory and consulting services firm, to perform valuations of our debt obligations as of December 31, 2016.
In establishing the NAV per share of $9.65, in addition to using the appraised values of our real estate investments and values of our debt obligations, the valuation committee also included in its determination the values of other assets and liabilities such as cash, tenant and other receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities, all of which were valued at cost. No liquidity discounts or discounts relating to the fact that we are externally managed were applied to the NAV per share and no attempt was made to value the company as an enterprise.
Additionally, we engaged Altus Group U.S., Inc., or “Altus”, to review the appraisals provided by Cushman and to assess the reasonableness of our new NAV per share. The appraisal reviews were conducted under the supervision of a member of MAI. In assessing the reasonableness of our new NAV per share, Altus utilized the appraised values provided by Cushman as described above, the valuations of our debt obligations provided by Jones Lang LaSalle and information provided by management regarding balances of cash, tenant and other receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities. Altus concluded that the new NAV per share determined by our board of directors was reasonable.
The aggregate appraised value of our real estate investments as of December 31, 2016 was $409.1 million, which represents a 5.2% net increase when compared to the previously determined appraised value of our assets as of February 29, 2016, including the purchase price of the real estate investments acquired since that time. This 5.2% net increase resulted from a 6.4% appreciation in the aggregate appraised values of our real estate investments since their appraisals on February 29, 2016, including the purchase price of the real estate investments acquired since that time, which was offset by a 1.2% dilution resulting from the devaluation of the Euro against the U.S dollar from February 29, 2016 to December 31, 2016.
The aggregate appraised value of our real estate property investments also represents an 8.3% increase when compared to the purchase price of the real estate investments excluding closing costs, transaction fees and additional capital investments since their acquisition.  This 8.3% net increase resulted from a 10.6% appreciation in the aggregate appraised values of our real estate investments since their purchase, which was offset by 2.3% dilution resulting from the devaluation of the Euro against the U.S dollar.
The table below sets forth the calculation of our NAV per share and the offering price of each class of shares of our common stock as of December 31, 2016 and 2015 (in thousands, except per share amounts):

	December 31, 2016		February 29, 2016
	Gross Amount	Per Share	Gross Amount	Per Share
Real estate investments	$409,066	$15.41	$198,233	$15.45
Other assets	107,610	4.05	15,067	1.17
Debt obligations and other liabilities	(260,340)	(9.81)	(97,143)	(7.57)
Noncontrolling interests	(204)	—	(221)	(0.02)
NAV	$256,132	$9.65	$115,936	$9.03
Shares outstanding	26,543		12,832
The Company’s offering prices per Class A Share, Class T Share and Class I Share are calculated as follows:

Class A Shares:
NAV	$9.65
Costs of raising capital	1.15
Advisor Payment of a Portion of the Dealer Manager Fees	(0.16)
Offering price per Class A Share	$10.64

Class T Shares:
NAV	$9.65
Costs of raising capital	0.56
Advisor Payment of a Portion of the Dealer Manager Fees	(0.15)
Offering price per Class T Share	$10.06

Class I Shares:
NAV	$9.65
Costs of raising capital	0.23
Advisor Payment of a Portion of the Dealer Manager Fees	(0.15)
Offering price per Class I Share	$9.73
The valuation committee and our board of directors determined the NAV per share by (i) utilizing the appraised values of our real estate investments of $409.1 million and adding our other assets (comprised of cash, tenant and other receivables, deposits on investment property and other assets) of $107.6 million; (ii) subtracting the values of our debt obligations and other liabilities comprised of our accounts payable and accrued expenses, due to affiliates, distributions payable and other liabilities of $260.3 million, as well as amounts related to noncontrolling interests of approximately $204,000; and (iii) dividing the total by the shares of our common stock outstanding as of December 31, 2016 of 26.5 million, resulting in an NAV per share of $9.65.
The primary drivers of the change in the NAV per share value from $9.03 as of February 29, 2016 to $9.65 as of December 31, 2016 are as follows:

•	$0.93 per share net increase in the aggregate value of our real estate investments, which represents a 5.15% net increase in value;

•	$0.21 per share reduction resulting from acquisition fees and expenses related to properties that we have acquired;

•	$0.15 per share increase resulting from an increase in the fair market value of our debt;

•	$0.10 per share reduction resulting from the effect of devaluation of the Euro against the U.S. dollar; and

•	$0.07 per share reduction resulting from the payment of issuer costs in excess of our estimated cost of raising capital.
Additionally, our board of directors considered the costs and expenses associated with raising equity in connection with this offering, consisting of selling commissions, dealer manager fees and estimated issuer costs, resulting in primary offering prices of $10.64 per Class A Share and $10.06 per Class T Share, which reflect an increase of $0.68 and $0.65, respectively, over the previous primary offering prices of our Class A Shares and Class T Shares. Our board of director also considered the costs and expenses of raising equity through the sale of Class I Shares in this offering, consisting of estimated issuer costs, resulting in a primary offering price of $9.73 per Class I Share.
The NAV per share does not reflect any distribution and stockholder servicing fees that may become payable after December 31, 2016, which fees may not ultimately be paid in certain circumstances, including if the Company was liquidated or if there was a listing of our common stock. We have estimated that approximately $4.6 million of distribution and shareholder servicing fees were potentially payable in the future with respect to the Class T Shares outstanding as of December 31, 2016. Any estimated liability for future potential distribution and stockholder servicing fees, which will be accrued under GAAP at the time each Class T Share is sold, will not be reflected in the calculation of the NAV per share. Accordingly, the NAV per share as of December 31, 2016 does not reflect any amounts related to such future distribution and stockholder servicing fees.
Other than with respect to the appraised values of our real estate investments and values of our debt obligations, the values of the assets and liabilities described above were determined based on their cost as of December 31, 2016. Additionally, the calculation of the NAV per share excluded certain items on our consolidated balance sheet that were determined to have no future value or economic impact on the valuation. Examples include receivables related to straight-line rental revenue, costs incurred to put debt in place and issuer costs in excess of our 2.5% cap payable to our Advisor. Other items were excluded because they were already considered elsewhere in the valuation. Examples include intangible lease assets and liabilities related to our real estate investments and costs incurred for capital expenditures that were included in the appraised values of our real estate investments.
The appraised values provided by Cushman described above were determined primarily by using methodologies that are commonly used in the commercial real estate industry. These methodologies included discounted cash flow analyses and reviews of current, historical and projected capitalization rates for properties comparable to those owned by us as well as going-in capitalization rates for properties comparable to those owned by us. Each appraisal assumes a 10-year hold period. The tables below summarize the key assumptions that were used in the valuations of our real estate investments.

	Rate	Weighted Average
Domestic Real Estate Investments
Office
Exit capitalization rate	7.25%	7.25%
Discount rate/internal rate of return	9.00%	9.00%
Industrial
Exit capitalization rate	6.50% - 7.25%	6.73%
Discount rate/internal rate of return	7.75% - 8.50%	8.27%
Multi-Family
Exit capitalization rate	6.00%	6.00%
Discount rate/internal rate of return	7.50%	7.50%
International Real Estate Investments
Office
Going-in capitalization rate	4.72%	4.72%
While our board of directors believes that the assumptions used in determining the appraised values of our real estate investments are reasonable, a change in these assumptions would impact the calculation of such values. For example, assuming all other factors remained unchanged, an increase in the average discount rate of 25 basis points would yield a decrease in the appraised values of our real estate investments of 2.0%, while a decrease in the average discount rate of 25 basis points would yield an increase in the appraised values of our real estate investments of 1.6%. Likewise, an increase in the average exit capitalization rate of 25 basis points would yield a decrease in the appraised values of our real estate investments of 2.3%, while a decrease in the average exit capitalization rate of 25 basis points would yield an increase in the appraised values of our real estate investments of 1.9%. Additionally, an increase in the average going-in capitalization rate of 25 basis points would yield a decrease in the appraised value of our real estate investments of 4.5%, while a decrease in the average going-in capitalization rate of 25 basis points would yield an increase in the appraised value of our real estate investments of 5.0%.

Limitations of NAV Per Share and Offering Prices Per Share
As with any valuation methodology, the methodology used to determine the NAV per share was based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive an NAV per share that could be significantly different from the NAV per share determined by our board of directors. The NAV per share and the offering prices per share described above are not intended to represent the fair value of our assets less liabilities in accordance with U.S. generally accepted accounting principles, and such NAV per share and offering prices per share are not a representation, warranty or guarantee that (i) a stockholder would be able to realize the NAV per share or the respective offering price per share if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the NAV per share or the respective offering price per share upon our liquidation or sale; (iii) shares of our common stock would trade at the NAV per share or the respective offering price per share on a national securities exchange; (iv) a third party would offer the NAV per share or the respective offering price per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock; or (v) the methodologies used to determine the NAV per share would be acceptable to FINRA. In addition, we can make no claim as to whether the NAV per share will or will not satisfy the applicable annual valuation requirements under ERISA and the Code with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code that are investing in shares of our common stock.
Further, the NAV per share and the offering prices per share were calculated as of a moment in time, and, although the value of shares of our common stock will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, acquisitions or dispositions of assets, the distribution of proceeds from the sale of real estate to our stockholders and changes in corporate policies such as our distribution level relative to earnings, we do not undertake to update the offering prices per share on a regular basis. As a result, stockholders should not rely on the NAV per share or the respective offering price per share as an accurate measure of the then-current value of shares of our common stock in making a decision to buy or sell shares of our common stock, including whether to invest in this offering, whether to reinvest distributions by participating in our distribution reinvestment plan and whether to request redemption under our share redemption program. In addition, our board of directors may in its discretion from time to time change the offering prices per share of our common stock, and therefore the number of shares being offered in this offering, through one or more supplements or amendments to our prospectus or post-effective amendments to the registration statement of which our prospectus is a part. We cannot assure you that the offering prices per share will increase or that they will not decrease during this offering or in connection with any future offering of shares of our common stock. Included among the circumstances under which our board of directors may determine to change the offering prices per share are the commencement of a new follow-on offering, an event that results in significant changes to the value of our assets or the adoption of new rules by FINRA or other regulatory authorities.
Underwriting Terms
We have not retained an underwriter in connection with this offering. Our common shares are being offered on a “best efforts” basis, which means that no underwriter, broker dealer or other person will be obligated to purchase any shares. Please see “Risk Factors—Risks Related to Investing in this Offering—This offering is a “best efforts” offering and if we are unable to raise substantial funds, we will be limited in the number and type of investments we may make which could negatively impact an investment in shares of our common stock.”

Front-End Selling Commissions and Discounts (Class A Shares and Class T Shares)
Except as provided below, we will pay our Dealer Manager selling commissions of up to 7.0% of the gross offering proceeds of Class A Shares sold in the primary offering and up to 2.0% of the gross offering proceeds of Class T Shares sold in the primary offering. We will not pay selling commissions on Class I Shares sold in the primary offering or on shares issued and sold pursuant to our distribution reinvestment plan. Further, as described below, selling commissions payable with respect to our common shares may be reduced or waived in connection with volume or other discounts or other fee arrangements.
The Dealer Manager will enter into selected dealer agreements with certain other broker dealers who are members of the Financial Industry Regulatory Authority, or FINRA, to authorize them to sell our shares. Upon the sale of shares by such participating broker dealers, our Dealer Manager will reallow all of its selling commissions to such participating broker dealers.
We may sell Class A Shares to retirement plans of participating broker dealers, to participating broker dealers themselves (and their employees), to IRAs and qualified plans of their registered representatives or to any one of their registered representatives in their individual capacities (and to each of their spouses, parents and minor children) at a 7.0% discount, or $9.88 per share, reflecting that no selling commissions will be paid in connection with such transactions. The net proceeds we receive will not be affected by such sales of shares at a discount.
Neither our Dealer Manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in us.
Our directors and officers, both current and retired, as well as affiliates of Hines and their directors, officers and employees, both current and retired (and their spouses, parents and minor children) and entities owned substantially by such individuals, may purchase Class A Shares in this offering at $9.74 per share, reflecting the fact that no selling commissions or dealer manager fees will be paid from any source in connection with any such sales. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Hines and its affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.
In addition, we, our Advisor and our Dealer Manager, have entered into a selected dealer agreement, as amended, with Ameriprise Financial Services, Inc., which we refer to as Ameriprise, pursuant to which Ameriprise was appointed as a participating broker dealer in this offering. Effective as of January 1, 2017, we, our Dealer Manager, and our Advisor also have entered into a cost reimbursement agreement with American Enterprise Investment Services Inc., which we refer to as AEIS, pursuant to which AEIS will perform certain broker-dealer services including, but not limited to, distribution, marketing, administration and stockholder servicing support, which were previously performed by Ameriprise under the selected dealer agreement. Subject to certain limitations set forth in the selected dealer agreement and the cost reimbursement agreement, we, our Advisor and our Dealer Manager, jointly and severally, agreed to indemnify Ameriprise and AEIS, and each other person, if any who controls Ameriprise or AEIS within the meaning of Section 15 of the Securities Act, and any of their respective officers, directors, employees and agents against certain losses, liability, claims, damages and expenses caused by certain untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in connection with this offering, certain filings with the SEC or certain other public statements, certain liability associated with failure to qualify for an applicable ERISA exception during a specified time period, or the breach by us, our Advisor or our Dealer Manager or any employee or agent acting on our or their behalf, of any of the representations, warranties, covenants, terms and conditions of the agreements. In addition, Hines separately agreed to provide a limited indemnification to Ameriprise of these matters on a joint and several basis with the other entities and we have agreed to indemnify and reimburse Hines for any amounts Hines is required to pay pursuant to this indemnification. Please see “Conflicts of Interest.”

In addition, Hines, our Dealer Manager or one of their affiliates may form one or more foreign-based entities for the purpose of raising capital from foreign investors to invest in our Class A Shares. Sales of our Class A Shares to any such foreign entity may be at a 7.0% discount, or $9.88 per share, reflecting the fact that no selling commissions will be paid in connection with any such transactions. The net offering proceeds we receive will not be affected by such sales of shares at a discount.
Further, the selling commission and/or dealer manager fee may be reduced or eliminated in connection with certain categories of sales, such as sales for which a volume discount applies, sales through investment advisers or banks acting as trustees or fiduciaries and sales made, subject to the agreement of the Dealer Manager, to certain investors who have agreed with a participating broker dealer to reduce or eliminate the selling commission and/or the dealer manager fee. If the dealer manager fee payable with respect to such a sale is reduced from the full 3.0% to an amount that is equal to or less than 1.5% of gross offering proceeds, then our Advisor will pay the entire dealer manager fee with respect to such a sale and we will not be required to pay any portion of such dealer manager fee. The net proceeds we receive will not be affected by such sales of shares at a discount.
Shares sold at the discounts described above are identical in all respects to shares sold without such discounts, with equal distribution, liquidation and other rights.
Dealer Manager Fees (Class A Shares, Class T Shares and Class I Shares)
The Dealer Manager will also receive a dealer manager fee with respect to each class of shares as compensation for managing and coordinating the offering, working with participating broker dealers and registered investment advisers and providing sales and marketing assistance. Our Dealer Manager will be paid dealer manager fees of up to 3.0% of the gross offering proceeds from the sale of Class A Shares sold in the primary offering, up to 2.75% of the gross offering proceeds from the sale of Class T Shares sold in the primary offering and up to 1.5% of the gross offering proceeds from the sale of Class I Shares sold in the primary offering. With respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our Advisor will pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees.
We will not pay dealer manager fees on shares issued and sold pursuant to our distribution reinvestment plan. Further, as described above, dealer manager fees may be waived in connection with certain discounts. The Dealer Manager, in its sole discretion, may pay to participating broker dealers out of its dealer manager fee a marketing fee and may reimburse participating broker dealers for distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences and technology costs. The marketing fees may be paid to any particular participating broker dealer based upon prior or projected volume of sales and the amount of marketing assistance and the level of marketing support provided by a participating broker dealer in the past and anticipated to be provided in this offering. In addition, our Dealer Manager may incur the expense of training and education meetings, business gifts and travel and entertainment expenses which comply with FINRA Rules.
Distribution and Stockholder Servicing Fees (Class T Shares and Class I Shares)
In addition, we will also pay a distribution and stockholder servicing fee of 1.0% per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current NAV per share) for Class T Shares sold in the primary offering. The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. We will pay the distribution and stockholder servicing fee to our Dealer Manager, which may reallow or advance the fee to the participating broker dealer who sold the Class T Shares or, if applicable, to a subsequent broker dealer of record of the Class T Shares so long as the subsequent broker dealer is party to a selected dealer agreement with the our Dealer Manager that provides for reallowance. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class T Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including. without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering ; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account. Each Class T Share will convert into a number of Class A Shares determined by multiplying each Class T Share to be converted by the “Conversion Rate” described herein on the earlier of the events described in (i), (ii) or (iv) of the preceding sentence and the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering from the sale of Class A Shares and Class T Shares. Stockholders will receive notice that their Class T Shares have been converted into Class A Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. In the case of a Class T Share purchased in the primary offering at a price equal to $10.06, the maximum distribution and stockholder servicing fee that may be paid on that Class T Share will be equal to approximately $0.53 per share. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class T Shares, this fee would be paid over approximately 5.25 years from the date of purchase, assuming a constant per share offering price of $10.06 or NAV, as applicable, per Class T Share. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class T Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class A Share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class A Share and Class T Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class T Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class T Share. See “Description of Capital Stock.” We will further cease paying the distribution and stockholder servicing fee on any Class T Share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class T Shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class T Share.
We will also pay a distribution and stockholder servicing fee of 0.25 % per annum of the gross offering price per share (or, if we are no longer offering primary shares, the then-current NAV per share) for Class I Shares sold in the primary offering. The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. We will pay the distribution and stockholder servicing fee to our Dealer Manager, which may reallow or advance the fee to the participating broker dealer who sold the Class I Shares or, if applicable, to a subsequent broker dealer of record of the Class I Shares so long as the subsequent broker dealer is party to a selected dealer agreement with the our Dealer Manager that provides for reallowance. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share and that Class I Share will convert into a number of Class J Shares determined by multiplying each Class I Share to be converted by the “Conversion Rate” described herein on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets;

(iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account. Stockholders will receive notice that their Class I Shares have been converted into Class A Shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion. Although we cannot predict the length of time over which this fee will be paid due to potential changes in the NAV of our Class I Shares, this fee would be paid over approximately 6 years from the date of purchase, assuming a constant per share offering price of $9.73 or NAV, as applicable, per Class I Share. The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class I Share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class J Share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class J Share and Class I Share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class I Shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class I Share. See “Description of Capital Stock.” We will further cease paying the distribution and stockholder servicing fee on any Class I Share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class I Shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class I Share.
If a stockholder’s account includes Class T Shares or Class I Shares and the stockholder makes a subsequent purchase of Class T Shares or Class I Shares, as applicable, in the primary offering in the same stockholder account, the total underwriting compensation limit will be based on the total number of primary offering Class T Shares or Class I Shares, as applicable, in the account and the distribution and stockholder servicing fees will be calculated on all of the primary offering Class T Shares or Class I Shares, as applicable, in the account, such that the conversion of the Class T Shares or Class I Shares, as applicable, from the initial purchase will be delayed and the accrual of the distribution and stockholder servicing fees and the conversion of the Class T Shares or Class I Shares, as applicable, with respect to the subsequent purchase will happen on a more accelerated basis than would have been the case if the stockholder had made the subsequent purchase in a separate account.  Stockholders may elect to make subsequent purchases in a separate account. Purchasing additional primary shares in the same account will not increase the amount of the distribution and stockholder servicing fees paid with respect to a stockholder’s shares, but will only affect the timing of such payments.
The aggregate amount of underwriting compensation for the Class A Shares, Class T Shares and Class I Shares, including the distribution and stockholder servicing fee for the Class T Shares and Class I Shares, will not exceed the 10% cap on underwriting compensation imposed by FINRA Rule 2310.
We will also reimburse our Advisor for the cumulative issuer costs incurred by our Advisor and its affiliates in connection with our public offerings and our organization in an amount equal to up to 2.5% of the gross offering proceeds from our public offerings; provided that the aggregate of our issuer costs, together with selling commissions and the dealer-manager fee, shall not exceed an aggregate of 15% of the gross offering proceeds. Although the cap on reimbursement to our Advisor and its affiliates for cumulative issuer costs is equal to 2.5% of gross offering proceeds from our public offerings, we estimate that the total reimbursement paid to our Advisor and its affiliates from the proceeds of this offering for issuer costs incurred will be equal to approximately 0.8% of maximum gross offering proceeds. Such issuer costs will include our reimbursements to the Dealer Manager and participating broker dealers for bona fide out-of-pocket itemized and detailed due diligence expenses incurred by these entities. Reimbursement of due diligence expenses may include legal fees, travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker dealers and their personnel when visiting our office to verify information relating to us and our public offerings and, in some cases, reimbursement of the allocable share of actual out-of-pocket employee expenses of internal due diligence personnel of the participating broker dealer conducting due diligence on the offering. Such costs may also in our sole discretion be reimbursed from amounts paid or reallowed to these entities as a marketing fee. Our Advisor and its affiliates will be responsible for all issuer costs in excess of the 2.5% cap described above.
Other than these fees, we may not pay referral or similar fees to any professional or other person in connection with the distribution of the shares in this offering.
We have agreed to indemnify participating broker dealers, registered investment advisers, our Dealer Manager and our Advisor against material misstatements and omissions contained in this prospectus, as well as other potential liabilities arising in connection with this offering, including liabilities arising under the Securities Act, subject to certain conditions. The Dealer Manager will also indemnify participating broker dealers and registered investment advisers against such liabilities, and under certain circumstances, our sponsor and/or our Advisor may agree to indemnify participating broker dealers and registered investment advisers against such liabilities.
The following table shows the estimated maximum compensation payable to our Dealer Manager, a portion of which may be reallowed to participating broker dealers in connection with this offering.

	Maximum Aggregate(1)		Percentage of Maximum Offering Amount(2)
Class A Shares
Selling Commissions	$14,000,000		7.0%
Dealer Manager Fees(3)	$6,000,000		3.0%
Class T Shares
Selling Commissions	$24,000,000		2.0%
Dealer Manager Fees(3)	$33,000,000		2.75%
Distribution and Stockholder Servicing Fees (4)	$—	(4)	—%	(4)
Class I Shares
Dealer Manager Fees(3)	$9,000,000		1.5%
Distribution and Stockholder Servicing Fees(5)	$—	(5)	—%	(5)

(1)
The maximum aggregate compensation assumes that (a) 10%, 60% and 30% of the shares sold in the primary offering are Class A Shares, Class T Shares and Class I Shares, respectively and (b) all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees. See “Management Compensation, Expense Reimbursements, and Operating Partnership OP Units and Special OP Units” for a description of the maximum selling commissions and dealer manager fees payable if all shares sold are Class A Shares with the highest possible 7.0% selling commission.

(2)
For purposes of this table, we have assumed no discounts or waived commissions as discussed elsewhere in this “Plan of Distribution.” We will not pay selling commissions or dealer manager fees for sales of shares pursuant to our distribution reinvestment plan.

(3)
As noted above, with respect to Class A Shares and Class T Shares sold in the primary offering on and after August 2, 2016, our Advisor will pay a portion of the dealer manager fees in an amount equal to 1.5% of the gross offering proceeds. Prior to that date, all dealer manager fees with respect to Class A Shares and Class T Shares sold in the primary offering were paid by us from gross offering proceeds. In addition, with respect to Class I Shares sold in the primary offering, our

Advisor has agreed to pay all of the dealer manager fees payable to our Dealer Manager. Our Advisor will not be reimbursed by us in any way for the payment of such dealer manager fees. For purposes of this table, we have also assumed no waiver of the dealer manager fees as discussed elsewhere in this “Plan of Distribution.” No dealer manager fees will be paid for sales of shares pursuant to our distribution reinvestment plan.

(4)
The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class T Share on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering including our Advisor’s payment of a portion of the dealer manager fees and the distribution and stockholder servicing fee paid with respect to the Class T Shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class T Shares held in such account. If $2 billion in shares (consisting of $200 million in Class A Shares, $1.2 billion in Class T Shares and $600 million in Class I Shares) is sold in this offering, then the maximum amount of distribution and stockholder servicing fees payable to our Dealer Manager with respect to Class T Shares is estimated to be $63.0 million, before the 10% underwriting compensation limit is reached. Each Class T Share will convert into a number of Class A Shares upon the earlier to occur of certain events, as described above in “—Distribution and Stockholder Servicing Fees (Class T Shares and Class I Shares).”

(5)
The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase. We will cease paying the distribution and stockholder servicing fee with respect to any particular Class I Share and that Class I Share will convert into a number of Class J Shares determined by multiplying each Class I Share to be converted by the “Conversion Rate” described above on the earlier of: (i) a listing of the Class A Shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which the Dealer Manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class I Shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class I Shares held in such account. If $2 billion in shares (consisting of $200 million in Class A Shares, $1.2 billion in Class T Shares and $600 million in Class I Shares) is sold in this offering, then the maximum amount of distribution and stockholder servicing fees payable to our Dealer Manager with respect to Class I Shares is estimated to be $9.0 million, before the 10.0% underwriting compensation limit is reached.

In accordance with applicable FINRA Rules, in no event will total underwriting compensation under Rule 2310 payable to FINRA members exceed 10% of maximum gross offering proceeds, excluding proceeds from the distribution reinvestment plan. Additional amounts may be paid for bona fide out-of-pocket itemized and detailed due diligence expenses.
We will pay the underwriting compensation described above and, subject to the 2.5% cap on reimbursements to our Advisor described above, the other organization and offering costs which are considered to be issuer costs such as the costs of our organization, actual legal, bona fide out-of-pocket itemized due diligence expenses, accounting, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering related expenses.

Volume Discounts (Class A Shares only)
We are offering, and participating broker dealers and their registered representatives will be responsible for implementing, volume discounts to investors who purchase $250,000 or more in Class A Shares from the same participating broker dealer, whether in a single purchase or as the result of multiple purchases. In order to qualify for a particular volume discount as the result of multiple purchases of shares, all such purchases must be made by an individual or entity with the same social security number or taxpayer identification number, as applicable; provided, that, purchases by an individual investor and his or her spouse living in the same household may also be combined for purposes of determining the applicable volume discount. Any reduction in the amount of the selling commissions as a result of volume discounts received may be credited to the investors in the form of the issuance of additional shares. Participating broker dealers and their registered representatives will be responsible for the proper implementation of any applicable volume discounts. Any request to combine more than one subscription for the purpose of qualifying for a volume discount must be made in writing by the participating broker dealer, and any resulting reduction in selling commissions will be prorated among the separate subscribers. Any request for a volume discount will be subject to verification by our Dealer Manager that all of the combined subscriptions qualify for the volume discount requested.
The volume discounts for Class A Shares operate as follows:

Amount of Selling Commission Volume Discount	Amount of Purchaser’s Investment		Maximum Selling Commission per Share	Price paid per Class A share
	From	To
1.0%	$250,000	$499,999	6.0%	$10.52
2.0%	$500,000	$999,999	5.0%	$10.41
3.0%	$1,000,000	$2,499,999	4.0%	$10.30
4.0%	$2,500,000	$4,999,999	3.0%	$10.19
5.0%	$5,000,000	$9,999,999	2.0%	$10.09
6.0%	$10,000,000	and over	1.0%	$9.99
For example, if you purchase $350,000 of Class A Shares, the selling commissions on $100,000 of such shares will be reduced to 6.0%, in which event you will receive 32,997 shares instead of 32,895 shares, the number of shares you would have received if you had paid $10.64 per share for all the shares purchased. The net offering proceeds we receive from the sale of shares are not affected by volume discounts. Subsequent purchases made in this offering and any subsequent offerings from the same participating broker dealer will be combined with previous purchases for purposes of computing the amount invested and applying the appropriate volume discount. For example, if you previously purchased $200,000 of Class A Shares and you are now purchasing an additional $60,000 of Class A Shares, you may combine these amounts, resulting in you exceeding the $250,000 breakpoint by $10,000 and you will receive the lower selling commission with respect to that $10,000.
For sales of $10 million or more of Class A Shares, our Dealer Manager may, in its sole discretion, agree to waive all or a portion of the dealer manager fee, such that Class A Shares purchased in any such transaction may be at a discount of up to 9.0%, or $9.83 per share, reflecting a reduction in selling commissions from 7.0% to 1.0% as a result of the volume discount described above and an additional reduction of up to 3.0% due to the Dealer Manager’s reduction or waiver of the portion of the dealer manager fee paid by us from offering proceeds. If the dealer manager fee payable with respect to such a sale is reduced from the full 3.0% to an amount that is equal to or less than 1.5% of gross offering proceeds, then our Advisor will pay the entire dealer manager fee with respect to such a sale and we will not be required to pay any portion of such dealer manager fee. The net offering proceeds we receive will not be affected by any such reduction or waiver of the dealer manager fee.

Accordingly, your ability to receive a discount based on combining orders or otherwise may depend on the financial advisor or broker dealer through which you purchase Class A Shares, so you should ask your financial advisor and/or broker dealer about the ability to receive such discounts before purchasing shares.
Regardless of any reduction in any commissions for any reason, all investors will be deemed to have contributed the same amount per share to us whether or not the investor receives a discount. An investor qualifying for a discount on the purchase of Class A Shares will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Please note that although you will be permitted to participate in the distribution reinvestment plan, if you qualify for the discounts and fee waivers described above, you may be able to receive a lower price on subsequent purchases of Class A Shares in this offering than you would receive if you participate in our distribution reinvestment plan and have your distributions reinvested at the price offered thereunder.
The Subscription Process and Admission of Stockholders
We and participating broker dealers selling shares on our behalf are required to make every reasonable effort to determine whether a purchase of our shares is suitable for you. The participating broker dealers shall transmit promptly to our transfer agent the completed subscription documentation and any supporting documentation we may reasonably require. To purchase shares pursuant to this offering, you must deliver a completed subscription agreement, in substantially the form that accompanies this prospectus, and any required supporting documentation and the payment for the entire subscription amount prior to the termination of this offering. You should pay for your shares by check payable to or wire transfer directed to Hines Global REIT II, Inc.

The Dealer Manager and participating broker dealers are required to deliver to you a copy of the final prospectus, as amended. We plan to make this prospectus and the appendices available electronically to our Dealer Manager and the participating broker dealers, as well as to provide them paper copies, and such documents will be available on our website at www.hinessecurities.com/reits/hines-global-reit-2/sec-filings/. Any prospectus, amendments and supplements, as well as any quarterly reports, annual reports, proxy statements or other reports required to be made available to you will be posted on our website at www.hinessecurities.com/reits/hines-global-reit-2/sec-filings/.

We are presently offering our shares on a continuous basis in the primary offering at a price of $10.64 per Class A Share, $10.06 per Class T Share and $9.73 per Class I Share. In connection with each determination of an NAV per share of our common stock, we expect our board of directors will adjust the primary offering prices of each class of shares such that the purchase price per share for each class will equal the NAV per share as of the most recent valuation date plus upfront costs of raising capital, including selling commissions, dealer manager fees and issuer costs, less the amount of dealer manager fees paid to our Dealer Manager by our Advisor.

In March 2017, we announced a new NAV per share of our common stock of $9.65, based on the number of shares of our common stock issued and outstanding as of December 31, 2016.

In addition, we expect to commence quarterly valuations of our common stock beginning with the quarter following the first quarter in which we sell a Class I Share. Once we commence quarterly valuations, we expect that we will publish any adjustment to the NAV per share and the corresponding adjustments to the primary offering prices of our shares between the 40th and 45th day following each completed fiscal quarter, unless for a particular quarter we plan to publish on the 45th day following the completion of such quarter and such day is a Saturday, Sunday or banking holiday, in which case publication will be on the next business day. On the first business day following the end of each completed fiscal quarter, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the specific date between the 40th and 45th day following the end of such quarter on which we will publish the NAV per share determined as of the end of such quarter. Promptly following any adjustment to the primary offering prices per share, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices and the effective date of such adjusted offering prices. We also will post the updated information on our website at www.hinessecurities.com/reits/hines-global-reit-2. The new primary offering price for each share class will become effective five business days after such share price is disclosed by us. We will not accept any subscription agreements during the five business day period following publication of the new offering prices. If you have not received notification of acceptance of your purchase request before the 45th day following each completed fiscal quarter you should check whether your purchase request has been accepted by us by contacting our transfer agent, your financial intermediary or by contacting us directly on our toll-free telephone line, (888) 220-6121. If your subscription request has not been accepted yet and you would like to withdraw your subscription request, then you may request the withdrawal of your subscription request during the five business day period immediately prior to the effective date of the new primary offering prices by notifying our transfer agent, your financial intermediary or by contacting us directly on our toll-free telephone line, (888) 220-6121. The primary offering price per share to be paid by you will be equal to the price that is in effect on the date that your completed subscription agreement has been accepted by us. Accordingly, if your subscription is accepted by us prior to the effective date of the new primary offering prices, then the purchase price per share to be paid by you will be equal to the price per share in effect prior to our publication of the new primary offering prices. Similarly, if your subscription agreement is accepted by us on or after the effective date of the new primary offering prices, then the purchase price per share to be paid by you will be equal to the new primary offering price of the applicable share class.

Subscriptions will be effective only upon our receipt and acceptance. We have the right to accept or reject your subscription for any reason. We generally expect that all subscription agreements received by us in “good order” with all required supporting documentation will be processed and accepted by us promptly. With the exception of the five business day period following publication of new primary offering prices during which we will not accept subscriptions, if a subscription is received by us in “good order,” we intend to accept the subscription within three business days following our receipt of such subscription in “good order.” There may be a delay between your purchase decision and our acceptance of your subscription caused by time necessary for you and your financial intermediary to put a subscription request in “good order,” which means, for these purposes, that all required information has been completed and provided, all proper signatures have been provided, and full funds for payment have been provided. As a result of this process, the price per share at which your purchase request is executed may be different than the price per share on the date you submitted your subscription agreement. If for any reason we reject your subscription, we will return your funds, without interest or deduction, and your subscription agreement and any supporting documentation within ten days after we reject your subscription. If we accept your subscription, our transfer agent will mail you a confirmation of initial acceptance of your subscription. No sale of our shares may be completed until at least five business days after the date you receive the final prospectus. After you have been admitted as a stockholder, we intend to use your subscription proceeds to make real estate investments and pay fees and expenses as described in this prospectus. Please see “Estimated Use of Proceeds.”
Investments through IRA Accounts
Community National Bank has agreed to act as an IRA custodian for investors who would like to purchase shares through an IRA. For any account holder that makes and maintains an investment equal to or greater than $10,000 in shares of our common stock through an IRA for which Community National Bank serves as custodian, we will pay the base fee for the first calendar year and an affiliate of Hines will pay the base fee for each successive year. Beginning on the date that their accounts are established, all investors will be responsible for any other fees applicable to their accounts. Further information about custodial services is available through your broker or through our Dealer Manager. See “Questions and Answers About This Offering—Who can help answer my questions?” for the Dealer Manager’s contact information.

Subscription Agreement
The general forms of subscription agreement that investors will use to subscribe for the purchase of shares in this offering is included as Appendices B-1 and B-2 to this prospectus. The subscription agreement requires all investors subscribing for shares to make the following certifications or representations:

•	your tax identification number set forth in the subscription agreement is accurate and you are not subject to backup withholding;

•	a copy of this prospectus was delivered or made available to you at least 5 business days prior to the date of your subscription agreement;

•	you meet the minimum income, net worth and any other applicable suitability standards established for you, as described in the “Suitability Standards” section of this prospectus;

•	you are purchasing the shares for your own account; and

•	you acknowledge that there is no public market for the shares and, thus, your investment in shares is not liquid.
The above certifications and representations are included in the subscription agreement in order to help satisfy the responsibility of participating broker dealers and our Dealer Manager to make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for you and that appropriate income tax reporting information is obtained. We will not sell any shares to you unless you are able to make the above certifications and representations by executing the subscription agreement. By executing the subscription agreement, you will not, however, be waiving any rights you may have under the federal securities laws.
Determinations of Suitability
Our sponsor and each participating broker dealer who sells shares on our behalf has the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the prospective investor regarding, among other things, each prospective investor’s financial situation and investment objectives. In making this determination, participating broker dealers who sell shares on our behalf may rely on, among other things, relevant information provided by the prospective investors. Each prospective investor should be aware that participating broker dealers are responsible for determining suitability and will be relying on the information provided by prospective investors in making this determination. In making this determination, participating broker dealers have a responsibility to ascertain that each prospective investor:

•	meets the minimum income and net worth standards set forth under the “Suitability Standards” section of this prospectus;

•	can reasonably benefit from an investment in our shares based on the prospective investor’s investment objectives and overall portfolio structure;

•	is able to bear the economic risk of the investment based on the prospective investor’s net worth and overall financial situation; and

•	has apparent understanding of:

•	the fundamental risks of an investment in the shares;

•	the risk that the prospective investor may lose his or her entire investment;

•	the lack of liquidity of the shares;

•	the restrictions on transferability of the shares; and

•	the tax consequences of an investment in the shares.
Participating broker dealers are responsible for making the determinations set forth above based upon information relating to each prospective investor concerning his age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective investor, as well as other pertinent factors. Each participating broker dealer is required to maintain records of the information used to determine that an investment in shares is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.
Minimum Investment
In order to purchase shares in this offering, you must initially invest at least $2,500. Thereafter, subject to restrictions imposed by state law, you may purchase additional shares in whole or fractional share increments subject to a minimum for each additional purchase of $50. You should carefully read the minimum investment requirements explained in the “Suitability Standards” section of this prospectus.
Termination Date
This offering will terminate at the time all shares being offered pursuant to this prospectus have been sold or the offering is terminated prior thereto and the unsold shares are withdrawn from registration, which we presently expect will be on or before August 20, 2017, unless extended by our board of directors in accordance with Rule 415 of the Securities Act. Rule 415 of the Securities Act permits us to file a new registration statement on Form S-11 with the SEC so that we may continuously offer shares of our common stock. If our board of directors determines to extend the offering beyond August 20, 2017, we will notify stockholders by filing a supplement to this prospectus with the SEC. In certain states, the registration of this offering may continue for only one year following the most recent clearance by applicable state authorities, after which we intend to renew the offering period for additional one-year periods (or longer, if permitted by the laws of each particular state). We reserve the right to terminate this offering at any time.

THE OPERATING PARTNERSHIP
We conduct most of our operations through the Operating Partnership. The following is a summary of the material provisions of the Limited Partnership Agreement of the Operating Partnership, which we refer to as the Partnership Agreement, and is qualified by the specific language in the Partnership Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
General
The Operating Partnership was formed on July 31, 2013 to hold our assets. It will allow us to operate as what is generally referred to as an “Umbrella Partnership Real Estate Investment Trust,” or an “UPREIT,” which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of the Operating Partnership will be deemed to be assets and income of the REIT.
A property owner may contribute property to an UPREIT in exchange for limited partner units on a tax-free basis. In addition, the Operating Partnership is structured to make distributions with respect to OP Units that will be equivalent to the distributions made to holders of our common shares. Finally, a limited partner in the Operating Partnership may exercise its right, under certain conditions to exchange his or her interests in the Operating Partnership for cash or shares of our common stock, generally at our election, in a taxable transaction.
The Partnership Agreement contains provisions which would allow, under certain circumstances, other entities, including other investment vehicles sponsored by Hines or its affiliates, to merge into or cause the exchange or conversion of their interests for limited partner interests in the Operating Partnership. In the event of such a merger, exchange or conversion, the Operating Partnership may issue additional OP Units which would generally be entitled to the same exchange rights as other holders of OP Units of the Operating Partnership. In addition, Hines and its affiliates have the right to request the repurchase of any OP Units held by Hines and its affiliates under certain circumstances as described in “—Repurchase of Special OP Units or Other OP Units held by Hines and its Affiliates Under Certain Circumstances.” As a result, any such merger, exchange or conversion could ultimately result in the issuance of a substantial number of our common shares, thereby diluting the percentage ownership interest of other stockholders. In addition, our Advisor may choose to receive some or all of the acquisition fees, asset management fees and disposition fees to which it is entitled in the form of OP Units, in lieu of cash, and any such issuance will also dilute the percentage ownership interest of other stockholders. We may also create separate classes or series of OP Units having privileges, variations and designations as we may determine in our sole and absolute discretion.
We expect to hold most of our assets and conduct most of our operations through the Operating Partnership although we may hold some of our assets and conduct certain of our operations directly. We are the sole general partner of the Operating Partnership and, as of December 31, 2016, we owned a 99.9% ownership interest in the Operating Partnership and Hines Global REIT II Associates Limited Partnership owned the Special OP Units and a 0.1% ownership interest in the Operating Partnership as a limited partner. Please see “ —Special OP Units” below for a description of the Special OP Units owned by Hines Global REIT II Associates Limited Partnership. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership.

Purposes and Powers
The Operating Partnership is organized as a Delaware limited partnership. The purposes of the Operating Partnership are to conduct any lawful business that may be conducted by a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act; provided however, that such business shall be limited to and conducted in such a manner as to permit us at all times to qualify as a REIT, unless we otherwise cease to qualify as a REIT. The Operating Partnership may also be a partner (general or limited) in partnerships (general or limited), a venturer in joint ventures, a stockholder in corporations, a member in limited liability companies or an investor in any other type of business entity created to accomplish all or any of the foregoing.
Operations
The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for tax purposes (unless we otherwise cease to qualify as a REIT), avoid any federal income or excise tax liability and ensure that the Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in the Operating Partnership being taxed as a corporation, rather than as a partnership. Please see “Material U.S. Federal Income Tax Considerations—Other Tax Considerations—Tax Aspects of Our Investments in Our Operating Partnership.” The Partnership Agreement provides that, except as provided below with respect to the Special OP Units and in connection with certain events described in “—Repurchase of Special OP Units or Other OP Units held by Hines and its Affiliates under Certain Circumstances,” the Operating Partnership may distribute cash flow from operations to its partners in accordance with their relative percentage interests, on a monthly basis or, at our election, more or less frequent basis, in amounts determined by us such that generally a holder of one OP Unit in the Operating Partnership will receive an amount of annual cash flow distributions from the Operating Partnership equal to the amount of annual distributions paid to the holder of one of our common shares.
The Partnership Agreement provides that, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations:

•
income from operations is allocated first to the holder of the Special OP Units until such holder has been allocated income in an amount equal to distributions made or required to be made to such holder, and then to the remaining partners of the Operating Partnership in proportion to the number of units held by each of them;

•
gain from the sale or other disposition of property is generally allocated in such a manner as to cause the capital account balances of the holder of the Special OP Units and the holders of the OP Units to be in proportion to their respective percentage interests in the net liquidation value of the partnership capital as determined at such time; and

•
all losses are generally allocated in such a manner as to cause the capital account balances of the holder of the Special OP Units and the holders of the OP Units to be in proportion to their respective percentage interests in the net liquidation value of the partnership capital as determined at such time.

Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.
There will be a corresponding allocation of realized (or, in the case of redemption, unrealized) profits of the Operating Partnership made to the owner of the Special OP Units in connection with the amounts payable with respect to the Special OP Units, including amounts payable upon repurchase of the Special OP Units, and those amounts will be payable only out of realized (or, in the case of repurchase, unrealized)

profits of our Operating Partnership. Depending on various factors, including the date on which shares of our common stock are purchased and the price paid for such shares of common stock, a stockholder may receive more or less than the 6.0% cumulative non-compounded annual pre-tax return on their net contributions described in “—Special OP Units” below prior to the commencement of distributions to the owner of the Special OP Units.
In addition to the administrative and operating costs and expenses incurred by the Operating Partnership in acquiring and operating real estate investments, the Operating Partnership will pay all of our administrative costs and expenses. Such expenses will include:

•	all expenses relating to the continuity of our existence;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with applicable laws, rules and regulations;

•	all costs and expenses relating to any issuance or repurchase of OP Units or our common shares; and

•	all our other operating or administrative costs incurred in the ordinary course of our business on behalf of the Operating Partnership.
Amendments
The consent of limited partners holding 67% of the aggregate percentage interest held by all limited partners is required to approve certain amendments to the Partnership Agreement, including amendments that:

•	affect the conversion factor or redemption right in any manner adverse to the limited partners; and

•	adversely affect the rights of the limited partners to receive distributions payable to them other than with respect to the issuance of certain partnership units.
Additionally, the written consent of the general partner and any partner adversely affected is required to amend the Partnership Agreement if the amendment would alter the Operating Partnership’s allocations of profit and loss to the limited partners, other than with respect to the issuance of certain partnership units, or would enlarge the obligation of such partner to make capital contributions to the Operating Partnership or the amendment would alter the right or entitlement of any such partner or its affiliates to receive distributions of cash or other property or allocations of items of income, gain, deduction, loss or credits.
Transferability of Our General Partner Interest
We may not (1) voluntarily withdraw as the general partner of the Operating Partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in the Operating Partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the holders of OP Units receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction (or in the case of the holder of the Special OP Units, the amount of cash, securities or other property equal to the fair market value of the Special OP Units) or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the general partner of the Operating Partnership. We may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the holders of OP Units and the consent of the holder of the Special OP Units. With certain exceptions, the holders of OP Units may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, as general partner.
Voting Rights
When the consent of partners is required to approve certain actions, such as amendments to the Partnership Agreement or a transfer of our interests in the Operating Partnership as referenced above, such matters must be approved by the holders of OP Units holding the applicable percentage of OP Units required and the holder of the Special OP Units.
Repurchase of OP Units
Pursuant to the Partnership Agreement, limited partners will receive rights that will enable them to request the repurchase of their OP Units for cash or, generally at our option, common shares in Hines Global II. These repurchase rights will be exercisable one year after the OP Units are issued to such limited partner; provided however that this holding period shall not apply to any of the OP Units issued to our Advisor or its affiliates. The cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the OP Units were exchanged for our shares on a one-for-one basis and such shares were redeemed pursuant to any then existing share redemption program; provided, however, that if there is no existing share redemption program, the cash value will generally be determined based on NAV. Alternatively, we may elect to purchase the OP Units by issuing one common share for each OP Unit exchanged. A limited partner cannot exercise these repurchase rights if such repurchase would:

•	cause us to no longer qualify (or it would be likely that we no longer would qualify) as a REIT under the Code;

•	result in any person owning common shares in excess of our ownership limits;

•	constitute or be likely to constitute a violation of any applicable federal or state securities law;

•	violate any provision of our charter or bylaws;

•	cause us to be “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code; or

•
cause the Operating Partnership to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code or cause a technical termination of the Operating Partnership under Section 708 of the Code.

We do not expect to issue any of the common shares offered hereby to limited partners of the Operating Partnership in exchange for their OP Units. Rather, in the event a limited partner of the Operating Partnership exercises its repurchase rights, and we elect to purchase the OP Units with our common shares, we expect to issue unregistered common shares or subsequently registered shares in connection with such transaction.
Special OP Units
The holder of the Special OP Units will be entitled to distributions from our Operating Partnership in an amount equal to 15% of distributions, including those from sales of real estate investments, refinancings and other sources, but only after we (and our stockholders) have received (or are deemed to have received in the cases described below where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus a 6.0% cumulative, non-compounded annual pretax return on such invested capital.

Repurchase of Special OP Units or other OP Units held by Hines and its Affiliates Under Certain Circumstances
Pursuant to the Partnership Agreement and our Advisory Agreement, Hines and its affiliates have the right to request the repurchase of the Special OP Units or OP Units received in exchange for such Special OP Units and other OP Units held by them following the occurrence of any of the following events: (i) a listing of our shares on a national securities exchange, (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction, a purchase, tender or exchange offer that results in the tender or exchange of more than 50% of our outstanding common shares, or any transaction pursuant to which a majority of our directors then in office are replaced or removed, or (iii) the termination or nonrenewal of our Advisory Agreement for any reason other than by our Advisor. If any such event occurs, at the election of the holder, the holder may retain the Special OP Units after receiving a distribution with respect to the event, convert the Special OP Units into OP Units and, hold such OP Units or require us to repurchase such OP Units and any other OP Units held by Hines or its affiliates. If the holder elects to have us immediately repurchase the OP Units, then the holder generally will have the option to receive cash or Class A Shares as consideration, except that, with respect to (iii) above, any payment upon repurchase shall be made in the form of Class A Shares or a non-interest bearing promissory note and not cash. If payment is made in the form of a non-interest bearing promissory note, such promissory note shall be payable in 12 equal quarterly installments, provided, however, that no payment will be made in any quarter in which such payment would impair our capital or jeopardize our REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not impair our capital or jeopardize our REIT status. The purchase price for any such repurchase and the payment with respect to such event will depend on the triggering event. If the triggering event is a listing of our shares on a national securities exchange, the purchase price will be based on the average share price of Class A Shares for a specified period. In the case of a merger, consolidation or sale of substantially all of our assets or any similar transaction or a purchase, tender or exchange offer as described above, the purchase price will be based on the value of the consideration received or to be received by us or our stockholders and the implied value of our assets and liabilities as a result of the event. If pursuant to a transaction a majority of our directors then in office are replaced or removed or, in the event, we or the Operating Partnership terminate or do not renew our Advisory Agreement, then the purchase price will be based on the NAV of the Operating Partnership assets as determined by an independent valuation. Notwithstanding the above, the Special OP Units will not be converted into OP Units and no distributions will be paid with respect to the Special OP Units unless and until our stockholders have received (or are deemed to have received in the cases described above where there is no liquidation or sale of our assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus an 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Please see “Management—Our Advisor and Our Advisory Agreement—Removal of our Advisor” and “Risk Factors—Risks Related to Investing in this Offering—Payments to the holder of the Special OP Units or any other OP Units will reduce cash available for distribution to our stockholders,” and “Risk Factors—Risks Related to Organizational Structure—The repurchase of interests in the Operating Partnership held by Hines and its affiliates (including the Special OP Units and other OP Units) as required in our Advisory Agreement may discourage a takeover attempt” and “Risk Factors—Risks Related to Organizational Structure—Hines’ ability to cause the Operating Partnership to purchase the Special OP Units and any other OP Units that it or its affiliates hold in connection with the termination of our Advisory Agreement may deter us from terminating our Advisory Agreement.”
In addition, in the event we determine to acquire a property directly, or indirectly but not through the Operating Partnership, and we determine that additional funds are needed to acquire the property, the Partnership Agreement provides that, if the Operating Partnership has funds available, we may direct the Operating Partnership to distribute the funds to us or to redeem certain of our OP Units for cash.

Capital Contributions
If any partner contributes additional capital to the Operating Partnership, the partner will receive additional OP Units and its percentage interest in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions; provided, that, if we acquire a property directly or indirectly and such property is not acquired through the Operating Partnership, then we will contribute any amounts we receive from the operation and disposition of the property to the Operating Partnership and no additional OP Units will be issued in connection with such contributions.
Our Operating Partnership has classes of OP Units that correspond to our four classes of common stock: Class A OP units, Class T OP units, Class I OP units and Class J OP units. Such OP units will have economic terms that vary based upon the corresponding class of shares issued. As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the offering to the Operating Partnership in exchange for OP units of the same class as the shares with respect to which offering proceeds have been received; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The Operating Partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. Under the Partnership Agreement, although we generally are obligated to contribute the proceeds of a securities offering as additional capital to the Operating Partnership in exchange for additional OP Units, we are also permitted to retain proceeds of a securities offering in order to purchase a property directly or indirectly (not through the Operating Partnership). In addition, we are authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of us and the Operating Partnership.
Tax Matters
Hines Global II is the tax matters partner of the Operating Partnership and, as such, has the authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.
Indemnity
The Operating Partnership must indemnify and hold Hines Global II (and its employees, directors, and/or officers) harmless from any liability, loss, cost or damage, including without limitation reasonable legal fees and court costs, incurred by it by reason of anything it may do or refrain from doing hereafter for and on behalf of the Operating Partnership or in connection with its business or affairs. However, the Operating Partnership will not be required to indemnify:

•	Hines Global II for any liability, loss, cost or damage caused by its fraud, willful misconduct or gross negligence;

•	officers and directors of Hines Global II (other than our independent directors) for any liability, loss, cost or damage caused by such person’s negligence or misconduct; or

•	our independent directors for any liability, loss, cost or damage caused by their gross negligence or willful misconduct.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax considerations associated with an investment in our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Treatment of Tax-Exempt Stockholders” below);

•	financial institutions or broker dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common stock through a partnership or similar pass-through entity.
This summary assumes that stockholders hold shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.
If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds our common stock, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the federal income tax consequences of acquiring, holding and disposing of our common stock by the partnership.
The statements in this section are based on the current U.S. federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company
We were formed in July 2013 as a Maryland corporation. We made the election to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2015 (by filing our U.S. federal income tax return for such year), and believe that we have met, and will continue to meet, the requirements for qualification as a REIT under the Code. Although we intend to operate in such manner, no assurances can be given that we will be successful in qualifying as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
In connection with this offering, we have received an opinion of Greenberg Traurig, LLP to the effect that, commencing with our taxable year ended December 31, 2015, we were organized in conformity with the requirements for qualification as a REIT under the Code, and our actual and proposed method of operation has enabled and will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Greenberg Traurig, LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets, the past, present and future conduct of our business operations and speaks as of the date issued. In addition, Greenberg Traurig, LLP’s opinion is based on existing federal income tax law regarding qualification as a REIT, which is subject to change either prospectively or retroactively.
While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Greenberg Traurig, LLP or by us that we will so qualify for any particular year. Greenberg Traurig, LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Further, we have not obtained rulings from the IRS regarding any matter discussed in this prospectus, and do not currently intend to seek such a ruling. Our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code including requirements related to our income and assets, the compliance with which will not be reviewed by Greenberg Traurig, LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.
We may own an equity interest in one or more entities that will elect to be treated as REITs (each such entity a “Subsidiary REIT”). Any such Subsidiary REITs will be subject to, and must satisfy, the same requirements that we must satisfy in order to qualify as a REIT together with all other rules applicable to REITs. Discussions of our qualification under the REIT rules, the anticipated satisfaction of the REIT requirements, and the consequences of a failure to so qualify also apply to each of the Subsidiary REITs.
If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders, provided such distribution qualifies for the deduction for dividends paid. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders. Even if we qualify as a REIT, we will be subject to federal tax in the following circumstances:

•
We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

◦	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

◦	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

◦	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

◦	a fraction intended to reflect our profitability.

•
If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with any Taxable REIT Subsidiary (“TRS”), that are not conducted on an arm’s-length basis.

•
In the event we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

◦	The amount of gain that we recognize at the time of the sale or disposition, and

◦	The amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs, will be subject to federal corporate income tax.
In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any TRS we form will be subject to federal, state and local corporate income tax on their taxable income.

We and our Subsidiary REITs could recognize deferred tax liabilities in the future. Deferred tax liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and tax liabilities attributable to taxable income for which we will not receive cash. In addition, notwithstanding their status as REITs, (i) the Subsidiary REITs may have to pay certain state and local income taxes, because not all states and localities treat REITs and such subsidiaries in the same manner in which they are treated for federal income tax purposes, (ii) the Subsidiary REITs will be subject to the federal income taxes applicable to REITs, as described in the prospectus, and (iii) we and/or the Subsidiary REITs also could be subject to tax in other situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax law.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals which the Code defines to include certain entities, during the last half of any taxable year.

7.
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.
We must meet the above requirements 1, 2, 3, 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will be applied to us beginning with our taxable year ended December 31, 2016. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.
We made the election to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2015 (by filing our U.S. federal income tax return for such year), and believe that we have met, and will continue to meet, the requirements for qualification as a REIT under the Code. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in 5 and 6 above. See “Description of Capital Stock—Restriction on Ownership of Shares of Capital Stock.” We are required to maintain records disclosing the actual ownership of common stock in order to monitor our compliance with the share ownership requirements. To do so, we are required to demand written statements each year from the record holders of certain minimum percentages of our shares in which such record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of our shares and certain other information. The restrictions in our charter, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, we will not qualify as a REIT.
Subsidiary REITs. As discussed above, we may indirectly or directly own interests in one or more Subsidiary REITs. We believe that each such Subsidiary REIT will be organized and will operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if any of these Subsidiary REITs were to fail to qualify as a REIT, then (i) the Subsidiary REIT would become subject to regular U.S. corporation income tax, as described herein, see “—Failure to Qualify” below, and (ii) our interest in such Subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “—Asset Tests” below. If any of the Subsidiary REITs were to fail to qualify as a REIT, it is possible that we would not meet the 10% voting stock test and the 10% value test with respect to our indirect interest in such entity, in which event we too would fail to qualify as a REIT, unless we could avail ourselves of certain relief provisions.
Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes and is treated for purposes of applying the various REIT qualification requirements in a manner similar to qualified REIT subsidiaries as described above. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
Taxable REIT Subsidiaries. A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will potentially treat distributions paid to us by the TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% (20% after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.
A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS may provide rights to any brand name under which any health care facility or lodging facility is operated if (i) such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a health care facility or lodging facility, (ii) such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and (iii) such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a “qualified health care property” or “qualified lodging facility” outside of the United States is not considered to operate or manage a “qualified health care property” or “qualified lodging facility”, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.
Other than rent received from a TRS in connection with health care facilities or lodging facilities leased from the REIT, rent that we receive from a TRS with respect to other real property will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “—Gross Income Tests—Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.
Gross Income Tests
We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property (including certain ancillary personal property), or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets (including certain ancillary personal property that is leased along with real property);

•	income and gain derived from foreclosure property; and

•
income derived from the temporary investment in stock and debt instruments purchased with proceeds from the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•
Third, if the rent attributable to ancillary personal property that is leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to the personal property will also qualify as rents from real property. However, if the 15% threshold is exceeded, none of the rent attributable to personal property will qualify as rents from real property.

•
Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than certain customary services provided to tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

In order for the rent paid under our leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. We intend to enter into leases that will be treated as true leases. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our Operating Partnership and its subsidiaries receive from our leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests.”
As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. First, rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.
More generally, rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.
Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We believe that our properties are and generally will be leased to third parties which do not constitute related party tenants. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified), other than a TRS.
As described above, we may own up to 100% of the shares of one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as “rents from real property.” If in the future we receive rent from a TRS, we will seek to comply with this exception.
Third, the rent attributable to ancillary personal property that is leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.
Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs.
If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (iii) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we could be unable to satisfy either the 75%

or 95% gross income test. In addition to the rent, the lessees may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.
Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•
an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
We expect that any investments we may make in mortgage loans will generally be treated as being secured by mortgages on real property or interests in real property such that the gross interest income generated thereon qualifies for the 75% income test. However, for purposes of the income tests, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such gross interest income will not qualify under the 75% income test.
Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests. Dividends from, and gain on the sale of interests in, any of our Subsidiary REITs will generally qualify for purposes of both gross income tests.
Prohibited Transactions. A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the imposition of the 100% prohibited transaction tax is available if all of the following requirements are met:

•	the REIT has held the property for not less than two years;

•
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
at least one of the following conditions are met: (i) during the year in question, the REIT does not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (ii) sales during the year do not exceed 10% of the REIT’s assets as of the beginning of the year (as measured by either fair market value of tax basis), or (iii) sales in the current year do not exceed 20% of the REIT’s assets as of the beginning of the year and sales over a 3-year period do not exceed, on average, 10% per annum of the REIT’s assets, in each case as measured by either fair market value or tax basis;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.
Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we or our Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification and other requirements discussed below. A “hedging transaction” means either (i) any transaction entered into in the normal course of our or our Operating Partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% and 95% gross income tests, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.
Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.
We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.
Asset Tests
To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds as well as certain ancillary personal property leased in connection with real property;

•	interests in mortgage loans secured by real property and by certain ancillary personal property;

•	stock in other REITs; and

•
investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.
Fourth, no more than 25% (20% after December 31, 2017) of the value of our total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs, other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•
“straight debt” securities, which are defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

◦
a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1.0 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

◦	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	any loan to an individual or an estate;

•	any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property”;

•	certain securities issued by governmental entities;

•	any security issued by a REIT;

•
any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•
any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
We may enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.
We may make or invest in mezzanine loans. Certain of our mezzanine loans may qualify for the safe harbor in IRS Revenue Procedure 2003-65, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test, and interest derived therefrom will be treated as qualified mortgage interest for purposes of the 75% gross income test, above. We may make or invest in some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset and income tests described above.
We expect that any investments we may make in mortgage loans will generally be treated as real estate assets However, for purposes of the asset tests, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property (together with certain ancillary personal property) securing the loan, a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (2) the fair market value of the loan.
No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) we file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests. However, there is no assurance that the IRS would not challenge our ability to satisfy these relief provisions.

We believe that the assets that we hold and have held will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Distribution Requirements
Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

◦	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

◦	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”
We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
Legislation enacted in December 2015 repealed, retroactive to January 1, 2015, tax rules that previously could have prevented a deduction for dividends paid to the extent that the dividends were considered to be “preferential dividends.” The repeal of the preferential dividend rules applies only to REITs that are publicly offered. A REIT is publicly offered if it is required to file annual and periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. We are, and expect to remain, a publicly offered REIT, in which case the preferential dividend rules will not affect our ability to obtain a tax deduction for dividends that we pay or to qualify as a REIT. Following the enactment of the legislation, we withdrew a request to the IRS for a private letter ruling that had previously been sought with respect to our multi-class stock structure and whether the resultant dividends would constitute preferential dividends.
We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods.
We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.
We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that we may not have sufficient cash to meet the distribution requirements discussed above. This could result because of competing demands for funds, or because of timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, raise funds through the issuance of additional shares of common stock or, if possible, pay taxable dividends of our common stock or debt securities.
In computing our REIT taxable income, we will use the accrual method of accounting. We are required to file an annual U.S. federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our REIT taxable income and our distributions.
Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to the Advisor or its affiliates. Were the IRS to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT.
Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
Sale-Leaseback Transactions
Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.
Recordkeeping Requirements
We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.
Failure to Qualify as a REIT
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as dividend income. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxation of Taxable U.S. Stockholders
As used herein, the term “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.
Distributions
For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the U.S. federal income tax treatment of distributions reinvested in additional shares of common stock pursuant to our distribution reinvestment plan, see “Description of Capital Stock—Distribution Reinvestment Plan.” For a summary of the U.S. federal income tax treatment of shares of common stock redeemed by us under our share redemption program, see “Description of Capital Stock—Share Redemption Program.”
As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the reduced tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20% and the maximum marginal tax rate on ordinary income for stockholders taxed at individual rates is 39.6%.
Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. shareholders taxed at individual rates. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “Taxation of Our Company” above), our dividends generally will not be eligible for the 20% maximum rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% maximum tax rate for qualified dividend income will apply to our ordinary REIT dividends

(i) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).
Dividends paid to, and certain other investment income recognized by certain individuals, estates or trusts is also subject to a 3.8% Medicare tax.
A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would also increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize gain to the extent that a distribution exceeds both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock. Such gain will generally be long-term capital gain, but will be short-term capital gain if the shares of stock have been held for one year or less, assuming in either case that the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.
We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.
U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, a U.S. stockholder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the limitations on the deductibility of investment-related interest expense. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
Taxation of U.S. Stockholders on the Disposition of Common Stock
A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Taxation of U.S. Stockholders on a Redemption of Common Stock
A redemption of our common stock will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as sale of our common stock (in which case the redemption will be treated in the same manner as a sale described above in “—Taxation of U.S. Stockholders on the Disposition of Common Stock”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular holder of our common stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of our common stock does not meet any of the three tests described above, the redemption proceeds will be treated as a dividend, as described above “—Taxation of Taxable U.S. Stockholders.” Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. stockholders taxed at individual rates is currently 20% and 35% in the case of U.S. stockholders that are corporations. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, certain capital gains and other investment income recognized by certain shareholders may be subject to a 3.8% Medicare tax.
With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates, currently at a 20% rate (or a 25% rate to the extent attributable to the recapture of certain depreciation deductions). Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back for up to three years and forward for up to five years.

Treatment of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust (rather than treating the pension trust as a single individual); and

•	either:

◦	one pension trust owns more than 25% of the value of our capital stock; or

◦	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.
Taxation of Non-U.S. Stockholders
The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder or a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of U.S. federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.
Distributions
A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “U.S. real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless :

•	a lower treaty rate applies and the non-U.S. stockholder provides an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate with us;

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).
A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. However, we must withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will generally withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.
Capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount that we withhold. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain. The taxation of capital gain distributions received by certain non-U.S. stockholders may, under certain circumstances, differ materially from that described above in the event that shares of our common stock are ever regularly traded on an established securities market in the U.S.
The Protecting Americans from Tax Hikes Act of 2015 creates a new exemption from FIRPTA for foreign pension funds and subsidiary entities that meet certain requirements, as well as for certain publicly traded foreign entities that are “qualified collective investment vehicles” from countries having tax treaties with the United States and which meet a number of other requirements.
Dispositions
Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a U.S. real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPI, then the REIT will be a U.S. real property holding corporation. We anticipate that we will be a U.S. real property holding corporation based on our investment strategy. However, if we are a U.S. real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. Although we believe that we are a domestically controlled qualified investment entity, we cannot assure you that this test will be met at all times. Additional FIRPTA provisions may, under certain circumstances, apply to certain non-U.S. stockholders in the event that shares of our common stock are ever regularly traded on an established securities market in the U.S., which may have a material impact on such non-U.S. stockholders.
As noted above under “ —Distributions”, certain foreign pension funds and publicly traded qualified collective investment vehicles are exempt from FIRPTA with respect to capital gain dividends that we pay, and these entities would likewise be exempt from FIRPTA upon a sale of our common stock.
If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•
the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•
the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

FATCA
The Foreign Account Tax Compliance Act (“FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including dividends as well as gross proceeds from sales of stock giving rise to such dividends) made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity.
The IRS has released guidance generally providing that FATCA withholding on gross proceeds and on pass-through payments will not be imposed with respect to payments made prior to January 1, 2019. The United States Treasury has signed Intergovernmental Agreements with certain other countries to implement the exchange of information required under FATCA. Investors that invest in our shares through an account maintained at a non-U.S. financial institution are strongly encouraged to consult with their tax advisors regarding the potential application and impact of FATCA and any Intergovernmental Agreement between the United States and their home jurisdiction in connection with FATCA compliance.
Redemption of Common Stock
A redemption of our common stock by a non-U.S. stockholder whose income derived from the investment in shares of our common stock is not effectively connected with the non-U.S. Stockholder’s conduct of a trade or business in the U.S. will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as sale of our common stock (in which case the redemption will be treated in the same manner as a sale described above in “—Taxation of Non-U.S. Stockholders—Dispositions”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the

Code described above will be satisfied with respect to any particular holder of our common stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.
If a redemption of our common stock does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described above “—Taxation of Non-U.S. Stockholders—Distributions.” Non-U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.
Conversion of Common Stock
The conversion of Class T Shares into Class A Shares and Class I Shares into Class J Shares, as described in the “Description of Capital Stock-Class T Shares” and “Description of Capital Stock-Class I Shares” sections of the prospectus, will not be a taxable event to the converting stockholder or to us. The tax attributes of the Class A Shares and Class J Shares received, respectively, upon such conversion will have the same tax attributes, including the tax basis and the holding period, as the Class T Shares and Class I Shares converted.
Information Reporting Requirements and Backup Withholding
We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 28%, with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.
Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Statement of Share Ownership
We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his shares of common stock in his U.S. federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our U.S. federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.
Tax Aspects of Our Investments in Our Operating Partnership
The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.
Classification as a Partnership
We will be entitled to include in our income our distributive share of the Operating Partnership’s income and to deduct our distributive share of the Operating Partnership’s losses only if the Operating Partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”
Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for federal income tax purposes) for U.S. federal income tax purposes. Our Operating Partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.
A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We and the Operating Partnership believe that the Operating Partnership should not be classified as a publicly traded partnership because (i) OP Units are not traded on an established securities market, and (ii) OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, we believe that the Operating Partnership presently qualifies for the Private Placement Exclusion. Even if the Operating Partnership were considered a publicly traded partnership under the PTP Regulations, the Operating Partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property.
We have not requested, and do not intend to request, a ruling from the IRS that our Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our Operating Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership’s taxable income.
Income Taxation of the Operating Partnership and its Partners
Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from the Operating Partnership.
Operating Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.
Tax Allocations With Respect to the Operating Partnership’s Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. When cash is contributed to a partnership in exchange for a partnership interest, such as our contribution of cash to our operating partnership for operating units, similar rules apply to ensure that the existing partners in the partnership are charged with, or benefit from, respectively, the unrealized gain or unrealized loss associated with the partnership’s existing properties at the time of the cash contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). In the case of a contribution of cash, a book-tax difference may be created because the fair market value of the properties of the partnership on the date of the cash contribution may be higher or lower than the partnership’s adjusted tax basis in those properties. Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.
Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.
Under the Partnership Agreement, subject to exceptions applicable to the special limited partnership interests, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for U.S. federal income tax purposes. It is possible that we may (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.
Basis in Operating Partnership Interest. The adjusted tax basis of our partnership interest in the Operating Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Operating Partnership by us, (ii) increased by (a) our allocable share of the Operating Partnership’s income and (b) our allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (a) our allocable share of the Operating Partnership’s loss and (b) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the Operating Partnership or a reduction in our share of the Operating Partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.
Sale of the Operating Partnership’s Property. Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by the Operating Partnership on the disposition of contributed properties will be allocated first to the partners of the Operating Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Income Taxation of the Operating Partnership and its Partners—Tax Allocations With Respect to the Operating Partnership’s Properties.” Any remaining gain or loss recognized by the Operating Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.
Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” We do not presently intend to acquire or hold or to allow the Operating

Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership’s trade or business.
Other Tax Considerations
Cost Basis Reporting
There are federal income tax information reporting rules that may apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis.
Information reporting (transfer statements) on other transactions may also be required under these rules. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.
Stockholders should consult their tax advisors regarding the consequences of these rules.
Tax Shelter Reporting
If a stockholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
State and Local Taxes
We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS
ERISA Considerations for an Initial Investment
The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances.
A prospective investor that is an employee benefit plan subject to ERISA, a tax-qualified retirement plan, an IRA, or a governmental, church, or other benefit plan that is exempt from ERISA, each of which we refer to as a Plan, is advised to consult its own legal advisor regarding the specific considerations arising under applicable provisions of ERISA, the Code, and state law with respect to the purchase, ownership, or sale of the shares by such plan or IRA.
A fiduciary of a Plan subject to ERISA should consider the fiduciary standards under ERISA in the context of the Plan’s particular circumstances before authorizing an investment of a portion of such Plan’s assets in our common shares. In particular, the fiduciary should consider:

•	whether the investment satisfies the diversification requirements of Section 404(a)(1)(c) of ERISA;

•	whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA;

•	whether the investment is for the exclusive purpose of providing benefits to participants in the Plan and their beneficiaries, or defraying reasonable administrative expenses of the Plan; and

•	whether the investment is prudent under ERISA.
In addition to the general fiduciary standards of investment prudence and diversification, specific provisions of ERISA and the Code prohibit a wide range of transactions involving the assets of a Plan and transactions with persons who have specified relationships to the Plan. Such persons are referred to as “parties in interest” in ERISA and as “disqualified persons” in the Code. Thus, a fiduciary of a Plan considering an investment in our common shares should also consider whether acquiring or continuing to hold our common shares, either directly or indirectly, might constitute a prohibited transaction. An excise tax may be imposed on any party in interest or disqualified person who participates in a prohibited transaction. The tax exempt status of an IRA will be lost if the IRA enters into a prohibited transaction.
Each fiduciary of an investing Plan must independently determine whether such investment constitutes a prohibited transaction with respect to that Plan. The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the “plan assets” of the Plan. Section 3(42) of ERISA generally provides that “plan assets” means plan assets as defined in regulations issued by the Department of Labor. Under these regulations, if a Plan acquires an equity interest that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, then for purposes of the fiduciary responsibility and prohibited transaction provisions under ERISA and the Code, the assets of the Plan would include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless an exemption applies.
These regulations define a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The shares are being sold in an offering registered under the Securities Act, and will be registered within the relevant time provided under Section 12(g) of the Exchange Act.

The regulations also provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. The regulations further provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The regulations also provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, the existence of certain restrictions on transferability intended to prohibit transfers which would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect the determination that such securities are freely transferable.
Our shares are subject to certain restrictions on transferability intended to ensure that we continue to qualify for federal income tax treatment as a REIT. We believe that the restrictions imposed under our charter and bylaws on the transfer of common shares are limited to the restrictions on transfer generally permitted under these regulations, and are not likely to result in the failure of the common shares to be “freely transferable.”
We believe that since we have 100 investors that are independent of us and of one another, our common shares will be “widely held” and we believe that our common shares are “freely transferable” as described above and, accordingly, that the common shares offered hereby should be deemed to be publicly-offered securities for the purposes of the Department of Labor regulations and that our assets should not be deemed to be “plan assets” of any Plan that invests in our common shares. Nonetheless, we cannot assure you that the Department of Labor and/or the U.S. Treasury Department could not reach a contrary conclusion.
On April 8, 2016, the Department of Labor issued a final regulation relating to the definition of a fiduciary under ERISA and Section 4975 of the Code. The final regulation broadens the definition of fiduciary and is accompanied by new and revised prohibited transaction exemptions relating to investments by IRAs and benefit plans. The final regulation and the related exemptions were scheduled to become applicable for investment transactions on and after April 10, 2017, but the initial applicability date was delayed until June 9, 2017. The final regulation and the accompanying exemptions are complex, and plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding this development.
Annual Valuations
A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year.
In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA. It is not currently intended that the shares of our common stock will be listed on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the “fair market value” of the shares of our common stock, namely when the fair market value of the shares of common stock is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of shares of common stock, we intend to provide reports of our annual determinations of the estimated current value of our shares to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports.
Except as described below, we presently expect to use the most recent primary offering price for each class of shares as the per share value for such class of shares for purposes of such reports to fiduciaries.

The National Association of Securities Dealers, or NASD, Rule 2340 sets forth the obligations of FINRA members to provide per share values in customer account statements. On February 27, 2017, our board of directors determined an NAV per share of our common stock of $9.65 as of December 31, 2016. In accordance with the rule, we intend to undertake a valuation process to provide an NAV per share at least annually and we intend to commence quarterly valuations beginning the quarter after the quarter in which we first sell a Class I Shares. In connection with any future determinations of an NAV per share of our common stock, our board of directors may determine to modify the offering prices for each class of our common stock, including the prices at which the shares of each class are offered pursuant to our distribution reinvestment plan, and the offering price may be higher than the NAV per share for such class. Further, in accordance with NASD Rule 2340, the customer account statements that we issue to our stockholders will reflect the NAV per share. In addition, we expect to use the NAV per share as the deemed per share value for purposes of reports to fiduciaries of retirement plans, subject to the annual reporting requirements of ERISA. Because we have used a portion of the proceeds from this offering to pay selling commissions, dealer manager fees and issuer costs in connection with our organization and this offering , which reduce the amount of funds available for investment, unless our aggregate investments increase in value to compensate for these up-front fees and expenses, it is likely that the NAV per share, which will be the “value” shown on stockholders’ account statements, will be lower than the purchase price paid by our stockholders in this offering. Any NAV per share that we disclose may not be an accurate reflection of the fair value of our assets and liabilities in accordance with GAAP, may not reflect the price at which we would be able to sell all or substantially all of our assets or the outstanding shares of our common stock in an arm’s-length transaction, may not represent the value that stockholders could realize upon a sale of the company or upon the liquidation of our assets and settlement of our liabilities, and may not be indicative of the prices at which our shares would trade if they were listed on a national securities exchange. See “Description of Capital Stock—Valuation Policy and Procedures” for a description of our policy with respect to valuations of our common stock.
We intend to revise these valuation procedures to conform with any relevant guidelines that the IRS or the Department of Labor may hereafter issue and may also revise these procedures to conform with guidance that FINRA may issue in the future. Meanwhile, we cannot assure you:

•
that the value determined by us could or will actually be realized by us or by stockholders upon liquidation (in part because appraisals or estimated values do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets);

•	that stockholders could realize this value if they were to attempt to sell their shares of common stock; or

•	that the value, or the method used to establish value, would comply with the ERISA or IRA requirements described above.

LEGAL PROCEEDINGS

We are not presently subject to any material pending legal proceedings other than ordinary routine litigation incidental to our business.

REPORTS TO STOCKHOLDERS
We will make available to you on our website at www.hinessecurities.com/reits/hines-global-reit-2 or, at our discretion, via email, our quarterly and annual reports and other reports and documents concerning your investment. To the extent required by law or regulation, or, in our discretion, we may also make certain of this information available to you via U.S. mail or other courier. You may always receive a paper copy upon request.
Our tax accountants will prepare our federal tax return (and any applicable state income tax returns). Generally we will provide appropriate tax information to our stockholders within 31 days following the end of each fiscal year. Our fiscal year will be the calendar year.

SUPPLEMENTAL SALES MATERIAL
In addition to this prospectus, we may use certain sales material in connection with the offering of the shares. However, such sales material will only be used when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, the past performance of the investment vehicles sponsored by Hines or its affiliates, property brochures and publications concerning real estate and investments.
The following is a brief description of the supplemental sales material prepared by us for use in permitted jurisdictions:

•
The Hines Global REIT II Fact Card, Hines Global REIT II Brochure and presentations, which briefly summarize (i) information about risks and suitability that investors should consider before investing in us; (ii) objectives and strategies relating to our selection of investments; and (iii) information about Hines Global II and its sponsor, Hines;

•
Certain presentations, other print brochures and handouts, which include (i) information about risks and suitability that investors should consider before investing in us; (ii) various topics related to real estate investments and using real estate investments as part of an overall investment strategy; (iii) information regarding certain of our assets; and (iv) information about the sponsor, Hines; and

•	Certain information on our website, electronic media, presentations and third-party articles.
The offering of our common shares is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part. Further, such additional material should not be considered as being incorporated by reference in this prospectus or the registration statement forming the basis of the offering of the shares of which this prospectus is a part.

LEGAL OPINIONS
The legality of the common shares being offered hereby has been passed upon for us by Venable LLP. The statements under the caption “Material U.S. Federal Income Tax Considerations” as they relate to federal income tax matters have been reviewed by Greenberg Traurig, LLP, and Greenberg Traurig, LLP has opined as to certain income tax matters relating to an investment in the common shares. Greenberg Traurig, LLP has represented Hines and other of our affiliates in other matters and may continue to do so in the future. Please see “Conflicts of Interest—Lack of Separate Representation.”

EXPERTS
The consolidated financial statements, and the related financial statement schedule, of Hines Global REIT II, Inc. and subsidiaries (“the Company”) incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The statement of revenues and certain operating expenses of the property located at 2819 Loker Avenue East, Carlsbad, California for the year ended December 31, 2013, the statement of revenues and certain operating expenses of Bishop’s Square, an office building located in Dublin, Ireland, for the year ended December 31, 2014, the statement of revenues and certain operating expenses of the Domain Apartments, a multi-family community located near Las Vegas in Henderson, Nevada, for the year ended December 31, 2015, the statement of revenues and certain operating expenses of Cottonwood Corporate Center, a four-building, Class-A office project located in Cottonwood Heights, Utah, a submarket of Salt Lake City, Utah, for the year ended December 31, 2015, the statement of revenues and certain operating expenses of Goodyear Crossing II, a Class-A industrial warehouse located in Goodyear, Arizona, a submarket of Phoenix, Arizona, for the year ended December 31, 2015, and the statement of revenues and certain operating expenses of Rookwood, two contiguous shopping centers located in Cincinnati, Ohio, for the year ended December 31, 2016 incorporated by reference from our Current Reports on Form 8-K/A filed on February 27, 2015, May 15, 2015, April 11, 2016, September 20, 2016, November 3, 2016 and March 23, 2017, respectively, have been audited by Saville Dodgen & Company PLLC, independent auditors, as stated in their report, which is incorporated herein by reference (which report on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes a matter of emphasis paragraph referring to the purpose of the statement) and is so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PRIVACY POLICY NOTICE
To help you understand how we protect your personal information, we have included our Privacy Policy as Appendix D to this prospectus. This appendix describes our current privacy policy and practices. Should you decide to establish or continue a stockholder relationship with us, we will advise you of our policy and practices at least once annually, as required by law.

INCORPORATION BY REFERENCE
The SEC’s rules allow us to incorporate by reference certain information into this prospectus. The documents listed below are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.

A.	Our Current Reports on Form 8-K, filed January 3, 2017, January 9, 2017, January 30, 2017, February 1, 2017, February 15, 2017, March 1, 2017, March 2, 2017, March 28, 2017 and April 12, 2017.

B.	Our Current Reports on Form 8-K/A filed February 27, 2015, May 15, 2015, April 11, 2016, September 20, 2016, November 3, 2016 and March 23, 2017.

C.	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed March 27, 2017.

D.	Our Definitive Proxy Statement on Schedule 14A, filed April 24, 2017.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement under the Securities Act on Form S-11 regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the Commission, reference to which is hereby made.
We are subject to the informational reporting requirements of the Exchange Act, and we will file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we have filed with the Commission at the public reference facilities of the Commission at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. These documents also may be accessed through the Commission’s electronic data gathering analysis and retrieval system, or EDGAR, via electronic means, included on the Commission’s Internet website, www.sec.gov.
You may also request a copy of these filings at no cost, by writing or telephoning us at:

Hines Global REIT II, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Tel.: 1-888-220-6121
Attn: Investor Relations
Within 120 days after the end of each fiscal year we will provide to our stockholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.
We maintain a website at www.hinessecurities.com/reits/hines-global-reit-2 where there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

GLOSSARY OF TERMS
Advisor: means Hines Global REIT II Advisors, LP, a Texas limited partnership.
Code: means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Core Fund: means Hines US Core Office Fund LP, a Delaware limited partnership.
Dealer Manager: means Hines Securities, Inc., a Delaware corporation.
ERISA: means the Employee Retirement Income Security Act of 1974, as amended.
Exchange Act: means the Securities Exchange Act of 1934, as amended.
FINRA: means the Financial Industry Regulatory Authority.
GAAP: means accounting principles generally accepted in the United States of America.
Hines: means Hines Interests Limited Partnership, a Delaware limited partnership.
Hines Global I: means Hines Global REIT, Inc., a Maryland corporation.
Hines Global II: means Hines Global REIT II, Inc., a Maryland corporation.
Hines Global REIT II Advisors LP: means our Advisor.
Hines Global REIT II Properties LP: means our Operating Partnership.
Hines REIT: means Hines Real Estate Investment Trust, Inc., a Maryland Corporation.
Hines Securities, Inc.: means our Dealer Manager.
HMS: means HMS Income Fund, Inc., a Maryland Corporation.
Investment Company Act: means the Investment Company Act of 1940, as amended.
IRA: means an individual retirement account established pursuant to Section 408 or Section 408A of the Code.
IRS: means Internal Revenue Service.
Liquidity Event: means generally a sale of assets, our sale or merger, a listing of the shares on a national securities exchange or similar transaction.
OP Units: means partner interests in the Operating Partnership.
Operating Partnership: means Hines Global REIT II Properties LP, a Delaware limited partnership.
Partnership Agreement: means the Agreement of Limited Partnership of Hines Global REIT II Properties LP.
Plan: means a pension, profit-sharing, retirement employee benefit plan, individual retirement account or Keogh Plan.

REIT: means an entity that qualifies as a real estate investment trust for U.S. federal income tax purposes.
Securities Act: means the Securities Act of 1933, as amended.
Special OP Units: means the separate class of OP Units of the Operating Partnership held by Hines Global REIT II Associates Limited Partnership with economic terms as more particularly described in “The Operating Partnership—Special OP Units.”
Unimproved Real Property: means Property in which we have an equity interest that is not acquired for the purpose of producing rental or other operating income, that no development or construction in process and for which no development or construction is planned, in good faith to commence within one year.
UBTI: means unrelated business taxable income, as that term is defined in Sections 511 through 514 of the Code.
UPREIT: means an umbrella partnership real estate investment trust.

INDEX TO FINANCIAL STATEMENTS

Hines Global REIT II, Inc.—Consolidated Financial Statements as of December 31, 2016 and 2015 and for the Years Ended December 31, 2016, 2015 and 2014.
Report of Independent Registered Public Accounting Firm	*
Audited Consolidated Financial Statements
Consolidated Balance Sheets	*
Consolidated Statements of Operations and Comprehensive Income (Loss)	*
Consolidated Statements of Equity (Deficit)	*
Consolidated Statements of Cash Flows	*
Notes to the Consolidated Financial Statements	*

2819 Loker Avenue East — For the Nine Months Ended September 30, 2014 (Unaudited) and the Year Ended December 31, 2013
Independent Auditor’s Report	*
Statement of Revenues and Certain Operating Expenses	*
Notes to Statements of Revenues and Certain Operating Expenses	*

Bishop’s Square — For the Year Ended December 31, 2014
Independent Auditor’s Report	*
Statement of Revenues and Certain Operating Expenses	*
Notes to Statements of Revenues and Certain Operating Expenses	*

Domain Apartments — For the Year Ended December 31, 2015
Independent Auditor’s Report	*
Statement of Revenues and Certain Operating Expenses	*
Notes to Statements of Revenues and Certain Operating Expenses	*

Cottonwood Corporate Center — For the Six Months Ended June 30, 2016 (Unaudited) and For the Year Ended December 31, 2015
Report of Independent Auditor	*
Statement of Revenues and Certain Operating Expenses	*
Notes to Statements of Revenues and Certain Operating Expenses	*

Goodyear Crossing II — For the Six Months Ended June 30, 2016 (Unaudited) and For the Year Ended December 31, 2015
Report of Independent Auditor	*
Statement of Revenues and Certain Operating Expenses	*
Notes to Statements of Revenues and Certain Operating Expenses	*

Rookwood — For the Year Ended December 31, 2016
Report of Independent Auditor	*
Statement of Revenues and Certain Operating Expenses	*
Notes to Statements of Revenues and Certain Operating Expenses	*

F-1

Hines Global REIT II, Inc.
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2016 and the notes thereto	*
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2016 and the notes thereto	*
Notes to Unaudited Pro Forma Consolidated Financial Statements	*

*See the “Incorporation by Reference” section of the Prospectus.

F-2

APPENDIX A
PRIOR PERFORMANCE TABLES
The following prior performance tables (“Tables”) provide information relating to the real estate investment programs sponsored by Hines and its affiliates (collectively, “Prior Programs”) which have investment objectives similar to ours. Generally, we consider those Prior Programs that invest in real estate properties through acquisition, and not through development, to have investment objectives similar to ours. Please see “Risk Factors—Risks Related to Our Business in General—We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results and Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.”
This information should be read together with the summary information included in the “Prior Performance” section of this prospectus, which includes a description of each of the Prior Programs included in the Tables below. These Tables provide information on the performance of public and private programs.
The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the Tables. In addition, you may not experience any return on your investment. Please see “Risk Factors—Risks Related to Investments in Real Estate—Due to the risks involved in the ownership of real estate investments and real estate acquisitions, a return on your investment in Hines Global II is not guaranteed and you may lose some or all of your investment.” If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.
The following tables are included herein:

TABLE I	Experience in Raising and Investing Funds
TABLE II	Compensation to Sponsor
TABLE III	Operating Results of Prior Programs
TABLE V	Sales or Disposals of Properties

Table IV—Results of Completed Programs has been omitted since none of the Prior Programs had completed its operations and sold all of its properties during the five years ended December 31, 2016.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS
(Past/Prior Performance is Not Indicative of Future Results)
Table I provides a summary of the experience of Hines as a sponsor in raising and investing funds in programs for which the offerings have closed within the three years ended December 31, 2016. Information is provided as to the timing and length of the offering and information pertaining to the time period over which the proceeds have been invested. All figures are cumulative as of December 31, 2016, except where otherwise noted. The program represented has investment objectives similar to ours. Amounts are in thousands, unless otherwise noted.

	Hines REIT		Hines Global I
Dollar amount offered	$8,040,000	(1)	$7,500,000	(2)
Dollar amount raised	$2,721,088	(1)	$2,987,375	(2)
Length of offering (in months)
First offering	24 mo.		42 mo.
Second offering	24 mo.		14 mo.
Third offering	18 mo.
Months to invest 90% of amount available for investment
First offering	23 mo.		43 mo.
Second offering	20 mo.		12 mo.
Third offering	27 mo.

(1)
Hines Real Estate Investment Trust, Inc. (“Hines REIT”) is a publicly registered, non-traded REIT. Hines REIT launched its initial public offering on June 18, 2004 and terminated its initial public offering on June 18, 2006. On June 19, 2006, Hines REIT launched its second public offering and terminated its second public offering on June 30, 2008. On July 1, 2008, Hines REIT launched its third public offering and terminated its third public offering on December 31, 2009. Hines REIT continued to issue shares under its dividend reinvestment plan which are included in the dollar amount offered and raised in Table I until June 30, 2016.

(2)
Hines Global REIT, Inc. (“Hines Global I”) is a publicly registered, non-traded REIT. Hines Global I launched its initial public offering on August 5, 2009 and terminated its initial public offering on February 1, 2013. Hines Global I launched its second public offering on February 4, 2013 and ceased offering shares related to its second public offering on April 11, 2014. Hines Global I commenced a $500.0 million offering of shares of its common stock under its distribution reinvestment plan on April 24, 2014. As of May 2014, Hines Global had invested 90% of the amount available for investment in its second public offering.

TABLE II

COMPENSATION TO SPONSOR
(Past/Prior Performance is Not Indicative of Future Results)
Table II summarizes the amount and type of compensation paid to Hines and its affiliates during the three years ended December 31, 2016 in connection with the Prior Program with similar objectives to ours that has an offering which has closed since January 1, 2014. The information set forth below includes amounts related to all offerings of the program, including those which are currently open. All amounts in thousands.

	Hines REIT	Hines Global I
Date offering commenced	Jun-04	Aug-09
Dollar amount raised(1)	$2,721,088	$2,987,375
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$—	$37,011	(2)
Acquisition fees:
Real estate commissions	$—	$—
Advisory fees	1,592	26,985
Dollar amount of cash generated from operations before deducting payments to sponsor	$124,022	$656,356
Amount paid to sponsor from operations:
Property management fees	$13,807	$21,664
Development, acquisition, and disposition fees	385	3,282
Partnership and asset management fees	39,328	105,735
Reimbursements	32,444	38,179
Leasing commissions	9,212	9,448
Dollar amount of cash generated from property sales and refinancing before deducting payments to sponsor:
Cash	$2,577,483	$279,579
Notes	—	—
Amount paid to sponsor from property Sales and refinancing:
Real estate commissions	$—	$5,875	(3)
Incentive fees or distributions	—	15,705

(1)	“Dollar amount raised” represents total amount of equity raised over the life of the program.

(2)
These amounts were paid to Hines Securities, Inc. (“Hines Securities”), an affiliate of Hines and the dealer manager for Hines Global I’s public offerings. A substantial portion of these fees were reallowed by Hines Securities to third party broker dealers that participated in the public offerings.

(3)	Hines Global I incurred disposition fees of $3.0 million in 2016 related to the sale of @1377 and Komo Plaza. The fees related to Komo Plaza were subsequently paid in January 2017.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS
(Past/Prior Performance is Not Indicative of Future Results)

Table III summarizes the operating results of Hines' Prior Programs that have had offerings close during the five years ended December 31, 2016. For these programs, this table shows: the income or loss of such programs (based on U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of the programs represented has investment objectives similar to ours. All figures are as of December 31, of the year indicated, except as otherwise noted. Amounts are in thousands, unless otherwise noted.

	Public Programs
	Hines REIT	Hines REIT	Hines REIT	Hines REIT	Hines REIT
	2012	2013	2014	2015	2016
Selected Operating Results(1)
Revenues	$271,831	$207,345	$235,772	$218,712	$159,814
Operating expenses	(290,044)	(230,855)	(250,646)	(248,023)	(169,833)
Interest expense	(78,021)	(54,321)	(47,352)	(37,684)	(21,601)
Operating income (loss)	$(96,234)	$(77,831)	$(62,226)	$(66,995)	$(31,620)
Net (Loss) income attributable to common stockholders — GAAP basis	$(76,307)	$348,066	$47,600	$42,897	$411,128
Summary Statement of Cash Flows(1)
Cash Flows (used in) provided by operating activities	$24,143	$21,407	$80,246	$59,115	$(112,107)
Cash Flows (used in) provided by investing activities	$15,035	$874,990	$(198,128)	$41,732	$2,359,495
Cash Flows (used in) provided by financing activities	$(97,410)	$(834,963)	$41,487	$(87,505)	$(2,289,349)
Amount and Source of Distributions
Cash distributions paid to investors	$68,122	$242,319	$38,753	$38,638	$1,408,417
Distributions reinvested in shares of common stock	47,568	34,622	22,649	21,857	10,752
Total distributions paid to common stockholders	$115,690	$276,941	$61,402	$60,495	$1,419,169
Source of distributions:
Cash flows provided by operating activities	21%	8%	78%	93%	1%
Proceeds from sales of properties	58%	73%	—%	7%	96%
Distributions from unconsolidated subsidiaries	21%	19%	22%	—%	3%
Other sources including cash on hand	—%	—%	—%	—%	—%
Total	100%	100%	100%	100%	100%
Source of Distributions (per $1,000 invested)
From operations	$12	$11	$25	$29	$—
From sales of properties	$33	$102	$—	$2	$30
Distributions from unconsolidated subsidiaries	$12	$26	$7	$—	$1
Summary Balance Sheet
Total Assets (before depreciation/amortization)	$3,242,964	$2,549,800	$2,634,661	$2,563,658	$82,114
Total Assets (after depreciation/amortization)	$2,762,332	$2,179,451	$2,226,451	$2,183,731	$82,114
Total Liabilities	$1,708,511	$1,058,810	$1,136,613	$1,121,180	$8,976
Share Valuation
Estimated value per share at December 31st(2)(3)	$7.61	$6.40	$6.50	$6.65	$0.30

(1)	Amounts include discontinued operations.

(2)	The value has been provided if it was disclosed to program investors.

(3)
For a full description of the methodologies used to value Hines REIT’s assets and liabilities in connection with the calculation of the estimated value per share for the years ended December 31, 2012, 2013, 2014, 2015 and 2016, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market Information” in Hines REIT’s Annual Report on Form 10-K for the years ended December 31, 2012, 2013, 2014, 2015 and 2016. With the approval of its stockholders, Hines REIT has adopted a plan of liquidation and dissolution, pursuant to which Hines REIT will liquidate and dissolve. As of December 31, 2016, Hines REIT had completed the sale of substantially all of its assets and had paid aggregate liquidating distributions pursuant to the plan of $6.20 per share to its stockholders and non-controlling interest holders.

	Public Programs
	Hines Global I	Hines Global I	Hines Global I	Hines Global I	Hines Global I
	2012	2013	2014	2015	2016
Selected Operating Results
Revenues	$187,240	$322,862	$456,264	$476,873	$477,908
Operating expenses	(184,015)	(350,861)	(420,100)	(400,226)	(374,881)
Interest expense	(37,915)	(60,968)	(78,273)	(71,288)	(64,473)
Operating income (loss)	$(34,690)	$(88,967)	$(42,109)	$5,359	$38,554
Net (Loss) income attributable to common stockholders — GAAP basis	$(34,479)	$(88,936)	$5,078	$(10,631)	$151,050
Summary Statement of Cash Flows
Cash Flows (used in) provided by operating activities	$38,850	$40,524	$142,372	$114,905	$156,775
Cash Flows (used in) provided by investing activities	$(666,173)	$(1,738,014)	$(587,842)	$(472,530)	$259,019
Cash Flows (used in) provided by financing activities	$657,171	$1,718,256	$474,404	$356,889	$(407,142)
Amount and Source of Distributions
Cash Distributions paid to stockholders	$34,323	$54,715	$78,357	$83,297	$85,597
Distributions reinvested in shares of common stock	36,981	60,585	90,198	93,785	94,071
Total Distributions paid to common stockholders	$71,304	$115,300	$168,555	$177,082	$179,668
Source of Distributions:
Cash flows provided by operating activities	50%	33%	81%	63%	85%
Proceeds from issuance of common stock	50%	67%	19%	37%	15%
Total	100%	100%	100%	100%	100%
Source of Distributions (per $1,000 invested)
From operations	$24	$17	$50	$40	$55
From issuance of common stock	$24	$34	$12	$24	$10
Summary Balance Sheet
Total Assets (before depreciation/amortization)	$2,217,554	$4,081,794	$4,520,503	$4,920,593	$4,648,776
Total Assets (after depreciation/amortization)	$2,070,233	$3,790,062	$4,115,173	$4,372,946	$3,988,432
Total Liabilities	$965,963	$2,175,855	$2,379,076	$2,826,222	$2,480,197
Share Valuation
Estimated value per share at December 31st(1)(2)	$8.78	$8.90	$9.44	$10.24	$10.03

(1)	The value has been provided if it was disclosed to program investors.

(2)
For a full description of the methodologies used to value Hines Global I’s assets and liabilities in connection with the calculation of the estimated value per share for the years ended December 31, 2012, 2013, 2014, 2015 and 2016, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market Information” in Hines Global I’s Annual Report on Form 10-K for the years ended December 31, 2012, 2013, 2014, 2015 and 2016.

	Private Program
	Hines US Core Office Fund LP	Hines US Core Office Fund LP	Hines US Core Office Fund LP	Hines US Core Office Fund LP	Hines US Core Office Fund LP
	2012	2013	2014	2015	2016
Selected Operating Results(1)
Revenues	$401,996	$321,213	$238,260	$157,677	$80,946
Operating expenses	(394,519)	(245,072)	(287,569)	(176,816)	(145,141)
Interest expense	(110,634)	(75,601)	(57,454)	(40,671)	(21,943)
Operating income (loss)	$(103,157)	$540	$(106,763)	$(59,810)	$(86,138)
Net (Loss) income attributable to common stockholders — GAAP basis	$28,348	$298,900	$201,108	$162,259	$50,517
Summary Statement of Cash Flows(1)
Cash Flows (used in) provided by operating activities	$32,871	$2,646	$42,229	$(2,634)	$(1,534)
Cash Flows (used in) provided by investing activities	$590,180	$1,270,409	$622,142	$839,397	$877,324
Cash Flows (used in) provided by financing activities	$(649,313)	$(1,348,290)	$(689,368)	$(878,446)	$(715,960)
Amount and Source of Distributions
Amount of Distributions paid to investors(2)	$271,536	$907,394	$462,792	$592,939	$249,419
Source of distributions:
Cash flows provided by operating activities	12%	—%	34%	29%	23%
Proceeds from sales of properties	88%	100%	66%	71%	77%
Total	100%	100%	100%	100%	100%
Source of Distributions (per $1,000 invested)
From operations	$14	$—	$68	$74	$25
From sales of properties	$103	$391	$132	$181	$83
Summary Balance Sheet
Total Assets (before depreciation/amortization)	$4,076,212	$3,275,286	$2,717,691	$1,433,571	$460,017
Total Assets (after depreciation/amortization)	$3,456,422	$2,745,451	$2,284,322	$1,164,938	$441,377
Total Liabilities	$2,069,696	$1,587,775	$1,375,505	$709,640	$184,181

(1)	Amounts include discontinued operations

(2)	All distributions were paid in cash.

TABLE V

SALES OR DISPOSALS OF PROPERTIES
(Past/Prior Performance is Not Indicative of Future Results)
Table V presents summary information on the results of sales or disposals of properties from Hines’ Prior Programs during the three years ended December 31, 2016. The table includes information about the sales proceeds received, the cash invested in the properties and the cash flow from the operation of the properties. Each of the programs represented has investment objectives similar to ours. Amounts are in thousands.

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Property, Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures
Property	Date Acquired	Date of Sale	Cash received, net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements and soft costs	Total
Hines Global REIT, Inc.
144 Montague	Apr-12	Nov-14	$30,206	$48,193	$—	$—	$78,399	$58,362	$35,002	$93,364	$15,693
Stonecutter Court	Mar-11	Dec-14	$91,730	$82,009	$—	$—	$173,739	$92,010	$56,517	$148,527	$16,491
17600 Gillette	Jun-10	Dec-15	$30,352	$—	$—	$—	$30,352	$—	$20,757	$20,757	$16,835
@ 1377 (1)	Mar-14	Jun-16	$24,419	$25,698	$—	$—	$50,117	$—	$32,347	$32,347	$7,912
Komo Plaza	Dec-11	Dec-16	$266,312	$—	$—	$—	$266,312	$—	$163,200	$163,200	$71,431

Hines Real Estate Investment Trust, Inc.
Weingarten Portfolio Properties (2)	Nov-08	Jan-14	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Minneapolis REIT Industrial Portfolio	Sep-07	May-14	$71,611	$—	$—	$—	$71,611	$45,000	$43,000	$88,000	$20,951
Airport Corporate Center	Jan-06	Oct-14	$44,024	$77,766	$—	$—	$121,790	$90,649	$66,722	$157,371	$33,599
Seattle Design Center	Jun-07	Dec-14	$24,000	$—	$—	$—	$24,000	$31,000	$26,068	$57,068	$2,549
Citymark	Aug-05	Feb-15	$37,233	$—	$—	$—	$37,233	$15,303	$12,779	$28,082	$17,321
4050/4055 Corporate Drive	May-08	Apr-15	$42,773	$—	$—	$—	$42,773	$—	$42,916	$42,916	$18,285
2555 Grand	Feb-08	Jul-15	$151,462	$—	$—	$—	$151,462	$86,000	$70,013	$156,013	$74,918
1515 S Street	Nov-05	Apr-16	$67,855	$36,339	$—	$—	$104,194	$45,000	$21,968	$66,968	$29,910
345 Inverness Drive and Arapahoe Business Park (3)	Dec-08	May-16	$76,121	$—	$—	$—	$76,121	$35,750	$30,862	$66,612	$19,979
3400 Data Drive	Nov-06	Jul-16	$25,625	$18,079	$—	$—	$43,704	$18,079	$14,874	$32,953	$9,855
JPMorgan Chase Tower	Nov-07	Aug-16	$262,701	$48,861	$—	$—	$311,562	$160,000	$131,035	$291,035	$65,993
Grocery-Anchored Portfolio (4)	Various	Various	$200,723	$5,160	$—	$—	$205,883	$24,190	$23,303	$47,493	$33,816
321 North Clark	Apr-06	Aug-16	$330,502	$—	$—	$—	$330,502	$136,632	$120,255	$256,887	$65,760
2100 Powell	Dec-06	Nov-16	$117,755	$—	$—	$—	$117,755	$79,921	$65,270	$145,191	$41,789
Daytona Buildings	Dec-06	Nov-16	$92,722	$—	$—	$—	$92,722	$53,458	$45,706	$99,164	$27,000
Laguna Buildings	Jan-07	Nov-16	$104,442	$—	$—	$—	$104,442	$65,542	$52,691	$118,233	$35,366
1900 and 2000 Alameda	Jun-05	Nov-16	$81,394	$—	$—	$—	$81,394	$33,065	$26,713	$59,778	$40,983
5th and Bell	Jun-07	Nov-16	$90,650	$—	$—	$—	$90,650	$39,000	$34,649	$73,649	$17,744
Howard Hughes Center	Jan-14	Nov-16	$568,622	$—	$—	$—	$568,622	$—	$511,124	$511,124	$71,806
2851 Junction Avenue	May-15	Nov-16	$74,958	$—	$—	$—	$74,958	$—	$87,260	$87,260	$2,696
Civica Office Commons	Feb-15	Nov-16	$181,742	$—	$—	$—	$181,742	$—	$205,605	$205,605	$17,235
3 Huntington Quadrangle	Jul-07	Dec-16	$34,231	$—	$—	$—	$34,231	$48,000	$39,544	$87,544	$23,583

Hines US Core Office Fund LP
101 Second Street	Sep-04	Feb-14	$210,395	$74,434	$—	$—	$284,829	$75,000	$77,213	$152,213	$54,466
55 Second Street	Sep-04	May-14	$178,307	$80,000	$—	$—	$258,307	$80,000	$72,787	$152,787	$62,704
720 Olive Way	Jan-06	Jun-14	$51,719	$42,400	$—	$—	$94,119	$42,400	$41,466	$83,866	$20,465
One North Wacker (5)	Mar-08	Jan-15	$438,271	$—	$—	$—	$438,271	$213,967	$349,449	$563,416	$179,487

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Property, Including Closing and Soft Costs			Excess (deficiency) of property operating cash receipts over cash expenditures
Property	Date Acquired	Date of Sale	Cash received, net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements and soft costs	Total
Charlotte Plaza	Jun-07	Apr-15	$68,276	$79,903	$—	$—	$148,179	$97,500	$78,071	$175,571	$35,949
333 West Wacker	Apr-06	Nov-15	$176,236	$124,000	$—	$—	$300,236	$124,000	$104,870	$228,870	$54,916
Riverfront Plaza	Nov-06	Dec-15	$68,297	$79,903	$—	$—	$148,200	$135,900	$142,469	$278,369	$94,115
Carillon	Jul-07	Jan-16	$87,623	$56,238	$—	$—	$143,861	$78,000	$62,225	$140,225	$13,652
525 B Street	Aug-05	Mar-16	$57,521	$58,901	$—	$—	$116,422	$52,000	$64,657	$116,657	$37,127
One Atlantic Center	Jul-06	Oct-16	$164,594	$141,000	$—	$—	$305,594	$168,500	$136,910	$305,410	$63,140
Wells Fargo Center	May-07	Nov-16	$51,278	$117,868	$—	$—	$169,146	$125,400	$99,325	$224,725	$41,985
Renaissance Square	Dec-07	Dec-16	$139,546	$—	$—	$—	$139,546	$188,800	$82,639	$271,439	$55,548

(1)
Hines Global REIT owned a 51.7% investment in @1377 and accounted for this real estate property as an equity method investment. Hines Global REIT initially invested $3.6 million in the property in 2012 and received $8.7 million in net proceeds when the property was sold in June 2016.

(2)
In November 2008, Hines REIT acquired a 70% interest in a joint venture with a subsidiary of Weingarten Realty Investors (“Weingarten”). Concurrently, the joint venture entered into an agreement to acquire a portfolio of grocery-anchored retail centers owned by Weingarten for $271.4 million (the "Grocery-Anchored Portfolio"). This portfolio included 12 retail properties anchored by grocery stores located in Texas, Georgia, Tennessee, Florida and North Carolina. The initial closing included eight properties for approximately $205.1 million. In addition to its 30% share of the joint venture equity, Weingarten provided $134.0 million of financing in the form of 6% preferred equity. $100.0 million of the preferred equity was redeemed when the joint venture closed on its $100.0 million mortgage financing from New York Life Insurance Company in December 2008 which was secured by the initial eight properties owned by the joint venture and was not separately identifiable by property. During the first quarter of 2009, the joint venture closed on the remaining four properties and assumed four additional loans totaling $34.6 million. The 70% interest in the joint venture with Weingarten was accounted for as an equity method investment. In January 2014, Hines REIT dissolved its joint venture with Weingarten. As a result of the dissolution of the joint venture, eight of the Grocery-Anchored Portfolio properties were distributed to Hines REIT along with $0.4 million in cash and four of the Grocery-Anchored Portfolio properties were distributed to Weingarten.

(3)	Hines REIT sold 345 Inverness Drive and Arapahoe Business Park, two office buildings located in Denver, Colorado, in May 2016.

(4)
The Grocery-Anchored Portfolio consists of eight grocery-anchored shopping centers that were acquired in January 2014. (See Note 3 above for additional information). Hines REIT sold seven of the Grocery-Anchored Portfolio properties, exclusive of Champions Village, in August 2016. In October 2016, Hines REIT sold Champions Village to the same buyer that purchased seven of the Grocery-Anchored Portfolio properties in August 2016.

(5)
49% of this entity was sold in December 2011 and classified as an equity transaction. The remaining 51% was sold to the third party investor in January 2015, which included assumption of the outstanding debt balance of $275M at the time of the sale.

APPENDIX B

Hines Global REIT II

SUBSCRIPTION AGREEMENT FOR SHARES OF HINES GLOBAL REIT II

1 YOUR INITIAL INVESTMENT Make all checks* payable to: Hines Global REIT II

** Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.*

Investment Amount $
(The minimum investment is $2,500)

☐ Initial Purchase
☐ Subsequent Purchase

SHARE CLASS SELECTION *Select class A, I or T below (Required)*

☐ **Share Class A** (3648)

☐ **A. Rights of Accumulation** Please link the tax identification numbers or account numbers listed for rights of accumulation privileges, so that this and future purchases will receive any discount for which they are eligible.

Tax ID/SSN(s) or Account Number(s)

☐ **B. Net Commission Purchase** (55) Select this option if you are eligible for a Net Commission Purchase. Net commission purchases are available to: employees (and their spouses, parents and minor children) of a Broker-Dealer.

☐ **Share Class I** (3941) Select this option for Fee Based or RIA purchases ONLY.

☐ **Share Class T** (3649)

2 OWNERSHIP TYPE *(Select only one)*

Non-Custodial Account Type

BROKERAGE ACCOUNT NUMBER ____________________

☐ INDIVIDUAL OR JOINT TENANT WITH RIGHTS OF SURVIVORSHIP

☐ TRANSFER ON DEATH *Optional designation. Not available for Louisiana residents. See Section 3D.*

☐ TENANTS IN COMMON

☐ COMMUNITY PROPERTY

☐ UNIFORM GIFT/TRANSFER TO MINORS

State of ________________

☐ PLAN *Include Certification of Investment Powers Form*

☐ TRUST *Include Certification of Investment Powers Form*

☐ CORPORATION / PARTNERSHIP / OTHER

Corporate Resolution or Partnership Agreement Required

Third Party Custodial Account Type

CUSTODIAN ACCOUNT NUMBER ____________________

☐ IRA

☐ ROTH IRA

☐ SEP IRA

☐ SIMPLE IRA

☐ OTHER ____________________

CUSTODIAN INFORMATION *(To be completed by Custodian)*

CUSTODIAN NAME ____________________

CUSTODIAN TAX ID # ____________________

CUSTODIAN PHONE # ____________________

3 INVESTOR INFORMATION

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*

*(Residential street address **MUST** be provided. See Section 4 if mailing address is different than residential street address.)*

First Name	(MI)	Last Name	Gender
Social Security Number	Date of Birth (MM/DD/YYYY)		Daytime Phone Number
Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below *(Required)*

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

Country of Citizenship

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

First Name	(MI)	Last Name	Gender
Social Security Number	Date of Birth (MM/DD/YYYY)		Daytime Phone Number
Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below *(Required)*

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

Country of Citizenship

1

HGR2-SUBI 4/17

❸ INVESTOR INFORMATION *(continued)*

C. Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other

*(Trustee(s) and/or authorized signatory(s) information **MUST** be provided in Sections 3A and 3B)*

Entity Name	Tax ID Number	Date of Trust

Entity Type *(Select one. **Required**)*

☐ Retirement Plan ☐ Trust ☐ S-Corp ☐ C-Corp ☐ LLC ☐ Partnership

☐ Other ______________________________

Exemptions

(See Form W-9 instructions at www.irs.gov)

Exempt payee code *(if any)* ___________

Exemption from FATCA reporting code *(if any)* ___________

D. Transfer on Death Beneficiary Information *(Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)*

First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	
					☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%

❹ MAILING ADDRESS *(If different than residential street address provided in Section 3A)*

Address	City	State	Zip Code

❺ SELECT HOW YOU WANT TO RECEIVE YOUR DISTRIBUTIONS *(Select only one)*

Complete this section to enroll in the Distribution Reinvestment Plan or to elect to receive cash distributions.

I hereby subscribe for Shares of Hines Global REIT II and elect the distribution option indicated below:

A. ☐ **Distribution Reinvestment Plan** *(See Prospectus for details)*
For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.

B. ☐ **Cash/Check Mailed to the address set forth above** *(Available for Non-Custodial Investors only.)*

C. ☐ **Cash/Check Mailed to Third Party/Custodian**

Name/Entity Name/Financial Institution		Mailing Address	
City	State	Zip Code	Account Number *(Required)*

D. ☐ **Cash/Direct Deposit** Attach a pre-printed voided check. *(Non-Custodian Investors Only)*

I authorize Hines Global REIT II or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Hines Global REIT II in writing to cancel it. In the event that Hines Global REIT II deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State
Your Bank's ABA Routing Number		Your Bank Account Number	

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

2

HGR2-SUBI 4/17

6 BROKER-DEALER/FINANCIAL ADVISOR/RIA INFORMATION *(Required Information. All fields must be completed)*

The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence.

Broker-Dealer/RIA Firm		Financial Advisor Name/RIA Name	
Advisor Mailing Address			
City		State	Zip Code
Financial Advisor/CRD Number	Branch/IARD Number	Telephone Number	
E-mail Address		Fax Number	

Please note that unless previously agreed to in writing by Hines Global REIT II, all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirm(s) which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

X ______________________ ____________ X ______________________ ____________

Financial Advisor Signature/RIA Signature | *Date* | *Branch Manager Signature (If required by Broker-Dealer)* | *Date*

7 SUBSCRIBER SIGNATURES

Hines Global REIT II is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Hines Global REIT II may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Hines Global REIT II to accept this subscription, I hereby represent and warrant to you as follows:

PLEASE NOTE: ALL ITEMS MUST BE READ AND INITIALED

(a) A copy of the Final Prospectus was delivered to me at least five business days before the date of this agreement. *Initials* *Initials*

(b) I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. *Initials* *Initials*

(c) In addition to the general suitability requirements described above in 7(b), I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS." *Initials* *Initials*

(d) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. *Initials* *Initials*

(e) I am purchasing the shares for my own account or, if I am purchasing shares on behalf of an entity named in Section 3.C of this Subscription Agreement, I have due authority to execute this Subscription Agreement on behalf of such entity and hereby legally bind such entity. *Initials* *Initials*

3 HGR2-SUBI 4/17

7 SUBSCRIBER SIGNATURES *(continued)*

(f) I understand that starting with the quarter following the first quarter in which Hines Global REIT II sells a Class I Share, the purchase price per share of all shares will change on a quarterly basis. Once quarterly valuations commence, Hines Global REIT II will file a prospectus supplement or post-effective amendment to the registration statement with the SEC on the first business day of each quarter to disclose the specific date between the 40th and 45th day following the completion of the prior quarter on which the purchase price will be published. I understand that the new purchase price will be made available on such date at www.hinessecurities.com/reits/hines-global-reit-2 and in a prospectus supplement or post-effective amendment filed with the Securities and Exchange Commission, available at www.sec.gov. I understand that the new purchase price will take effect five business days after its publication and Hines Global REIT II will not accept subscriptions during such five business day period, and, if my subscription has not been accepted, I may withdraw my subscription during such period by notifying the transfer agent, my financial advisor, or directly through a toll-free telephone line, (888) 220-6121. *Initials* *Initials*

State-Specific Requirements

(g) If I am an **Alabama** resident, I have a liquid net worth of at least 10 times my investment in Hines Global REIT II and its affiliated programs. *Initials* *Initials*

(h) If I am a **Kansas** resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and in the securities of similar programs to not more than 10% of such investor's liquid net worth. For this purpose, "liquid net worth" is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities as determined in conformity with Generally Accepted Accounting Principles. *Initials* *Initials*

(i) If I am a **Kentucky** resident, I shall not invest more than 10% of my liquid net worth (cash, cash equivalents and readily marketable securities) in the shares of Hines Global REIT II or the shares of Hines Global REIT II's affiliates' non-publicly traded real estate investment trusts. *Initials* *Initials*

(j) If I am a **Massachusetts** resident, my investment in Hines Global REIT II and in other illiquid direct participation programs may not exceed 10% of my liquid net worth. *Initials* *Initials*

(k) If I am a **Nebraska** resident, I must either (i) limit my investment in Hines Global REIT II and in securities of other non-traded REIT programs to 10% of my net worth (exclusive of home, home furnishings, and automobiles) or (ii) be an accredited investor within the meaning of the Federal securities laws (17 C.F.R. § 230.501), because an investment by an accredited investor is not subject to the limitation set forth in clause (i) of this section 7(k). *Initials* *Initials*

(m) If I am an **Ohio** resident, I understand that it shall be unsuitable of my aggregate investment in shares of Hines Global REIT II, affiliates of Hines Global REIT II, and in other non-traded real estate investment programs to exceed ten percent (10%) of my liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. *Initials* *Initials*

I declare that the information supplied above is true and correct and may be relied upon by the Company. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Hines Investor Relations at the number indicated below.

TAXPAYER IDENTIFICATION/SOCIAL SECURITY NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies: (i) that the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); (ii) that I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; (iii) I am a U.S. person (including a resident alien); and (iv) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. NOTE: You must cross out (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X *Signature of Investor* | *Date* | X *Signature of Co-Investor or Custodian (if applicable)* | *Date*

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

4 HGR2-SUBI 4/17

8 MISCELLANEOUS

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Hines Global REIT II experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 7 above, they are asked to promptly notify Hines Global REIT II and the Broker-Dealer in writing.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Hines Global REIT II.

Before You Mail

Have You Completed all required information?
The Social Security Number, Date of Birth and Residential Street Address must be provided for ALL signers.
A Dividend Option must be selected.

Are you using a Third Party Custodian?
Paperwork must be submitted through the Custodian. Contact your Custodian for mailing instructions and any additional paperwork that might be required.

Are you opening a Trust or Entity type account?
Enclose additional required documentation as indicated in Section 2.

Are you requesting ACH Direct Deposit?
A pre-printed voided check is required.

Hines Global REIT II Wiring Instructions:

United Missouri Bank
Account Name: Hines Universal Account
ABA No: 101000695
Acct No: 9871737284
Ref: [Investor Name]

Regular Mailing address:
Hines Global REIT II, P.O. Box 219010, Kansas City, MO 64121-9010

Overnight Mailing Address:
Hines Global REIT II, 430 W. 7th St., Kansas City, MO 64105

For assistance completing this form, contact Hines Investor Relations at 888.220.6121

HGR2-SUBI 4/17

5

APPENDIX C
HINES GLOBAL REIT II, INC.
FIFTH AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PLAN
Effective as of October 31, 2016
Hines Global REIT II, Inc., a Maryland Corporation (the “Company”), has adopted the following Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Charter (the “Articles”) unless otherwise defined herein.
1. Distribution Reinvestment. As an agent for the stockholders (“Stockholders”) of the Company who purchase shares of the Company’s common stock (the “Shares”) pursuant to an offering by the Company (“Offering”), and who elect to participate in the DRP (the “Participants”), the Company will apply all cash distributions, other than Designated Special Distributions (as defined below), (“Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. The Shares purchased pursuant to the DRP shall be of the same Share class as the Shares with respect to which the Participant is receiving cash distributions to be reinvested through DRP. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors.
2. Procedure for Participation. Any Stockholder who owns Shares and who has received a prospectus, as contained in the Company’s Registration Statement filed with the Securities and Exchange Commission (the “Commission”), may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that Distributions are paid by the Company. We request that if, at any time prior to the listing of the Shares on a national securities exchange, a Participant does not meet the minimum income and net worth standards established for making an investment in the Company or can no longer make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing.
Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below. If the DRP transaction involves Shares which are registered with the Commission in a future registration or the Board of Directors elects to change the purchase price to be paid for Shares issued pursuant to the DRP, the Company shall make available to all Participants the prospectus as contained in the Company’s Registration Statement filed with the Commission with respect to such future registration or provide public notification to all Participants of such change in the purchase price of Shares issued pursuant to the DRP. If, after a price change, a Participant does not desire to continue to participate in the DRP, he should exercise his right to terminate his participation pursuant to the provisions of Section 7 below.
3. Purchase of Shares. Participants will acquire DRP Shares from the Company at a price equal to the net asset value per share applicable to the class of DRP Shares being acquired by the Participant and most recently announced by the Company in a public filing with the Commission on or before the date such DRP Shares are issued. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to violate any provision in the Articles.
Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares which are being registered with the Commission in connection with the Offering, (b) Shares to be registered with the Commission after the Offering for use in the DRP (a “Future Registration”), or (c) Shares of the Company’s common stock purchased by the Company for the DRP in a secondary market (if available) or on a securities exchange (if listed) (collectively, the “Secondary Market”). Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by the Company on the Secondary Market will have a price per share equal to the then-prevailing market price, which shall equal the price on the securities exchange, or over-the-counter market on which such shares are listed at the date of purchase if such shares are then listed. If Shares are not so listed, the Board of Directors of the Company will determine the price at which Shares will be issued under the DRP.
If the Company acquires Shares in the Secondary Market for use in the DRP, the Company shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.
4. Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only.
5. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide or cause to be provided to each Stockholder an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide or cause to be provided to each Participant a confirmation at least once every calendar quarter showing the number of Shares owned by such Participant at the beginning of the covered period, the amount of the Distributions paid in the covered period and the number of Shares owned at the end of the covered period.
6. Commissions. The Company will not pay any selling commissions or Dealer Manager fees in connection with Shares sold pursuant to the DRP.
7. Termination by Participant. A Participant may terminate participation in the DRP at any time, upon 10 days’ written notice, without penalty by delivering to the Company a written notice of such termination. Any such withdrawal will be effective only with respect to distributions paid more than 30 days after receipt of such written notice. Prior to listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon the Company’s receipt of a request for redemption from a Participant, the Company will terminate the Participant’s participation in the DRP. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Stockholder in cash.
8. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment in Shares pursuant to the terms of the DRP.
9. Amendment or Termination of DRP by the Company. The Board of Directors of the Company may by majority vote amend, suspend or terminate the DRP for any reason upon 10 days’ notice to the Participants, which notice shall be provided by the Company to the Participants in a Current Report on Form 8-K publicly filed with the Commission; provided, however, the Board of Directors may not amend the DRP to eliminate the right of a Participant to terminate participation in the DRP at least annually.
10. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for Participant’s account.

APPENDIX D
HINES GLOBAL REIT II, INC.
HINES SECURITIES, INC.
PRIVACY POLICY
OUR COMMITMENT TO PROTECTING YOUR PRIVACY
We consider customer privacy to be fundamental to our relationship with our stockholders. In the course of servicing your account, we collect personal information about you (“Nonpublic Personal Information”). We are committed to maintaining the confidentiality, integrity and security of our stockholders’ personal information. It is our policy to respect the privacy of our current and former stockholders and to protect the personal information entrusted to us. This privacy policy (this “Privacy Policy”) describes the standards we follow for handling your personal information and how we use the information we collect about you.
1. Information We May Collect.
We may collect Nonpublic Personal Information about you from the following sources:

•
Information on applications, subscription agreements or other forms which may include your name, address, e-mail address, telephone number, tax identification number, date of birth, marital status, driver’s license number, citizenship, assets, income, employment history, beneficiary information, personal bank account information, broker/dealer, financial advisor, IRA custodian, account joint owners and similar parties;

•	Information about your transactions with us, our affiliates and others, such as the types of products you purchase, your account balances and transactional history; and

•
Information obtained from others, such as from consumer credit reporting agencies which may include information about your creditworthiness, debts, financial circumstances and credit history, including any bankruptcies and foreclosures.

2. Why We Collect Nonpublic Personal Information.
We collect information from and about you:

•	in order to identify you as a customer;

•	in order to establish and maintain your customer accounts;

•	in order to complete your customer transactions;

•	in order to market investment products or services that may meet your particular financial and investing circumstances;

•	in order to communicate and share information with your broker/dealer, financial advisor, IRA custodian, joint owners and other similar parties acting at your request and on your behalf; and

•	in order to meet our obligations under the laws and regulations that govern us.
3. Use and Disclosure of Information.
We may disclose all of the Nonpublic Personal Information we collect about you as described above to the following types of third parties:

•
Our Affiliated Companies. We may offer investment products and services through certain of our affiliated companies, and we may share all of the Nonpublic Personal Information we collect on you with such affiliates. We believe that by sharing information about you and your accounts among our companies, we are better able to serve your investment needs and to suggest services or educational materials that may be of interest to you. You may limit the information we share with our affiliate companies as described at the end of this notice below.

•
Nonaffiliated Financial Service Providers and Joint Marketing Partners. From time to time, we use outside companies to perform services for us or functions on our behalf, including marketing of our own investment products and services or marketing products or services that we may offer jointly with other financial institutions. We may disclose all of the Nonpublic Personal Information we collect as described above to such companies. However, before we disclose Nonpublic Personal Information to any of our service providers or joint marketing partners, we require them to agree to keep your Nonpublic Personal Information confidential and secure and to use it only as authorized by us.

•
Other Nonaffiliated Third Parties. We do not sell or share your Nonpublic Personal Information with nonaffiliated outside marketers, for example, retail department stores, grocery stores or discount merchandise chains, who may want to offer you their own products and services. However, we may also use and disclose all of the Nonpublic Personal Information we collect about you to the extent permitted by law. For example, to:

•	correct technical problems and malfunctions in how we provide our products and services to you and to technically process your information;

•	protect the security and integrity of our records, Web Site and customer service center;

•	protect our rights and property and the rights and property of others;

•	take precautions against liability;

•	respond to claims that your information violates the rights and interests of third parties;

•	take actions required by law or to respond to judicial process;

•	assist with detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity; and

•	provide personal information to law enforcement agencies or for an investigation on a matter related to public safety to the extent permitted under other provisions of law.
4. Protecting Your Information.
Our employees are required to follow the procedures we have developed to protect the integrity of your information. These procedures include:

•	Restricting physical and other access to your Nonpublic Personal Information to persons with a legitimate business need to know the information in order to service your account;

•	Contractually obligating third parties doing business with us to keep your Nonpublic Personal Information confidential and secure and to use it only as authorized by us;

•	Providing information to you only after we have used reasonable efforts to assure ourselves of your identity by asking for and receiving from you information only you should know; and

•	Maintaining reasonably adequate physical, electronic and procedural safeguards to protect your information.
5. Former Customers.
We treat information concerning our former customers the same way we treat information about our current customers.
6. Keeping You Informed.
We will provide notice of our Privacy Policy annually, as long as you maintain an ongoing relationship with us. If we decide to change our Privacy Policy, we will post those changes on our Web Site so our users and customers are always aware of what information we collect, use and disclose. If at any point we decide to use or disclose your Nonpublic Personal Information in a manner different from that stated at the time it was collected, we will notify you in writing, which may or may not be by e-mail. If you object to the change to our Privacy Policy, then you must contact us using the information provided in the notice. We will otherwise use and disclose a user’s or a customer’s Nonpublic Personal Information in accordance with the Privacy Policy that was in effect when such information was collected.
7. Questions About Our Privacy Policy.
If you have any questions about our Privacy Policy, please contact us via telephone at 888.220.6121 or email at hgrprivacy@hines.com.
8. Your Right to Limit our Information Sharing with Affiliates.
This Privacy Policy applies to Hines Global REIT II, Inc. and Hines Securities, Inc. Federal law gives you the right to limit some but not all marketing from our affiliates. Federal law also requires us to give you this notice to tell you about your choice to limit marketing from our affiliates. You may tell us not to share information about your creditworthiness with our affiliated companies, except where such affiliate is performing services for us. We may still share with them other information about your experiences with us. You may limit our affiliates in the Hines group of companies, such as our securities affiliates from marketing their products or services to you based on your personal information that we collect and share with them. This information includes your account and investment history with us and your credit score.
If you want to limit our sharing of your information with our affiliates, you may contact us:
By telephone at: 888.220.6121
By mail: Mark your choices below, fill in and send to:

HINES GLOBAL REIT II, INC.
2800 Post Oak Blvd., Suite 5000
Houston, TX 77056

☐	Do not share information about my creditworthiness with your affiliates for their everyday business purposes.

☐	Do not allow your affiliates to use my personal information to market to me.

Name:

Signature:
Your choice to limit marketing offers from our affiliates will apply for at least 5 years from when you tell us your choice. Once that period expires, you will receive a renewal notice that will allow you to continue to limit marketing offers from our affiliates for at least another 5 years. If you have already made a choice to limit marketing offers from our affiliates, you do not need to act again until you receive a renewal notice. If you have not already made a choice, unless we hear from you, we can begin sharing your information 30 days from the date we sent you this notice. However, you can contact us at any time to limit our sharing as set forth above.
Residents of some states may have additional privacy rights. We adhere to all applicable state laws.

APPENDIX E
HINES HISTORY, EXPERIENCE AND TIMELINE
Hines, our sponsor, has 60 years of experience. This timeline briefly summarizes this history. Our Advisor relies on Hines to locate, evaluate and assist in the acquisition of our real estate investments and to perform many of our day-to-day operations. Hines also manages all of our direct and indirect real estate investments.
We do not have an interest in any of the funds, properties or projects listed below. This summary is included to provide potential investors with additional historical information about our sponsor. See “Risk Factors—Risks Related to Our Business in General—We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results and Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.” Hines’ past performance may not be indicative of our future results. In addition, certain other programs sponsored by Hines have experienced declines in the appraisal value of their assets and net asset values of their funds.
Please see “Investment Objectives and Policies With Respect to Certain Activities” for a description of our investment objectives and policies, which differ from some of the current and historical projects sponsored by Hines. For example, Hines’ previous programs and investments were conducted through privately held entities not subject to the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations to which we are subject to; and a significant portion of the prior programs, financial results and history of Hines involve development projects. We do not currently expect to undertake significant development projects.
Since 1991, Hines has sponsored 55 investment vehicles with over $29 billion in equity for property acquisition and development in the U.S., Europe, Latin America and Asia Pacific, with 34 funds in the investment or operations/disposition phase as of December 31, 2016. A recent U.S. investment fund is earmarked solely for “green” office buildings, which underscores the firm’s longstanding commitment to sustainability. Hines was an early adopter of the EPA’s ENERGY STAR® program for commercial buildings, as well as the U.S. Green Building Council’s LEED® rating program. Hines’ investor partners and clients include major public and private pension funds, government investment authorities, insurance companies, financial institutions, endowments and individual investors.

	U.S. or Non U.S.	Development (Dev) and Acquisition (Acq)
Summary of Hines closed investment programs*

Programs in the investment phase†:
Hines Pan-European Core Fund	Non U.S.	Acq
Hines Corporate Properties II L.P.	U.S.	Dev, Acq
HT Brazil Fund III	Non U.S.	Acq, Dev
Skyline Investment Partners	U.S.	Acq, Dev
HV Trophy Mandate	Non U.S.	Acq
Hines Poland Sustainable Income Fund	Non U.S.	Acq
Russia Long Term Hold Fund	Non U.S.	Acq
Hines India Residential Partnership	Non U.S.	Dev
Luminance Investment Partners, L.P.	U.S. and Non U.S.	Acq
BVK Europe High Street Mandate	Non U.S.	Acq, Dev

Acer Partnership I LP	U.S.	Acq
CNP Assurances Mandate	Non U.S.	Acq
HRUS Venture	U.S and Non U.S.	Acq, Dev
HRM Venture	U.S and Non U.S.	Acq, Dev

Programs in the operations/dispositions phase:
Hines Global REIT, Inc.	U.S. and Non U.S.	Acq, Dev
Hines US Core Office Fund LP	U.S.	Acq
Hines Real Estate Investment Trust, Inc.	U.S. and Non U.S.	Acq
Hines/GMIMCo Acquisitions	U.S.	Acq
Hines CalPERS Green Development Fund	U.S.	Dev
TFI Hines Brazil Income Real Estate Fund	Non U.S.	Acq
Hines India Fund	Non U.S.	Acq, Dev
HCM Holdings II, LP (Mexico)	Non U.S.	Acq, Dev
Hines International Real Estate Fund	Non U.S.	Dev, Acq
HCC Interests LP (China)	Non U.S.	Dev, Acq
Hines U.S. Office Value Added Fund II, L.P.	U.S.	Acq
Hines European Development Fund	Non U.S.	Dev
Emerging Markets Real Estate Fund II	Non U.S.	Dev, Acq
HCB Interests II, LP (Brazil)	Non U.S.	Acq, Dev
Hines Multifamily Investment Partners	U.S.	Acq, Dev
Hines Value Added Venture III	U.S.	Acq, Dev
Hines Russia & Poland Fund	Non U.S.	Acq, Dev
Skywalk Investment Partners	Non U.S.	Acq, Dev
HB Estrela I (Brazil)	Non U.S.	Acq, Dev
Brazil Long Term Fund	Non U.S.	Acq, Dev
SRA U.S. Core/Core Plus Acquisition Venture	U.S.	Acq

Programs that have gone full cycle:
HCS Interest LP (Sunbelt Spain)	Non U.S.	Dev, Acq
Hines Suburban Office Venture	U.S.	Acq
Hines 1997 U.S. Office Development Fund	U.S.	Dev
Hines 1999 U.S. Office Development Fund	U.S.	Dev
Emerging Markets Real Estate Fund I	Non U.S.	Dev, Acq
Hines Corporate Properties	U.S.	Dev, Acq
HMS Office	U.S.	Acq
National Office Partners	U.S.	Acq, Dev
HCB Interests, LP (Brazil)	Non U.S.	Dev, Acq
Hines U.S. Office Value Added Fund I	U.S.	Acq
Hines European Value Added Fund	Non U.S.	Dev, Acq
Hines European Development Fund II, L.P.	Non U.S.	Dev
HCM Holdings LP (Mexico)	Non U.S.	Dev, Acq

*	Certain of these programs have experienced adverse developments in the past.

†	The list does not include private investment programs that are open to new investors.
Establishment Through Recognized Performance: The Late 50s, 60s & 70s
Originally a developer of warehouse and distribution buildings with some ancillary office space in the 1960s, Hines shifted its strategy during the 1970s from smaller industrial and office properties to large and distinctive office towers, anticipating corporate America’s interest in signature office buildings.

1957	—	Gerald D. Hines Interests founded as a sole proprietorship.

1958	—	After six office/warehouse projects, Hines completes the firm’s first Class A Office Project, 4219 Richmond Ave., Houston, Texas.

1967	—	Gerald D. Hines Interests celebrates its 10th anniversary with 97 office, warehouse, retail, parking and residential projects in its portfolio.

1971	—	Hines builds its first office tower in downtown Houston, the 50-story One Shell Plaza.

1973	—	Banking Division is formed to pursue development of bank headquarters in joint ventures outside Houston, starting national expansion of firm.

1975	—	Pennzoil Place is completed and named building of the year by the NY Times.

1976	—	Hines sells a major interest in Pennzoil Place to an international investor. Hines completes its first international development in Montreal.

1978	—	Construction of Three First National Plaza (Chicago) begins.

1979	—	The West Region office opens in San Francisco.
Equity Joint Ventures and Selective Recapitalization: The 80s
During the high interest rate environment of the 1980s, Hines structured development partnerships with providers of long term equity to capitalize larger and more complex development projects in central business districts.

1981	—	The East Region office opens in New York City.

1982	—	The Southeast Region office opens in Atlanta.

1983	—
Transco Tower, now called Williams Tower, and Republic Bank Center, now called Bank of America Center (both in Houston) are completed, as is United Bank Center, now Wells Fargo Center (Denver) is completed.

1984	—	580 California (San Francisco), Huntington Center (Columbus) and Southeast Financial Center, now Wachovia Financial Center (Miami) are completed.

1985	—	Ravinia Center (Atlanta) is completed.

1986	—	53rd At Third and 31 West 52nd Street are completed (both in New York). The Midwest Region office opens in Chicago.

1987	—	Hines celebrates its 30th anniversary with 373 projects completed and 921 employees throughout the U.S. The Norwest Center (Minneapolis) and Columbia Square (Washington, D.C.) buildings are completed.

1988 —1989	—	500 Bolyston (Boston) and Franklin Square (Washington, D.C.) are completed.
Global Expansion, Acquisitions and Investment Management: The 90s
In the early 1990s, Hines strategically decided to expand internationally, seeing an opportunity to provide quality space in overseas markets to multi-national firms. Domestically, as real estate markets softened in the early 90s, Hines saw an opportunity to buy buildings below replacement cost and purchased over 27 million square feet in existing properties during the decade.
In the late 90s, Hines formed a series of co-investment partnerships with major investors to execute a suburban office market development strategy.

1990	—
Jeffrey C. Hines appointed President of Hines Interests Limited Partnership; Gerald D. Hines becomes Chairman. 343 Sansome (San Francisco), 225 High Ridge Road (Stamford) and Figueroa at Wilshire (Los Angeles) are completed.

1991	—	The first international office opens in Berlin. 450 Lexington (New York) and One Detroit Center, now Comerica Tower (Detroit) are completed.

1992	—	Mexico City and Moscow offices open. The renovation and development of the historic Postal Square (Washington, D.C.) is completed.

1993	—	700 11th Street (Washington, D.C.) is acquired, the first building acquisition by Hines.

1994	—
Hines begins the year with 18 major developments in progress in the U.S. and three foreign countries. Greenspoint Plaza (Houston) is acquired. Del Bosque is completed in Mexico City and sold to Coca-Cola for its Latin America headquarters.

1995	—	Paris, London, Frankfurt and Prague offices are all opened. In partnership with Morgan Stanley, Hines acquires the Homart portfolio (15 U.S. office buildings).

1996	—	The Barcelona and Beijing offices open. Hines closes its first international fund, Emerging Markets Fund I.

1997	—	Hines celebrates its 40th anniversary with 2,700 employees worldwide. Warsaw office opens. Construction begins on Diagonal Mar in Barcelona, the largest European undertaking for Hines to date.

1998	—
Hines completes its first international property acquisition, Reforma 350 in Mexico City. Hines Corporate Properties (Hines’ first Build-to-Suit Fund) closes. Hines U.S. Development Fund I closes. CalPERS selects Hines as partner and investment manager for its $950 million portfolio of 18 properties. Sào Paulo office opens.

1999	—
The Hines U.S. Office Development Fund II and Emerging Markets Real Estate Fund II close. Hines completes Mala Sarka (Prague), DZ Bank (Berlin), and Main Tower (Frankfurt). Hines acquires Figueroa at Wilshire (Los Angeles), 1100 Louisiana (Houston), and Bank of America Tower (Miami).

Continuing Development, Expanded Investment Vehicles: The 00s

2000	—	Hines starts major office projects in the central business districts of Seattle, Chicago, New York and San Francisco. Hines acquires 750 Seventh Avenue (New York).

2001	—
Hines develops, Gannett/USA Today headquarters in Virginia and projects for Morgan Stanley Dean Witter, Bear Stearns and Swiss Bank Corporation (now UBS Warburg) in New York. Hines is named ENERGY STAR® Partner of the year.

2002	—
Hines initiates the Hines Suburban Office Venture to acquire suburban office properties. Hines completes 745 Seventh Avenue in New York City and the resort community of Aspen Highlands Village in Aspen, Colorado. Hines is named ENERGY STAR® Partner of the year.

2003	—
Completed projects include Hilton Americas-Houston, Toyota Center and Calpine Center (all in Houston), 2002 Summit Boulevard (Atlanta), ABN AMRO (Chicago), Benrather Karree (Düsseldorf) and Panamérica Park (São Paulo). Hines expands its presence in Paris with three significant projects. Hines begins the urban planning project Garibaldi Repubblica (Milan), a master plan project which includes residential, office, retail and a hotel as well as a 26-acre public park. Additional residential projects include Tower I of Park Avenue (Beijing), River Valley Ranch (Colorado) and master-planned community Diagonal Mars Illa de Llac in Barcelona. The Hines European Development Fund is formed to focus on Class A office properties in Western Europe. The Hines U.S. Core Fund acquires its first buildings, three New York City office buildings and a building in Washington D.C. The Hines U.S. Office Value Added Fund offering is closed. Construction begins on One South Dearborn (Chicago), 2525 Ponce de Leon (Coral Gables), 1180 Peachtree (Atlanta) and Torre Almirante (Rio de Janeiro). Hines is named ENERGY STAR® Partner of the year.

2004	—
Hines sponsors its first public program, Hines REIT, which commences its first public offering. Development continues on Cannon Place, 99 Queen Victoria and the new world headquarters for the Salvation Army (all in London), and International Plaza-Kempinski Hotel (São Paulo). Hines is honored with the Environmental Protection Agency’s ENERGY STAR® Sustained Excellence Award.

2005	—
Hines continues to seek out new development and investment opportunities in over 100 markets around the world. Hines and CalPERS create funds to invest in Mexico’s real estate market and Brazil’s office, industrial and residential markets. Properties in development include 300 North LaSalle and One South Dearborn in Chicago and 900 de Maisonneuve, (Montreal).

2006	—
Hines and CalPERS establish the nation’s first real estate investment fund devoted solely to sustainable development. New Delhi office opens. Hines develops new region called Eurasia, which includes Poland, Russia and now India.

2007	—	Hines celebrates its 50th anniversary with more than 3,150 employees and almost 900 projects completed and under way around the globe. The Dubai office opens.

2008	—
Gerald D. Hines receives the first ever Visionary Leadership in Real Estate Development Award from Harvard Design School. Hines introduces Hines GREEN OFFICE (HinesGO), a voluntary, internal program created to measure and reward sustainability within all Hines offices worldwide. Hines employees lead the effort in setting the standard for a sustainable future by “walking the walk” in Hines’ own offices. Hines REIT, which is sponsored by Hines, wins the NAREIT Gold Leader in the Light Award for demonstrating superior and sustained energy practices.

2009	—
Hines launches its second public program, Hines Global REIT, which commences its first public offering. Hines expands the Hines GREEN OFFICE program by offering it to its more than 3,500 tenants worldwide. Hines is honored with the Environmental Protection Agency’s 2009 ENERGY STAR® Sustained Excellence Award in recognition of the firm’s continued leadership in superior energy management. Hines REIT receives NAREIT Bronze Leader in the Light Award for its continuing demonstration of superior and sustained energy practices.

2010	—
Hines is honored with the Environmental Protection Agency’s 2010 ENERGY STAR® Sustained Excellence Award in recognition of the firm’s continued leadership in superior energy management. Hines Global REIT acquires Fifty South Sixth in Minneapolis; Southpark Commerce Center II in Austin, TX; Hock Plaza in Durham, NC; Brindleyplace in London; and 17600 Gillette in Irvine, CA. MainPlace in downtown Houston becomes BG Group Place with the signing of a major lease. CalPERS commits $190 million to Hines CalPERS Brazil Fund. City Council approves Waterfront Toronto’s Bayside development project, which will transform the city’s waterfront into an active and diverse mixed-use community connected by major parks and public spaces. Hines sells trophy tower in Chicago, 300 N. LaSalle and retains management of 60-story LEED Gold tower. Hines’ Zielo Shopping Pozuelo chosen as “Best Small Shopping Centre in Spain” by Spanish Association of Shopping Centres. Hines begins construction on 43-story luxury residential tower in Warsaw, Poland called Twarda 2/4, as well as the Arboretum, a 12-story residential building in Lodz. Hines’ GREEN OFFICE program grows to 19 million square feet in first year including more than 400 tenants occupying more than 19 million square feet. Hines’ Pan-European Core Fund acquires 12-story Domkaskaden office building in Hamburg.

2011	—
Hines receives Environmental Protection Agency’s 2011 ENERGY STAR® Sustained Excellence Award. Hines receives top ranking as “Greenest Company” from Commercial Property Executive magazine. Hines is chosen by Private Equity Real Estate as Latin America Firm of the Year. Hines begins construction on 280 High Holborn in Midtown (UK). Hines Global REIT acquires: Stonecutter Court (London, UK); FM Logistics Park (Moscow, Russia); Gogolevsky 11 (Moscow, Russia) 250 Royall (Canton, MA); Campus at Marlborough (Marlborough, MA); Fisher Plaza (Seattle, WA); and 9320 Excelsior Boulevard (Hopkins, MN). Hines hires Alan Patton to lead new Multifamily Division to expand the firm’s development activity throughout the U.S. working with Hines’ domestic regions on for-rent residential. Hines opens office in Dublin to target real estate opportunities emerging from the restructuring of Irish banking and real estate sectors. Construction begins on Hines Archstone’s CityCenterDC, a 10-acre mixed-use development in Washington, DC. Hines and New York State Common Retirement Fund form new venture to develop U.S. single-tenant properties. Hines announces the development of 7 Bryant Park, an iconic new trophy-class office tower on Avenue of the Americas overlooking Bryant Park. Hines sells Three First National Plaza in Chicago. Hines breaks ground on Eos at Interlocken, a Class A, 186,000-square-foot, LEED® Gold pre-certified office building in Broomfield, CO. Hines completes Cannon Place, a 400,000-square-foot office building incorporating the redevelopment of Cannon Street Station, in London. Hines’ 101 California earns LEED Platinum certification and scores #1 out of 7,307 LEED for Existing Building projects worldwide. Hines’ 30-story Garibaldi Tower in Porta Nuova officially becomes the tallest building in Italy, rising to 754 feet high with the addition of a 256-foot-tall spire. Hines starts construction on Centrum Biurowe Neptun Office Building in Gdansk, Poland.

2012	—
Hines Global REIT acquires 9320 Excelsior Boulevard and Logistics Portfolio in Poland. Hines and DLF begin construction on One Horizon Center in Gurgaon. Hines receives Environmental Protection Agency’s 2012 ENERGY STAR® Sustained Excellence Award. Hines announces the start of construction on Apartamenty Novum, firm’s first project in Krakow, Poland. Hines is selected by Caixa, Brazil’s largest savings and loan bank, as consultant to the Porto Maravilha REIT, an investment fund set up to finance Porto Maravilha, the old docklands of Rio de Janeiro. Hines Global REIT acquires first Australian asset, 144 Montague, which expands Hines’ operations to five continents. Hines receives top ranking as “Greenest Company” from Commercial Property Executive magazine for the second year in a row. Hines breaks ground on landmark office tower for LPL Financial at La Jolla Commons. Ivanhoé Cambridge and Hines announce development of sculptural office tower, River Point, in Chicago. Hines Global REIT acquires second Australian asset, 100 Brookes Street in Fortitude Valley, just outside of Brisbane in Queensland. Hines sells Southern California Portfolio, which includes approximately 4.5 million square feet of office space in a total of 59 buildings across Southern California. Hines Global REIT acquires 550 Terry Francois in San Francisco’s Mission Bay district. Hines Global REIT also acquires fifth industrial asset, Distribution Park Sosnowiec, in Poland and capitalizes on middle-class growth in Eastern Europe. North Carolina Department of Transportation engages Hines as Master Developer of Gateway Station. Research Triangle Foundation engages Hines to develop the next phase of Research Triangle Park. Major public piazza in Hines’ Porta Nuova Garibaldi opens in Milan. Hines announces that LPL Financial at La Jolla Commons will produce more energy on site than it uses and will become the largest Net-Zero energy commercial office building in U.S.

2013	—
Hines starts construction on Azure residences in St. Petersburg, and on River Point, a development including a 45-story office tower and a 1.5-acre public park in downtown Chicago’s West Loop. Hines Global REIT acquires Mercedes-Benz Bank Building in Stuttgart, Germany. 499 Park Avenue, 425 Lexington and 1200 Nineteenth Street are sold for investment. Hines celebrates groundbreaking on signature office property, 7 Bryant Park. Hines acquires Archstone’s interest in the CityCenterDC project. Hines receives Environmental Protection Agency’s 2013 ENERGY STAR® Sustained Excellence Award. Hines REIT sells iconic Williams Tower to Invesco Real Estate. Hines Global REIT acquires One Westferry Circus in London, 465 Victoria in Sydney, Australia, and the 481,070-square-foot New City office complex in Warsaw, Poland. Boston Properties and Hines celebrated groundbreaking of Transbay Tower, the West Coast’s tallest building.

2014	—
Hines completes Phase I of CityCenterDC, a mixed-use development in Washington, DC. Hines begins construction on: 53W53, a 75-story tower next to MoMA in Manhattan; Jing An Tower, a 54-story, 1,444,546 square-foot mixed-use project in Shanghai, China; 609 Main at Texas, a 48-story, 1,050,000-square-foot office tower in downtown Houston; The Southmore, a 25-story for-rent multifamily development in Houston’s Museum District; and Market Square Residential, a 32-story for-rent multifamily development in Houston. Hines Securities reaches a milestone raising $5 billion in capital. Hines REIT acquires the Howard Hughes Center in Los Angeles. Hines Global REIT II makes its first acquisition with 2819 Loker Avenue East in Carlsbad, California. Hines Global REIT acquires The Rim in San Antonio and 818 Bourke Street in Melbourne, Australia. Hines acquires Pier I Imports Building in Fort Worth, Kö-Quartier in Düsseldorf, Germany, and two properties in Stuttgart, Germany- Caleido Stuttgart and Kronprinzbau. Hines Poland Sustainable Income Fund (HPSIF) acquires Kronprinzbau. Hines wins the 2014 ENERGY STAR® Sustained Excellence Award. Hines opens office in Greece.

2015	—
Hines forms the Retail Resources Group to expand the firm’s retail depth and expertise, and to assist all company-wide retail development, acquisition and redevelopment efforts.

Hines receives the 2015 ENERGY STAR Partner of the Year - Sustained Excellence Award in recognition of continued leadership in sustainability. This is the eleventh time Hines has been recognized by the EPA and the eighth time Hines has received this award. The firm has more than 195 LEED certified, pre-certified or registered projects, representing over 100 million square feet. Hines owns/manages more than 180 ENERGY STAR-labeled buildings, representing over 80 million square feet.

Hines breaks ground on numerous projects, including Asturia, a mixed-use, master-planned community in Tampa, FL; The Sheraton Georgetown Texas Hotel and Conference Center, a 196,284-square-foot, 222-room hotel; 400/450 Concar, a 305,000-square-foot office complex in San Mateo, CA; 1144 Fifteenth, a 662,000-square-foot Class A office tower in Denver; Aqualina at Bayside, the first residential phase of Bayside Toronto; and the T3 (timber, transit and technology) development, an innovative 220,00-square-foot, seven-story office building in Minneapolis.

The HPSIF offering closes in June with total capitalization of €155 million. HPSIF will acquire properties that can be actively managed to improve energy efficiency and lower emissions. The portfolio currently includes three office buildings in Warsaw’s Mokotów district: Ambassador, Nestlé House and Sky Office Center.

Gerald D. Hines celebrates his 90th birthday at his namesake school, the Gerald D. Hines College of Architecture and Design at the University of Houston, where he is honored by world-renowned architects from around the globe.

2016	—
Hines secures a €1.3 Billion investment mandate on behalf of Bayerische Versorgungskammer (BVK), Germany’s largest pension fund, to focus on high-street retail assets across 20 countries in Europe.

Hines announces the development of Southside Quarter, a signature mixed-use, master-planned community on 105 acres in Jacksonville, Florida.

Hines appoints Sherri W. Schugart to the firm’s Executive Committee.

Hines receives the 2016 ENERGY STAR Partner of the Year - Sustained Excellence Award in recognition of continued leadership in sustainability. This is the twelfth time Hines has been recognized by the EPA and the ninth time Hines has received this award.

Hines & Welltower announce plans to develop a 15-story Seniors Housing and Memory Care Community in Midtown Manhattan.

Construction begins on Hines and Qatari Diar’s Conrad Washington, D.C. luxury hotel at CityCenterDC. The 360-room Herzog & de Meuron design will feature 30,000 square feet of additional retail space.

Hines and JV partners Urban Pacific Development and Broad Street Principal Investments announce the acquisition of the Transbay Parcel F in San Francisco, which will be the future site of a proposed 60-story 750-foot tall mixed-use tower containing Class A office, a luxury hotel, and residential units at the top of the tower.

Hines releases the firm’s fifth sustainability report focusing on the future and how the firm anticipates and plans for it by developing strategies and methodologies to increase resilience, relevance and longevity.

Hines announces a joint venture with TIAA Global Asset Management and the Zimmerman family to develop the Residences at La Colombe d’Or, a luxury 285-unit high-rise multifamily project located in the Montrose/Museum District neighborhood of Houston.

Hines Global REIT II acquires Goodyear Crossing II, a Class A industrial warehouse located in the Goodyear submarket of Phoenix, Arizona, which is fully leased to a major online retailer.

Hines enters the Student Housing market in Europe with the acquisition of sites in Ireland and the United Kingdom.

Up to $2,500,000,000 in
Common Shares
Hines Global REIT II, Inc.
Offered to the Public
PROSPECTUS
Hines Securities, Inc.
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by Hines Global REIT II, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.
April 28, 2017